As filed with the Securities and Exchange Commission on December 8, 2009

Registration No. 333-160816

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

AMENDMENT NO. 1

TO

FORM S-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

FIRST CALIFORNIA FINANCIAL GROUP, INC.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	6022	38-3737811
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

3027 Townsgate Road, Suite 300

Westlake Village, California 91361

(805) 322-9655

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Romolo Santarosa

Chief Financial Officer

First California Financial Group, Inc.

3027 Townsgate Road, Suite 300

Westlake Village, California 91361

(805) 322-9655

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Gregg A. Noel, Esq. Skadden, Arps, Slate, Meagher & Flom LLP 300 South Grand Avenue Los Angeles, California 90071 (213) 687-5000 (213) 687-5600 – Facsimile	Patrick S. Brown, Esq. Sullivan & Cromwell LLP 1888 Century Park East Los Angeles, California 90067-1725 (310) 712-6600 (310) 712-8800 – Facsimile

Approximate date of commencement of proposed sale to the public: From time to time after this Registration Statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☐	Smaller reporting company ☒
(Do not check if a smaller reporting company)

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

SUBJECT TO COMPLETION, DATED DECEMBER 8, 2009

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

PRELIMINARY PROSPECTUS

7,500,000 Shares

Common Stock

We are offering 7,500,000 shares of our common stock, par value $0.01 per share. Our common stock is traded on the NASDAQ Global Market under the symbol “FCAL.” On December 4, 2009, the last reported sale price of our common stock on the NASDAQ Global Market was $3.58 per share.

These shares of common stock are not savings accounts, deposits, or other obligations of our bank subsidiary or any of our non-bank subsidiaries and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency.

Investing in our common stock involves risks. See “Risk Factors” beginning on page 5 to read about factors you should consider before buying our common stock.

Neither the Securities and Exchange Commission nor any state securities regulator has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Per Share	Total
Public offering price	$	$
Underwriting discounts and commissions	$	$
Proceeds to First California Financial Group, Inc. (before expenses)	$	$

Keefe, Bruyette & Woods also may purchase up to an additional 1,125,000 shares of our common stock within 30 days of the date of this prospectus to cover over-allotments, if any.

Keefe, Bruyette & Woods expects to deliver the common stock in book-entry form only, through the facilities of The Depository Trust Company, against payment on or about                     , 2009.

Keefe, Bruyette & Woods

The date of this prospectus is                     , 2009.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains certain forward-looking statements about the financial condition, results of operations and business of the Company. These statements may include statements regarding the projected performance of the Company for the period following the completion of the offering. You can find many of these statements by looking for words such as “believes,” “expects,” “anticipates,” “estimates,” “intends,” “will,” “plans” or similar words or expressions. These forward-looking statements involve substantial risks and uncertainties. Some of the factors that may cause actual results to differ materially from those contemplated by such forward-looking statements include, but are not limited to, the following possibilities:

•	revenues are lower than expected;

•	credit quality deterioration which could cause an increase in the provision for credit losses;

•	competitive pressure among depository institutions increases significantly;

•	changes in consumer spending, borrowings and savings habits;

•	our ability to successfully integrate acquired entities or to achieve expected synergies and operating efficiencies within expected time-frames or at all;

•	technological changes;

•	the cost of additional capital is more than expected;

•	a change in the interest rate environment reduces interest margins;

•	asset/liability repricing risks and liquidity risks;

•	general economic conditions, particularly those affecting real estate values, either nationally or in the market areas in which we do or anticipate doing business, are less favorable than expected;

•	a slowdown in construction activity;

•	the effects of and changes in monetary and fiscal policies and laws, including the interest rate policies of the Board of Governors of the Federal Reserve, or the Federal Reserve Board or FRB;

•	recent volatility in the credit or equity markets and its effect on the general economy;

•	demand for the products or services of First California and the Bank, as well as their ability to attract and retain qualified people;

•	the costs and effects of legal, accounting and regulatory developments; and

•	regulatory approvals for acquisitions cannot be obtained on the terms expected or on the anticipated schedule.

Because such statements are subject to risks and uncertainties, actual results may differ materially from those expressed or implied by such statements. You are cautioned not to place undue reliance on such statements, which speak only as of the date of this prospectus. Forward-looking statements are not guarantees of performance. They involve risks, uncertainties and assumptions. Actual results of the Company may differ materially from those expressed in these forward-looking statements. Many of the factors that will determine these results and values are beyond our ability to control or predict. Accordingly, we claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.

We urge investors to review carefully the section of this prospectus entitled “Risk Factors” in evaluating the forward-looking statements contained in this prospectus. Unless required by law, we do not undertake any obligation to release publicly any revisions to such forward-looking statements to reflect events or circumstances after the date of this prospectus or to reflect the occurrence of unanticipated events.

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ABOUT THIS PROSPECTUS

You should rely only on the information contained in this prospectus. We have not, and the underwriter has not, authorized any person to provide you with different or inconsistent information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not, and the underwriter is not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus is accurate only as of the date of this prospectus, unless the information specifically indicates that another date applies. First California Financial Group, Inc.’s business, financial condition, results of operations and prospects may have changed since such dates.

Unless otherwise indicated or unless the context requires otherwise, all references in this prospectus to “First California Financial Group, Inc.,” “First California,” the “Company,” “we,” “us,” “our,” or similar references, mean First California Financial Group, Inc. References to “First California Bank” or the “Bank” mean our wholly owned banking subsidiary. References to the “mergers” mean the merger of National Mercantile Bancorp with and into First California and the merger of FCB Bancorp with and into First California, collectively.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission, or the SEC. You may read and copy any document we file at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC also maintains an Internet site that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC. The internet address of the SEC’s website is www.sec.gov. Such reports and other information concerning First California can also be inspected at the offices of First California at 3027 Townsgate Road, Suite 300, Westlake Village, California 91361 and can also be retrieved by accessing our website (www.fcalgroup.com). Information on our website is not part of this prospectus.

This prospectus, which is a part of a registration statement on Form S-1 that we have filed with the SEC under the Securities Act of 1933, as amended, or the Securities Act, omits certain information set forth in the registration statement. Accordingly, for further information, you should refer to the registration statement and its exhibits on file with the SEC. Furthermore, statements contained in this prospectus concerning any document filed as an exhibit are not necessarily complete and, in each instance, we refer you to the copy of such document filed as an exhibit to the registration statement.

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PROSPECTUS SUMMARY

This summary highlights selected information contained elsewhere in this prospectus and may not contain all the information that you need to consider in making your investment decision. You should carefully read this entire prospectus, as well as the information to which we refer you, before deciding whether to invest in the common stock. You should pay special attention to the “Risk Factors” section of this prospectus to determine whether an investment in the common stock is appropriate for you.

About First California Financial Group, Inc.

First California is a bank holding company registered under the Bank Holding Company Act of 1956, as amended. First California’s primary function is to coordinate the general policies and activities of its bank subsidiary, First California Bank, as well as to consider from time to time other legally available investment opportunities.

First California was incorporated under the laws of the State of Delaware on June 7, 2006. The Company was formed as a wholly owned subsidiary of National Mercantile Bancorp, a California corporation, or National Mercantile, for the purposes of facilitating the merger of National Mercantile and FCB Bancorp, a California corporation, or FCB. On March 12, 2007, National Mercantile merged with and into First California, and immediately thereafter, FCB merged with and into First California. As a result of the mergers, the separate corporate existence of National Mercantile and FCB ceased, and First California succeeded, and assumed all the rights and obligations of, National Mercantile, whose principal assets were the capital stock of two bank subsidiaries, Mercantile National Bank, or Mercantile, and South Bay Bank, N.A., or South Bay, and the rights and obligations of FCB, whose principal assets were the capital stock of First California Bank. On June 18, 2007, First California integrated its bank subsidiaries into First California Bank.

First California Bank is a full-service commercial bank headquartered in Westlake Village, California. First California Bank is chartered under the laws of the State of California and is subject to supervision by the California Commissioner of Financial Institutions. The Federal Deposit Insurance Corporation, or FDIC, insures its deposits up to the maximum legal limit.

At September 30, 2009, we had total assets of $1.5 billion, gross loans of $940.9 million, deposits of $1.1 billion, and shareholders’ equity of $161.1 million.

Our common stock is traded on the NASDAQ Global Market under the symbol “FCAL.” Our principal executive offices are located at 3027 Townsgate Road, Suite 300, Westlake Village, California 91361. Our telephone number is (805) 322-9655.

Risk Factors

An investment in our common stock involves certain risks. You should carefully consider the risks described under “Risk Factors” beginning on page 5 of this prospectus, as well as other information included in this prospectus, including our consolidated financial statements and the notes thereto, before making an investment decision.

The Offering

The following summary of the offering contains basic information about the offering and the common stock and is not intended to be complete. It does not contain all the information that is important to you. For a more complete understanding of the common stock, please refer to the section of this prospectus entitled “Description of Capital Stock.”

Issuer	First California Financial Group, Inc.

Common stock offered	7,500,000 shares of common stock, par value $0.01 per share.

Over-allotment option	We have granted the underwriter an option to purchase up to an additional 1,125,000 shares of common stock within 30 days of the date of this prospectus in order to cover over-allotments, if any.

Common stock outstanding after this offering	19,127,008 shares of common stock.(1)(2)

Use of proceeds	We intend to use the net proceeds of this offering for general corporate purposes, including funding working capital requirements, supporting growth of First California’s banking business from internal growth and from possible acquisitions, and regulatory capital needs related to any such growth and acquisitions. We also may contribute some portion of the net proceeds to the capital of the Bank, which would use such amount for similar general corporate purposes.

Market and trading symbol for the common stock	Our common stock is listed and traded on the NASDAQ Global Market under the symbol “FCAL.”

(1)	The number of shares of common stock outstanding immediately after the closing of this offering is based on 11,627,008 shares of common stock outstanding as of December 4, 2009.

(2)	Unless otherwise indicated, the number of shares of common stock presented in this prospectus excludes:

•	1,125,000 shares of common stock issuable pursuant to the exercise of the underwriter’s over-allotment option;

•	1,299,948 shares of common stock issuable under our stock compensation plans;

•	297,965 shares of common stock issuable upon the conversion of the Series A Preferred Stock; and

•

599,042 shares of common stock issuable upon the exercise of the warrant held by the U.S. Treasury. If this offering and/or any other qualified equity offerings that we may make prior to December 31, 2009 result in aggregate gross proceeds of at least $25 million, the number of shares of common stock underlying the warrant then held by the U.S. Treasury will be reduced by 50% to 299,521 shares.

SUMMARY CONSOLIDATED FINANCIAL INFORMATION

The following tables set forth our consolidated statement of operations data for the nine months ended September 30, 2009 and 2008 and for the years ended December 31, 2008 and 2007 and our consolidated balance sheet and other data as of September 30, 2009 and as of December 31, 2008 and 2007.

The summary consolidated statement of operations data for the years ended December 31, 2008 and 2007, and the summary consolidated balance sheet data as of December 31, 2008 and 2007, have been derived from our audited consolidated financial statements included elsewhere in this prospectus.

The summary consolidated statement of operations data for the nine months ended September 30, 2009 and 2008, and the summary consolidated balance sheet data as of September 30, 2009, have been derived from our unaudited condensed consolidated financial statements included elsewhere in this prospectus. In the opinion of management, the unaudited condensed consolidated financial information for the interim periods presented include all adjustments (consisting only of normal recurring adjustments) necessary to present fairly the information set forth therein. Historical results are not necessarily indicative of future results and the interim results are not necessarily indicative of our expected results for the full fiscal year.

You should read the following summary financial information in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our historical consolidated financial statements and the related notes for the fiscal year ended December 31, 2008 and for the fiscal quarter ended September 30, 2009 included elsewhere in this prospectus.

	For the Nine Months Ended September 30,		For the Year Ended December 31,
	2009	2008	2008	2007
	(Unaudited)
	(Amounts and numbers in thousands except share and per share amounts)
Statement of Operations Data:
Interest Income	$49,359	$48,236	$63,235	$65,750
Interest Expense	15,396	17,290	22,453	25,506
Net Interest Income	33,963	30,946	40,782	40,244
Provision for Loan Losses	10,296	950	1,150	—
Non-interest Income	7,585	3,989	5,381	8,047
Non-interest Expenses	34,947	25,409	35,105	37,045

Income (Loss) Before Provision for Income Taxes	(3,695)	8,576	9,908	11,246
Provision (Benefit) for Income Taxes	(1,898)	3,342	3,542	4,158

Net Income (Loss)	$(1,797)	$5,234	$6,366	$7,088

Less Preferred Stock Dividend Declared	(819)	—	—	—

Net Income (Loss) Available to Common Shareholders	$(2,616)	$5,234	$6,366	$7,088

Basic Earnings (Loss) Per Common Share	$(0.23)	$0.46	$0.56	$0.68

Diluted Earnings (Loss) Per Common Share	$(0.23)	$0.45	$0.54	$0.66

Weighted Average Common Shares
Basic	11,597,632	11,478,124	11,457,231	10,467,619
Diluted	11,597,632	11,754,050	11,844,049	10,731,694

	As of September 30,	As of December 31,
	2009	2008	2007
	(Unaudited)
	(Amounts and numbers in thousands except ratios)
Balance Sheet Data:
Total Assets	$1,469,628	$1,178,045	$1,108,842
Securities Available-for-Sale, at Fair Value	302,378	202,462	231,095
Loans Held-for-Sale	—	31,401	11,454
Loans, Net	928,714	780,373	738,351
Total Deposits	1,125,031	817,595	761,080
Federal Home Loan Bank Advances	104,000	122,000	123,901
Junior Subordinated Debentures	26,740	26,701	26,648
Total Shareholders’ Equity	161,058	158,923	136,867
Equity-to-Assets Ratio(1)	10.96%	13.49%	12.34%
Financial Performance:
Net Income (Loss) to Beginning Equity	(1.13)%	4.65%	15.73%
Net Income (Loss) to Average Equity (ROAE)	(1.50)%	4.59%	6.98%
Net Income (Loss) to Average Assets (ROAA)	(0.17)%	0.56%	0.75%
Net Interest Margin (TE)(2)	3.60%	4.08%	4.64%
Efficiency Ratio(3)	90.60%	73.45%	63.18%
Credit Quality:
Allowance for Loan Losses	$12,137	$8,048	$7,828
Allowance/Total Loans	1.29%	1.02%	1.05%
Total Non-Accrual Loans	$39,330	$8,475	$5,720
Non-Accrual Loans/Average Loans	4.31%	1.08%	0.84%
Net Charge-offs	$6,207	$930	$466
Net Charge-offs/Average Loans	0.91%	0.12%	0.07%
Regulatory Capital Ratios
For the Company:
Total Capital to Risk Weighted Assets	12.47%	16.62%	13.35%
Tier 1 Capital to Risk Weighted Assets	11.34%	15.70%	12.43%
Tier 1 Capital to Average Assets	8.81%	12.77%	10.42%
For the Bank:
Total Capital to Risk Weighted Assets	11.62%	12.27%	11.98%
Tier 1 Capital to Risk Weighted Assets	10.48%	11.35%	11.05%
Tier 1 Capital to Average Assets	8.10%	9.26%	9.24%

(1)	Total shareholders’ equity divided by total assets.

(2)	Net interest income (tax equivalent) divided by total average earning assets.

(3)	Non-interest expense, excluding amortization of intangibles, divided by the sum of net interest income and non-interest income (excluding gains or losses from securities transactions).

RISK FACTORS

An investment in our common stock involves certain risks. Before making an investment decision, you should read carefully and consider the risk factors below relating to this offering. You should also refer to other information contained in this prospectus, including our consolidated financial statements and the related notes. Additional risks and uncertainties not presently known to us at this time or that we currently deem immaterial may also materially and adversely affect our business and operations.

Risks Related to Recent Economic Conditions and Governmental Response Efforts

Our business has been and may continue to be adversely affected by current conditions in the financial markets and economic conditions generally.

The global, U.S. and California economies are experiencing significantly reduced business activity and consumer spending as a result of, among other factors, disruptions in the capital and credit markets during the past year. Dramatic declines in the housing market during the past year, with falling home prices and increasing foreclosures and unemployment, have resulted in significant write-downs of asset values by financial institutions, including government-sponsored entities and major commercial and investment banks. A sustained weakness or weakening in business and economic conditions generally or specifically in the principal markets in which we do business could have one or more of the following adverse effects on our business:

•	a decrease in the demand for loans or other products and services offered by us;

•	a decrease in the value of our loans or other assets secured by consumer or commercial real estate;

•	a decrease to deposit balances due to overall reductions in the accounts of customers;

•	an impairment of certain intangible assets or investment securities;

•	a decreased ability to raise additional capital on terms acceptable to us or at all; or

•

an increase in the number of borrowers who become delinquent, file for protection under bankruptcy laws or default on their loans or other obligations to us. An increase in the number of delinquencies, bankruptcies or defaults could result in a higher level of nonperforming assets, net charge-offs and provision for credit losses, which would reduce our earnings.

Until conditions improve, we expect our business, financial condition and results of operations to be adversely affected.

Recent and future legislation and regulatory initiatives to address current market and economic conditions may not achieve their intended objectives, including stabilizing the U.S. banking system or reviving the overall economy.

Recent and future legislative and regulatory initiatives to address current market and economic conditions, such as the Emergency Economic Stabilization Act of 2008, or EESA, or the American Recovery and Reinvestment Act of 2009, or ARRA, may not achieve their intended objectives, including stabilizing the U.S. banking system or reviving the overall economy. EESA was enacted in October 2008 to restore confidence and stabilize the volatility in the U.S. banking system and to encourage financial institutions to increase their lending to customers and to each other. The U.S. Treasury and banking regulators have implemented, and likely will continue to implement, various other programs under this legislation to address capital and liquidity issues in the banking system, including the Troubled Asset Relief Program, or TARP, the Capital Purchase Program, or CPP, President Obama’s Financial Stability Plan announced in February 2009, the ARRA and the FDIC’s Temporary Liquidity Guaranty Program, or TLGP. There can be no assurance as to the actual impact that any of the recent, or future, legislative and regulatory initiatives will have on the financial markets and the overall economy. Any failure of these initiatives to help stabilize or improve the financial markets and the economy, and a continuation or worsening of current financial market and economic conditions could materially and adversely affect our business, financial condition, results of operations, access to credit or the trading price of our common stock.

Current levels of market volatility are unprecedented.

The capital and credit markets have been experiencing volatility and disruption for more than a year. The volatility and disruption has reached unprecedented levels. In some cases, the markets have produced downward pressure on stock prices and credit availability for certain issuers without regard to those issuers’ underlying financial strength. If current levels of market disruption and volatility continue or worsen, there can be no assurance that we will not experience an adverse effect, which may be material, on our ability to access capital and on our business, financial condition and results of operations.

Additional requirements under our regulatory framework, especially those imposed under ARRA, EESA or other legislation intended to strengthen the U.S. financial system, could adversely affect us.

Recent government efforts to strengthen the U.S. financial system, including the implementation of ARRA, EESA, the TLGP and special assessments imposed by the FDIC, subject participants to additional regulatory fees and requirements, including corporate governance requirements, executive compensation restrictions, restrictions on declaring or paying dividends, restrictions on share repurchases, limits on executive compensation tax deductions and prohibitions against golden parachute payments. These requirements, and any other requirements that may be subsequently imposed, may have a material and adverse affect on our business, financial condition, and results of operations.

Risks Related to Our Business

Our growth presents certain risks, including a possible decline in credit quality or capital adequacy.

The asset growth experienced by National Mercantile and FCB in the years prior to the mergers and by First California after the mergers presents certain risks. While we believe we have maintained good credit quality notwithstanding such growth, rapid growth is frequently associated with a decline in credit quality. Accordingly, continued asset growth could lead to a decline in credit quality in the future. In addition, continued asset growth could cause a decline in capital adequacy for regulatory purposes, which could in turn cause us to have to raise additional capital in the future to maintain or regain “well capitalized” status as defined under applicable banking regulations.

Our performance and growth are dependent on maintaining a high quality of service for our customers, and will be impaired by a decline in our quality of service.

Our growth will be dependent on maintaining a high quality of service for customers of First California. As a result of the mergers and the corresponding growth, it may become increasingly difficult to maintain high service quality for our customers. This could cause a decline in our performance and growth with respect to net income, deposits, assets and other benchmarks.

The fair value of our investment securities can fluctuate due to market conditions out of our control.

Our investment securities portfolio is comprised mainly of U.S. government agency mortgage-backed securities, U.S. government agency and private-label collateralized mortgage obligations and municipal securities. At September 30, 2009, gross unrealized losses on our investment portfolio were $12.1 million. The majority of unrealized losses at September 30, 2009 were related to a type of mortgage-backed security also known as private-label collateralized mortgage obligations. As of September 30, 2009, the fair value of these securities were $36.8 million, representing approximately 12% of our securities portfolio. We also own one pooled trust preferred security, rated triple-A at purchase, with an amortized cost basis of $4.9 million and an unrealized loss of $2.6 million at September 30, 2009. This unrealized loss is primarily caused by a severe disruption in the market for these securities.

Factors beyond our control can significantly influence the fair value of securities in our portfolio and can cause potential adverse changes to the fair value of these securities. These factors include but are not limited to rating agency downgrades of the securities, defaults by the issuer or with respect to the underlying securities, changes in market interest rates and continued instability in the credit markets. Any of these mentioned factors could cause an other-than-temporary impairment in future periods and result in a realized loss.

If borrowers and guarantors fail to perform as required by the terms of their loans, we will sustain losses.

A significant source of risk for First California arises from the possibility that losses will be sustained if our borrowers and guarantors fail to perform in accordance with the terms of their loans and guaranties. This risk increases when the economy is weak. We have adopted underwriting and credit monitoring procedures and credit policies, including the establishment and review of the allowance for loan losses, that we believe are appropriate to minimize this risk by assessing the likelihood of nonperformance, tracking loan performance and diversifying our credit portfolio. These policies and procedures, however, may not prevent unexpected losses that could materially adversely affect our results of operations.

Our allowance for loan losses may not be adequate to cover actual losses.

In accordance with accounting principles generally accepted in the United States, we maintain an allowance for loan losses to provide for probable loan and lease losses. Our allowance for loan losses may not be adequate to cover actual loan and lease losses, and future provisions for credit losses could materially and adversely affect our operating results. Our allowance for loan losses is based on prior experience, as well as an evaluation of the risks in the current portfolio. The amount of future losses is susceptible to changes in economic, operating and other conditions, including changes in interest rates that may be beyond our control, and these losses may exceed current estimates. Federal and state regulatory agencies, as an integral part of their examination process, review our loans and allowance for loan losses. While we believe that our allowance for loan losses is adequate to cover probable losses, it is possible that we will further increase the allowance for loan losses or that regulators will require increases. Either of these occurrences could materially and negatively affect our earnings.

The banking business is subject to interest rate risk and variations in interest rates may negatively affect our financial performance.

Changes in the interest rate environment may reduce our profits. It is expected that we will continue to realize income from the differential between the interest earned on loans, securities and other interest-earning assets, and interest paid on deposits, borrowings and other interest-bearing liabilities. Net interest margin is affected by the difference between the maturities and repricing characteristics of interest-earning assets and interest-bearing liabilities. In addition, loan volume and yields are affected by market interest rates on loans, and rising interest rates generally are associated with a lower volume of loan originations. We may not be able to minimize our interest rate risk. In addition, while an increase in the general level of interest rates may increase our net interest margin and loan yield, it may adversely affect the ability of certain borrowers with variable rate loans to pay the interest on and principal of their obligations. Accordingly, changes in levels of market interest rates could materially and adversely affect our net interest margin, asset quality, loan origination volume and overall profitability.

We face strong competition from financial services companies and other companies that offer banking services which could negatively affect our business.

We conduct our banking operations primarily in Los Angeles, Orange, Riverside, San Bernardino, San Diego and Ventura counties, California. Increased competition in these markets may result in reduced loans and deposits. Ultimately, we may not be able to compete successfully against current and future competitors. Many competitors offer the same banking services that we offer in our service areas. These competitors include national banks, regional banks and other community banks. We also face competition from many other types of financial institutions, including without limitation, savings and loan institutions, finance companies, brokerage firms, insurance companies, credit unions, mortgage banks and other financial intermediaries. In particular, competitors include several major financial companies whose greater resources may afford them a marketplace advantage by enabling them to maintain numerous banking locations and ATMs and conduct extensive promotional and advertising campaigns.

Additionally, banks and other financial institutions with larger capitalizations and financial intermediaries not subject to bank regulatory restrictions have larger lending limits than we have and are thereby able to serve the credit needs of larger customers. Areas of competition include interest rates for loans and deposits, efforts to obtain deposits, and range and quality of products and services provided, including new technology-driven products and services. Technological innovation continues to contribute to greater competition in domestic and international financial services markets as technological advances enable more companies to provide financial services. We also face competition from out-of-state financial intermediaries that have opened low-end production offices or that solicit deposits in our market areas. If we are unable to attract and retain banking customers, we may be unable to continue to grow our loan and deposit portfolios and our results of operations and financial condition may otherwise be adversely affected.

We may incur impairments to goodwill.

We assess goodwill for impairment on an annual basis or at interim periods if an event occurs or circumstances change which may indicate a change in the implied fair value of the goodwill. Impairment exists when the carrying amount of goodwill exceeds its implied fair value. It is our practice to perform the annual impairment assessment at the end of our fiscal year and to use independent data to assist us in determining the fair value of the Company and in determining appropriate market factors to be used in the fair value calculations. At December 31, 2008 the annual assessment resulted in the conclusion that goodwill was not impaired. At September 30, 2009, because of our net loss for the first nine months of 2009, an interim assessment was performed and resulted in the conclusion that goodwill was not impaired. A significant decline in our stock price, a significant decline in our expected future cash flows, a significant adverse change in the business climate or slower growth rates could result in impairment of our goodwill. If we were to conclude that a future write-down of our goodwill is necessary, then we would record the appropriate non-cash charge, which could have an adverse effect on our operating results and financial position.

Changes in economic conditions, in particular an economic slowdown in Southern California, could materially and negatively affect our business.

Our business is directly impacted by factors such as economic, political and market conditions, broad trends in industry and finance, legislative and regulatory changes, changes in government monetary and fiscal policies and inflation, all of which are beyond our control. A deterioration in economic conditions, whether caused by national or local concerns, in particular an economic slowdown in Southern California, could result in the following consequences, any of which could hurt our business materially: loan delinquencies may increase; problem assets and foreclosures may increase; demand for our products and services may decrease; low cost or noninterest bearing deposits may decrease; and collateral for loans made by us, especially real estate, may decline in value, in turn reducing customers’ borrowing power, and reducing the value of assets and collateral associated with our existing loans. The State of California and certain local governments in our market area continue to face fiscal challenges upon which the long-term impact on the State’s or the local economy cannot be predicted.

A portion of the Company’s loan portfolio consists of construction and land development loans in Southern California, which have greater risks than loans secured by completed real properties.

At September 30, 2009, First California had outstanding construction and land development loans in Southern California in the amount of approximately $94.7 million, representing approximately 10% of its loan portfolio. These types of loans generally have greater risks than loans on completed homes, multifamily properties and commercial properties. A construction loan generally does not cover the full amount of the construction costs, so the borrower must have adequate funds to pay for the balance of the project. Price increases, delays and unanticipated difficulties can materially increase these costs. Further, even if completed, there is no assurance that the borrower will be able to sell the project on a timely or profitable basis, as these are closely related to real estate market conditions, which can fluctuate substantially between the start and completion of the project. If the borrower defaults prior to completion of the project, the value of the project will likely be less than the outstanding loan, and we could be required to complete construction with our own funds to minimize losses on the project.

Further disruptions in the real estate market could materially and negatively affect our business.

There has been a slow-down in the real estate market due to negative economic trends and credit market disruption, the impacts of which are not yet completely known or quantified. At September 30, 2009 approximately 73% of our loans are secured by real estate. Any further downturn in the real estate market could materially and adversely affect our business because a significant portion of our loans is secured by real estate. Our ability to recover on defaulted loans by selling the real estate collateral would then be diminished and we would be more likely to suffer losses on defaulted loans. An increase in losses on defaulted loans may have a material impact on our financial condition and results of operations, by reducing income, increasing expenses, and leaving less cash available for lending and other activities.

Substantially all real property collateral for the Company is located in Southern California. Real estate values have declined recently, particularly in California. If real estate sales and appreciation continue to weaken, especially in Southern California, the collateral for our loans would provide less security. Real estate values could be affected by, among other things, an economic recession or slowdown, an increase in interest rates, earthquakes, brush fires, flooding and other natural disasters particular to California.

We are subject to extensive regulation which could adversely affect our business.

Our operations are subject to extensive regulation by federal, state and local governmental authorities and are subject to various laws and judicial and administrative decisions imposing requirements and restrictions on part or all of our operations. Given the current disruption in the financial markets and potential new regulatory initiatives, including the Obama administration’s recent financial regulatory reform proposal, new regulations and laws that may affect us are increasingly likely. Because our business is highly regulated, the laws, rules and regulations applicable to us are subject to regular modification and change. There are currently proposed laws, rules and regulations that, if adopted, would impact our operations. These proposed laws, rules and regulations, or any other laws, rules or regulations, may be adopted in the future, which could (1) make compliance much more difficult or expensive, (2) restrict our ability to originate, broker or sell loans or accept certain deposits, (3) further limit or restrict the amount of commissions, interest or other charges earned on loans originated or sold by us, or (4) otherwise adversely affect our business or prospects for business. In addition, it is likely that we will be required to pay significantly higher FDIC premiums in the future because market developments have significantly depleted the insurance fund of the FDIC and reduced the ratio of reserves to insured deposits. Moreover, the FDIC recently decided to require depository institutions to prepay deposit insurance premiums. On November 12, 2009, the FDIC issued a final rule requiring all insured depository institutions to prepay on December 30, 2009 their estimated assessments for the fourth quarter of 2009, and for all of 2010, 2011 and 2012. Under the rule, the assessment rate for the fourth quarter of 2009 and for 2010 will be based on each institution’s total base assessment rate for the third quarter of 2009, and the assessment rate for 2011 and 2012 will be equal to the third quarter assessment rate plus an additional 3 basis points. In addition, each institution’s base assessment rate for each period will be calculated using its third quarter assessment base, adjusted quarterly for an estimated 5% annual growth rate in the assessment base through the end of 2012. Based on our FDIC quarterly invoice for September 30, 2009, we estimate that our prepayment amount should not exceed $10 million. Increases in our FDIC premium add to our cost of operations and, accordingly, adversely affect our results of operations.

Moreover, banking regulators have significant discretion and authority to prevent or remedy unsafe or unsound practices or violations of laws or regulations by financial institutions and holding companies in the performance of their supervisory and enforcement duties. The exercise of regulatory authority may have a negative impact on our financial condition and results of operations.

Additionally, in order to conduct certain activities, including acquisitions, we are required to obtain regulatory approval. There can be no assurance that any required approvals can be obtained, or obtained without conditions or on a timeframe acceptable to us.

We are exposed to risk of environmental liabilities with respect to properties to which we take title.

In the course of our business, we may own or foreclose and take title to real estate, and could be subject to environmental liabilities with respect to these properties. We may be held liable to a governmental entity or to third parties for property damage, personal injury, investigation and clean-up costs incurred by these parties in connection with environmental contamination, or may be required to investigate or clean up hazardous or toxic substances, or chemical releases at a property. The costs associated with investigation or remediation activities could be substantial. In addition, as the owner or former owner of a contaminated site, we may be subject to common law claims by third parties based on damages and costs resulting from environmental contamination emanating from the property. If we ever become subject to significant environmental liabilities, our business, financial condition, liquidity and results of operations could be materially and adversely affected.

Our internal operations are subject to a number of risks.

We are subject to certain operational risks, including, but not limited to, data processing system failures and errors, customer or employee fraud, security breaches of our computer systems and catastrophic failures resulting from terrorist acts or natural disasters. We maintain a system of internal controls to mitigate against such occurrences and maintain insurance coverage for such risks that are insurable, but should such an event occur that is not prevented or detected by our internal controls and uninsured or in excess of applicable insurance limits, it could have a significant adverse impact on our business, financial condition or results of operations.

We face reputation and business risks due to our interactions with business partners, service providers and other third parties.

We rely on third parties in a variety of ways, including to provide key components of our business infrastructure or to further our business objectives. These third parties may provide services to us and our clients or serve as partners in business activities. We rely on these third parties to fulfill their obligations to us, to accurately inform us of relevant information and to conduct their activities professionally and in a manner that reflects positively on us. Any failure of our business partners, service providers or other third parties to meet their commitments to us or to perform in accordance with our expectations could harm our business and operations, financial performance, strategic growth or reputation.

We face risks in connection with our strategic undertakings.

If appropriate opportunities present themselves, we may engage in strategic activities, which may include acquisitions, investments, asset purchases or other business growth initiatives or undertakings. There can be no assurance that we will successfully identify appropriate opportunities, that we will be able to negotiate or finance such activities or that such activities, if undertaken, will be successful.

In order to finance future strategic undertakings, we might obtain additional equity or debt financing. Such financing might not be available on terms favorable to us, or at all. If obtained, equity financing could be dilutive and the incurrence of debt and contingent liabilities could have a material adverse affect on our business, results of operations and financial condition.

Our ability to execute strategic activities successfully will depend on a variety of factors. These factors likely will vary based on the nature of the activity but may include our success in integrating the operations, services, products, personnel and systems of an acquired company into our business, operating effectively with any partner with whom we elect to do business, retaining key employees, achieving anticipated synergies, meeting management’s expectations and otherwise realizing the undertaking’s anticipated benefits. Our ability to address these matters successfully cannot be assured. In addition, our strategic efforts may divert resources or management’s attention from ongoing business operations and may subject us to additional regulatory scrutiny. If we do not successfully execute a strategic undertaking, it could adversely affect our business, financial condition, results of operations, reputation and growth prospects. In addition, if we were to conclude that the value of an acquired business had decreased and that the related goodwill had been impaired, that conclusion would result in an impairment of goodwill charge to us, which would adversely affect our results of operations.

We are dependent on key personnel and the loss of one or more of those key personnel may materially and adversely affect our prospects.

We depend heavily on the services of our President and Chief Executive Officer, C. G. Kum, our Executive Vice President and Chief Financial Officer, Romolo C. Santarosa and a number of other key management personnel. The loss of any of their services or that of other key personnel could materially and adversely affect our future results of operations and financial condition. Our success also depends in part on our ability to attract and retain additional qualified management personnel. Competition for such personnel is strong in the banking industry and we may not be successful in attracting or retaining the personnel we require.

The imposition of certain restrictions on our executive compensation as a result of our decision to participate in the CPP may have material adverse effects on our business and results of operations.

As a result of our election to participate in the CPP, we must adopt the U.S. Treasury’s standards for executive compensation and corporate governance for the period during which the U.S. Treasury holds equity issued under the CPP. These standards would generally apply to our Chief Executive Officer, our Chief Financial Officer and the three next most highly compensated executive officers, referred to collectively as the senior executive officers. The standards include: (1) ensuring that incentive compensation for senior executive officers does not encourage unnecessary and excessive risks that threaten the value of our Company and the Bank, (2) requiring a clawback of any bonus or incentive compensation paid to a senior executive officer based on statements of earnings, gains or other criteria that are later proven to be materially inaccurate, (3) prohibiting golden parachute payments to a senior executive officer, and (4) our agreement not to deduct for tax purposes compensation paid to a senior executive officer in excess of $500,000. In particular, the change to the deductibility limit on executive compensation may increase our income tax expense in future periods if compensation to a senior executive officer exceeds $500,000. In conjunction with its purchase of the Series B Preferred Stock, the U.S. Treasury acquired a warrant to purchase 599,042 shares of our common stock. A portion of the warrant is immediately exercisable and has a term of 10 years. Therefore, we could potentially be subject to the executive compensation and corporate governance restrictions for a ten-year period as a result of our participation in the CPP.

If we are unable to redeem the Series B Preferred Stock within five years, the cost of this capital to us will increase substantially.

If we are unable to redeem the Series B Preferred Stock prior to February 15, 2014, the cost of this capital to us will increase substantially on that date, from 5.0% per annum (approximately $1.25 million annually) to 9.0% per annum (approximately $2.25 million annually). Depending on our financial condition at the time, this increase in the annual dividend rate on the Series B Preferred Stock could have a material negative effect on our liquidity and our earnings available to common shareholders.

Risks Related to Our Common Stock

Certain preferences and rights of preferred stockholders of First California may negatively affect the rights of holders of First California common stock.

First California’s certificate of incorporation authorizes its Board of Directors to issue up to 2,500,000 shares of preferred stock and to determine the rights, preferences, powers and restrictions granted or imposed upon any series of preferred stock without prior stockholder approval. The preferred stock that may be authorized could have preference over holders of First California common stock with respect to dividends and other distributions upon the liquidation or dissolution of First California. If First California’s Board of Directors authorizes the issuance of additional series of preferred shares having a voting preference over common stock, such issuances may inhibit or delay the approval of measures supported by holders of common stock that require stockholder approval and consequently may make it difficult and expensive for a third party to pursue a tender offer, change in control or takeover attempt that is opposed by our management and Board of Directors. Accordingly, such issuance could substantially impede the ability of public stockholders to benefit from a change in control or change of our management and Board of Directors and, as a result, may adversely affect the market price of our common stock and the stockholders’ ability to realize any potential change of control premium.

Currently, in the event of a voluntary or involuntary liquidation or dissolution, holders of our Series A Preferred Stock are entitled to receive a liquidation preference of $1,000 plus an amount equal to 8.5% per annum of the $1,000, which is deemed to have commenced accrual on December 10, 2001. Also, holders of our Series B Preferred Stock are entitled to receive a liquidation preference of $1,000 plus an accrued amount equal to 5.0% per annum of the $1,000, if any. These amounts are payable out of the assets of First California before any distribution to holders of common stock. If the number of preferred shares having a similar liquidation preference increases, the chance that holders of common stock may receive a smaller distribution upon liquidation or dissolution may be higher.

Certain restrictions will affect our ability to declare or pay dividends and repurchase our shares as a result of our decision to participate in the CPP.

As a result of our participation in the CPP, our ability to declare or pay dividends on any of our common stock has been limited. Specifically, we are not able to declare dividend payments on our common, junior preferred or pari passu preferred stock if we are in arrears on the dividends on our Series B Preferred Stock. Further, we are not permitted to pay dividends on our common stock without the U.S. Treasury’s approval until the third anniversary of the investment unless the Series B Preferred Stock has been redeemed or transferred. In addition, our ability to repurchase our shares has been restricted. The U.S. Treasury’s consent generally will be required for us to make any stock repurchases until the third anniversary of the investment by the U.S. Treasury unless the Series B Preferred Stock has been redeemed or transferred. Further, common, junior preferred or pari passu preferred stock may not be repurchased if we are in arrears on the Series B Preferred Stock dividends to the U.S. Treasury.

Our ability to pay dividends to holders of our common stock may be restricted by Delaware law and under the terms of indentures governing the trust preferred securities we have issued.

Our ability to pay dividends to our stockholders is restricted in specified circumstances under indentures governing the trust preferred securities we have issued, and we may issue additional securities with similar restrictions in the future. In addition, our ability to pay any dividends to our stockholders is subject to the restrictions set forth under Delaware law. We cannot assure you that we will meet the criteria specified under these agreements or under Delaware law in the future, in which case we may not be able to pay dividends on our common stock even if we were to choose to do so.

We do not expect to pay dividends on our common stock in the foreseeable future.

We have never paid a cash dividend on our common stock and we do not expect to pay a cash dividend in the foreseeable future. We presently intend to retain earnings and increase capital in furtherance of our overall business objectives. We will periodically review our dividend policy in view of the operating performance of the company, and may declare dividends in the future if such payments are deemed appropriate.

We are a holding company and depend on our banking subsidiary for dividends, distributions and other payments.

We are a holding company that conducts substantially all our operations through our banking subsidiary, First California Bank. As a result, our ability to make dividend payments on our common stock depends upon the ability of First California Bank to make payments, distributions and loans to us. The ability of First California Bank to make payments, distributions and loans to us is limited by, among other things, its earnings, its obligation to maintain sufficient capital, and by applicable regulatory restrictions. For example, if, in the opinion of an applicable regulatory authority, First California Bank is engaged in or is about to engage in an unsafe or unsound practice, which could include the payment of dividends under certain circumstances, such authority may take actions requiring that First California Bank refrain from the practice. Additionally, under applicable California law, First California Bank generally cannot make any distribution (including a cash dividend) to its stockholder, us, in an amount which exceeds the lesser of: (1) the retained earnings of First California Bank and (2) the net income of First California Bank for its last three fiscal years, less the amount of any distributions made by First California Bank to its stockholder during such period. If First California Bank is not able to make payments, distributions and loans to us, we will be unable to pay dividends on our common stock.

The price of our common stock may fluctuate significantly, and this may make it difficult for you to resell the common stock when you want to or at prices you find attractive.

We cannot predict how our common stock will trade in the future. The market value of our common stock will likely continue to fluctuate in response to a number of factors including the following, most of which are beyond our control, as well as the other factors described in this “Risk Factors” section of this prospectus beginning on page 5:

•	actual or anticipated quarterly fluctuations in our operating and financial results;

•	developments related to investigations, proceedings or litigation that involve us;

•	changes in financial estimates and recommendations by financial analysts;

•	dispositions, acquisitions and financings;

•	actions of our current stockholders, including sales of our common stock by existing stockholders and our directors and executive officers;

•	fluctuations in the stock price and operating results of our competitors;

•	regulatory developments; and

•	developments related to the financial services industry.

Only a limited trading market exists for our common stock, which could lead to significant price volatility.

Our common stock was designated for listing on the NASDAQ Global Market in March 2007 under the trading symbol “FCAL” and trading volumes since that time have been modest. The limited trading market for our common stock may cause fluctuations in the market value of our common stock to be exaggerated, leading to price volatility in excess of that which would occur in a more active trading market of our common stock. In addition, even if a more active market in our common stock develops, we cannot assure you that such a market will continue or that stockholders will be able to sell their shares.

A holder with as little as a 5% interest in First California could, under certain circumstances, be subject to regulation as a “bank holding company.”

Any entity (including a “group” composed of natural persons) owning 25% or more of the outstanding First California common stock, or 5% or more if such holder otherwise exercises a “controlling influence” over First California, may be subject to regulation as a “bank holding company” in accordance with the Bank Holding Company Act of 1956, as amended, or the BHCA. In addition, (1) any bank holding company or foreign bank with a U.S. presence may be required to obtain the approval of the Federal Reserve Board under the BHCA to acquire or retain 5% or more of the outstanding First California common stock and (2) any person other than a bank holding company may be required to obtain the approval of the Federal Reserve Board under the Change in Bank Control Act to acquire or retain 10% or more of the outstanding First California common stock. Becoming a bank holding company imposes certain statutory and regulatory restrictions and burdens, and might require the holder to divest all or a portion of the holder’s investment in First California. In addition, because a bank holding company is required to provide managerial and financial strength for its bank subsidiary, such a holder may be required to divest investments that may be deemed incompatible with bank holding company status, such as a material investment in a company unrelated to banking.

Concentrated ownership of our common stock creates risks for our stockholders, including a risk of sudden changes in our share price.

As of December 4, 2009, First California’s directors, executive officers and other affiliates of First California owned approximately 50% of First California’s outstanding common stock (not including vested option shares). As a result, if all of these stockholders were to take a common position, they would be able to significantly affect the election of directors, with respect to which stockholders are authorized to use cumulative voting, as well as the outcome of most corporate actions requiring stockholder approval, such as the approval of mergers or other business combinations. Such concentration may also have the effect of delaying or preventing a change in control of First California. In some situations, the interests of First California’s directors and executive officers may be different from other stockholders.

Investors who purchase our common stock may be subject to certain risks due to the concentrated ownership of our common stock. The sale by any of our large stockholders of a significant portion of that stockholder’s holdings could have a material adverse effect on the market price of our common stock. Furthermore, a group of our large stockholders can demand that we register their shares under certain circumstances. Any such increase in the number of our publicly registered shares may cause the market price of our common stock to decline or fluctuate significantly.

There may be future sales of additional common stock or preferred stock or other dilution of our equity, which may adversely affect the market price of our common stock.

We are not restricted from issuing additional common stock or preferred stock, including any securities that are convertible into or exchangeable for, or that represent the right to receive, common stock or preferred stock or any substantially similar securities. The market value of our common stock could decline as a result of sales by us of a large number of shares of common stock or preferred stock or similar securities in the market or the perception that such sales could occur.

USE OF PROCEEDS

We expect to receive net proceeds from this offering of approximately $             (or approximately $             if the underwriter exercises its over-allotment option in full), after deduction of underwriting discounts and commissions and estimated expenses payable by us.

We intend to use the net proceeds of this offering for general corporate purposes, including funding working capital requirements, supporting growth of First California’s banking business from internal growth and from possible acquisitions, and regulatory capital needs related to any such growth and acquisitions. We also may contribute some portion of the net proceeds to the capital of the Bank, which would use such amount for similar general corporate purposes.

CAPITALIZATION

The following table sets forth our actual cash and due from banks, capitalization, per common share book values, and regulatory capital ratios, each as of September 30, 2009 and as adjusted to give effect to the issuance of the common stock offered hereby and the use of proceeds with respect thereto, as described in the “Use of Proceeds” section of this prospectus.

	As of September 30, 2009
	Actual	As Adjusted(1)
	(Dollars in thousands, except per share data)
Cash and due from banks	$42,753	$

Junior subordinated debentures	$26,740	$
Shareholders’ equity
Preferred stock, authorized 2,500,000 shares, $0.01 par value
Series A – issued and outstanding 1,000 shares, actual and as adjusted	1,000
Series B – issued and outstanding 25,000 shares, actual and as adjusted	23,056
Common stock, authorized 25,000,000 shares, $0.01 par value; issued 11,972,034 shares, actual; issued 19,472,034 shares, as adjusted; outstanding 11,625,633 shares, actual; outstanding 19,125,633 shares, as adjusted	118
Additional paid-in capital	136,389
Treasury stock, 346,401 shares at cost, actual and as adjusted	(3,061)
Retained earnings	8,600
Accumulated other comprehensive income (loss)	(5,044)

Total shareholders’ equity	161,058

Total capitalization(2)	$187,798	$

Per Common Share
Common book value per share	$11.78
Tangible common book value per share	5.53
Regulatory Capital Ratios
For the Company:
Total capital to risk weighted assets	12.47%
Tier 1 capital to risk weighted assets	11.34%
Tier 1 capital to average assets	8.81%
For the Bank:
Total capital to risk weighted assets	11.62%
Tier 1 capital to risk weighted assets	10.48%
Tier 1 capital to average assets	8.10%

(1)	Assumes that 7,500,000 shares of our common stock are sold in this offering at $ per share and that the net proceeds thereof are approximately $ million after deducting underwriting discounts and commissions and our estimated expenses. If the underwriter’s over-allotment option is exercised in full, net proceeds will increase to approximately $ million.

(2)	Includes shareholders’ equity and junior subordinated debentures.

PRICE RANGE OF COMMON STOCK

The common stock of First California began trading on the NASDAQ Global Market under the symbol “FCAL” on March 13, 2007. Prior to that time, the common stock of National Mercantile, our predecessor, traded on the NASDAQ Capital Market under the symbol “MBLA”.

The information in the following table indicates the high and low sales prices for National Mercantile’s common stock from January 1, 2007 to March 12, 2007 and for our common stock from March 13, 2007 to December 4, 2009, as reported by NASDAQ. Because of the limited market for National Mercantile’s common stock before March 13, 2007 and our common stock after that time, these prices may not be indicative of the fair market value of the common stock. The information does not include transactions for which no public records are available. The trading prices in such transactions may be higher or lower than the prices reported below.

As of December 4, 2009, we had approximately 11,627,008 shares of common stock outstanding, held of record by approximately 479 stockholders. The last reported sales price of our common stock on the NASDAQ Global Market on December 4, 2009 was $3.58 per share.

Quarter Ended	High	Low
2009
December 31 (through December 4)	$5.05	$3.26
September 30	$6.48	$4.32
June 30	$8.45	$3.89
March 31	$7.75	$3.62
2008
December 31	$8.60	$4.71
September 30	$9.00	$5.17
June 30	$9.15	$5.50
March 31	$9.25	$7.11
2007
December 31	$10.50	$6.90
September 30	$12.30	$9.25
June 30	$13.95	$11.32
March 31	$13.96	$12.60

DIVIDEND POLICY

From our inception and until the completion of the mergers in March 2007, we were a “business combination shell company,” conducting no operations or owning or leasing any real estate or other property. Accordingly, we did not pay any dividends to our sole stockholder, National Mercantile, prior to the mergers, nor have we paid any dividends to our common stockholders since the completion of the mergers. We do not currently expect to pay a cash dividend to our common stockholders in the foreseeable future. We presently intend to retain earnings and increase capital in furtherance of our overall business objectives. We will periodically review our dividend policy in view of our operating performance, and may declare dividends in the future if such payments are deemed appropriate.

In addition, we cannot declare or pay a dividend on our common stock without the consent of the U.S. Treasury until the third anniversary of the date of the CPP investment, or December 19, 2011, unless prior to such third anniversary the Series B Preferred Stock is redeemed in whole or the U.S. Treasury has transferred all of the Series B Preferred Stock to third parties. We also may not pay dividends on our capital stock if we are in default or have elected to defer payments of interest under our junior subordinated debentures.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Overview

The following discussion is designed to provide a better understanding of significant trends related to the consolidated results of operations and financial condition of First California and its wholly owned subsidiaries. When we say “we,” “our” or “us”, we mean First California and its consolidated subsidiaries after the mergers. This discussion and information is derived from our audited consolidated financial statements and related notes for the two years ended December 31, 2008 and 2007 and our unaudited consolidated financial statements and related notes for the periods ended September 30, 2009 and 2008. You should read this discussion in conjunction with those consolidated financial statements appearing elsewhere in this prospectus.

We were a wholly owned subsidiary of National Mercantile formed to facilitate the reincorporation merger with National Mercantile and the merger with FCB completed on March 12, 2007. Accordingly, our historical balance sheet and results of operations before the mergers are the same historical information of National Mercantile. We accounted for the FCB merger using the purchase method of accounting; accordingly, our balance sheet includes the estimates of the fair value of the assets acquired and liabilities assumed from FCB. Our results of operations for the twelve months ended December 31, 2007 include the operations of FCB from the date of acquisition.

The Company is a bank holding company which serves the comprehensive banking needs of businesses and consumers in Los Angeles, Orange, Riverside, San Bernardino, San Diego and Ventura counties through our wholly owned subsidiary, First California Bank. The Bank is a state-chartered commercial bank which provides traditional business and consumer banking products ranging from construction finance, entertainment finance and commercial real estate lending via 17 full-service branch locations. The Company also has two unconsolidated statutory business trust subsidiaries, First California Capital Trust I and FCB Statutory Trust I, which raised capital through the issuance of trust preferred securities.

At September 30, 2009, we had total assets of $1.5 billion, gross loans of $940.9 million, deposits of $1.1 billion and shareholders’ equity of $161.1 million. At December 31, 2008, we had total assets of $1.2 billion, gross loans of $788.4 million, deposits of $817.6 million and shareholders’ equity of $158.9 million.

For the third quarter of 2009, we had a net loss of $0.1 million, compared with net income of $1.8 million for the third quarter of 2008. Our net loss for the first nine months of 2009 was $1.8 million, compared to net income for the first nine months of 2008 of $5.2 million.

After a dividend payment of $312,500 on our Series B preferred shares, we incurred a loss per diluted common share of $0.04 for the 2009 third quarter. Our 2008 third quarter net income on a diluted per common share basis was $0.15. Our net loss for the first nine months of 2009, after Series B preferred share dividends of $819,000, was $0.23 per diluted common share. Our net income for the first nine months of 2008 on a diluted per common share basis was $0.45.

Critical Accounting Policies

We based our discussion and analysis of our consolidated results of operations and financial condition on our unaudited consolidated interim financial statements and our audited consolidated financial statements which have been prepared in accordance with generally accepted accounting principles. The preparation of these consolidated financial statements requires us to make estimates and judgments that affect the reported amounts of assets and liabilities, income and expense, and the related disclosures of contingent assets and liabilities at the date of these consolidated financial statements. We believe these estimates and assumptions to be reasonably accurate; however, actual results may differ from these estimates under different assumptions or circumstances. The following are our critical accounting policies and estimates.

Allowance for loan losses

We establish the allowance for loan losses through a provision charged to expense. We charge-off loan losses against the allowance when we believe that the collectability of the loan is unlikely. The allowance is an amount that we believe will be adequate to absorb probable losses on existing loans that may become uncollectible, based on evaluations of the collectability of loans and prior loan loss experience. The evaluation includes an assessment of the following factors: any external loan review and any regulatory examination, estimated probable loss exposure on each pool of loans, concentrations of credit, value of collateral, the level of delinquency and nonaccruals, trends in the portfolio volume, effects of any changes in the lending policies and procedures, changes in lending personnel, present economic conditions at the local, state and national level, the amount of undisbursed off-balance sheet commitments, and a migration analysis of historical losses and recoveries for the prior eight quarters. Various regulatory agencies, as a regular part of their examination process, periodically review our allowance for loan losses. Such agencies may require us to recognize additions to the allowance based on their judgment of information available to them at the time of their examination. The allowance for loan losses was $12.1 million at September 30, 2009 and was $8.0 million at December 31, 2008.

Deferred income taxes

We recognize deferred tax assets subject to our judgment that realization of the assets are more-likely-than-not. We establish a valuation allowance when we determine that realization of income tax benefits may not occur in future years. There were net deferred tax assets of $0.5 million at September 30, 2009 and net deferred tax assets of $2.6 million at December 31, 2008. There was no valuation allowance at either period end.

Derivative instruments and hedging

For derivative instruments designated in cash flow hedging relationships, we assess the effectiveness of the instruments in off-setting changes in the overall cash flows of designated hedged transactions on a quarterly basis. Beginning in the second quarter of 2008, we no longer had any derivative instruments designated in cash flow hedging relationships on our consolidated balance sheet. For the first nine months of 2008, we also had an interest rate floor for which we did not designate a hedging relationship. Accordingly, we recognized all changes in fair value of the interest rate floor directly in current period earnings. We owned no derivative instruments in 2009.

Assessments of impairment

Goodwill arises from business combinations and represents the value attributable to the unidentifiable intangible elements in our acquired businesses. Goodwill is initially recorded at fair value and is subsequently evaluated at least annually for impairment in accordance with the Financial Accounting Standards Board, or FASB, Accounting Standard Codification Update Related to Business Combinations. We perform this annual test as of December 31 of each year. Evaluations are also performed on a more frequent basis if events or circumstances indicate impairment could have taken place. Such events could include, among others, a significant adverse change in the business climate, an adverse action by a regulator, a significant decrease in the market capitalization of the Company, an unanticipated change in the competitive environment, and a decision to change the operations or dispose of a significant business unit or product line.

The first step in this evaluation process is to determine if a potential impairment exists and, if the results of this exercise demonstrate potential impairment we next embark on a second step to determine the amount of impairment loss, if any. The computations required in these two exercises requires us to make a number of estimates and assumptions. In completing the first step, we determine the fair value of the Company. In determining the fair value, we calculate the value using a combination of three separate methods: the trading multiple of comparable publicly traded financial institutions; the acquisition premium of comparable acquisitions of financial institutions; and the discounted present value of our estimates of future cash flows. Critical assumptions that are used as part of these calculations include:

•	selection of comparable publicly traded companies, based upon location, size and business composition;

•	selection of market comparable acquisition transactions, based on location, size, business composition, and date of the transaction;

•	the discount rate applied to future earnings, based upon an estimate of the cost of capital;

•	the potential future earnings of the Company; and

•	the relative weight given to the valuations derived by the three methods described.

If the first step indicates a potential impairment, we next determine or estimate the “implied fair value” of the goodwill. This process estimates the fair value of the Company’s individual assets and liabilities in the same manner as if a purchase of the Company were taking place. To do this, we must determine the fair value of the assets, liabilities and identifiable intangible assets of the Company based upon the best available information. We estimate the fair market value of all of the tangible assets, identifiable intangible assets and liabilities of the Company in accordance with the FASB Accounting Guidance Related to Fair Value Measurements. Loans, deposits with maturities, and debt are valued using assumptions regarding future cash flows, appropriate discount rates and other estimates, such as credit and market liquidity assumptions, to comply with the FASB Accounting Guidance Related to Fair Value Measurements. Deposits with no maturities are valued at book value. Owned properties are appraised, while for furniture, fixtures and equipment it is assumed book value approximates fair market value. Identifiable intangible assets such as core deposit intangibles and trade name intangibles are also identified and valued. If the implied fair value of goodwill calculated in this exercise is less than the carrying amount of goodwill, an impairment is indicated and the carrying value of goodwill is written down to its estimated fair value.

Effective December 31, 2008, we performed our annual goodwill impairment evaluation. Upon completion of the first step of the evaluation process, we concluded that potential impairment of goodwill existed. The second step was completed with the assistance of an independent valuation firm and our internal valuation resources and resulted in our conclusion that goodwill was not impaired at December 31, 2008. At September 30, 2009, because of the net loss for the nine months ended September 30, 2009, we performed an interim assessment and concluded that goodwill was not impaired.

We also review our securities on an ongoing basis for the presence of other-than-temporary impairment, with formal reviews performed quarterly. Other-than-temporary losses on an individual security is recognized as a realized loss through earnings when it is probable that we will not collect all of the contractual cash flows of that security or we are unable to hold the security to recovery.

Our other-than-temporary impairment evaluation process conforms to the FASB Accounting Standards Codification Guidance Related to the Consideration of Impairment Related to Certain Debt and Equity Securities. These rules require us to take into consideration current market conditions, fair value in relationship to cost, extent and nature of change in fair value, issuer rating changes and trends, current analysts’ evaluations, all available information relevant to the collectability of debt securities, our ability and intent to hold the security until a recovery of fair value, which may be maturity, and other factors when evaluating for the existence of other-than-temporary impairment in our securities. At December 31, 2008 we evaluated the unrealized loss in our securities portfolio and concluded that there was no other-than-temporary impairment. Based upon the results of our other-than-temporary impairment analysis as of June 30, 2009, we recorded an other-than-temporary impairment loss of $565,000 on one security. The Company did not record any additional other-than-temporary impairment loss in the third quarter of 2009. We will continue to evaluate our securities portfolio for other-than-temporary impairment at each reporting date and we can provide no assurance there will not be another other-than-temporary loss in future periods.

Recent Developments

FDIC-assisted 1st Centennial Bank Transaction

On January 23, 2009, the Bank assumed the insured, non-brokered deposits of 1st Centennial Bank, totaling approximately $270 million, from the FDIC. Under the terms of the purchase and assumption agreement with the FDIC, the Bank also purchased from the FDIC approximately $178 million in cash and cash equivalents, $89 million in securities and $101 million in loans related to 1st Centennial Bank. The assumption of deposits and purchase of assets from the FDIC was an all-cash transaction with an aggregate transaction value of $48.8 million. The Bank recorded $10.6 million in goodwill in connection with this transaction. We have since fully integrated all six of the former 1st Centennial Bank branches into the Bank’s full-service branch network.

Emergency Economic Stabilization Act of 2008 (Troubled Asset Relief Program—Capital Purchase Program)

In response to the financial crisis affecting the banking system and financial markets and going concern threats to investment banks and other financial institutions, on October 3, 2008, the EESA became law. Through its authority under the EESA, the U.S. Treasury announced in October 2008 the CPP, a program designed to bolster healthy institutions, like us, by making $250 billion of capital available to U.S. financial institutions in the form of preferred stock.

We participated in the CPP in December 2008 so that we could continue to lend and support our current and prospective clients, especially during this unstable economic environment. Since our participation in the CPP, we were able to increase the average balance of our commercial and consumer loans by $194.6 million, or 30 percent, from December 31, 2008 to September 30, 2009. Under the terms of our participation, we received $25 million in exchange for the issuance of preferred stock and a warrant to purchase common stock, and became subject to various requirements, including certain restrictions on paying dividends on our common stock and repurchasing our equity securities, unless the U.S. Treasury has consented. Additionally, in order to participate in the CPP, we were required to adopt certain standards for executive compensation and corporate governance. These standards generally apply to the Chief Executive Officer, Chief Financial Officer and the three next most highly compensated senior executive officers, and include (1) ensuring that incentive compensation of senior executives does not encourage unnecessary and excessive risks that threaten the value of the financial institution; (2) required claw-back of any bonus or incentive compensation paid to a senior executive based on statements of earnings, gains or other criteria that are later proven to be materially inaccurate; (3) limiting golden parachute payments to certain senior executives; and (4) agreement not to deduct for tax purposes executive compensation in excess of $500,000 for each senior executive. To date, we have complied with these requirements, but the Secretary of the Treasury is empowered under EESA to adopt other standards, with which we would be required to comply. Additionally, the bank regulatory agencies, U.S. Treasury and the Office of Special Inspector General, also created by the EESA, have issued guidance and requests to the financial institutions that participated in the CPP to document their plans and use of CPP funds and their plans for addressing the executive compensation requirements associated with the CPP. We will respond to such requests accordingly.

In February 2009, the U.S. Congress enacted the ARRA. Among other provisions, the ARRA amended the EESA and contains requirements imposed on financial institutions like us which have already participated in the CPP. These requirements expand the initial executive compensation restrictions under the CPP to include, among other things, application of the required claw-back provision to our top 25 most highly compensated employees, prohibition of certain bonuses to our top five most highly compensated employees, expanded limitations on golden parachute payments to our top ten most highly compensated employees, implementation of a company-wide policy regarding excessive and luxury expenditures, and requirement of a shareholder advisory vote on our executive compensation.1 Under the new ARRA requirements, we may redeem early the shares issued to the U.S. Treasury under the CPP without any penalty or requirement to raise new capital, as previously required under the original terms of the CPP. However, until the shares are redeemed and for so long as we continue to participate in the CPP, we will remain subject to these expanded requirements and any other requirements applicable to CPP participants that may be subsequently adopted.

On June 10, 2009, the U.S. Treasury issued an interim final rule implementing and providing guidance on the executive compensation and corporate governance provisions of EESA, as amended by ARRA. The regulations were published in the Federal Register on June 15, 2009 and set forth the following requirements:

•	Evaluation of employee compensation plans and potential to encourage excessive risk or manipulation of earnings;

•

Compensation committee discussion, evaluation and review of senior executive officer compensation plans and other employee compensation plans to ensure that they do not encourage unnecessary and excessive risk;

•	Compensation committee discussion, evaluation and review of employee compensation plans to ensure that they do not encourage manipulation of reported earnings;

•	Compensation committee certification and disclosure requirements regarding evaluation of employee compensation plans;

•	“Claw-back” of bonuses based on materially inaccurate financial statements or performance metrics;

•	Prohibition on golden parachute payments;

•	Limitation on bonus payments, retention awards and incentive compensation;

•	Disclosure regarding perquisites and compensation consultants;

•	Prohibition on gross-ups;

•	Luxury or excessive expenditures policy;

•	Shareholder advisory resolution on executive compensation; and

•	Annual compliance certification by principal executive officer and principal financial officer.

Additionally, the regulations provided for the establishment of the Office of the Special Master for TARP Executive Compensation with authority to review certain payments and compensation structures.

In general, neither the requirements of EESA, as amended by ARRA, nor the U.S. Treasury’s regulations promulgated thereunder apply retroactively prior to June 15, 2009, the date the regulations were published in the Federal Register. The regulations confirm that the bonus payment limitation does not apply to amounts accrued or paid prior to June 15, 2009, and the golden parachute prohibition applies only to payments due to departures on or after June 15, 2009. Many of the requirements apply only during the period during which an obligation arising from financial assistance under the TARP remains outstanding, disregarding unexercised warrants but, for companies that have already received financial assistance, no earlier than June 15, 2009. For companies that become TARP recipients following June 15, 2009, the requirements and restrictions generally become effective when the company receives TARP funds.

The EESA also increased FDIC deposit insurance on most accounts from $100,000 to $250,000. The increase in deposit insurance expires at the end of 2013 and deposit insurance premiums paid by the banking industry were unaffected by this increase. The FDIC utilizes a risk-based assessment system that imposes insurance premiums based upon a risk matrix that takes into account a bank’s capital level and supervisory

[1]	At our Annual Meeting of Stockholders held on May 27, 2009, all matters presented before the meeting were approved by the requisite vote, including a substantial majority of votes cast in favor of our executive compensation, as set forth in our ‘Say on Pay’ item.

rating. Effective February 2009, the FDIC adopted a rule to uniformly increase 2009 FDIC deposit assessment rates by 7 to 9 cents for every $100 of domestic deposits. The FDIC also assessed a special assessment of 5 cents on each institution’s assets minus Tier 1 capital as of June 30, 2009, to restore the deposit insurance fund reserves. Our special assessment amount was $668,000. The FDIC has recently adopted a rule requiring insured depository institutions to prepay their quarterly risk-based assessments for the fourth quarter of 2009, and for all of 2010, 2011, and 2012, on December 30, 2009, along with each institution’s risk-based deposit insurance assessment for the third quarter of 2009. FDIC insurance premiums are expected to increase significantly in 2009 compared to prior years. Annual FDIC insurance expense was $682,000 in 2008 and $164,000 in 2007. With the 5 basis point special assessment included, we estimate our 2009 FDIC insurance expense will be approximately $3.0 million.

In addition, the FDIC has implemented two temporary programs under the TLGP to provide deposit insurance for the full amount of most non-interest bearing transaction accounts through the end of 2009 and to guarantee certain unsecured debt of financial institutions and their holding companies through June 2012. The Bank is participating in the transaction account deposit insurance program. Under the deposit insurance program, through December 31, 2009, the FDIC guarantees all noninterest-bearing for the entire amount in the account. Coverage under this program is in addition to and separate from the coverage available under the FDIC’s general deposit insurance rules. The FDIC charges “systemic risk special assessments” to depository institutions that participate in the TLGP.

Results of Operations

Three and nine months ended September 30, 2009 and 2008

Our earnings are derived predominantly from net interest income, which is the difference between interest and fees earned on loans, securities and federal funds sold (these asset classes are commonly referred to as interest-earning assets) and the interest paid on deposits, borrowings and debentures (these liability classes are commonly referred to as interest-bearing funds). The net interest margin is net interest income divided by average interest-earning assets.

Our net interest income for the third quarter of 2009 was $11.4 million, up from $10.3 million for the same period a year ago. The net interest margin (tax equivalent) for the third quarter of 2009 was 3.50 percent compared with 4.18 percent for the same quarter last year. Our net interest income for the nine months ended September 30, 2009 increased to $34.0 million from $30.9 million for the nine months ended September 30, 2008. Our net interest margin (tax equivalent) for the first nine months of 2009 was 3.60 percent, compared to 4.17 percent for the same period last year. The increase in our net interest income reflects the increase in our interest-earning assets from the FDIC-assisted 1st Centennial Bank transaction and from the growth in our lending activities. The decrease in our net interest margin reflects the effect of higher levels of lower-yielding Federal funds sold and the decrease in rates earned on interest-earning assets, offset in part by the decrease in the rates paid for our interest-bearing funds.

The following table presents the distribution of our average assets, liabilities and shareholders’ equity in combination with the total dollar amounts of interest income from average interest earning assets and the resultant yields, and the dollar amounts of interest expense and average interest bearing liabilities, expressed in both dollars and rates for the three and nine months ended September 30, 2009 and 2008. Loans include loans held-for-sale and loans on non-accrual status.

	Three months ended September 30,
	2009			2008
(dollars in thousands)	Average Balance	Interest Income/ Expense	Weighted Average Yield/ Rate	Average Balance	Interest Income/ Expense	Weighted Average Yield/ Rate
Loans(2)	$935,848	$13,331	5.65%	$778,104	$12,674	6.48%
Securities	262,664	2,819	4.49%	213,699	2,870	5.54%
Federal funds sold and deposits with banks	108,165	78	0.29%	850	4	1.87%

Total earning assets	1,306,677	$16,228	4.97%	992,653	$15,548	6.26%

Non-earning assets	152,404			129,391

Total average assets	$1,459,081			$1,122,044

Interest bearing checking	$80,514	$65	0.32%	$58,911	$105	0.71%
Savings and money market	290,894	839	1.14%	183,262	723	1.57%
Certificates of deposit	441,737	2,034	1.83%	316,341	2,132	2.68%

Total interest bearing deposits	813,145	2,938	1.43%	558,514	2,960	2.11%

Borrowings	151,930	1,455	3.80%	195,771	1,801	3.66%
Junior subordinated debentures	26,733	439	6.57%	26,683	439	6.58%

Total borrowed funds	178,663	1,894	4.21%	222,454	2,240	4.01%

Total interest bearing funds	991,808	$4,832	1.93%	780,968	$5,200	2.65%

Noninterest checking	295,444			192,289
Other liabilities	11,554			12,266
Shareholders’ equity	160,275			136,521

Total liabilities and shareholders’ equity	$1,459,081			$1,122,044

Net interest income		$11,396			$10,348
Net interest margin (tax equivalent)(1)			3.50%			4.18%

(1)	Includes tax equivalent adjustments primarily related to tax-exempt income on securities.
(2)	Interest on loans includes loan fees and costs, which totaled $(0.1) million and $0.3 million for the three months ended September 30, 2009 and 2008, respectively, and zero and $0.7 million for the nine months ended September 30, 2009 and 2008, respectively. The average loan balance includes loans held-for-sale and nonaccrual loans where nonaccrual interest is excluded.

	Nine months ended September 30,
	2009			2008
(dollars in thousands)	Average Balance	Interest Income/ Expense	Weighted Average Yield/ Rate	Average Balance	Interest Income/ Expense	Weighted Average Yield/ Rate
Loans(2)	$913,256	$39,144	5.73%	$778,337	$39,391	6.76%
Securities	272,706	9,847	5.08%	220,837	8,827	5.50%
Federal funds sold and deposits with banks	90,467	368	0.54%	909	18	2.65%

Total earning assets	1,276,429	$49,359	5.21%	1,000,083	$48,236	6.48%

Non-earning assets	155,190			126,071

Total average assets	$1,431,619			$1,126,154

Interest bearing checking	$77,096	$168	0.29%	$57,667	$342	0.79%
Savings and money market	256,122	2,077	1.08%	200,533	2,928	1.95%
Certificates of deposit	460,044	7,274	2.11%	296,235	7,105	3.20%

Total interest bearing deposits	793,262	9,519	1.60%	554,435	10,375	2.49%

Borrowings	158,466	4,512	3.81%	201,612	5,599	3.71%
Junior subordinated debentures	26,720	1,365	6.81%	26,670	1,316	6.58%

Total borrowed funds	185,186	5,877	4.24%	228,282	6,915	4.05%

Total interest bearing funds	978,448	$15,396	2.10%	782,717	$17,290	2.95%

Noninterest checking	280,036			192,704
Other liabilities	12,808			13,528
Shareholders’ equity	160,327			137,205

Total liabilities and shareholders’ equity	$1,431,619			$1,126,154

Net interest income		$33,963			$30,946
Net interest margin (tax equivalent)(1)			3.60%			4.17%

(1)	Includes tax equivalent adjustments primarily related to tax-exempt income on securities.
(2)	Interest on loans includes loan fees and costs, which totaled $(0.1) million and $0.3 million for the three months ended September 30, 2009 and 2008, respectively, and zero and $0.7 million for the nine months ended September 30, 2009 and 2008, respectively. The average loan balance includes loans held-for-sale and nonaccrual loans where nonaccrual interest is excluded.

Our net interest income changes with the level and mix of average interest-earning assets and average interest-bearing funds. We call the changes between periods in interest-earning assets and interest-bearing funds balance changes. We measure the effect on our net interest income from balance changes by multiplying the change in the average balance between the current period and the prior period by the prior period average rate.

Our net interest income also changes with the average rate earned or paid on interest-earning assets and interest-bearing funds. We call the changes between periods in average rates earned and paid rate changes. We measure the effect on our net interest income from rate changes by multiplying the change in average rates earned or paid between the current period and the prior period by the prior period average balance.

We allocate the change in our net interest income attributable to both balance and rate on a pro rata basis to the change in average balance and the change in average rate.

	Three months ended September 30, 2009 to 2008 due to:
(in thousands)	Rate	Volume	Total
Interest income
Interest on loans	$(1,913)	$2,570	$657
Interest on securities	(709)	658	(51)
Interest on Federal funds sold and deposits with banks	(363)	437	74

Total interest income	(2,985)	3,665	680

Interest expense
Interest on deposits	1,372	(1,349)	23
Interest on borrowings	(58)	403	345
Interest on junior subordinated debentures	1	(1)	—

Total interest expense	1,315	(947)	368

Net interest income	$(1,670)	$2,718	$1,048

	Nine months ended September 30, 2009 to 2008 due to:
(in thousands)	Rate	Volume	Total
Interest income
Interest on loans	$(7,075)	$6,828	$(247)
Interest on securities	(1,053)	2,073	1,020
Interest on Federal funds sold and deposits with banks	(1,355)	1,705	350

Total interest income	(9,483)	10,606	1,123

Interest expense
Interest on deposits	5,325	(4,469)	856
Interest on borrowings	(111)	1,198	1,087
Interest on junior subordinated debentures	(46)	(3)	(49)

Total interest expense	5,168	(3,274)	1,894

Net interest income	$(4,315)	$7,332	$3,017

The provision for loan losses was $4.1 million for the three months ended September 30, 2009 compared with $0.3 million for the three months ended September 30, 2008. The increase in the provision for the third quarter of 2009 reflects the higher level of net loan charge-offs in the period. Net loan charge-offs increased to $3.9 million for the three months ended September 30, 2009 compared with $194,000 for the same period last year. One loan relationship that had a $2.0 million owner-occupied commercial mortgage and $5.4 million of secured business loans abruptly discontinued business during the third quarter. We recognized $3.1 million of loan charge-offs on this loan relationship, $2.6 million related to the secured business loans and $0.5 million related to the owner-occupied commercial mortgage loan.

The provision for loan losses was $10.3 million for the nine months ended September 30, 2009 compared with $1.0 million for the nine months ended September 30, 2008. The increase in the provision and the related allowance for loan losses reflects our assessment of, among other things, estimated loss factors assigned to specific types of loans, changes and trends in the level of delinquencies, nonaccrual loans and loan charge-offs, changes in the value of collateral, changes in local and regional economic and business conditions, and the judgment of information available to the bank regulatory agencies at the conclusion of their examination process.

Our service charges, fees and other income for the three months ended September 30, 2009 increased to $1.3 million, up 45 percent from $0.9 million for the three months ended September 30, 2008. Our service charges, fees and other income for the nine months ended September 30, 2009 increased to $3.8 million, up 37 percent from $2.8 million for the nine months ended September 30, 2008. The increase in the amount of service charges on deposits and other income reflects the increase in our core deposit base and other business activities in the past year and the effect of the additional six branches from the FDIC-assisted 1st Centennial Bank transaction.

We estimated the effectiveness of our interest rate swaps in off-setting changes in cash flow of hedged items and determined that a portion of these instruments were ineffective during the three and nine months ended September 30, 2008. We recognize the unrealized gains and losses related to the ineffective portion of our interest rate swaps in noninterest income. We also had an interest rate floor for which we did not designate a hedging relationship and we recognize all changes in fair value of the interest rate floor directly in current period earnings. For the three months ended September 30, 2008, we recognized losses of $1,000 and for the nine months ended September 30, 2008, we recognized gains of $857,000, all related to the ineffective interest rate swaps and the non-hedged interest rate floor. We terminated the interest rate swap contracts in the second quarter of 2008 and the interest rate floor contract expired in December 2008. We no longer own any derivative instruments in 2009.

During the first nine months of 2009, we did not sell any loans compared to loans sold of $24.7 million for a gain of $175,000 in the first nine months of 2008. In addition, we brokered loans for commissions of $76,000 for the first nine months of 2009 compared with $207,000 for the first nine months of 2008. We had no loans held-for-sale at the end of the third quarter of 2009 compared with $31.4 million at December 31, 2008.

We also recognized in noninterest income an other-than-temporary impairment loss of $565,000 on one security based upon the results of our other-than-temporary impairment analysis at June 30, 2009. We will continue to evaluate our securities portfolio for other-than-temporary impairment at each reporting date and we can provide no assurance there will not be another other-than-temporary loss in future periods.

In the third quarter of 2009, we sold $47.8 million of securities and realized gains of $1.6 million. For the first nine months of 2009 we sold $116.2 million of securities and realized gains of $4.3 million. There were no securities transactions in the first nine months of 2008.

Our noninterest expense for the three months ended September 30, 2009 was $11.3 million compared with $8.2 million for the three months ended September 30, 2008. Our noninterest expense for the nine months ended September 30, 2009 was $34.9 million compared with $25.4 million for the nine months ended September 30, 2008. The increase in noninterest expense for quarter and year-to-date periods reflects the growth in the number of offices and the number of employees arising from the FDIC-assisted 1st Centennial Bank transaction as well as several other items, most notably FDIC insurance premiums. The number of offices has grown from 12 in the third quarter of 2008 to 17 offices in the third quarter of 2009. Our number of employees also has grown by approximately 15 percent since the third quarter of 2008.

In addition to the growth in branches and personnel, we also incurred costs of approximately $51,000 for the 2009 third quarter and $774,000 for the first nine months of 2009 associated with the FDIC-assisted 1st Centennial Bank transaction. These costs represent transitional personnel, legal and professional services as well as data processing, postage, supplies, stationary and other expenses attendant to the conversion and integration of 1st Centennial Bank. We completed the system conversion and integration of 1st Centennial Bank in the 2009 second quarter.

During the 2009 third quarter, in response to the continuing economic recession and current business activity levels, we reduced our workforce by approximately 10 percent. We expect personnel expenses will fall approximately $2.2 annually because of this action. We incurred separation expenses of approximately $235,000 in the 2009 third quarter.

In addition, during the third quarter of 2009, we closed a branch unrelated to the FDIC-assisted 1st Centennial Bank transaction that reduced the number of offices to 17. We expect to save approximately $175,000 annually because of this action. We transferred the deposit relationships of this office to near-by offices and we do not anticipate that we will experience a significant decline in deposit balances.

We acquired real estate through a foreclosure and sold previously foreclosed upon real estate in the quarter ended September 30, 2009. The cost of foreclosed real estate and the loss on sale of foreclosed real estate was $193,000 for the third quarter of 2009 and $442,000 for the nine months ended September 30, 2009. We had no comparable expense for all periods of 2008.

The FDIC charged all institutions a special insurance assessment as of June 30, 2009. We estimated our special insurance assessment would be $675,000 and charged that amount to noninterest expense in the second quarter of 2009. Our actual assessment was $668,000 and the difference between our estimate and the actual amount was included in third quarter noninterest expense. The FDIC may assess an additional special insurance assessment before the end of 2009. In addition, the FDIC increased regular insurance premiums. With a larger deposit base and increased premiums, our regular FDIC insurance expense for the 2009 third quarter was $720,000 compared with $168,000 for the 2008 third quarter. For the first nine months ended September 30, 2009, our regular FDIC insurance expense was $1,473,000 compared with $507,000 for the same period a year ago.

The income tax benefit was $1.9 million for the nine months ended September 30, 2009 compared with an income tax provision of $3.3 million for the same period in 2008. The combined federal and state effective tax rate for the nine months ended September 30, 2009 was 51.4 percent compared with 39.0 percent for the same period in 2008. The effective tax rate can fluctuate from period to period based upon the expected level of taxable income for a period and the percentage impact permanent tax versus book differences have on the expected book income.

Our efficiency ratio was 86 percent for the third quarter of 2009 compared with 69 percent for the third quarter of 2008. Our efficiency ratio was 91 percent for the first nine months of 2009 compared with 70 percent for the first nine months of 2008. The efficiency ratio is the percentage relationship of noninterest expense, excluding amortization of intangibles, to the sum of net interest income and noninterest income, excluding gains or losses on security sales. The increase in the efficiency ratio for all periods reflects the integration and conversion expenses related to the FDIC-assisted 1st Centennial Bank transaction and the lag between these costs and the revenue from the full deployment of the newly acquired liquid assets as well as the expenses related to foreclosed property, the increase in FDIC deposit insurance premiums and special assessment, the market loss on loans held-for-sale and the impairment loss on securities.

Results of Operations

Years ended December 31, 2008 and 2007

Net income for the year ended December 31, 2008 was $6.4 million or 54 cents per diluted common share compared with net income of $7.1 million or 66 cents per diluted common share in 2007. Net income for 2007 was affected by the mergers completed in the first quarter of 2007. Our 2007 net income includes nine months and 19 days of combined results as well as the effect of merger-related gains and charges.

Net interest income

Net interest income is the difference between interest earned on assets and interest incurred on liabilities. Taxable-equivalent net interest income is the largest component of First California’s revenue. By its nature, net interest income is especially vulnerable to changes in the mix and amounts of interest-earning assets and interest-bearing liabilities. In addition, changes in the interest rates and yields associated with these assets and liabilities significantly impact net interest income. See “—Interest Rate Risk” on page 72 for further discussion of how we manage the portfolios of interest-earning assets and interest-bearing liabilities and associated risk.

Net interest income for 2008 was $40.8 million compared with $40.2 million last year. Average interest-earning assets for 2008 were $1.01 billion, up 16 percent from $873 million last year. The yield on average interest-earning assets for 2008 declined to 6.26% from 7.57%. The decline in the yield outpaced the benefit from growth in average interest-earning assets which resulted in a decline in interest income of $2.5 million.

The increase in average interest-earning assets was supported by an increase in average interest-bearing liabilities, principally time certificates of deposits and Federal Home Loan Bank, or FHLB, advances. Average interest-bearing liabilities increased to $789.3 million from $642.6 million, up 23 percent from last year. The rate paid on average interest- bearing liabilities fell to 2.84% from 3.97% last year. The decline in the rate paid outpaced the added expense of more interest-bearing liabilities resulting in a reduction in interest expense of $3.1 million. Together, the decline in interest expense exceeded the decline in interest income resulting in a 1 percent increase in net interest income for 2008.

The net interest margin (on a taxable equivalent basis) was 4.08% in 2008 compared with 4.64% in 2007. The decreased net interest margin for 2008 compared to 2007 resulted primarily from loan yields decreasing more and faster than deposit rates and a decline in the percentage relationship of noninterest-bearing demand deposits to total interest-bearing liabilities.

Throughout 2008, the FRB lowered the federal funds rate seven times by approximately 400 basis points. In contrast, our net interest margin declined 56 basis points for the 2008 year. A decrease in interest rates generally has a more immediate impact on our variable rate loans. Marketplace deposit rates generally respond more slowly to changes in interest rates and limit our ability to reduce rates quickly. Our interest rate risk management practices are designed to create stability in our net interest margin; however, we anticipate that our net interest margin will continue to experience downward pressure due to marketplace deposit rates.

The following table presents the average balances, the amount of interest earned or incurred and the applicable taxable equivalent yields for interest-earning assets and the costs of interest-bearing liabilities that generate net interest income:

Average Balance Sheet and Analysis of Net Interest Income

	Year Ended
	December 31, 2008			December 31, 2007			December 31, 2006
	Average Amount	Interest Income/ Expense	Weighted Average Yield/ Rate	Average Amount	Interest Income/ Expense	Weighted Average Yield/ Rate	Average Amount	Interest Income/ Expense	Weighted Average Yield/ Rate
	(Dollars in thousands)
Assets:
Federal funds sold and securities purchased under agreements to resell	$2,715	$28	1.05%	$2,056	$99	4.83%	$1,661	$86	5.18%
Due from banks-interest-bearing	59	2	2.56%	11,329	26	0.23%	2,538	131	5.16%
Securities available-for-sale	221,623	11,684	5.44%	176,259	9,236	5.40%	96,104	5,087	5.29%
Securities held-to-maturity	—	—	—%	—	—	—	2,307	96	4.16%
Loans (1) (2)	785,371	51,521	6.56%	683,074	56,389	8.26%	351,882	30,100	8.55%

Total interest earning assets	1,009,768	63,235	6.26%	872,718	65,750	7.57%	454,492	35,500	7.81%

Noninterest earning assets:
Cash and due from banks – demand	19,170			3,798			14,066
Other assets	118,030			78,150			22,879
Allowance for loan losses and net unrealized gain/loss on securities available-for-sale	(12,131)			(7,630)			(5,933)

Total assets	$1,134,837			$947,036			$485,504

Liabilities and shareholders’ equity:
Interest-bearing deposits:
Checking	$47,526	215	0.45%	$39,186	328	0.84%	$30,737	$221	0.72%
Money market and savings	204,351	3,627	1.77%	223,509	7,185	3.21%	124,319	3,439	2.77%
Time certificates of deposit:
$100,000 or more	209,483	5,939	2.84%	165,319	7,076	4.28%	83,993	3,600	4.29%
Under $100,000	106,851	3,616	3.38%	82,796	3,732	4.51%	23,708	838	3.53%

Total time certificates of deposit	316,334	9,555	3.02%	248,115	10,808	4.36%	107,701	4,438	4.12%

Total interest-bearing deposits	568,211	13,397	2.36%	510,810	18,321	3.59%	262,757	8,098	3.08%
FHLB advances	148,748	5,583	3.75%	61,806	3,003	4.87%	13,991	700	5.00%
Junior subordinated debentures	26,675	1,755	6.58%	25,057	1,676	6.69%	15,464	1,546	10.00%
Federal funds purchased and securities sold under agreements to repurchase	45,676	1,718	3.76%	45,000	2,506	5.57%	33,108	1,808	5.46%

Total interest-bearing liabilities	789,310	22,453	2.84%	642,673	25,506	3.97%	325,320	12,152	3.74%

Noninterest-bearing liabilities:
Noninterest-bearing demand deposits	190,939			193,630			114,701
Other liabilities	15,901			9,235			4,728
Shareholders’ equity	138,687			101,498			40,755

Total liabilities and shareholders’ equity	$1,134,837			$947,036			$485,504

Net interest income		$40,782			$40,244			$23,348

Net interest margin (tax equivalent)			4.08%			4.64%			5.14%

(1)	The average balance of nonperforming loans has been included in loans.
(2)	Yields and amounts earned on loans include loan fees of $0.8 million, $3.0 million and $1.8 million for the years ended December 31, 2008, 2007 and 2006, respectively.

Net interest income is affected by changes in the level and mix of average earning assets and average interest-bearing funds. The changes between periods in these balances are referred to as balance changes. The effect on net interest income from changes in average balances is measured by multiplying the change in the average balance between the current period and the prior period by the prior period average rate. Net interest income is also affected by changes in the average rate earned or paid on earning assets and interest-bearing funds and these are referred to as rate changes. The effect on net interest income from changes in average rates is measured by multiplying the change in the average rate between the current period and the prior period by the prior period average balance. Changes attributable to both rate and volume are allocated on a pro rata basis to the change in average volume and the change in average rate.

Increase (Decrease) in Net Interest Income/Expense Due to Change in Average Volume and Average Rate (1)

	2008 vs 2007			2007 vs 2006
	Increase (Decrease) due to:		Net Increase (Decrease)	Increase (Decrease) due to:		Net Increase (Decrease)
	Volume	Rate		Volume	Rate
	(Dollars in thousands)
Interest Income:
Federal funds sold	$32	$(103)	$(71)	$19	$(6)	$13
Due from banks – interest-bearing	(26)	2	(24)	20	(125)	(105)
Securities available-for-sale	2,732	(284)	2,448	4,200	(51)	4,149
Securities held-to-maturity	—	—	—	(96)	—	(96)
Loans (2)	8,483	(13,351)	(4,868)	27,341	(1,052)	26,289

Total interest-earning assets	11,221	(13,736)	(2,515)	31,484	(1,234)	30,250

Interest Expense:
Interest-bearing deposits:
Checking	70	(183)	(113)	70	37	107
Money market and savings	(615)	(2,943)	(3,558)	3,189	557	3,746
Time certificates of deposit:
$100,000 or more	1,890	(3,027)	(1,137)	1,836	(1,704)	132
Under $100,000	1,087	(1,203)	(116)	5,050	1,188	6,238

Total time certificates of deposit	2,977	(4,230)	(1,253)	6,886	(516)	6,370

Total interest-bearing deposits	2,432	(7,356)	(4,924)	10,145	78	10,223
FHLB advances	4,241	(1,661)	2,580	2,383	(80)	2,303
Junior subordinated debentures	109	(30)	79	959	(829)	130
Federal funds purchased and securities sold under agreements to repurchase	38	(826)	(788)	649	49	698

Total interest-bearing liabilities	6,820	(9,873)	(3,053)	14,136	(782)	13,354

Net interest income	$4,401	$(3,863)	$538	$17,348	$(452)	$16,896

(1)	The change in interest income or interest expense that is attributable to both changes in average balance and average rate has been allocated to the changes due to (i) average balance and (ii) average rate in proportion to the relationship of the absolute amounts of changes in each.
(2)	Table does not include interest income that would have been earned on nonaccrual loans.

Provision for loan losses

We have experienced positive asset quality measures—low levels of delinquencies, low levels of nonaccrual loans, and low levels of net charge-offs—for an extended period of time. As a result, there was no provision for loan losses for the year ended December 31, 2007. However, due to the current economic climate, increased charge-offs and our ongoing evaluation of credit quality in our loan portfolio, we recorded a provision for loan losses of $1,150,000 for the year ended December 31, 2008.

Increased provisions for loan losses may be required in the future based on loan growth, the effect changes in economic conditions, such as inflation, unemployment, market interest rate levels, and real estate values may have on the ability of our borrowers to repay their loans, and other negative conditions specific to our borrowers’ businesses.

Noninterest income

Noninterest income was $5.4 million for 2008 compared with $8.0 million for 2007.

Service charges on deposit accounts were $2.8 million for 2008, up 77 percent from $1.6 million for 2007. The increase in deposit activity fees in 2008 was due primarily to an increase in customers utilizing fee-generating services such as cash management and on-line banking services and a smaller percentage of fees waived.

Earnings on cash surrender value of life insurance were $424,000 in 2008 compared to $343,000 for 2007. The increase in earnings reflects a higher average cash surrender value during 2008 as compared to 2007.

Due to decreased demand in the secondary markets, the staffing in our Commercial Mortgage Division was reduced in the first quarter of 2008 and loan sale activity and loan commissions from brokered loans declined in 2008 versus 2007. Commercial and multifamily mortgages originated and sold in 2008 totaled approximately $19.9 million. Gains from these sales were $17,000. Commercial and multifamily mortgages originated and sold in 2007 totaled approximately $76.1 million. Gains from these sales were $1.79 million. Loan commissions on brokered commercial and multifamily mortgages were $207,500 in 2008 compared to $224,000 in 2007. We do not expect the demand in the secondary markets will increase in the near term. Similarly, due to decreased demand in the U.S. Small Business Administration, or SBA, secondary markets, we reduced the staffing in our SBA department in the first quarter of 2009. SBA loans originated and sold in 2008 and 2007 totaled approximately $3.8 million and $2.1 million. Gains from these sales were $158,000 and $98,000, respectively. Loan commissions on SBA 504 loans were $69,500 and $185,000 for 2008 and 2007. We do not expect the demand in the SBA secondary markets will increase in the near term.

Noninterest income also includes a recognized pre-tax gain of $2.4 million from the sale of the bank charters of Mercantile and South Bay to United Central Bank and The Independent Bankers Bank, respectively, during the second quarter of 2007.

Other income includes gains from non-hedge derivatives of $1,042,000 in 2008 versus $224,000 in 2007. The increase in 2008 is due to the decrease in market rates throughout 2008 which produced gains on our interest rate floor contracts. Our last derivative contract expired in December 2008.

The following table presents a summary of noninterest income:

	For the years ended December 31,
	2008	2007
	(in thousands)
Service charges on deposit accounts	$2,756	$1,557
Earnings on cash surrender value of life insurance	424	343
Commissions on brokered loans	277	409
Net gain on sale of loans	175	1,790
Net gain (loss) on sale of securities	(22)	89
Net servicing fees	87	58
Gain on sale of bank charters	—	2,375
Gain on derivatives	1,042	224
Other income	642	1,202

Total noninterest income	$5,381	$8,047

Noninterest expense

Noninterest expense for 2008 was $35.1 million down 5.2 percent from $37.0 million for 2007. The decrease in 2008 primarily reflects a decrease in merger and integration-related expenses, as well as a loss on the early termination of debt incurred in 2007. A key measure tracked by us is the efficiency ratio. This ratio measures noninterest expense, excluding amortization of intangibles, to the sum of net interest income and noninterest income. Gains or losses from securities transactions are excluded from noninterest income. The efficiency ratio was 73.45 percent for 2008 compared with 63.18 percent for 2007.

The following table presents a summary of noninterest expense:

	For the years ended December 31,
	2008	2007
	(in thousands)
Salaries and employee benefits	$18,526	$17,514
Premises and equipment	4,813	4,040
Data processing	1,313	1,047
Legal, audit, and other professional services	1,962	1,353
Printing, stationary, and supplies	691	490
Telephone	752	532
Directors’ fees	434	514
Advertising and marketing	1,324	1,029
Postage	199	159
Amortization of intangibles	1,190	1,029
Integration and conversion expenses	—	5,443
Loss on early termination of debt	—	1,564
Other expenses	3,901	2,331

Total noninterest expense	$35,105	$37,045

We launched an integration program shortly after the mergers which combined our three banks under a single brand—First California Bank. We recognized integration and conversion pre-tax charges of $5.44 million in 2007. These charges primarily include $2.3 million severance for the former chief executive officer, chief financial officer, and chief credit officer of National Mercantile and $1.8 million to exit National Mercantile technology. In connection with the integration of the banks, we installed the existing First California Bank technology in all Mercantile and South Bay offices and incurred selective staff reductions. We believe the integration program created operating efficiencies and eliminated redundancies.

In January 2007, we elected to redeem all of the $15.5 million outstanding 10.25% fixed rate junior subordinated debentures due July 25, 2031. The debentures were redeemable at a price of 107.6875% of the principal amount outstanding plus accrued interest. As a result, we incurred a pre-tax charge of $1.6 million in the first quarter of 2007 which is reflected in our 2007 non-interest expense.

To redeem the July 2031 debentures, we issued $16.5 million 6.80% fixed/floating rate junior subordinated debentures due March 15, 2037. For the first five years, the interest rate is fixed. Thereafter, the interest rate resets quarterly to the 3-month LIBOR rate plus 1.60%. These debentures are redeemable at par, in whole or in part, any time on or after March 15, 2012. We expect to save in the initial 5-year period approximately $500,000 per year in pre-tax interest expense from the early redemption of the former and the issuance of the new debentures.

Income taxes

The provision for income taxes was $3.5 million for 2008 compared with $4.2 million for 2007. The effective tax rate was 35.8 percent for 2008 compared with 37.0 percent for 2007.

The combined federal and state statutory rate for 2008 was 42.05 percent and for 2007 was 41.15 percent. The effective tax rates were less than the combined statutory tax rate primarily as a result of excluding from taxable income interest income on municipal securities and the earnings on the cash surrender value of life insurance.

Financial position—September 30, 2009 compared with December 31, 2008

Lending and credit risk

We provide a variety of loan and credit-related products and services to meet the needs of borrowers primarily located in the six Southern California counties where our branches are located. Business loans, represented by commercial real estate loans, commercial loans and construction loans comprise the largest portion of the loan portfolio. Consumer or personal loans, represented by home mortgage, home equity and installment loans, comprise a smaller portion of the loan portfolio.

Credit risk is the risk to earnings or capital arising from an obligor’s failure to meet the terms of any contract with us or otherwise to perform as agreed. All activities in which success depends on counterparty, issuer, or borrower performance have credit risk. Credit risk is present any time we extend, commit or invest funds; whenever we enter into actual or implied contractual agreements for funds, whether on or off the balance sheet, credit risk is present.

All categories of loans present credit risk. Major risk factors applicable to all loan categories include changes in international, national and local economic conditions such as interest rates, inflation, unemployment levels, consumer and business confidence and the supply and demand for goods and services.

Commercial real estate loans rely upon the cash flow originating from the underlying real property. Commercial real estate is a cyclical industry; general economic conditions and local supply and demand affect the commercial real estate industry. In the office sector, the demand for office space is highly dependent on employment levels. Consumer spending and confidence affect the demand for retail space and the levels of retail rents in the retail sector. The industrial sector has exposure to the level of exports, defense spending and inventory levels. Vacancy rates, location and other factors affect the amount of rental income for commercial property. Tenants may relocate, fail to honor their lease or go out of business. In the multifamily residential sector, the affordability of ownership housing, employment conditions and the vacancy of existing inventory heavily influences the demand for apartments. Population growth or decline and changing demographics, such as increases in the level of immigrants or retirees, are also factors influencing the multifamily residential sector.

Construction loans provide developers or owners with funds to build or improve properties; developers ultimately sell or lease these properties. Generally, construction loans involve a higher degree of risk than other loan categories because they rely upon the developer’s or owner’s ability to complete the project within specified cost and time limits. Cost overruns can cause the project cost to exceed the project sales price or exceed the amount of the committed permanent funding. Any number of reasons, such as poor weather, material or labor shortages, labor difficulties, or redoing substandard work to pass inspection, can delay construction projects. Furthermore, changes in market conditions or credit markets may affect a project’s viability once completed.

Commercial loans rely upon the cash flow originating from the underlying business activity of the enterprise. The manufacture, distribution or sale of goods or sale of services are not only affected by general economic conditions but also by the ability of the enterprise’s management to adjust to local supply and demand conditions, maintain good labor, vendor and customer relationships, as well as market, price and sell their goods or services for a profit. Customer demand for goods and services of the enterprise may change because of competition or obsolescence.

Home mortgages and home equity loans and lines of credit use first or second trust deeds on a borrower’s real estate property, typically their principal residence, as collateral. These loans depend on a person’s ability to regularly pay the principal and interest due on the loan and, secondarily, on the value of real estate property that serves as collateral for the loan. Generally, home mortgages involve a lower degree of risk than other loan categories because of the relationship of the loan amount to the value of the residential real estate and a person’s reluctance to forego their principal place of residence. General economic conditions and local supply and demand, however, affect home real estate values. Installment loans and credit card lines also depend on a person’s ability to regularly pay principal and interest on a loan; however, generally these are unsecured loans or, if secured, the collateral value can rapidly decline as is the case for automobiles. A person’s ability to service debt is highly dependent upon their continued employment or financial stability. Job loss, divorce, illness and bankruptcy are just a few of the risks that may affect a person’s ability to service their debt.

Our appraisal policy with respect to real estate secured loans is to obtain an appraisal for the following extensions of credit:

1.	All business loans in excess of $1,000,000 where real estate was taken as collateral but where the sale or rental of the real estate is not the primary source of repayment;

2.	All business loans in excess of $250,000 where real estate was taken as collateral and where the sale or rental of the real estate is the primary source of repayment; and

3.	All real estate secured loans in excess of $250,000.

For all new loans and loans being renewed or extended that require an appraisal, a current appraisal is required, which means an appraisal report with an “as of” date and a property inspection date that are not more than six months before the date of the loan funding. Updated appraisal reports are obtained only in accordance with Uniform Standards of Professional Appraisal Practice guidelines or, in order to determine the useful life of an existing appraisal. In general, the useful life of an appraisal, regardless of amount, is deemed to be the life of the originating loan, unless:

A.	There has been a deterioration in the borrower’s performance and there is an increasing likelihood of a forced liquidation of the property and the existing appraisal is older than two years, and/or

B.	There has been deterioration in the property’s value due to a significant depreciation in local real estate values, lack of maintenance, changes in zoning, environmental contamination, or other circumstances.

Since the risks in each category of loan changes based on a number of factors, it is not possible to state whether a particular type of lending carries with it a greater or lesser degree of risk at any specific time in the economic cycle. Generally, in a stabilized economic environment, home mortgage loans have the least risk, followed by home equity loans, multifamily property loans, commercial property loans, commercial loans and lines and finally construction loans. However, this ordering may vary from time to time and the degree of risk from the credits with the least risk to those with the highest risk profile may expand or contract with the general economy.

We manage credit risk through Board approved policies and procedures. At least annually, the Board reviews and approves these policies. Lending policies provide us with a framework for consistent loan underwriting and a basis for sound credit decisions. Lending policies specify, among other things, the parameters for the type or purpose of the loan, the required debt service coverage and the required collateral requirements. Credit limits are also established and certain loans require approval by the Directors’ Loan Committee. The Directors’ Audit Committee also engages a third party to perform a credit review of the loan portfolio to ensure compliance with policies and assist in the evaluation of the credit risk inherent in the loan portfolio.

Loans

Loans increased $152.4 million, or 19 percent, to $940.9 million at September 30, 2009 from $788.4 million at December 31, 2008. This increase includes the effect of the reclassification of $31.4 million of loans held-for-sale. Loan growth was primarily the result of $101 million of loans we acquired in connection with the FDIC-assisted 1st Centennial Bank transaction.

(in thousands)	At September 30, 2009	At December 31, 2008
Commercial mortgage	$365,540	$302,016
Commercial loans and lines of credit	250,422	228,958
Multifamily mortgage	134,096	51,607
Construction and land development	94,721	133,054
Home mortgage	51,747	45,202
Home equity loans and lines of credit	38,638	22,568
Installment and credit card	5,687	5,016

Total loans	940,851	788,421
Allowance for loan losses	(12,137)	(8,048)

Loans, net	$928,714	$780,373

Loans held-for-sale	$—	$31,401

The loan categories above are derived from bank regulatory reporting standards for loans secured by real estate; however, a portion of the mortgage loans above are loans that we consider to be a commercial loan for which we have taken real estate collateral as additional support or from an abundance of caution. In these instances, we are not looking to the real property as its primary source of repayment, but rather as a secondary or tertiary source of repayment.

Loans held-for-sale at December 31, 2008 represented performing multifamily residential loans originated from January 2008 to December 2008 at interest rates which approximated market rates. In the first quarter of 2009, we identified two prospective buyers for these loans and they undertook their purchase due diligence shortly after year-end. We accepted a bid from one of these buyers in March subject to completion of due diligence. This prospective buyer aggregates loans and re-sells them to FNMA. Subsequent to accepting the bid, FNMA changed its underwriting and documentation standards and, while we did work with the prospective buyer and our borrowers to meet these new standards, we ultimately determined not to pursue the sale and returned these performing, multi-family mortgage loans to our regular loan portfolio. Even though these loans are performing, buyers in the current marketplace would require a yield higher than the current interest rates on these loans. We recognized a market value loss of $709,000 in noninterest expense for the second quarter of 2009 to write down these loans to the lower of cost or market value.

Commercial mortgage loans, the largest segment of our portfolio, were 39 percent of total loans at September 30, 2009 compared with 38 percent at December 31, 2008. We had 370 commercial mortgage loans with an average balance of $991,000 at September 30, 2009 compared to 323 commercial mortgage loans with an average balance of $938,000 at December 31, 2008. Many different commercial property types collateralize our commercial mortgage loans. Our top three categories have been office, industrial, and retail, representing approximately 66 percent of commercial mortgage loans. In addition, most of our commercial property lending is in the six Southern California counties where our branches are located. The following is a table of our commercial mortgage lending by county.

Commercial mortgage loans by region/county (in thousands)	At September 30, 2009	At December 31, 2008
Southern California
Los Angeles	$180,738	$154,669
Orange	28,377	31,808
Ventura	93,613	87,770
Riverside	22,063	8,549
San Bernardino	17,653	9,834
San Diego	16,064	2,966
Santa Barbara	237	236

Total Southern California	358,745	295,832

Northern California
Alameda	330	342
Contra Costa	416	434
Fresno	2,489	2,512
Imperial	373	—
Kern	1,059	1,115
Madera	562	561
Placer	627	635
Sacramento	362	—
Solano	280	285
Tulare	297	300

Total Northern California	6,795	6,184

Total commercial mortgage	$365,540	$302,016

The following table shows the distribution of our commercial mortgage loans by property type.

Commercial mortgage loans by property type (in thousands)	At September 30, 2009	At December 31, 2008
Industrial/warehouse	$90,476	$60,171
Office	79,392	59,183
Retail	70,214	57,799
Hotel	14,053	14,522
Mixed use	12,547	9,334
Assisted living	11,378	11,478
Medical	11,355	15,174
Self storage	10,345	10,081
Restaurant	9,848	11,636
All other	55,932	52,638

Total commercial loans	$365,540	$302,016

We generally underwrote commercial mortgage loans with a maximum loan-to-value of 70 percent and a minimum debt service coverage ratio of 1.25. Beginning in the third quarter of 2009 we changed the maximum loan-to-value to 60 percent and the minimum debt service coverage ratio to 1.35. We believe these changes to our loan origination policies were prudent given the current economic environment. The weighted average loan-to-value percentage of our commercial real estate portfolio is 57.9 percent and the weighted average debt service coverage ratio is 1.54 at September 30, 2009. These criteria may become more conservative depending on the type of property. We focus on cash flow; consequently, regardless of the value of the collateral, the commercial real estate project must provide sufficient cash flow, or alternatively the principals must supplement the project with other cash flow, to service the debt. We generally require the principals to guarantee the loan. We also “stress-test” commercial mortgage loans to determine the potential effect changes in interest rates, vacancy rates, and lease or rent rates would have on the cash flow of the project. Additionally, at least on an annual basis, we require updates on the cash flow of the project and, where practicable, we visit the properties.

Commercial loans represent the next largest category of loans and were 27 percent of total loans at September 30, 2009, down from 29 percent at December 31, 2008. We had 741 commercial loans with an average balance of $337,000 at September 30, 2009 compared to 796 commercial loans with an average balance of $288,000 at December 31, 2008. Unused commitments on commercial loans were $43.0 million at September 30, 2009 compared with $103.5 million at December 31, 2008. Working capital, equipment purchases or business expansion are the typical purposes for commercial loans. Commercial loans may be unsecured or secured by assets such as equipment, inventory, accounts receivables, and real property. Personal guarantees of the business owner may also be present. Additionally, these loans may also have partial guarantees from the SBA or other federal or state agencies. Broadly diversified business sectors with the largest sectors in real estate/construction, finance and insurance, healthcare, manufacturing and professional services comprise the commercial loan portfolio. Below is a table of our loans by business sector.

Commercial loans by industry/sector (in thousands)	At September 30, 2009	At December 31, 2008
Services	$68,683	$56,298
Information	58,965	55,510
Real estate	58,929	54,200
Trade	27,137	24,865
Manufacturing	16,111	10,620
Healthcare	12,571	13,731
Transportation and warehouse	7,815	8,796
Other	211	4,938

Total commercial loans	$250,422	$228,958

We underwrite commercial loans with maturities not to exceed seven years and we generally require full amortization of the loan within the term of the loan. We underwrite traditional working capital lines for a 12 month period and have a 30-day out-of-debt requirement. Accounts receivable and inventory financing revolving lines of credit have an annual maturity date, a maximum advance rate, and an annual field audit for lines of $200,000 or more. Third-party vendors perform field audits for our accounts receivable and inventory financing revolving lines of credit. The maximum advance rate for accounts receivable is 80 percent and the maximum advance rate for eligible inventory is 50 percent.

Construction and land loans represent 10 percent of total loans at September 30, 2009, down from 17 percent at December 31, 2008. At September 30, 2009, we had 39 projects with an average commitment of $3,078,000 compared with 49 projects with an average commitment of $3,442,000 at December 31, 2008. Construction loans represent single-family, multifamily and commercial building projects as well as land development loans. The decline in construction and land loans since the end of 2008 reflects principally the successful completion and sale of projects as well as the general reduction in new business activity. At

September 30, 2009, 26 percent of these loans, or $24.7 million, represent single-family residential construction projects; 12 percent, or $11.2 million, were multi-family residential construction projects; 43 percent, or $40.5 million, were commercial projects; and, 19 percent, or $18.3 million, were land development projects.

Construction loans are typically short term, with maturities ranging from 12 to 18 months. For commercial projects, we have had a maximum loan-to-value requirement of 75 percent of the appraised value. For residential projects, the maximum loan-to-value has been 80 percent. Beginning in the third quarter of 2009 we changed the maximum loan-to-value to 70 percent for both commercial and residential projects. The weighted average loan-to-value ratio for our construction and land portfolio is 72.1 percent at September 30, 2009. At September 30, 2009, we have only eight projects for which we capitalize interest income. Capitalized interest income for the nine months ended September 30, 2009 was $371,000 for these eight projects. At the borrower’s expense, we use a third party vendor for funds control, lien releases and inspections. In addition, we regularly monitor the marketplace and the economy for evidence of deterioration in real estate values.

Below is a table of our construction and land loans by county.

Construction and land loans by county (in thousands)	At September 30, 2009		At December 31, 2008
	Commitment	Outstanding	Commitment	Outstanding
Los Angeles	$51,317	$46,136	$91,254	$66,390
Orange	6,872	6,670	8,550	3,650
Ventura	57,685	37,801	56,101	50,290
Riverside	4,155	4,114	2,984	2,958
San Bernardino	—	—	414	417
San Diego	—	—	736	738
Santa Barbara	—	—	8,611	8,611

Total construction and land loans	$120,029	$94,721	$168,650	$133,054

We are mindful of the recent developments in our marketplace and have supplemented our regular monitoring practices by updating project appraisals, re-evaluating estimated project marketing time and re-evaluating the sufficiency of the original loan commitment to absorb interest charges (i.e., interest reserves). We are also re-evaluating the ability of the project sponsor, where applicable, to successfully complete other projects funded by other institutions. In circumstances where the interest reserve was not sufficient, the project sponsor has made payments to us from their general resources or the project sponsor placed with us the proceeds from a portion of the project sales. While we believe that our monitoring practices are adequate, we cannot assure you that there will not be further delinquencies, lengthened project marketing time or declines in real estate values.

Multifamily residential mortgage loans were 14 percent of total loans at September 30, 2009, up from 7 percent at December 31, 2008. We had approximately 156 multifamily loans with an average balance of $862,000 at September 30, 2009, compared to approximately 68 multifamily loans with an average balance of $755,000 at December 31, 2008. Apartments mostly located in our six-county market area serve as collateral for our multifamily mortgage loans. The entire amount of $31.2 million, representing the loans held-for-sale which were transferred back to loans in the second quarter of 2009, were multifamily loans located in Los Angeles, Orange and Ventura counties. We underwrite multifamily mortgage loans in a fashion similar to commercial mortgage loans previously described. The weighted average loan-to-value percentage is 60.8% and the weighted average debt service coverage ratio is 1.28 of our multifamily portfolio at September 30, 2009. Below is a table of our multifamily mortgage loans by county.

Multifamily mortgage loans by region/county (in thousands)	At September 30, 2009	At December 31, 2008
Southern California
Los Angeles	$88,529	$15,574
Orange	17,252	17,774
Ventura	7,712	3,842
San Bernardino	4,284	3,925
San Diego	5,078	3,016
Santa Barbara	1,135	—

Total Southern California	123,990	44,131

Northern California
Alameda	799	806
Calaveras	1,378	1,387
Fresno	252	256
Kern	2,696	—
Merced	674	681
Monterey	385	388
Mono	232	235
San Francisco	1,351	1,363
San Luis Obispo	500	504
Santa Clara	705	711
Santa Cruz	1,134	1,145

Total Northern California	10,106	7,476

Total multifamily mortgage	$134,096	$51,607

The table below illustrates the distribution of our loan portfolio by loan size at September 30, 2009. We distributed all loans by loan balance outstanding except for construction loans, which we distributed by loan commitment. At September 30, 2009, 33 percent of our loans were less than $1 million and 75 percent of our loans were less than $5 million. We believe the high number of smaller-balance loans aids in the mitigation of credit risk; however, a prolonged and deep recession can affect a greater number of borrowers.

	September 30, 2009
	Less than $500,000	$500,000 to $999,999	$1,000,000 to $2,999,999	$3,000,000 to $4,999,999	$5,000,000 to $9,999,999	$10,000,000 to $25,000,000
Commercial mortgage	12%	15%	34%	12%	20%	7%
Commercial loans and lines of credit	24%	11%	33%	13%	10%	9%
Construction and land development	2%	3%	13%	26%	32%	24%
Multifamily mortgage	12%	31%	42%	0%	15%	0%
Home mortgage	30%	25%	19%	0%	26%	0%
Home equity loans and lines of credit	37%	24%	19%	20%	0%	0%
Installment and credit card	88%	12%	0%	0%	0%	0%

Totals	17%	16%	31%	11%	17%	8%

Allowance for loan losses

We maintain an allowance for loan losses to provide for inherent losses in the loan portfolio. We establish the allowance through a provision charged to expense. We charge-off all loans judged to be uncollectible against the allowance while we credit any recoveries on loans to the allowance. We charge-off commercial and real estate loans—construction, commercial mortgage, and home mortgage—by the time their principal or interest becomes 120 days delinquent unless the loan is well-secured and in the process of collection. We charge-off consumer loans by the time they become 90 days delinquent unless they too are well-secured and in the process of collection. We also charge-off deposit overdrafts when they become more than 60 days old. We evaluate secured loans on a case by case basis to determine the ultimate loss potential to us subsequent to the sale of collateral. In those cases where the collateral value is less than the loan, we charge-off the loan to reduce the balance to a level equal to the net realizable value of the collateral.

Our loan policy provides procedures designed to evaluate and assess the risk factors associated with our loan portfolio, to enable us to assess such risk factors prior to granting new loans and to evaluate the sufficiency of the allowance for loan losses. We assess the allowance on a monthly basis and undertake a more critical evaluation quarterly. At the time of the monthly review, the Board of Directors will examine and formally approve the adequacy of the allowance. The quarterly evaluation includes an assessment of the following factors: any external loan review and any regulatory examination, estimated probable loss exposure on each pool of loans, concentrations of credit, value of collateral, the level of delinquency and nonaccruals, trends in the portfolio volume, effects of any changes in the lending policies and procedures, changes in lending personnel, present economic conditions at the local, state and national level, the amount of undisbursed off-balance sheet commitments, and a migration analysis of historical losses and recoveries for the prior eight quarters.

Our evaluation of the adequacy of the allowance for loan losses includes a review of individual loans to identify specific probable losses and also assigns estimated loss factors to specific groups or types of loans to calculate possible losses. In addition, we estimate the probable loss on previously accrued but unpaid interest. We refer to these as quantitative considerations. Our evaluation also considers subjective factors such as changes in local and regional economic and business conditions, financial improvement or deterioration in business sectors and industries, changes in lending practices, changes in personnel, changes in the volume and level of past due and nonaccrual loans and concentrations of credit. We refer to these as qualitative considerations.

We have historically experienced positive asset quality measures—low levels of delinquencies, low levels of nonaccrual loans, and low levels of net loan charge-offs—for an extended period of time. As a result, our 2008 quarterly loan loss provisions were not significant. Our loan loss provisions for the third quarter and nine months ended September 30, 2009 were $4.1 million and $10.3 million, respectively. The larger loan loss provision in 2009 as compared with prior periods is based upon the factors considered in the following discussion.

Our assessment of the allowance for loan losses considered, among other things, estimated loss factors assigned to specific types of loans, changes and trends in the level of delinquencies, nonaccrual loans and loan charge-offs, changes in the value of collateral, changes in the local and regional economic and business conditions, the judgment of the bank regulatory agencies at the conclusion of their examination process with respect to information available to them during such examination process and the significant growth in loans arising from the FDIC-assisted 1st Centennial Bank transaction. More specifically, we revised upward, in the first quarter of 2009, our estimated loss factors for our qualitative considerations because of the following considerations.

We considered the increased trend in the level of our delinquencies, nonaccrual loans and loan charge-offs. Total past due loans and nonaccrual loans increased to $49.6 million at September 30, 2009 from $35.5 million at June 30, 2009, $14.8 million at March 31, 2009 and $11.5 million at December 31, 2008. Foreclosed property was $6.1 million at September 30, 2009 compared with $6.8 million at June 30, 2009, $1.1 million at March 31, 2009 and $0.3 million at December 31, 2008. Net loan charge-offs were $3,935,000 for the third quarter of 2009, $430,000 for the second quarter of 2009 and $1,842,000 for the first quarter of 2009 compared with $194,000 for the third quarter of 2008, $15,000 for the second quarter of 2008 and $570,000 for the first quarter of 2008. For the first nine months of 2009, net loan charge-offs were $6.2 million compared with $0.8 million for the first nine months of 2008.

We considered the prolonged marketing time and declining sales prices for our completed construction loan portfolio. Our construction and land loan portfolio was 10 percent of total loans at September 30, 2009 compared with 14 percent at March 31, 2009 and 17 percent at December 31, 2008. This loan portfolio declined principally from successful marketing and sales efforts, however, the continued disruption in the residential and commercial mortgage loan markets and the continued downward pressure on real estate values may adversely affect these loans.

We considered our entry into a new market area with new lending personnel arising from the FDIC-assisted 1st Centennial Bank transaction. This market area has experienced severe declines in real estate values, a large number of business and personal bankruptcies and several bank failures. We evaluated the credit risk of the loans acquired in the transaction and the loans originated since the transaction using the same standards as for our other loans; however, we are mindful the difficulties confronting businesses in this new market area may adversely affect these loans.

Finally, we considered the possible length and depth of the economic recession and the impact it might have on our borrowers and the judgment of the bank regulatory agencies at the conclusion of their examination process with respect to information available to them during such examination process.

As a result, we increased the allowance for loan losses to $12.1 million at September 30, 2009 from $8.0 million at December 31, 2008. The provision for loan losses was $4.1 million for the third quarter of 2009, compared with $0.3 million for the third quarter of 2008. The increased provision for loan losses in 2009 is primarily attributable to the increase in delinquency trends, nonaccrual loan levels and higher net loan charge-offs. For the first nine months of 2009, the provision for loan losses was $10.3 million compared with $1.0 million for the first nine months of 2008. Due to the current economic climate, we anticipate delinquency trends, nonaccrual loan levels, and net loan charge-offs to be higher than our 2008 and 2007 historical experience. As such, we anticipate our provision for loan losses will change from quarter to quarter based on our determination of the adequacy of the allowance for loan losses at each period end and that our total provision for loan losses will be higher than our 2008 and 2007 historical experience.

The ratio of the allowance for loan losses to loans was 1.29 percent at September 30, 2009 compared with 1.02 percent at December 31, 2008. While we believe that our allowance for loan losses was adequate at September 30, 2009 and December 31, 2008, the determination of the allowance is a highly judgmental process and we cannot assure you that we will not further increase or decrease the allowance or that bank regulators will not require us to increase or decrease the allowance in the future. The following table presents activity in the allowance for loan losses:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2009	2008	2009	2008
	(Dollars in thousands)
Beginning balance	$11,955	$7,893	$8,048	$7,828
Provision for loan losses	4,117	300	10,296	950
Loans charged-off	(4,079)	(206)	(6,590)	(917)
Recoveries on loans charged-off	144	12	383	138

Ending balance	$12,137	$7,999	$12,137	$7,999

Allowance to loans	1.29%	1.02%	1.29%	1.02%
Net loans charged-off (annualized) to average loans	1.68%	0.10%	0.91%	0.13%

The following table presents the net loan charge-offs (recoveries) by loan type for the periods indicated.

(in thousands)	Nine Months Ended September 30, 2009	Nine Months Ended September 30, 2008
Construction	$853	$—
Home mortgage	736	—
Commercial loans & lines	3,364	216
Commercial mortgage	1,269	—
Consumer	(15)	563

Total	$6,207	$779

Net loan charge-offs for the nine months ended September 30, 2009 were $6.2 million compared with $779,000 for the same period last year. In the 2009-third quarter, one loan relationship that had a $2.0 million owner-occupied commercial mortgage and $5.4 million of secured business loans abruptly discontinued business. We realized $3.1 million of loan charge-offs on this loan relationship, $2.6 million related to the secured business loans and $0.5 million related to the owner-occupied commercial mortgage loan. In addition, we realized a $0.5 million charge-off on a $1.8 million nonaccrual commercial mortgage loan on which we began foreclosure in the 2009-third quarter. In the 2009-first quarter, we realized $0.7 million of loan charge-offs related to five home mortgage loans. We purchased 110 home mortgage loans in 2005, 2006 and 2007 with an original unpaid principal balance of $55.7 million. A national mortgage company services these loans for us. At September 30, 2009 there were 56 and $23.5 million of these purchased home mortgage loans remaining. Also in the first half of 2009, we realized a $0.6 million loan charge-off on a construction loan. The borrower could not overcome engineering issues and abandoned the project. In addition, in the 2009-second quarter, we received a $0.2 million recovery on a consumer loan charged-off in the first quarter of 2008.

The following table illustrates the significant net loan charge-offs for the nine months ended September 30, 2009:

Description	Construction and Land	Home Mortgage	Commercial Loans	Commercial Mortgage	Installment	Total
$7.4 MM business loan relationship	$—	$—	$2.6	$0.5	$—	$3.1
$1.8 MM office building	—	—	—	0.5	—	0.5
$55.7 MM purchased home mortgage portfolio	—	0.7	—	—	—	0.7
$0.6 MM construction loan	0.6	—	—	—	—	0.6
$0.6 MM consumer loan	—	—	—	—	(0.2)	(0.2)
All other loan charge-offs and recoveries, net	0.3	—	0.8	0.3	0.1	1.5

Net loan charge-offs 2009-nine month period	$0.9	$0.7	$3.4	$1.3	$(0.1)	$6.2

Average loan balance for 2009-nine month period	$112.7	$81.0	$226.1	$489.2	$4.3	$913.3

Net loan charge-offs (annualized) to average loans	1.06%	1.15%	2.01%	0.35%	-0.47%	0.91%

Past due loans and foreclosed assets consist of the following:

(dollars in thousands)	At September 30, 2009	At December 31, 2008
Accruing loans past due 30—89 days	$7,314	$2,644
Accruing loans past due 90 days or more	$2,970	$429
Nonaccrual loans	$39,330	$8,475
Foreclosed assets	$6,120	$327

Nonaccrual loans and loans past due 90 days or more and accruing increased to $42.3 million at September 30, 2009 from $8.9 million at December 31, 2008. These non-performing loans, as a percentage of total loans, were 4.5 percent at the end of the third quarter compared with 1.1 percent at December 31, 2008. We added 12 loans or $15.3 million to nonaccrual loans in the 2009 third quarter and we received pay-offs for 2 loans of $2.7 million. Since the end of 2008, we added 21 loans or $41.3 million to nonaccrual loans; we received pay-offs for 3 loans of $2.9 million; and we foreclosed upon 3 loans for $6.6 million and reclassified them to foreclosed property.

Our largest nonaccrual loan is a $22.5 million completed office complex construction loan in Ventura County. This project began in the 2007 first quarter and consists of 31 buildings on 13 acres. We filed a notice of default in the 2009 third quarter. Nine units sold in 2008 and four units are presently in escrow. These escrows total approximately $4.0 million and we expect them to close in the 2009-fourth quarter or 2010-first quarter. We obtained our most current appraisal in the 2008 fourth quarter and will pursue a new appraisal in the 2009 fourth quarter. Our most current appraisal indicates a loan-to-value of approximately 60 percent. Accordingly, we have no specific loss allowance for this loan.

Our next largest nonaccrual loan relationship represents two completed high-end homes in the coastal communities of Los Angeles County for $7.6 million. We filed notices of default in the 2009 third quarter. Our most current appraisals indicate loan-to-value of approximately 80 percent. Accordingly, we have no specific loss allowance for this loan relationship.

Our third largest nonaccrual loan relationship represents a $1.6 million owner-occupied commercial mortgage loan and $2.6 million of business loans to a borrower who abruptly discontinued business in the 2009 third quarter. These amounts are after charge-offs of $0.5 million and $2.6 million, respectively. We have, since the end of the 2009 third quarter, received proceeds of approximately $0.5 million from the sale of equipment and collection of accounts receivable. While we are making every attempt to maximize proceeds from the collection of accounts receivable and the sale of assets, we cannot assure you that there will not be further loan charge-offs on this relationship. We estimated at September 30, 2009 a specific loss allowance of $0.5 million for this loan relationship and this estimate may increase in subsequent periods.

We have one other nonaccrual loan in excess of $1 million and that is a $1.3 million office building in Riverside County. We filed a notice of default in the 2009 third quarter, realized a charge-off of $0.5 million in the 2009 third quarter and anticipate completing our foreclosure in the 2009 fourth quarter or 2010 first quarter. We estimate that the carrying value of the loan approximates the net proceeds we will receive through the sale of the office building.

The following table presents the activity in our nonaccrual loan category for the periods indicated.

	Three months ended September 30,				Nine months ended September 30,
	2009		2008		2009		2008
(dollars in thousands)	# of Loans	$ Amount	# of Loans	$ Amount	# of Loans	$ Amount	# of Loans	$ Amount
Beginning balance	11	$26,957	4	$6,627	7	$8,475	1	$5,720
New loans added	12	15,280	4	2,098	21	41,253	7	3,005
Repurchase of SBA-guaranteed participation	—	—	—	—	—	136	—	—
Loans transferred to foreclosed property	(1)	(119)	—	—	(3)	(6,612)	—	—
Payoffs of existing loans	(2)	(2,729)	—	—	(3)	(2,938)	—	—
Partial charge offs on existing loans	—	—	—	—	—	(323)	—	—
Charge offs on existing loans	—	—	(1)	(83)	(2)	(560)	(1)	(83)
Payments on existing loans	—	(59)	—	(6)	—	(101)	—	(6)

Ending balance	20	$39,330	7	$8,636	20	$39,330	7	$8,636

Foreclosed property at September 30, 2009 consists of a $6.0 million vacant land property and a $0.1 million single family 1-4 property.

The following table presents the activity of our foreclosed property for the periods indicated.

	Three months ended September 30,				Nine months ended September 30,
	2009		2008		2009		2008
(dollars in thousands)	# of Properties	$ Amount	# of Properties	$ Amount	# of Properties	$ Amount	# of Properties	$ Amount
Beginning balance	3	$6,828	1	$154	2	$327	1	$197
New properties added	1	126	1	119	3	6,893	1	119
Writedowns of existing properties	(1)	(136)	—	—	(1)	(151)	—	—
Sales proceeds received	(1)	(698)	—	—	(2)	(949)	—	(43)

Ending balance	2	$6,120	2	$273	2	$6,120	2	$273

The allowance for losses on undisbursed commitments was $97,000 and $102,000 at September 30, 2009, and December 31, 2008, respectively. The allowance for losses on undisbursed commitments is included in “accrued interest payable and other liabilities” on the consolidated balance sheets.

The following table presents the allocation of the allowance for loan losses to each loan category and the percentage relationship of loans in each category to total loans:

	September 30, 2009		December 31, 2008
(in thousands)	Allocation of the allowance by loan category	Percent of Loans in Category to Total loans	Allocation of the allowance by loan category	Percent of Loans in Category to Total loans
Commercial mortgage	$3,585	39%	$2,309	38%
Multifamily mortgage	1,463	14%	389	7%
Commercial loans	3,736	27%	2,328	29%
Construction loans	2,529	10%	1,986	17%
Home equity loans	337	4%	172	3%
Home mortgage	438	5%	334	6%
Installment and credit card	49	1%	40	—

Subtotal	12,137	100%	7,558	100%
Unallocated	—		490

Total	$12,137	100%	$8,048	100%

Unallocated amounts represent some of the qualitative considerations which we do not attribute to any one loan category. The decrease in the unallocated amount from December 31, 2008 to September 30, 2009 is due to attributing more of the qualitative factors to individual loan categories in the current period than was done historically. The amounts or proportions displayed above should not be interpreted as charge-offs to the allowance that we may incur. We based the amounts attributed to each loan category on the analysis described above.

We consider a loan to be impaired when, based on current information and events, we do not expect to be able to collect all amounts due according to the loan contract, including scheduled interest payments. Due to the size and nature of the loan portfolio, we determine impaired loans by periodic evaluation on an individual loan basis. The average investment in impaired loans was $32.7 million for the nine months ended September 30, 2009 and $10.6 million for the nine months ended September 30, 2008. Impaired loans were $41.4 million at September 30, 2009 and $34.5 million at December 31, 2008. Allowances for losses for individually impaired loans are computed in accordance with SFAS No. 114 Accounting by Creditors for Impairment of a Loan, and are based on either the estimated collateral value less estimated selling costs (if the loan is a collateral-dependent loan), or the present value of expected future cash flows discounted at the loan’s effective interest rate. Of the $41.4 million of impaired loans at September 30, 2009, $3.7 million had specific allowances of $0.6 million. Of the $34.5 million of impaired loans at December 31, 2008, $2.0 million had specific allowances of $0.6 million.

Investing, funding and liquidity risk

Liquidity risk is the risk to earnings or capital arising from the inability to meet obligations when they come due without incurring unacceptable losses. Liquidity risk includes the inability to manage unplanned decreases or changes in funding sources as well as the failure to recognize or address changes in market conditions that affect the ability to liquidate assets quickly and with minimal loss in value.

We manage bank liquidity risk through Board approved policies and procedures. The Directors review and approve these policies at least annually. Liquidity risk policies provide us with a framework for consistent evaluation of risk and establish risk tolerance parameters. Management’s Asset and Liability Committee meets regularly to evaluate liquidity risk, review and establish deposit interest rates, review loan and deposit in-flows and out-flows and reports quarterly to the Directors’ Balance Sheet Management Committee on compliance with policies. The Directors’ Audit Committee also engages a third party to perform a review of management’s asset and liability practices to ensure compliance with policies.

Our primary source of funds continues to be core deposits (representing checking, savings and small balance retail certificates of deposit). At September 30, 2009, core deposits totaled $802.0 million. At December 31, 2008, core deposits totaled $503.8 million. The increase is a result of the core deposits acquired in connection with the FDIC-assisted 1st Centennial Bank transaction and organic deposit growth throughout our branch network. Core deposits represent a significant low-cost source of funds that support our lending activities and represent a key part of our funding strategy. We seek and stress the importance of both loan and deposit relationships with customers in our business plans.

Alternative funding sources include large balance certificates of deposits, brokered deposits, federal funds purchased from other institutions, securities sold under agreements to repurchase and borrowings. Total alternative funds used at September 30, 2009 declined to $472.1 million from $579.0 million at December 31, 2008.

In addition, we have lines of credit with other financial institutions providing for federal funds facilities up to a maximum of $27.0 million. The lines of credit support short-term liquidity needs and we cannot use them for more than 30 consecutive days. These lines are unsecured, have no formal maturity date and can be revoked at any time by the granting institutions. There were no borrowings under these lines of credit at September 30, 2009 or December 31, 2008. We also have a $13.4 million secured borrowing facility with the Federal Reserve Bank of San Francisco which had no balance outstanding at September 30, 2009 or December 31, 2008. In addition, we had approximately $156.0 million of available borrowing capacity on the Bank’s secured FHLB borrowing facility at September 30, 2009.

The primary sources of liquidity for the Company, on a stand-alone basis, include the dividends from the Bank and, historically, our ability to issue trust preferred securities and secure outside borrowings. The ability of the Company to obtain funds for its cash requirements, including payments on the junior subordinated debentures underlying our outstanding trust preferred securities and the dividend on our series B preferred stock, is largely dependent upon the Bank’s earnings. The Bank is subject to restrictions under certain federal and state laws and regulations which limit its ability to transfer funds to the Company through intercompany loans, advances or cash dividends. The DFI under its general supervisory authority as it relates to a bank’s capital requirements regulates dividends paid by state banks, such as the Bank. A state bank may declare a dividend without the approval of the DFI as long as the total dividends declared in a calendar year do not exceed either the retained earnings or the total of net profits for three previous fiscal years less any dividends paid during such period. During the first nine months of 2009, we received no dividends from the Bank. The amount of dividends available for payment by the Bank to the Company at September 30, 2009 without prior approval from bank regulators was $14.9 million. The Company has $8.7 million in cash on deposit with the Bank at September 30, 2009.

As of September 30, 2009 and December 31, 2008, we had $26.7 million of junior subordinated debentures outstanding from two issuances of trust preferred securities. First California Capital Trust I’s capital securities have an outstanding balance of $16.5 million, mature on March 15, 2037, and are redeemable, at par, at the Company’s option at any time on or after March 15, 2012. The securities have a fixed annual rate of 6.80% until January 15, 2012, and a variable annual rate thereafter, which resets quarterly, equal to the 3-month LIBOR rate plus 1.60% per annum. FCB Statutory Trust I’s capital securities have an outstanding balance of $10.3 million, mature on December 15, 2035, and are redeemable, at par, at the Company’s option at any time on or after December 15, 2010. The securities have a fixed annual rate of 6.145% until December 15, 2010, and a variable annual rate thereafter, which resets quarterly, equal to the 3-month LIBOR rate plus 1.55% per annum.

Securities

We classify securities as ‘available-for-sale’ for accounting purposes and, as such, report them at their fair, or market, values in our balance sheets. We use quoted market prices for fair values. We report as ‘other comprehensive income or loss’, net of tax changes in the fair value of our securities (that is, unrealized holding gains or losses) and carry these cumulative changes as accumulated comprehensive income or loss within shareholders’ equity until realized.

Securities, at amortized cost, increased by $94.4 million, or 44 percent, from $216.4 million at December 31, 2008 to $310.8 million at September 30, 2009. The increase is primarily due to the securities acquired in connection with the FDIC-assisted 1st Centennial Bank transaction, net of securities sold in the first nine months of 2009.

Net unrealized holding losses were $8.5 million at September 30, 2009 and were $14.0 million at December 31, 2008. As a percentage of securities, at amortized cost, net unrealized holding losses were 2.72 percent and 6.46 percent at the end of each respective period. Securities are comprised largely of U.S. government agency mortgage-backed securities, U.S. government agency and private-label collateralized mortgage obligations and U.S. government agency notes. We perform regularly an impairment analysis on our securities portfolio. Other-than-temporary impairment occurs when it is probable that we will be unable to collect all amounts due according to the contractual terms of the debt security not impaired at acquisition. When an other-than-temporary impairment occurs, we write-down the cost basis of the security to its fair value and establish a new cost basis. We recognize the write-down as a loss in our income statement if it is credit related. Other-than-temporary declines in fair value are assessed based on the duration the security has been in a continuous unrealized loss position, the severity of the decline in value, the rating of the security, the long-term financial outlook of the issuer, the expected future cash flows and our ability and intent on holding the securities until the fair values recover.

The following table shows the gross unrealized losses and amortized cost of the Company’s securities with unrealized losses that are not deemed to be other-than-temporarily impaired, aggregated by investment category and length of time that individual securities have been in a continuous unrealized loss position at September 30, 2009 and December 31, 2008. This table excludes the one security with an other-than-temporary impairment at September 30, 2009.

	At September 30, 2009
	Less Than 12 Months		Greater Than 12 Months		Total
(in thousands)	Amortized Cost	Unrealized Losses	Amortized Cost	Unrealized Losses	Amortized Cost	Unrealized Losses
U.S. Treasury notes	$7,739	$(3)	$—	$—	$7,739	$(3)
U.S. government agency mortgage-backed securities	9,632	(38)	—	—	9,632	(38)
U.S. government agency collateralized mortgage obligations	5,045	(29)	—	—	5,045	(29)
Private-label collateralized mortgage obligations	3,959	(155)	32,138	(7,302)	36,097	(7,457)
Municipal securities	—	—	173	(2)	173	(2)
Other domestic debt securities	—	—	4,867	(2,612)	4,867	(2,612)

	$26,375	$(225)	$37,178	$(9,916)	$63,553	$(10,141)

	At December 31, 2008
	Less Than 12 Months		Greater Than 12 Months		Total
(in thousands)	Amortized Cost	Unrealized Losses	Amortized Cost	Unrealized Losses	Amortized Cost	Unrealized Losses
U.S. government agency mortgage-backed securities	$3,611	$(46)	$—	$—	$3,611	$(46)
U.S. government agency collateralized mortgage obligations	1,476	(5)	—	—	1,476	(5)
Private-label collateralized mortgage obligations	51,107	(15,205)	3,078	(288)	54,185	(15,493)
Municipal securities	7,360	(121)	173	(2)	7,533	(123)
Other domestic debt securities	—	—	4,941	(2,032)	4,941	(2,032)

	$63,554	$(15,377)	$8,192	$(2,322)	$71,746	$(17,699)

The majority of unrealized losses at September 30, 2009 relate to a type of mortgage-backed security also known as private-label collateralized mortgage obligations, or CMOs. As of September 30, 2009, the fair value of these securities was $36.8 million, representing 12 percent of our securities portfolio. Gross unrealized losses related to these securities amounted to $9.4 million, or 20 percent of the aggregate cost basis of these securities as of September 30, 2009. The gross unrealized losses associated with these securities were primarily due to extraordinarily high investor yield requirements resulting from an extremely illiquid market, significant uncertainty about the future condition of the mortgage market and the economy, and continued deterioration in the credit performance of loan collateral underlying these securities, causing these securities to be valued at significant discounts to their acquisition cost. All of these securities had credit rating agency grades of triple-A at purchase and, except for five of these securities, various rating agencies have reaffirmed these securities’ investment grade status as of September 30, 2009. The aggregate amortized cost basis of these five securities is $27.7 million at September 30, 2009. One CMO with an amortized cost basis of $6.3 million has an unrealized loss of $1.9 million as of September 30, 2009. As of September 30, 2009, this security was rated triple-C by one rating agency. The current delinquency and default rates of the collateral for this security are above original expectations at the time of our purchase. We performed a discounted cash flow analysis for this security using the current month, last three month and last twelve month historical prepayment speed, the cumulative default rate and the loss severity rate to determine if there was other-than-temporary impairment as of September 30, 2009. A credit loss is the difference between our best estimate of the present value of the cash flows expected to be collected and the amortized cost basis of the security. Our discounted cash flow analysis resulted in a shortfall of estimated contractual cash flows to the tranche of this security owned by us. Therefore, for this security, we recognized an other-than-temporary impairment loss of $565,000 as of June 30, 2009. We further determined that no additional other-than-temporary impairment loss was necessary for the third quarter of 2009. We will continue to monitor the credit performance of this security and if the performance deteriorates from current levels, we may recognize an additional other-than-temporary impairment loss in future periods.

We performed a similar discounted cash flow analysis as described above for the four other CMO securities rated less than investment grade at September 30, 2009. All four of these analyses indicated that there was no shortfall of future cash flows to the tranche of the securities owned by us. As we have the ability and intention to hold these securities for a sufficient amount of time, during which the fair value may recover to cost or the security matures, we did not deem these securities other-than-temporarily impaired at September 30, 2009.

The issuers of the remaining CMO securities in our portfolio have not, to our knowledge, established any cause for default on these securities and the credit performance of the underlying collateral is within expected parameters.

We also own one pooled trust preferred security, rated triple-A at purchase, with an amortized cost basis of $4.9 million and an unrealized loss of $2.6 million at September 30, 2009. The severe disruption in the market for these securities contributed to this unrealized loss. One credit rating agency has now rated the security single-A while another has rated the security triple-B-. The senior tranche owned by us has a significant collateral margin at September 30, 2009. There is minimal default experience within this security and there is no evidence of a shortage of contractual cash flows to the tranche of the security owned by us. As we have the ability and intention to hold this security for a sufficient amount of time, during which the fair value may recover to cost or the security matures, we do not consider this security to be other-than-temporarily impaired at September 30, 2009.

The remainder of our securities portfolio consists mainly of U.S. Treasury securities, U.S. government agency mortgage-backed securities, U.S. government agency collateralized mortgage obligations and various municipal securities. One of these municipal securities has been in a continuous unrealized loss position for twelve months or longer as of September 30, 2009. This security had a credit rating agency grade of triple-A upon purchase and various rating agencies have reaffirmed this securities’ long-term investment grade status of single-A at September 30, 2009. The aggregate gross unrealized loss for this security is $2,000 at September 30, 2009. The issuer of this security has not, to our knowledge, established any cause for default on this security. These securities have fluctuated in value since their purchase dates as market interest rates have fluctuated. However, we have the ability and the intention to hold these securities for a sufficient amount of time, during which their fair values may recover to cost or the securities may mature. As such, we do not consider these securities to be other-than-temporarily impaired at September 30, 2009.

If current conditions in the mortgage markets and general business and economic conditions continue to deteriorate further, the fair value of our securities may decline further and we may experience other-than-temporary impairment on other securities in future periods, as well as further impairment of the one security deemed other-than-temporarily impaired. We will continue to evaluate our securities portfolio for other-than-temporary impairment at each reporting date and we can provide no assurance that there will not be an other-than-temporary impairment loss in future periods.

The following table presents the other-than-temporary impairment activity related to credit loss, which is recognized in earnings, and the other-than-temporary impairment activity related to all other factors, which are recognized in other comprehensive income.

	Three Months Ended September 30, 2009
(in thousands)	Impairment Related to Credit Loss	Impairment Related to Other Factors	Total Impairment
Recognized as of beginning of period	$565	$—	$565
Charges on securities for which OTTI was not previously recognized	—	—	—

Recognized as of end of period	$565	$—	$565

Deposits

Deposits represent our primary source of funds for funding our lending activities. The following table presents the average balance and the average rate paid on each deposit category for the periods indicated:

	Nine months ended September 30,
	2009		2008
(in thousands)	Average Balance	Rate	Average Balance	Rate
Average core deposits
Noninterest bearing checking	$280,036		$192,704
Interest checking	77,096	0.29%	57,667	0.79%
Savings and money market accounts	256,122	1.08%	200,533	1.95%
Retail time deposits less than $100,000	109,904	2.05%	57,427	4.91%

Total average core deposits	723,158	0.73%	508,331	1.42%

Average noncore deposits
Brokered time deposits less than $100,000	68,991	3.30%	25,584	3.91%
Time deposits of $100,000 or more	281,588	1.85%	213,224	2.67%

Total average core and noncore deposits	$1,073,737	1.19%	$747,139	1.99%

The significant increase in deposits from the prior period is primarily due to the acquisition of $270 million of non-brokered insured deposits in connection with the FDIC-assisted 1st Centennial Bank transaction. Interest paid on deposits decreased in 2009 compared to 2008 reflecting the significant decreases in market interest rates during the period.

Large balance certificates of deposit (that is, balances of $100,000 or more) were $282.4 million at September 30, 2009. Large balance certificates of deposit were $215.5 million at December 31, 2008. A portion of these large balance time deposits represent time deposits placed by the State Treasurer of California with the Bank. The time deposit program is one element of a pooled investment account managed by the State Treasurer for the benefit of the State of California and all participating local agencies. The pooled investment account has approximately $63 billion of investments of which approximately $8 billion represent time deposits placed at various financial institutions. At September 30, 2009, and December 31, 2008, State of California time deposits placed with us, with original maturities of three months, were $110.0 million. We believe that the State Treasurer will continue this program; we also believe, if it becomes necessary to replace these deposits, that we have sufficient alternative funding capacity or the ability to establish large balance certificates of deposit rates that will enable us to attract deposits in sufficient amounts. The remainder of time deposits represents time deposits accepted from customers in our market area.

We use brokered time deposits to supplement our liquidity and achieve other asset liability management objectives. We include these deposits in the balance sheet line ‘Certificates of deposit, under $100,000’. Brokered deposits are wholesale time deposits in denominations less $100,000 placed by rate sensitive customers that do not have any other significant relationship with us. Professionals operating under established investment criteria manage most wholesale funds and the brokered deposits are typically in amounts that are within the FDIC deposit insurance limit. As a result, these funds are generally very sensitive to credit risk and interest rates, and pose greater liquidity risk to a bank. They may refuse to renew the time deposits at maturity if higher rates are available elsewhere or if they perceive that creditworthiness is deteriorating. At September 30, 2009, we had brokered deposits of $48.0 million, all of which have maturities within 12 months. At December 31, 2008, we had brokered deposits of $115.0 million, of which $95.7 million had maturities within 12 months.

At September 30, 2009, the scheduled maturities of time certificates of deposit in denominations of $100,000 or more were as follows:

(Dollars in thousands)
Three months or less	$157,070
Over three months to twelve months	92,329
Over twelve months	32,982

$282,381

Borrowings

Borrowings are comprised of FHLB advances and securities sold under agreements to repurchase. At September 30, 2009, we had $149.0 million of borrowings outstanding, of which $45.0 million was comprised of securities sold under agreements to repurchase and $104.0 million of FHLB advances. For our FHLB advances, the following table presents the amounts and weighted average interest rates outstanding.

	Nine Months Ended September 30, 2009		Year Ended December 31, 2008
(in thousands)	Federal Home Loan Bank Advances	Weighted average interest rate	Federal Home Loan Bank Advances	Weighted average Interest rate
Amount outstanding at end of period	$104,000	3.83%	$122,000	3.88%
Maximum amount outstanding at any month-end during the period	$122,000	3.88%	$196,463	3.29%
Average amount outstanding during the period	$113,465	3.85%	$148,748	3.75%

The following table presents the maturities of FHLB term advances:

	At September 30, 2009			At December 31, 2008
(dollars in thousands)	Amount	Maturity Year	Weighted Average Interest Rate	Amount	Maturity Year	Weighted Average Interest Rate
	$5,500	2009	3.97%	$28,500	2009	3.72%
	42,000	2010	3.70%	40,000	2010	3.82%
	13,000	2011	3.21%	11,000	2011	3.42%
	18,500	2012	4.03%	17,500	2012	4.12%
	17,500	2014	4.24%	17,500	2014	4.24%
	7,500	2017	4.07%	7,500	2017	4.07%

	$104,000			$122,000

The following table presents maturities of securities sold under agreements to repurchase:

	At September 30, 2009			At December 31, 2008
(dollars in thousands)	Amount	Maturity Year	Weighted Average Interest Rate	Amount	Maturity Year	Weighted Average Interest Rate
	$15,000	2011	3.64%	$15,000	2011	3.64%
	20,000	2013	3.60%	20,000	2013	3.60%
	10,000	2014	3.72%	10,000	2014	3.72%

	$45,000			$45,000

Capital resources

The following table presents, at the dates indicated, certain information regarding the regulatory capital and required minimum amounts of regulatory capital for the period.

	Actual		For Capital Adequacy Purposes		To be Well Capitalized Under Prompt Corrective Action Provision
(in thousands)	Amount	Ratio	Amount	Ratio	Amount	Ratio
September 30, 2009
Total capital (to risk weighted assets)
First California Financial Group, Inc.	$134,680	12.47%	$86,398	8.00%
First California Bank	125,101	11.62%	86,159	8.00%	107,699	10.00%
Tier I capital (to risk weighted assets)
First California Financial Group, Inc.	122,446	11.34%	43,199	4.00%
First California Bank	112,867	10.48%	43,080	4.00%	64,619	6.00%
Tier I capital (to average assets)
First California Financial Group, Inc.	122,446	8.81%	55,577	4.00%
First California Bank	112,867	8.10%	55,756	4.00%	69,695	5.00%
December 31, 2008
Total capital (to risk weighted assets)
First California Financial Group, Inc.	$147,680	16.62%	$71,102	8.00%
First California Bank	109,022	12.27%	71,110	8.00%	88,888	10.00%
Tier I capital (to risk weighted assets)
First California Financial Group, Inc.	139,530	15.70%	35,551	4.00%
First California Bank	100,873	11.35%	35,555	4.00%	53,333	6.00%
Tier I capital (to average assets)
First California Financial Group, Inc.	139,530	12.77%	43,699	4.00%
First California Bank	100,873	9.26%	43,568	4.00%	54,460	5.00%

We recognize that a strong capital position is vital to growth, continued profitability, and depositor and investor confidence. Our policy is to maintain sufficient capital at not less than the well-capitalized thresholds established by banking regulators.

Financial Instruments with Off-Balance Sheet Risk

In the normal course of business to meet the financing needs of our customers, we are party to financial instruments with off-balance sheet risk. These financial instruments include commitments to extend credit and the issuance of letters of credit. These instruments involve, to varying degrees, elements of credit risk in excess of the amounts recognized in our consolidated financial statements. The contract amounts of those instruments reflect the extent of involvement we have in particular classes of financial instruments.

The contractual amount of commitments to extend credit and letters of credit written represents our exposure to credit loss in the event of nonperformance by the other party to these financial instruments. We use the same credit policies in making commitments and conditional obligations as we do for on-balance sheet instruments. We may or may not require collateral or other security to support financial instruments with credit risk, depending on our loan underwriting guidelines.

The following summarizes our outstanding commitments at September 30, 2009 and December 31, 2008:

(in thousands)	September 30, 2009	December 31, 2008
Financial instruments whose contract amounts contain credit risk:
Commitments to extend credit	$180,767	$152,077
Commercial and standby letters of credit	1,597	444

	$182,364	$152,521

Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Total commitment amounts do not necessarily represent future cash requirements because many expire without use. We may obtain collateral for the commitment based on our credit evaluation of the counterparty. Collateral held varies but may include accounts receivable, inventory, property and equipment, and income-producing properties.

Letters of credit written are conditional commitments issued by us to guarantee the performance of a customer to a third party. These guarantees support public and private borrowing arrangements, including commercial paper, bond financing, and similar transactions. Credit risk for letters of credit is essentially the same as that for loan facilities to customers. When we deem collateral necessary, we will hold cash, marketable securities, or real estate as collateral supporting those commitments.

As of September 30, 2009 and December 31, 2008, we maintained an allowance for losses on undisbursed commitments of $97,000 and $102,000, respectively. The allowance is included in “accrued interest payable and other liabilities” on the consolidated balance sheets.

Financial Position—December 31, 2008 compared with December 31, 2007

Lending and credit risk

We provide a variety of loan and credit-related products and services to meet the needs of borrowers primarily located in the California counties of Ventura, Los Angeles and Orange. Business loans, represented by commercial real estate loans, commercial loans and construction loans comprise the largest portion of the loan portfolio. Consumer or personal loans, represented by home mortgage, home equity and installment loans, comprise a smaller portion of the loan portfolio.

Credit risk is the risk to earnings or capital arising from an obligor’s failure to meet the terms of any contract with us or otherwise to perform as agreed. Credit risk is found in all activities in which success depends on counterparty, issuer, or borrower performance. Credit risk is present any time funds are extended, committed, invested, or otherwise exposed through actual or implied contractual agreements, whether reflected on or off the balance sheet.

All categories of loans present credit risk. Major risk factors applicable to all loan categories include changes in international, national and local economic conditions such as interest rates, inflation, unemployment levels, consumer and business confidence, volatility in the stock market and real estate market and the supply and demand for goods and services.

Commercial real estate loans rely upon the cash flow originating from the underlying real property. Commercial real estate is a cyclical industry that is affected not only by general economic conditions but also by local supply and demand. In the office sector, the demand for office space is highly dependent on employment levels. In the retail sector, the demand for retail space and the levels of retail rents are affected by consumer spending and confidence. The industrial sector has exposure to the level of exports, defense spending and inventory levels. Vacancy rates, location and other factors affect the amount of rental income for commercial property. Tenants may relocate, fail to honor their lease or go out of business. In the multifamily residential sector, the demand for apartments is heavily influenced by the affordability of ownership housing, employment conditions and the vacancy of existing inventory. Population growth or decline and changing demographics, such as increases in the level of immigrants or retirees, are also factors influencing the multifamily residential sector.

Commercial loans rely upon the cash flow originating from the underlying business activity of the enterprise. The manufacture, distribution or sale of goods or sale of services are not only affected by general economic conditions but also by the ability of the enterprise’s management to adjust to local supply and demand conditions, maintain good labor, vendor and customer relationships, as well as market, price and sell their goods or services for a profit. Customer demand for goods and services of the enterprise may change because of competition or obsolescence.

Construction loans provide developers or owners with funds to build or improve properties that will ultimately be sold or leased. Construction loans are generally considered to involve a higher degree of risk than other loan categories because they rely upon the developer’s or owner’s ability to complete the project within specified cost and time limits. Cost overruns can cause the project cost to exceed the project sales price or exceed the amount of the committed permanent funding. Construction projects also can be delayed for a number of reasons such as poor weather, material or labor shortages, labor difficulties, or substandard work that must be redone to pass inspection.

Home mortgages and home equity loans and lines of credit are secured by first or second trust deeds on a borrower’s real estate property, typically their principal residence. These loans are dependent on a person’s ability to regularly pay the principal and interest due on the loan and, secondarily, on the value of real estate property that serves as collateral for the loan. Home mortgages are generally considered to involve a lower degree of risk than other loan categories because of the relationship of the loan amount to the value of the residential real estate and a person’s reluctance to forego their principal place of residence. Home real estate values however are not only affected by general economic conditions but also on local supply and demand. Installment loans and credit card lines are also dependent on a person’s ability to regularly pay principal and interest on a loan; however, these loans generally are not secured by collateral or, if they are secured, the collateral value can rapidly decline as is the case for automobiles. A person’s ability to service debt is highly dependent upon their continued employment or financial stability. Job loss, divorce, illness and bankruptcy are just a few of the risks that may affect a person’s ability to service their debt.

Since the risks in each category of loan changes based on a number of factors, it is not possible to state whether a particular type of lending carries with it a greater or lesser degree of risk at any specific time in the economic cycle. In a stabilized economic environment, it is generally considered that home mortgage loans have the least risk, followed by home equity loans, multifamily property loans, commercial property loans, commercial loans and lines and finally construction loans. However, this ordering may vary from time to time and the degree of risk from the credits with the least risk to those with the highest risk profile may expand or contract with the general economy.

We manage credit risk through Board approved policies and procedures. These policies are reviewed and approved at least annually by the Directors. Lending policies provide us with a framework for consistent loan underwriting and a basis for sound credit decisions. Lending policies specify, among other things, the parameters for the type or purpose of the loan, the required debt service coverage and the required collateral requirements. Credit limits are also established and certain loans require approval by the Directors’ Loan Committee. The Director’s Audit Committee also engages a third party to perform a credit review of the loan portfolio to ensure compliance with policies and assist in the evaluation of the credit risk inherent in the loan portfolio.

Loans

Total loans, excluding loans held for sale, increased 5.7 percent to $788.4 million at December 31, 2008 from $746.2 million at December 31, 2007. Loan growth is primarily the result of strong commercial and real estate lending in our immediate market areas.

The following table presents the portfolio of loans:

	For the years ended December 31,
	2008	2007	2006	2005	2004
	(in thousands)
Commercial mortgage	$302,016	$295,496	$141,741	$121,641	$135,411
Commercial loans and lines of credit	228,958	189,638	105,574	89,261	98,163
Construction and land development	133,054	148,101	82,954	91,783	50,022
Multifamily mortgage	51,607	34,198	17,602	18,663	18,330
Home mortgage	45,202	46,193	8,206	9,970	9,405
Home equity loans and lines of credit	22,568	22,519	2,493	342	—
Installment & credit card	5,016	10,034	7,148	6,898	2,516

Total loans	788,421	746,179	365,718	338,558	313,847
Allowance for loan losses	(8,048)	(7,828)	(4,740)	(4,468)	(3,511)

Loans, net	$780,373	$738,351	$360,978	$334,090	$310,336

Loans held-for-sale	$31,401	$11,454	$—	$—	$—

The loan categories above are derived from bank regulatory reporting standards for loans secured by real estate; however, a portion of the mortgage loans above are loans that we consider to be commercial loans for which we have taken real estate collateral as additional support or from an abundance of caution. In these instances we are not looking to the real property as its primary source of repayment, but rather as a secondary or tertiary source of repayment.

Commercial mortgage loans, the largest segment of our portfolio, were 38 percent of total loans at December 31, 2008, down from 40 percent at December 31, 2007. We had approximately 323 commercial mortgage loans with an average balance of $938,000. Commercial mortgage loans are collateralized by many different commercial property types. Our top three categories have been office, industrial and retail. In addition, most of our commercial property lending is in Los Angeles, Orange and Ventura counties. The following is a table of our commercial mortgage lending by county.

Commercial mortgage loans by region/county	At December 31, 2008	At December 31, 2007
	(in thousands)
Southern California
Los Angeles	$154,669	$151,075
Orange	31,808	27,589
Ventura	87,770	95,397
Riverside	8,549	7,165
San Bernardino	9,834	5,858
Santa Barbara	236	240
San Diego	2,966	3,692

Total Southern California	295,832	291,016

Northern California
Alameda	342	342
Contra Costa	434	1,262
Fresno	2,512	849
Kern	1,115	1,177
Madera	561	562
Placer	635	—
Solano	285	288
Tulare	300	—

Total Northern California	6,184	4,480

Total commercial mortgage	$302,016	$295,496

The following table shows the distribution of our commercial mortgage loans by property type at December 31, 2008.

Commercial mortgage loans by property type	At December 31, 2008
(In thousands)
Industrial/warehouse	$60,171
Office	59,183
Retail	57,799
Medical	15,174
Hotel	14,522
Restaurant	11,636
Assisted living	11,478
Self storage	10,081
Mixed use	9,334
All other	52,638

Total	$302,016

Commercial mortgage loans are underwritten with policy guidelines of a maximum loan-to-value of 70 percent and a minimum debt service coverage ratio of 1.25. These criteria may become more stringent depending on the type of property. At December 31, 2008, the weighted-average loan-to-value was 59 percent and debt service coverage ratio was 1.29 for our commercial mortgage loan portfolio. We focus on cash flow; consequently, regardless the value of the collateral, the commercial real estate project must provide sufficient cash flow, or alternatively the principals must supplement the project with other cash flow, to service the debt. We generally require the principals to guarantee the loan. We also “stress-test” commercial mortgage loans to determine the potential affect changes in interest rates, vacancy rates, and lease or rent rates would have on the cash flow of the project. Additionally, at least on an annual basis, we require updates on the cash flow of the project and, where practicable, we visit the properties.

Commercial loans represent the next largest category of loans and were 29 percent of total loans at December 31, 2008, up from 25 percent at December 31, 2007. We had approximately 796 commercial loans with an average balance of $288,000. Commercial loans are made for the purpose of providing working capital, equipment purchases and business expansion. Commercial loans may be unsecured or secured by assets such as equipment, inventory, accounts receivables, and real property. Personal guarantees of the business owner may also be present. Additionally, these loans may also have partial guarantees from the SBA or other federal or state agencies. The commercial loan portfolio is made up of broadly diversified business sectors with the largest sectors in real estate/construction, finance and insurance, healthcare, manufacturing and professional services. Below is a table of our commercial loans by business sector.

Commercial loans by industry/sector	At December 31, 2008	At December 31, 2007
	(in thousands)
Services	$56,298	$38,748
Information	55,510	43,440
Real Estate	54,200	46,450
Trade	24,865	22,295
Healthcare	13,731	13,087
Manufacturing	10,620	16,644
Transportation and Warehouse	8,796	8,974
Other	4,938	—

Total commercial loans	$228,958	$189,638

Commercial loans are underwritten with maturities not to exceed seven years and we generally require the loan to be fully amortized within the term of the loan. Traditional working capital lines are underwritten for a 12 month period and have a 30-day out-of-debt requirement. Accounts receivable and inventory financing revolving lines of credit have an annual maturity date, a maximum advance rate, and an annual field audit for lines of $200,000 or more. Field audits are performed by third-party vendors. The maximum advance rate for accounts receivable is 75 percent and the maximum advance rate for eligible inventory is 25 percent.

Construction loans were 17 percent of total loans at December 31, 2008 and 20 percent at December 31, 2007. At December 31, 2008, we had approximately 49 projects with an average commitment of $3,442,000. Construction loans represent single-family, multi-family and commercial building projects as well as land development loans. At December 31, 2008, 23 percent of these loans, or $30.5 million, represent single-family residential construction projects, 29 percent were multi-family residential construction projects, 35 percent were commercial projects and 13 percent were land development projects. Construction loans are typically short term, with maturities ranging from 12 to 18 months. For commercial projects, we have a maximum loan-to-value requirement of 70 percent of the Federal Institutions Reform Recovery and Enforcement Act (“FIRREA”) conforming appraised value. For residential projects, the maximum loan-to-value ranges from 80 percent on loans under $500,000 to 70 percent on loans of $1,000,000 or more. We require the borrower to provide in cash at least 20 percent of the cost of the project. At the borrower’s expense, we use a third party vendor for funds control, lien releases and inspections. In addition, we regularly monitor the marketplace and the economy for evidence of deterioration in real estate values. Below is a table of our construction loans by county.

	At December 31, 2008		At December 31, 2007
Construction loans by county	Commitment	Outstanding	Commitment	Outstanding
	(in thousands)
Los Angeles	$91,254	$66,390	$109,780	$78,142
Orange	8,550	3,650	8,042	3,103
Ventura	56,101	50,290	53,055	37,152
Monterey	—	—	4,690	4,191
Riverside	2,984	2,958	6,873	5,227
San Bernardino	414	417	4,624	567
San Diego	736	738	752	736
Santa Barbara	8,611	8,611	21,055	18,983

Total construction	$168,650	$133,054	$208,871	$148,101

We are mindful of the recent developments in our marketplace and have supplemented our regular monitoring practices by updating project appraisals, re-evaluating estimated project marketing time and re-evaluating the sufficiency of the original loan commitment to absorb interest charges (i.e., interest reserves). We are also re-evaluating the project sponsor, where applicable, to successfully complete other projects funded by other institutions. In circumstances where the interest reserve was not sufficient the project sponsor has made payments to us from their general resources or the project sponsor placed with us the proceeds from a portion of the project sale. In addition, where supported by a current appraisal, loan-to-value requirements, and the ability of the project sponsor, we increased the project commitment. While we believe that our monitoring practices are adequate we cannot assure you that there will not be further delinquencies, lengthened project marketing time or declines in real estate values.

Multifamily residential mortgage loans were 7 percent of total loans at December 31, 2008, up from 5 percent at December 31, 2007. We had approximately 68 multifamily loans with an average balance of $755,000. Multifamily mortgage loans are collateralized by apartments mostly located in our tri-county market area. Multifamily mortgage loans are underwritten in a fashion similar to commercial mortgage loans described above. Below is a table of our multifamily mortgage loans by county.

Multi-family mortgage loans by region/county	At December 31, 2008	At December 31, 2007
	(in thousands)
Southern California
Los Angeles	$15,574	$12,028
Orange	17,774	11,806
Ventura	3,842	3,295
Riverside	—	880
San Bernardino	3,925	2,861
San Diego	3,016	565

Total	44,131	31,435

Northern California
Alameda	806	—
Calaveras	1,387	1,409
Fresno	256	261
Mendocino	—	403
Merced	681	690
Monterey	388	—
Mono	235	—
San Francisco	1,363	—
San Luis Obispo	504	—
Santa Clara	711	—
Santa Cruz	1,145	—

Total	7,476	2,763

Total multifamily mortgage	$51,607	$34,198

The table below illustrates the distribution of our loan portfolio by loan size at December 31, 2008. All loans are distributed by loan balance outstanding except construction loans are distributed by loan commitment. At year-end 2008, nearly one-third of our loans were less than $1 million; three-quarters of our loans were less than $5 million. We believe the high number of smaller-balance loans aids in the mitigation of credit risk; however, a prolonged and deep recession can affect a greater number of borrowers.

	December 31, 2008
Loan distribution by size	Less than $500,000	$500,000 to $999,999	$1,000,000 to $2,999,999	$3,000,000 to $4,999,999	$5,000,000 to $9,999,999	$10,000,000 to $22,000,000
Commercial mortgage	12%	14%	36%	14%	15%	9%
Commercial loans and lines of credit	25%	10%	29%	16%	10%	10%
Construction and land development	2%	5%	13%	21%	41%	18%
Multifamily mortgage	15%	34%	39%	0%	12%	0%
Home mortgage	34%	30%	22%	0%	14%	0%
Home equity loans and lines of credit	44%	17%	39%	0%	0%	0%
Installment & credit card	85%	15%	0%	0%	0%	0%

Totals	17%	14%	30%	14%	17%	8%

The following table presents the scheduled maturities of fixed and adjustable rate loans:

	December 31, 2008
	One year or less	After one year to five years	After five years	Total
	(in thousands)
Fixed rate loans
Commercial mortgage	$28,173	$60,913	$35,881	$124,967
Multifamily mortgage	713	2,012	11,533	14,258
Commercial loans and lines	54,640	35,365	6,591	96,596
Construction	6,902	—	—	6,902
Home mortgage	4,434	8,803	10,713	23,950
Home equity loans	1,612	3,762	1,153	6,527
Installment & credit card	619	841	52	1,512

Total fixed rate loan maturities	97,093	111,696	65,923	274,712

Adjustable rate loans
Commercial mortgage	28,705	43,961	103,887	176,553
Multifamily mortgage	1,617	2,432	33,799	37,848
Commercial loans and lines	86,575	31,390	14,421	132,386
Construction	104,003	22,149	—	126,152
Home equity loans	4,449	2,696	8,870	16,015
Home mortgage	591	152	20,509	21,252
Installment & credit card	2,438	4	1,061	3,503

Total adjustable rate loan maturities	228,378	102,784	182,547	513,709

Total maturities	$325,471	$214,480	$248,470	$788,421

Allowance for Loan Losses

We maintain an allowance for loan losses to provide for inherent losses in the loan portfolio. Additions to the allowance are established through a provision charged to expense. All loans which are judged to be uncollectible are charged against the allowance while any recoveries are credited to the allowance. It is our policy to charge-off any known losses at the time of determination. Any unsecured loan more than 90 days delinquent in payment of principal or interest and not in the process of collection is charged-off in total. Secured loans are evaluated on a case by case basis to determine the ultimate loss potential to us subsequent to the liquidation of collateral. In those cases where we are inadequately protected, a charge off will be made to reduce the loan balance to a level equal to the liquidation value of the collateral.

Our loan policy provides procedures designed to evaluate and assess the risk factors associated with our loan portfolio, to enable us to assess such risk factors prior to granting new loans and to evaluate the sufficiency of the allowance for loan losses. We conduct an assessment of the allowance on a monthly basis and undertake a more critical evaluation quarterly. At the time of the monthly review, the Board of Directors will examine and formally approve the adequacy of the allowance. The quarterly evaluation includes an assessment of the following factors: any external loan review and any regulatory examination, estimated probable loss exposure on each pool of loans, concentrations of credit, value of collateral, the level of delinquency and non-accruals, trends in the portfolio volume, effects of any changes in the lending policies and procedures, changes in lending personnel, present economic conditions at the local, state and national level, the amount of undisbursed off-balance sheet commitments, and a migration analysis of historical losses and recoveries for the prior eight quarters.

Our evaluation of the adequacy of the allowance for loan losses includes a review of individual loans to identify specific probable losses and also assigns estimated loss factors to specific groups or types of loans to calculate possible losses. A component of our allowance for loan losses represents an estimate for the amount of accrued and unpaid interest which may be uncollectible on loans which are placed into non-accrual status. The allocated allowance is a result of these quantitative considerations. Our evaluation also considers subjective factors such as changes in local and regional economic and business conditions, financial improvement or deterioration in business sectors and industries, changes in lending practices, changes in personnel, changes in the volume and level of past due and nonaccrual loans and concentrations of credit. The unallocated allowance is a result of these qualitative considerations.

Third-party reviews of our loan portfolio, stress tests, concentration monitoring, risk-grading of individual loans and the classification of our loans into pass, special mention, substandard, doubtful and loss categories are all techniques we utilize to identify potential problem loans and determine the adequacy of our allowance for loan losses.

In 2007, we considered, among other things, the increase in loans outstanding as a result of the recent mergers, our positive asset quality measures, our experience in originating, underwriting and servicing real estate loans in a larger three county area over the past year, the depth and competency of our personnel, and the economic outlook and uncertainties of the real estate market, particularly in California, which in the second half of 2007, began to experience rapid and significant deterioration. As a result of our positive asset quality measures and controls, there was no provision in 2007.

During 2008, we have experienced higher levels of nonaccrual loans and loans past due 90 days or more and still accruing. Nonaccrual loans increased 48% to $8.5 million at December 31, 2008 from $5.7 million at December 31, 2007. Further, we have also experienced higher levels of charged-off loans. Net loan charge-offs increased to $930,000 in 2008 compared to $466,000 in 2007, an increase of 100%. While these amounts have increased from prior years, we believe these are consistent with, if not more favorable, than industry trends. Based upon the foregoing, we recorded a provision for loan losses of $1,150,000 for the twelve months ended December 31, 2008.

The ratio of the allowance for loan losses to loans was 1.02 percent at December 31, 2008 compared with 1.05 percent at December 31, 2007. Even though the amount of nonaccrual loans has increased in 2008, most of these loans are real estate secured and the fair value of the underlying collateral, less estimated costs to sell, is greater than the loan balances and has not caused a large increase to the allowance for loan losses. While we believe that our allowance for credit losses was adequate at December 31, 2008 and December 31, 2007, the determination of the allowance is a highly judgmental process and we cannot assure you that we will not further increase or decrease the allowance or that bank regulators will not require us to increase or decrease the allowance in the future.

The following table presents activity in the allowance for loan losses:

	For the years ended December 31,
	2008	2007	2006	2005	2004
	(in thousands)
Beginning balance	$7,828	$4,740	$4,468	$3,511	$3,635
Balance acquired in purchase	—	3,554	—	—	—
Provision (credit) for loan losses	1,150	—	248	(84)	220
Loans charged-off	(1,075)	(567)	(55)	(10)	(57)
Transfer to undisbursed commitment	—	—	62	(165)	(417)
Recoveries on loans charged-off	145	101	17	1,216	130

Ending balance	$8,048	$7,828	$4,740	$4,468	$3,511

Allowance to loans	1.02%	1.05%	1.30%	1.32%	1.25%

The reserve for unfunded commitments was $102,000 at December 31, 2008 compared with $99,000 at December 31, 2007. There have been no charges to the reserve since its inception. The reserve for unfunded commitments is included among “other liabilities” on the balance sheet.

The following table presents the allocation of the allowance for loan losses to each loan category and the percentage relationship of loans in each category to total loans:

	For the years ended December 31,
	2008		2007		2006		2005		2004
	Allocation of the allowance by loan category	Percent of Loans in Category to Total Loans	Allocation of the allowance by loan category	Percent of Loans in Category to Total Loans	Allocation of the allowance by loan category	Percent of Loans in Category to Total Loans	Allocation of the allowance by loan category	Percent of Loans in Category to Total Loans	Allocation of the allowance by loan category	Percent of Loans in Category to Total Loans
	(in thousands)
Commercial mortgage	$2,309	38%	$2,788	40%	$1,545	39%	$1,600	36%	$1,516	43%
Multifamily mortgage	389	7%	157	5%	265	5%	247	6%	204	6%
Commercial loans	2,328	29%	1,903	25%	1,384	29%	1,177	26%	1,097	31%
Construction loans	1,986	17%	1,766	20%	1,252	23%	1,211	27%	561	16%
Home equity loans	172	3%	65	3%	—	1%	—	—%	—	—%
Home mortgage	334	6%	450	6%	132	2%	138	3%	105	3%
Installment and credit card	40	—%	349	1%	162	1%	95	2%	28	1%

Subtotal	7,558		7,478		4,740		4,468		3,511
Unallocated	490	—%	350	—%	—	—%	—	—%	—	—%

Total	$8,048	100%	$7,828	100%	$4,740	100%	$4,468	100%	$3,511	100%

The allocation presented above should not be interpreted as an indication that charges to the allowance will be incurred in these amounts or proportions. The amounts attributed to each loan category are based on the analysis described above.

The following table presents past due and nonaccrual loans. We had no restructured loans for the periods presented.

	For the years ended December 31,
	2008	2007	2006	2005	2004
	(in thousands)
Accruing loans past due 30 to 89 days	$2,644	$4,746	$—	$—	$106
Accruing loans past due 90 days or more	$429	$2,848	$—	$—	$1,804
Nonaccrual loans	$8,475	$5,720	$—	$319	$18
Ratios:
Accruing loans past due 90 days or more to average loans	0.05%	0.42%	—	—	0.64%
Nonaccrual loans to average loans	1.08%	0.84%	—	0.10%	0.01%
Interest foregone on nonaccrual loans:
Foregone interest	$543	$339	$28	$11	$12

At December 31, 2008 the largest nonaccrual loan is a $5.7 million matured land loan which is in the process of foreclosure. The other six nonaccrual loans are all under $1 million individually and consist of four single family residential mortgage loans, one land loan and one SBA loan.

Investing, funding and liquidity risk

Liquidity risk is the risk to earnings or capital arising from the inability to meet obligations when they come due without incurring unacceptable losses. Liquidity risk includes the inability to manage unplanned decreases or changes in funding sources as well as the failure to recognize or address changes in market conditions that affect the ability to liquidate assets quickly and with minimal loss in value.

We manage bank liquidity risk through Board approved policies and procedures. These policies are reviewed and approved at least annually by the Directors. Liquidity risk policies provide us with a framework for consistent evaluation of risk and establish risk tolerance parameters. Management’s Asset and Liability Committee meets regularly to evaluate liquidity risk, review and establish deposit interest rates, review loan and deposit in-flows and out-flows and reports quarterly to the Directors’ Balance Sheet Management Committee on compliance with policies. The Directors’ Audit Committee also engages a third party to perform a review of management’s asset and liability practices to ensure compliance with policies.

We enjoy a large base of core deposits (representing checking, savings and small balance certificates of deposit). At December 31, 2008, core deposits totaled $602.1 million. At December 31, 2007 core deposits totaled $556.3 million. Core deposits represent a significant low-cost source of funds that support our lending activities and represent a key part of our funding strategy. We seek and stress the importance of both loan and deposit relationships with customers in our business plans.

Alternative funding sources include large balance certificates of deposits, federal funds purchased from other institutions, securities sold under agreements to repurchase and borrowings. Total alternative funds used at December 31, 2008 and December 31, 2007 were $382.5 million and $373.7 million, respectively.

In addition, we have lines of credit with other financial institutions providing for federal funds facilities up to a maximum of $31.0 million. The lines of credit support short-term liquidity needs and cannot be used for more than 30 consecutive days. These lines are unsecured, have no formal maturity date and can be revoked at any time by the granting institutions. There were no borrowings under these lines of credit at December 31, 2008 and 2007. We also have a $10.2 million secured borrowing facility with the Federal Reserve Bank of San Francisco which had no balance outstanding at December 31, 2008. In addition, we had approximately $56.0 million of available borrowing capacity on the bank’s secured FHLB borrowing facility at December 31, 2008.

The primary sources of liquidity for the Company, on a stand-alone basis, include the dividends from our bank subsidiary and, historically, our ability to issue equity and debt instruments. The ability of the Company to obtain funds for its cash requirements, including payments on the junior subordinated debentures underlying our outstanding trust preferred securities and dividends on our Series B Preferred Stock, is largely dependent upon the Bank’s earnings. First California Bank is subject to restrictions under certain federal and state laws and regulations which limit its ability to transfer funds to the Company through intercompany loans, advances or cash dividends. Dividends paid by California state banks, such as First California Bank, are regulated by the DFI under its general supervisory authority as it relates to a bank’s capital requirements. A California state bank may declare a dividend without the approval of the DFI as long as the total dividends declared in a calendar year do not exceed either the retained earnings or the total of net profits for three previous fiscal years less any dividends paid during such period. During the twelve months ended December 31, 2008, we received $3.0 million in dividends from our bank subsidiary. The amount of dividends available for payment by our remaining bank subsidiary to the holding company at January 1, 2009 was $14.9 million without prior approval from bank regulators. The Company has $36.7 million in cash on deposit with its bank subsidiary.

Securities

Securities are classified as “available-for-sale” for accounting purposes and, as such, are recorded at their fair, or market, values in the balance sheet. Fair values are based on quoted market prices. Changes in the fair value of securities (that is, unrealized holding gains or losses) are reported as “other comprehensive income,” net of tax and carried as accumulated comprehensive income or loss within shareholders’ equity until realized.

The following table presents securities, at amortized cost, by maturity distribution and weighted average yield (tax equivalent):

	For the year ended December 31, 2008
	One year or less	After one year to five years	After five years to ten years	Over ten years	Total
	(in thousands)
Maturity distribution
U.S. government agency notes	$2,000	$—	$—	$—	$2,000
U.S. government agency mortgage-backed securities	—	61,076	53,352	14,632	129,060
Collateralized mortgage obligations	—	29,667	9,510	23,941	63,118
Municipal securities	296	2,547	9,793	4,691	17,327
Other domestic debt securities	—	—	—	4,941	4,941

Total	$2,296	$93,290	$72,655	$48,205	$216,446

Weighted average yield
U.S. government agency notes	5.00%	—	—	—	5.00%
U.S. government agency mortgage-backed securities	—	5.09%	5.31%	5.34%	5.21%
Collateralized mortgage obligations	—	5.42%	5.33%	5.76%	5.53%
Municipal securities	7.24%	5.49%	5.65%	5.96%	5.74%
Other domestic debt securities	—	—	—	3.76%	3.76%

Total	5.29%	5.21%	5.36%	5.45%	5.31%

Securities, at amortized cost, decreased by $14.2 million, or 6 percent, from $230.7 million at December 31, 2007 to $216.4 million at December 31, 2008 primarily through principal paydowns, maturities and called securities.

Net unrealized holding gains or (losses) at December 31, 2008 and 2007 were ($13,984,000) and $444,000, respectively. As a percentage of securities, at amortized cost, net unrealized holding gains or (losses) were (6.46) percent and 0.19 percent at the end of each respective period. Securities are comprised largely of U.S. government agency obligations, mortgage-backed securities and California municipal general obligation bonds. We perform regular analyses on the investment securities available-for-sale portfolio to determine if any securities are other-than-temporarily impaired. If it is probable that we will be unable to collect all amounts due according to the contractual terms of the debt security not impaired at acquisition, an other-than-temporary impairment is considered to have occurred. When an other-than-temporary impairment occurs, the cost basis of the security is written down to its fair value (as the new cost basis) and the write down is accounted for as a realized loss. Other-than-temporary declines in fair value are assessed based on the duration the security has been in a continuous unrealized loss position, the severity of the decline in value, the rating of the security, the long-term financial outlook of the issuer and our ability and intent on holding the securities until the fair values recover.

The majority of unrealized losses in the available-for-sale securities portfolio at December 31, 2008 is related to CMOs. As of December 31, 2008, the fair value of these securities totaled $47.9 million, representing 24 percent of our securities portfolio. The $47.9 million is comprised of $9.2 million of agency CMO’s and $38.7 million of private label CMO’s. Gross unrealized losses related to these securities amounted to $15.5 million, or 25 percent of the aggregate amortized cost basis of these securities as of December 31, 2008. These unrealized losses are caused by a severe disruption in the market for these securities and historically wide market spreads resulting from instability in the residential real estate and credit markets. All of these securities had credit rating agency grades of triple-A upon purchase and various rating agencies have reaffirmed these securities’ investment grade status at December 31, 2008, except one. With the exception of one security, described below, the issuers of these securities have not, to our knowledge, established any cause for default on these securities and the performance of the underlying collateral is within expected parameters. One CMO with an amortized cost basis of $8.3 million has an unrealized loss of $3.5 million as of December 31, 2008. This security is rated triple-C by one rating agency as of December 31, 2008. The current delinquency and default rates of the collateral for this security are above original expectations at the time of purchase. We performed a discounted cash flow analysis using the historical prepayment speed of this security, the cumulative default rate over the last 12 months and the loss severity rate over the last 12 months to determine if there was other-than-temporary impairment of this security as of December 31, 2008. This discounted cash flow analysis resulted in no shortfall of contractual cash flows to the tranche of this security owned by us. As we have the ability and intention to hold this security for a sufficient amount of time, during which the fair value may recover to cost or the security matures, we do not deem this security to be other-than-temporarily impaired at December 31, 2008.

We also own one pooled trust preferred security with an amortized cost basis of $5.0 million and an unrealized loss of $2.0 million at December 31, 2008. This unrealized loss is primarily caused by a severe disruption in the market for these securities and no active market for this type of security. The security has an investment rating of triple-A by various rating agencies and is supported by a significant collateral margin at December 31, 2008. There is very little default experience within this security and there is no evidence of a shortage of contractual cash flows to the tranche of the security owned by us. As we have the ability and intention to hold this security for a sufficient amount of time, during which the fair value may recover to cost or the security matures, we do not deem this security to be other-than-temporarily impaired at December 31, 2008.

The remainder of our securities portfolio consists mainly of agency mortgage-backed securities and various municipal securities. A few of these securities have been in a continuous unrealized loss position for twelve months or longer as of December 31, 2008. All of these securities had credit rating agency grades of triple-A upon purchase and various rating agencies have reaffirmed these securities’ long-term investment grade status of triple-B or better at December 31, 2008. The unrealized losses for these securities are not material as the largest individual unrealized loss is $25,900 and the aggregate gross unrealized losses for these securities total $173,700. The issuers of these securities have not, to our knowledge, established any cause for default on these securities. These securities have fluctuated in value since their purchase date as market interest rates have fluctuated. However, we have the ability and the intention to hold these securities for a sufficient amount of time, during which their fair values may recover to cost or the securities may mature. As such, we do not deem these securities to be other-than-temporarily impaired at December 31, 2008.

We will continue to evaluate our securities portfolio for other-than-temporary impairment at each reporting date and we can provide no assurance that there will not be an other-than-temporary impairment in future periods.

Deposits

The following tables present the average balance and the average rate paid on each deposit category for the periods indicated:

	For the years ended December 31,
	2008		2007		2006
	Balance	Rate	Balance	Rate	Balance	Rate
	(in thousands)
Core deposits
Noninterest bearing demand deposits	$190,939		$193,630		$102,022
Interest checking	47,526	0.45%	39,186	0.84%	30,737	0.72%
Savings accounts	204,351	1.77%	223,508	3.21%	124,319	2.77%
Time deposits less than $100,000	106,851	3.38%	82,796	4.51%	23,708	3.53%

Total core deposits	549,667	1.36%	539,120	2.09%	280,786	1.53%

Noncore deposits
Time deposits of $100,000 or more	209,483	2.84%	165,319	4.28%	83,993	4.29%

Total core and noncore deposits	$759,150		$704,439		$364,779

Large balance certificates of deposits (that is, balances of $100,000 or more) totaled $215.5 million at December 31, 2008. Large balance certificates of deposits were $204.8 million at December 31, 2007. A portion of these large balance time deposits represent time deposits placed by the State Treasurer of California with the Bank. The time deposit program is one element of a pooled investment account managed by the State Treasurer for the benefit of the State of California and all participating local agencies. The pooled investment account has approximately $63 billion of investments of which approximately $8 billion represented time deposits placed at various financial institutions. At December 31, 2008, State of California time deposits placed with us, with original maturities of three and six months, were $110.0 million. We believe that the State Treasurer will continue this program; we also believe that we have the ability to establish large balance certificates of deposit rates that will enable us to attract, replace, or retain those deposits accepted in our local market area if it becomes necessary under a modified funding strategy. The remainder represents time deposits accepted from customers in our market area.

We use brokered CDs, which are classified as time certificates of deposits less than $100,000, to supplement our liquidity and achieve other asset liability management objectives (see the discussion under Net Interest Income). Brokered deposits are wholesale certificates of deposit placed by rate sensitive customers that do not have any other significant relationship with us. Professionals operating under established investment criteria manage most wholesale funds and the brokered deposits are typically in amounts that are within the FDIC deposit insurance limit. As a result, these funds are generally very sensitive to credit risk and interest rates, and pose greater liquidity risk to a bank. They may refuse to renew the certificates of deposit at maturity if higher rates are available elsewhere or if they perceive that creditworthiness is deteriorating. At December 31, 2008 we had total brokered deposits of $98.2 million of which $79.0 million had maturities within 12 months.

The following table presents the maturity of large balance certificates of deposits for the periods indicated:

	For the Years Ending December 31,
	2008		2007		2006
	Amount	Percentage	Amount	Percentage	Amount	Percentage
	(in thousands)
Three months or less	$149,810	70%	$129,528	63%	$46,819	59%
Over three months through six months	20,912	9%	24,879	12%	5,122	6%
Over six months through one year	25,807	12%	42,474	21%	23,218	29%
Over one year	18,984	9%	7,876	4%	4,921	6%

Total	$215,513	100%	$204,757	100%	$80,080	100%

Borrowings

Borrowings are comprised of federal funds purchased from other financial institutions, FHLB advances and securities sold under agreements to repurchase. At December 31, 2008, we had $167.0 million of borrowings outstanding, of which $45.0 million was comprised of securities sold under agreements to repurchase and $122.0 million of FHLB advances. For our FHLB advances, the following table presents the amounts and weighted average interest rates outstanding.

	Year Ended December 31, 2008		Year Ended December 31, 2007
	Federal Home Loan Bank Advances	Weighted average interest rate	Federal Home Loan Bank Advances	Weighted average interest rate
	(in thousands)
Amount outstanding at end of period	$122,000	3.88%	$123,901	4.19%
Maximum amount outstanding at any month-end during the period	$196,463	3.29%	$123,901	4.19%
Average amount outstanding during the period	$148,748	3.75%	$61,806	4.87%

The following table presents the maturities of FHLB advances at December 31, 2008.

	Amount	Maturity Year	Weighted Average Interest Rate
	(in thousands)
Term advances	$28,500	2009	3.72%
Term advances	40,000	2010	3.82%
Term advances	11,000	2011	3.42%
Term advances	17,500	2012	4.12%
Term advances	17,500	2014	4.24%
Term advances	7,500	2017	4.07%

	$122,000

The following table presents the maturities of securities sold under agreements to repurchase at December 31, 2008.

Amount	Maturity Year	Weighted Average Interest Rate
(in thousands)
$15,000	2011	3.64%
20,000	2013	3.60%
10,000	2014	3.72%

$45,000

Junior Subordinated Debentures

At December 31, 2008, we had an aggregate of $26.7 million of junior subordinated debentures outstanding. The terms of these junior subordinated debentures are discussed in Note #9 to our audited financial statements included in this prospectus.

As of December 31, 2008, the weighted average interest rate being paid on our junior subordinated debentures was 6.55%. At December 31, 2008, our annual interest payments with respect to our outstanding junior subordinated debentures amounted to $1.8 million in the aggregate, based on the applicable interest rate during the year.

Capital resources

We have 1,000 issued shares of preferred stock series A, $0.01 par value, with a liquidation preference of $1,000 per share. Redemption of the preferred stock series A is at the Company’s option subject to certain restrictions imposed by our preferred stock series B. The redemption amount is computed at the per share liquidation preference plus unpaid dividends at a rate of 8.5%. Each holder of preferred stock series A has the right, exercisable at the option of the holder, to convert all or some of such holder’s series A shares into common stock. The number of shares of common stock to be issued upon conversion of each share of preferred stock series A shall be determined by dividing the sum of each share’s liquidation preference plus unpaid dividend by the conversion factor of 5.63 per share. As of December 31, 2008, the number of common shares which would be issued upon conversion of the preferred stock series A is 280,450.

On December 19, 2008, we participated in the CPP under which we received $25 million in exchange for issuing 25,000 preferred stock series B shares and a warrant to purchase common stock to the Treasury. As a participant in CPP, we are subject to various restrictions and requirements, such as restrictions on our stock repurchases and payment of dividends, and other requirements relating to our executive compensation and corporate governance practices. Moreover, under legislation such as the ARRA, we may early redeem the shares issued to the U.S. Treasury under the CPP without any early penalty or requirement to raise new capital, as previously required under the original terms of the CPP. The preferred stock series B qualifies as Tier 1 capital, and holders are entitled to receive cumulative cash dividends at a rate of 5 percent per year for the first five years and 9 percent per year thereafter, on a liquidation preference of $1,000 per share. Dividends are payable quarterly in arrears on each of February 15, May 15, August 15, and November 15, if, as and when declared by our Board of Directors, out of assets legally available for payment. The common stock warrant entitles the U.S. Treasury to purchase 599,042 shares of our common stock at an initial exercise price of $6.26 for a term of ten years. We recorded the total $25 million of the preferred stock series B and the warrant at their relative fair values of $22.7 million and $2.3 million, respectively. The difference from the par amount of the preferred shares is accreted to preferred stock over five years using the interest method.

The Company is subject to various regulatory capital requirements administered by the federal and state banking agencies. Failure to meet minimum requirements can initiate certain mandatory—and possibly additional discretionary—actions by regulators that, if undertaken, could have a direct material effect on a company’s financial statements. Under capital adequacy guidelines, bank holding companies must meet specific capital guidelines that involve quantitative measures of the company’s assets, liabilities, and certain off-balance sheet items as calculated under regulatory accounting practices. Capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

Quantitative measures established by regulation to ensure capital adequacy require the Company to maintain minimum amounts and ratios (set forth in the following table) of Total and Tier 1 capital (as defined in the regulations) to risk-weighted assets (as defined), and of Tier 1 capital to average assets (as defined). Management believes, as of December 31, 2008, that the Company meets all capital adequacy requirements to which it is subject.

The following tables present the capital amounts and ratios of the Company with a comparison to the minimum ratios for the periods indicated:

	Actual		For Capital Adequacy Purposes
	Amount	Ratio	Amount	Ratio
	(in thousands)
December 31, 2008
Total capital	$147,680	16.62%	$71,102	≥	8.00%
(to risk weighted assets)
Tier I capital	$139,530	15.70%	$35,551	≥	4.00%
(to risk weighted assets)
Tier I capital	$139,530	12.77%	$43,699	≥	4.00%
(to average assets)

	Actual		For Capital Adequacy Purposes
	Amount	Ratio	Amount	Ratio
	(in thousands)
December 31, 2007
Total capital	$115,387	13.35%	$69,167	≥	8.00%
(to risk weighted assets)
Tier I capital	$107,460	12.43%	$34,583	≥	4.00%
(to risk weighted assets)
Tier I capital	$107,460	10.42%	$41,248	≥	4.00%
(to average assets)

The Bank is also subject to various regulatory capital requirements administered by the federal and state banking agencies. Failure to meet minimum requirements can initiate certain mandatory—and possibly additional discretionary—actions by regulators that, if undertaken, could have a direct material effect on a company’s financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, banks must meet specific capital guidelines that involve quantitative measures of the Bank’s assets, liabilities, and certain off-balance sheet items as calculated under regulatory accounting practices. Capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and ratios (set forth in the following table) of Total and Tier 1 capital (as defined in the regulations) to risk-weighted assets (as defined), and of Tier 1 capital to average assets (as defined). Management believes, as of December 31, 2008, that the Bank meets all capital adequacy requirements to which it is subject.

As of December 31, 2008, the Bank was categorized as well-capitalized under the regulatory framework for prompt corrective action. To be categorized as well-capitalized, the Bank must maintain minimum Total risk-based capital, Tier 1 risk-based capital, and Tier 1 leverage capital ratios as set forth in the table below. There are no conditions or events since December 31, 2008 that management believes may have changed the Bank’s category.

The following tables present the capital amounts and ratios of the Bank with a comparison to the minimum ratios for the periods indicated:

	Actual		For Capital Adequacy Purposes			To be Well Capitalized Under Prompt Corrective Action Provision
	Amount	Ratio	Amount	Ratio		Amount	Ratio
	(in thousands)
December 31, 2008
Total capital	$109,022	12.27%	$71,110	≥	8.00%	$88,888	≥	10.00%
(to risk weighted assets)
Tier I capital	$100,873	11.35%	$35,555	≥	4.00%	$53,333	≥	6.00%
(to risk weighted assets)
Tier I capital	$100,873	9.26%	$43,568	≥	4.00%	$54,460	≥	5.00%
(to average assets)

	Actual		For Capital Adequacy Purposes			To be Well Capitalized Under Prompt Corrective Action Provision
	Amount	Ratio	Amount	Ratio		Amount	Ratio
	(in thousands)
December 31, 2007
Total capital	$102,826	11.98%	$68,687	≥	8.00%	$85,858	≥	10.00%
(to risk weighted assets)
Tier I capital	$94,899	11.05%	$34,343	≥	4.00%	$51,515	≥	6.00%
(to risk weighted assets)
Tier I capital	$94,899	9.24%	$41,065	≥	4.00%	$51,332	≥	5.00%
(to average assets)

We recognize that a strong capital position is vital to growth, continued profitability, and depositor and investor confidence. Our policy is to maintain sufficient capital at not less than the well-capitalized thresholds established by banking regulators.

We announced on November 7, 2007 that our board of directors authorized a repurchase of up to $5 million of the Company’s common stock until November 2008. Effective August 31, 2008, the Board of Directors terminated the stock repurchase program due to current market conditions. The Company repurchased 344,660 shares for $3,050,000 while the repurchase program was active.

Commitments, contingent liabilities, contractual obligations and off-balance sheet arrangements

In the normal course of business, we make commitments to extend credit or issue letters of credit to customers. We generally do not recognize these commitments in our balance sheet. These commitments do involve, to varying degrees, elements of credit risk; however, we use the same credit policies and procedures as we do for on-balance sheet credit facilities. Commitments to extend credit were $153.1 million at December 31, 2008 compared with $198.7 million at December 31, 2007. Commercial and stand-by letters of credit were $0.4 million and $2.5 million at December 31, 2008 and December 31, 2007, respectively. The known contractual obligations of the Company at December 31, 2008 are as follows:

	Payments Due
	Twelve months and less	After one year but within three years	After three years but within five years	After five years	Total
	(Dollars in thousands)
FHLB term advances	$28,500	$51,000	$35,000	$7,500	$122,000
Securities sold under agreements to repurchase	—	15,000	20,000	10,000	45,000
Salary continuation benefits	—	—	—	384	384
Deferred compensation benefits	206	412	224	—	842
Severance benefits	265	530	177	—	972
Junior subordinated debentures	—	—	—	26,701	26,701
Operating lease obligations	1,728	3,244	3,113	6,742	14,827

Total	$30,699	$70,186	$58,514	$51,327	$210,726

We have entered into deferred compensation agreements with several of our key employees. We suspended participation and contributions to these agreements in 2007. Under the agreements, benefits are to be paid in a lump sum or equal monthly installments for a period up to five years upon the employee’s termination with the Company or within 30 days of the employee’s death.

Interest rate risk

Interest rate risk is the risk to earnings or capital arising from movements in interest rates. Interest rate risk arises from differences between the timing of rate changes and the timing of cash flows (re-pricing risk), from changing the rate relationships among different yield curves affecting bank activities (basis risk), from changing rate relationships across the spectrum of maturities (yield curve risk), and from interest-related options embedded in loans and products (options risk).

We manage bank interest risk through Board approved policies and procedures. These policies are reviewed and approved at least annually by the Directors. Interest rate risk policies provide management with a framework for consistent evaluation of risk and establish risk tolerance parameters. Management’s Asset and Liability Committee meets regularly to evaluate interest rate risk, engages a third party to assist in the measurement and evaluation of risk and reports quarterly to the Directors’ Balance Sheet Management Committee on compliance with policies. The Directors’ Audit Committee also engages a third party to perform a review of management’s asset and liability practices to ensure compliance with policies.

We use simulation modeling techniques that apply alternative interest rate scenarios to periodic forecasts of future business activity and assess the potential changes to net interest income. In our most recent simulation, we estimated that net interest income would increase approximately 0.17% within a 12-month time horizon for an assumed 100 basis point decrease in prevailing interest rates or decrease approximately 0.03% for an assumed 100 basis point increase in prevailing interest rates. In addition, we estimated that net interest income would decrease approximately 0.07% within a 12-month time horizon for an assumed 200 basis point increase in prevailing interest rates. These estimated changes were within the policy limits established by the Board.

Our simulation model includes assumptions about anticipated prepayments on mortgage-related instruments, the estimated cash flow on loans and deposits, and our future business activity. These assumptions are inherently uncertain and, as a result, our modeling techniques cannot precisely estimate the effect of changes in net interest income. Actual results will differ from simulated results due to the timing, magnitude and frequency of interest rate changes, cash flow and business activity.

BUSINESS

Our Business

Business of First California Financial Group

First California is a bank holding company registered under the BHCA. First California’s primary function is to coordinate the general policies and activities of its bank subsidiary, First California Bank as well as to consider from time to time other legally available investment opportunities. SC Financial is an inactive subsidiary of First California.

First California was incorporated under the laws of the State of Delaware on June 7, 2006. The Company was formed as a wholly owned subsidiary of National Mercantile for the purposes of facilitating the mergers of National Mercantile and FCB. On March 12, 2007, National Mercantile merged with and into First California. Immediately thereafter, the parties completed the previously announced merger of FCB with and into First California. As a result of the mergers, the separate corporate existence of National Mercantile and FCB ceased, and First California succeeded, and assumed all the rights and obligations of, National Mercantile, whose principal assets were the capital stock of two bank subsidiaries, Mercantile National Bank and South Bay Bank, N.A., and the rights and obligations of FCB, whose principal assets were the capital stock of First California Bank. On June 18, 2007, First California integrated its bank subsidiaries into First California Bank.

Business of First California Bank

The Bank is a full-service commercial bank headquartered in Westlake Village, California. The Bank is chartered under the laws of the State of California and is subject to supervision by the California Commissioner of Financial Institutions. The FDIC insures its deposits up to the maximum legal limit.

On January 23, 2009, the Bank assumed the insured, non-brokered deposits of 1st Centennial Bank, totaling approximately $270 million, from the FDIC. The Bank also purchased approximately $178 million in cash and cash equivalents, $89 million of investment securities and $101 million in loans related to the transaction. In January 2009, the parent company contributed $15 million of capital to the Bank which in turn paid approximately that sum to the FDIC for the assumption of those deposits and purchase of those assets. The addition of 1st Centennial Bank’s six branches expanded First California Bank’s operations to 18 full-service branches throughout Southern California and increased total assets to greater than $1.4 billion.

The Bank’s business strategy has been to attract individuals, professionals, and small- to mid-sized business borrowers in our primary service areas by offering a variety of loan products and a full range of banking services coupled with highly personalized service. The Bank’s operations are primarily located within the areas commonly known as the “101 corridor” stretching from the City of Ventura to Calabasas, California, the Moorpark-Simi Valley corridor, the western San Fernando Valley, the Tri-Cities area of Glendale-Burbank-Pasadena, the South Bay, the Inland Empire, north San Diego County, Century City and other parts of Los Angeles, Orange and Ventura Counties in Southern California. Our lending products include revolving lines of credit, term loans, commercial real estate loans, construction loans and consumer and home equity loans, which often contain terms and conditions tailored to meet the specific demands of the market niche in which the borrower operates. Additionally, the Bank provides a wide array of deposit and investment products serving the comprehensive banking needs of businesses and consumers in Los Angeles, Orange, Ventura, San Diego, Riverside and San Bernardino counties through traditional business and consumer banking, construction finance, SBA lending, entertainment finance and commercial real estate lending via 17 full-service branch locations.

Business loans, represented by commercial real estate loans, commercial loans and construction loans, comprise the largest portion of the Bank’s loan portfolio. Commercial real estate loans rely upon the cash flow originating from the underlying real property. Commercial real estate is a cyclical industry that is affected not only by general economic conditions but also by local supply and demand. Commercial loans rely upon the cash flow originating from the underlying business activity of the enterprise. The manufacture, distribution or sale of goods or sale of services are not only affected by general economic conditions but also by the ability of the enterprise’s management to adjust to local supply and demand conditions, maintain good labor, vendor and customer relationships, as well as market and sell their goods or services for a profit. Construction loans provide developers or owners with funds to build or improve properties that will ultimately be sold or leased. Construction loans are generally considered to involve a higher degree of risk than other loan categories because they rely upon the developer’s or owner’s ability to complete the project within specified cost and time limits.

Consumer loans, a smaller component of the Bank’s loan portfolio, are represented by home mortgages and home equity loans and lines of credit that are secured by first or second trust deeds on a borrower’s real estate property, typically their principal residence. These loans are dependent on a person’s ability to regularly pay the principal and interest due on the loan and, secondarily, on the value of real estate property that serves as collateral for the loan.

The Bank’s business strategy also stresses the importance of customer deposit relationships to support its lending activities. Checking deposits, savings deposits and certificates of deposits represent a significant low-cost and stable source of funds. Business customers are offered cash management products, including on-line banking and remote deposit capture, to meet their specific banking needs.

The Bank’s goal is to offer its customers a consistently high level of individualized personal service. Accordingly, in order to meet the changing needs of our customers, the Bank is constantly evaluating a variety of options to broaden the services and products it provides. The Bank’s strategy in attaining its goals has been to implement and maintain risk management and controls to achieve a safe and sound business policy, employing an aggressive marketing plan which emphasizes relationship banking and the “personal touch,” offering competitive products and managing growth. The Bank provides convenience through 17 banking offices with ATM access, 24 hour telephone access to account information, on-line banking, courier service and remote deposit capture. The diversity of our delivery systems enables customers to choose the method of banking that is most convenient for them. The Bank trains its staff to recognize each customer, greet them, and be able to address them by name so that they feel as if they have a “private banker.”

Competition

The banking business in California, generally, and in the Bank’s service areas, specifically, is highly competitive with respect to both loans and deposits and is dominated by a number of major banks that have many offices operating over wide geographic areas. The Bank competes for deposits and loans principally with these major banks and other financial institutions located in our market areas. Among the advantages that the major banks have over the Bank are their ability to finance extensive advertising campaigns and to allocate their investment assets to regions of highest yield and demand. Many of the major commercial banks operating in the Bank’s service areas offer certain services (such as trust and international banking services) that are not offered directly by the Bank and, by virtue of their greater total capitalization, such banks have substantially higher lending limits. Moreover, all banks face increasing competition for loans and deposits from non-bank financial intermediaries such as mortgage companies, insurance companies, credit unions and securities firms.

In November 1999, the President signed the Gramm-Leach-Bliley Act, or the GLB Act, into law, which significantly changed the regulatory structure and oversight of the financial services industry. The GLB Act revised the BHCA and repealed the affiliation prohibitions of the Glass-Steagall Act of 1933, as amended. Consequently, a qualifying holding company, called a financial holding company, can engage in a full range of financial activities, including banking, insurance, and securities activities, as well as merchant banking and additional activities that are “financial in nature” or “incidental” to those financial activities. Expanded financial affiliation opportunities for existing bank holding companies are now permitted. Moreover, various non-bank financial services providers can acquire banks while also offering services like securities underwriting and underwriting and brokering insurance products. The GLB Act also expanded passive investment activities by financial holding companies, permitting investments in any type of company, financial or non-financial, through acquisitions of merchant banking firms and insurance companies.

Given that the traditional distinctions between banks and other providers of financial services have been effectively eliminated, the Bank has faced and will continue to face additional competition from thrift institutions, credit unions, insurance companies and securities firms. Additionally, the Bank’s ability to cross-market banking products to existing customers or the customers of affiliated companies may make it more difficult to compete.

In order to compete, the Bank uses to the fullest extent possible the familiarity of its directors and officers with the market area and its residents and businesses and the flexibility that the Bank’s independent status will permit. This includes an emphasis on specialized services, local promotional activity, and personal contacts by directors, officers and other employees. The Bank uses advertising, including newspaper ads and direct mail pieces, to inform the community of the services it offers. The Bank also utilizes emerging marketing techniques, such as the Internet, to reach target markets. The Bank also has an active calling program where officers, including commissioned business development officers, contact targeted prospects to solicit both deposit and loan business.

The Bank has developed programs that are specifically addressed to the needs of consumers, professionals and small-to mid-sized businesses. In the event there are customers whose loan demands exceed the Bank’s lending limits, it arranges for such loans on a participation basis with other financial institutions and intermediaries. The Bank also assists those customers requiring other services not offered by the Bank to obtain those services from correspondent banks. In addition, the Bank offers ATM services, a night depository, remote deposit capture, courier services, bank-by-mail services, merchant windows, lockbox and direct deposit services.

The Bank’s management believes that the Bank’s reputation in the communities served and personal service philosophy enhance the ability to compete favorably in attracting and retaining individual, professional and business clients. The Bank also believes that it has an advantage over the larger national and “super regional” institutions because it is managed by locally-known, well-respected and experienced bankers. Moreover, our larger competitors may not offer adequate personalized banking services, since their emphasis is on large volume and standardized retail products.

The Bank also faces growing competition from other community banks. These institutions have similar marketing strategies, have also been successful and offer strong evidence regarding the potential success of the community banking sector.

No assurance can be given that ongoing efforts to compete will continue to be successful.

Dependence on One or a Few Major Customers; Business Concentrations

No individual or single group of related accounts is considered material in relation to our total assets or to the assets or deposits of the Bank, or in relation to our overall business. However, approximately 70% of our loan portfolio at December 31, 2008 consisted of real estate-secured loans, including commercial real estate loans, construction loans, home mortgage loans, home equity loans and lines of credit. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations” on page 18 of this prospectus. Moreover, our business activities are currently focused primarily in Southern California, with the majority of our business concentrated in Ventura, Orange and Los Angeles Counties. Consequently, our results of operations and financial condition are dependent upon the general trends in the Southern California economies and, in particular, the residential and commercial real estate markets. In addition, the concentration of our operations in Southern California exposes us to greater risk than other banking companies with a wider geographic base in the event of catastrophes, such as earthquakes, fires and floods in this region.

Internet Banking Services

The Bank maintains an internet website, which serves as an additional means of providing customer access to a variety of banking services, including 24/7 online banking. The Bank’s website address is www.fcbank.com. No information contained on the website is incorporated herein by reference.

Employees

At November 30, 2009, the Bank had 245 employees. The Bank’s employees are not represented by any union or other collective bargaining agreement and the Bank considers its relations with employees to be excellent.

Supervision and Regulation

Recent Developments

In response to the financial crisis affecting the banking system and financial markets and going concern threats to investment banks and other financial institutions, on October 3, 2008, the EESA was signed into law. Through its authority under the EESA, the Treasury announced in October 2008 the CPP, a program designed to bolster healthy institutions, like First California, by making $250 billion of capital available to U.S. financial institutions in the form of preferred stock.

We participated in the CPP in December 2008 so that we could continue to lend and support our current and prospective clients, especially during this unstable economic environment. Under the terms of our participation, we received $25 million in exchange for the issuance of preferred stock and a warrant to purchase common stock, and became subject to various requirements, including certain restrictions on paying dividends on our common stock and repurchasing our equity securities, unless the U.S. Treasury has consented. Additionally, in order to participate in the CPP, we were required to adopt certain standards for executive compensation and corporate governance. These standards generally apply to the Chief Executive Officer, Chief Financial Officer and the three next most highly compensated senior executive officers, and include (1) ensuring that incentive compensation of senior executives does not encourage unnecessary and excessive risks that threaten the value of the financial institution; (2) required clawback of any bonus or incentive compensation paid to a senior executive based on statements of earnings, gains or other criteria that are later proven to be materially inaccurate; (3) limiting golden parachute payments to certain senior executives; and (4) agreement not to deduct for tax purposes executive compensation in excess of $500,000 for each senior executive. To date, First California has complied with these requirements, but the Secretary of the Treasury is empowered under EESA to adopt other standards, with which First California would be required to comply. Additionally, the bank regulatory agencies, the U.S. Treasury and the Office of Special Inspector General, also created by the EESA, have issued guidance and requests to the financial institutions that participated in the CPP to document their plans and use of CPP funds and their plans for addressing the executive compensation requirements associated with the CPP. First California will respond to such requests accordingly.

In February 2009, the ARRA was enacted. Among other provisions, the ARRA amended the EESA and contains requirements imposed on financial institutions like us which have already participated in the CPP. These requirements expand the initial executive compensation restrictions under the CPP to include, among other things, application of the required clawback provision to our top 25 most highly compensated employees, prohibition of certain bonuses to our top five most highly compensated employees, expanded limitations on golden parachute payments to top ten most highly compensated employees, implementation of a company-wide policy regarding excessive and luxury expenditures, and requirement of a shareholder advisory vote on our executive compensation. Under the new ARRA requirements, we may early redeem the shares issued to the U.S. Treasury under the CPP without any early penalty or requirement to raise new capital, as previously required under the original terms of the CPP. However, until the shares are redeemed and for so long as we continue to participate in the CPP, we will remain subject to these expanded requirements, and any other requirements applicable to CPP participants that may be subsequently adopted.

The EESA also increased FDIC deposit insurance on most accounts from $100,000 to $250,000. This increase is currently in place until the end of 2009 and is not covered by deposit insurance premiums paid by the banking industry. The FDIC has recently proposed that Congress extend the $250,000 limit to 2016. In addition, the FDIC has implemented two temporary programs under the TLGP to provide deposit insurance for the full amount of most non-interest bearing transaction accounts through the end of 2009 and to guarantee certain unsecured debt of financial institutions and their holding companies through June 2012. The Bank is participating in the deposit insurance program and has the ability to issue guaranteed debt under the program (the Bank elected to opt out of the extension of the transaction account guarantee program). The FDIC charges “systemic risk special assessments” to depository institutions that participate in the TLGP. The FDIC has recently proposed that Congress give the FDIC expanded authority to charge fees to the holding companies which benefit directly and indirectly from the FDIC guarantees. See “Federal Deposit Insurance” below.

General

Banking is a complex, highly regulated industry. The primary goals of the regulatory scheme are to maintain a safe and sound banking system, protect depositors and the FDIC insurance fund, and facilitate the conduct of sound monetary policy. This regulatory scheme is not designed for the benefit of stockholders of the Company or its successors. In furtherance of these goals, Congress and the states have created several largely autonomous regulatory agencies and enacted numerous laws that govern banks, bank holding companies and the financial services industry. Consequently, the growth and earnings performance of the Company or its successors and the Bank can be affected not only by management decisions and general economic conditions, but also by the requirements of applicable state and federal statues, regulations and the policies of various governmental regulatory authorities, including the FRB, the FDIC, the DFI and the U.S. Treasury.

The commercial banking business is also influenced by the monetary and fiscal policies of the federal government and the policies of the FRB. The FRB implements national monetary policies (with objectives such as curbing inflation and combating recession) by its open-market operations in United States Government securities, by adjusting the required level of reserves for financial intermediaries subject to its reserve requirements and by varying the discount rates applicable to borrowings by depository institutions. The actions of the FRB in these areas influence the growth of bank loans, investments and deposits and also affect interest rates charged on loans and paid on deposits. Indirectly, such actions may also impact the ability of non-bank financial institutions to compete with the Bank. The nature and impact of any future changes in monetary policies cannot be predicted.

The system of supervision and regulation applicable to financial services businesses governs most aspects of the business of the Company and the Bank, including: (1) the scope of permissible business; (2) investments; (3) reserves that must be maintained against deposits; (4) capital levels that must be maintained; (5) the nature and amount of collateral that may be taken to secure loans; (6) the establishment of new branches; (7) mergers and consolidations with other financial institutions; and (8) the payment of dividends.

From time to time laws or regulations are enacted which have the effect of increasing the cost of doing business, limiting or expanding the scope of permissible activities, or changing the competitive balance between banks and other financial and non-financial institutions. Proposals to change the laws and regulations governing the operations of banks and bank holding companies are frequently made in Congress, in the California legislature and by various bank and other regulatory agencies. Future changes in the laws, regulations or polices that impact the Company or its successors and the Bank cannot necessarily be predicted, but they may have a material effect on the business and earnings of the Company and the Bank.

Set forth below is a summary description of certain of the material laws and regulations that relate to our operations and those of the Bank. The description does not purport to be a complete description of these laws and regulations and is qualified in its entirety by reference to the applicable laws and regulations.

Regulation of First California

As a registered bank holding company, First California and its subsidiaries are subject to the FRB’s supervision, regulation and examination under the BHCA. Under the BHCA, we are subject to periodic examination by the FRB. We are also required to file with the FRB periodic reports of our operations and such additional information regarding the Company and its subsidiaries as the FRB may require.

Under FRB regulations, a bank holding company is required to serve as a source of financial and managerial strength to its subsidiary banks and may not conduct its operations in an unsafe or unsound manner. In addition, it is the FRB’s policy that in serving as a source of strength to its subsidiary banks, a bank holding company should stand ready to use available resources to provide adequate capital funds to its subsidiary banks during periods of financial stress or adversity and should maintain the financial flexibility and capital-raising capacity to obtain additional resources for assisting its subsidiary banks. A bank holding company’s failure to meet its obligations to serve as a source of strength to its subsidiary banks will generally be considered by the FRB to be an unsafe and unsound banking practice or a violation of the FRB’s regulations or both.

First California is required to obtain the FRB’s prior approval before acquiring ownership or control of more than 5% of the outstanding shares of any class of voting securities, or substantially all the assets, of any company, including a bank or bank holding company. Further, we are allowed to engage, directly or indirectly, only in banking and other activities that the FRB deems to be so closely related to banking or managing or controlling banks as to be a proper incident thereto. Pursuant to the GLB Act, in order to elect and retain financial holding company status, all depository institution subsidiaries of a bank holding company must be well capitalized, well managed, and, except in limited circumstances, be in satisfactory compliance with the Community Reinvestment Act (“CRA”).

First California’s securities are registered with the SEC under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and listed on the NASDAQ Global Select Market. As such, First California is subject to the information, proxy solicitation, insider trading, corporate governance, and other requirements and restrictions of the Exchange Act, as well as the Marketplace Rules and other requirements promulgated by the NASDAQ Stock Market, Inc.

First California is subject to the accounting oversight and corporate governance requirements of the Sarbanes-Oxley Act of 2002, including, among other things, required executive certification of financial presentations, increased requirements for board audit committees and their members, and enhanced disclosure of controls and procedures and internal controls over financial reporting.

First California’s earnings and activities are affected by legislation, by regulations and by local legislative and administrative bodies and decisions of courts in the jurisdictions in which First California and the Bank conduct business. For example, these include limitations on the ability of the Bank to pay dividends to us and our ability to pay dividends to our stockholders. It is the policy of the FRB that bank holding companies should pay cash dividends on common stock only out of income available over the past year and only if prospective earnings retention is consistent with the organization’s expected future needs and financial condition. The policy provides that bank holding companies should not maintain a level of cash dividends that undermines the bank holding company’s ability to serve as a source of strength to its banking subsidiaries. Various federal and state statutory provisions limit the amount of dividends that subsidiary banks can pay to their holding companies without regulatory approval. In addition to these explicit limitations, the federal regulatory agencies have general authority to prohibit a banking subsidiary or bank holding company from engaging in an unsafe or unsound banking practice. Depending upon the circumstances, the agencies could take the position that paying a dividend would constitute an unsafe or unsound banking practice. In addition, as discussed below under “—Regulation of the Bank”, a bank holding company such as the Company is required to maintain minimum ratios of Tier 1 capital and total capital to total risk-weighted assets, as well as a minimum ratio of Tier 1 capital to total adjusted quarterly average assets as defined in such regulations.

Under the terms of the CPP, for so long as any preferred stock issued under the CPP remains outstanding, First California is restricted from paying cash dividends on our common stock, and from making certain repurchases of equity securities, including common stock, without the U.S. Treasury’s consent until the third anniversary of the U.S. Treasury’s investment in our preferred stock or until the U.S. Treasury has transferred all of the preferred stock it purchased under the CPP to third parties.

Regulation of the Bank

The Bank is extensively regulated under both federal and state law. The Bank, as a California state-chartered bank which is not a member of the Federal Reserve System, is subject to regulation, supervision, and regular examination by the DFI and the FDIC. The Bank’s deposits are insured by the FDIC up to the maximum extent provided by law. The regulations of these agencies govern most aspects of the Bank’s business. California law exempts all banks from usury limitations on interest rates. Various consumer laws and regulations also affect the Banks’ operations, such as the Community Reinvestment Act, the Equal Credit Opportunity Act, the Truth in Lending Act, the Fair Housing Act, the Home Mortgage Disclosure Act, and the Real Estate Settlement Procedures Act. These laws primarily protect depositors and other customers of the Bank, rather than First California or its stockholders.

Various requirements and restrictions under the laws of the State of California and the United States affect the operations of the Bank. State and federal statutes and regulations relate to many aspects of the Bank’s operations, including standards for safety and soundness, reserves against deposits, interest rates payable on deposits and loans, investments, mergers and acquisitions, loans to a single borrower dividends, locations of branch offices, fair lending requirements, CRA activities and loans to affiliates. Further, the Bank is required to maintain certain levels of capital.

Dividends and Capital Distributions

Dividends and capital distributions from the Bank constitute the principal source of cash to First California. The Bank is subject to various federal or state statutory and regulatory restrictions on its ability to pay dividends and capital distributions to its shareholder.

Under California law, banks may declare a cash dividend out of their net profits up to the lesser of retained earnings or the net income for the last three fiscal years (less any distributions made to shareholders during such period), or with the prior written approval of the DFI, in an amount not exceeding the greatest of (1) the retained earnings of the Bank, (2) the net income of the Bank for its last fiscal year or (3) the net income of the Bank for its current fiscal year. In addition, under federal law, banks are prohibited from paying any dividends if after making such payment they would fail to meet any of the minimum regulatory capital requirements. The federal regulators also have the authority to prohibit state banks from engaging in any business practices which are considered to be unsafe or unsound, and in some circumstances the regulators might prohibit the payment of dividends on that basis even though such payments would otherwise be permissible.

The Bank may from time to time be permitted to make additional capital distributions to its shareholder with the consent of the DFI. It is not anticipated that such consent could be obtained unless the distributing bank were to remain “well capitalized” following such distribution.

Regulatory Capital Guidelines. Each of the Company and the Bank is required to maintain certain levels of capital. The FRB and the FDIC have substantially similar risk-based capital ratio and leverage ratio guidelines for banking organizations. The guidelines are intended to ensure that banking organizations have adequate capital given the risk levels of assets and off-balance sheet financial instruments. Under the guidelines, banking organizations are required to maintain minimum ratios for Tier 1 capital and total capital to risk-weighted assets (including certain off-balance sheet items, such as letters of credit). For purposes of calculating the ratios, a banking organization’s assets and some of its specified off-balance sheet commitments and obligations are assigned to various risk categories. A depository institution’s or holding company’s capital, in turn, is classified in one of three tiers, depending on type:

•

Core Capital (Tier 1). Tier 1 capital includes common equity, retained earnings, qualifying non-cumulative perpetual preferred stock, a limited amount of qualifying cumulative perpetual stock at the holding company level, minority interests in equity accounts of consolidated subsidiaries, and qualifying trust preferred securities less goodwill, most intangible assets and certain other assets.

•

Supplementary Capital (Tier 2). Tier 2 capital includes, among other things, perpetual preferred stock and trust preferred securities not meeting the Tier 1 definition, qualifying mandatory convertible debt securities, qualifying subordinated debt, and allowances for possible loan and lease losses, subject to limitations.

•	Market Risk Capital (Tier 3). Tier 3 capital includes qualifying unsecured subordinated debt.

The following table sets forth the regulatory capital guidelines and the actual capitalization levels for the Bank and the Company as of December 31, 2008 and 2007:

	Actual		For Capital Adequacy Purposes			To be Well Capitalized Under Prompt Corrective Action Provision
	Amount	Ratio	Amount	Ratio		Amount	Ratio
December 31, 2008	(in thousands)
Total capital (to risk weighted assets)
First California Financial Group, Inc.	$147,680	16.62%	$71,102	≥	8.00%
First California Bank	109,022	12.27%	71,110	≥	8.00%	88,888	≥	10.00%
Tier I capital (to risk weighted assets)
First California Financial Group, Inc.	139,530	15.70%	35,551	≥	4.00%
First California Bank	100,873	11.35%	35,555	≥	4.00%	53,333	≥	6.00%
Tier I capital (to average assets)
First California Financial Group, Inc.	139,530	12.77%	43,699	≥	4.00%
First California Bank	100,873	9.26%	43,568	≥	4.00%	54,460	≥	5.00%

	Actual		For Capital Adequacy Purposes			To be Well Capitalized Under Prompt Corrective Action Provision
	Amount	Ratio	Amount	Ratio		Amount	Ratio
December 31, 2007
Total capital (to risk weighted assets)
First California Financial Group, Inc.	$115,387	13.35%	$69,167	≥	8.00%
First California Bank	102,826	11.98%	68,687	≥	8.00%	85,858	≥	10.00%
Tier I capital (to risk weighted assets)
First California Financial Group, Inc.	107,460	12.43%	34,583	≥	4.00%
First California Bank	94,899	11.05%	34,343	≥	4.00%	51,515	≥	6.00%
Tier I capital (to average assets)
First California Financial Group, Inc.	107,460	10.42%	41,248	≥	4.00%
First California Bank	94,899	9.24%	41,065	≥	4.00%	51,332	≥	5.00%

We recognize that a strong capital position is vital to growth, continued profitability, and depositor and investor confidence. Our policy is to maintain sufficient capital at not less than the well-capitalized thresholds established by banking regulators.

Basel and Basel II Accords, The current risk-based capital guidelines which apply to First California and the Bank are based upon the 1988 capital accord of the International Basel Committee on Banking Supervision. A

new international accord, referred to as Basel II, became mandatory for large or “core” international banks outside the United States in 2008 (total assets of $250 billion or more or consolidated foreign exposures of $10 billion or more). Basel II emphasizes internal assessment of credit, market and operational risk, as well as supervisory assessment and market discipline in determining minimum capital requirements. It is optional for other banks, and if adopted, must first be complied with in a “parallel run” for two years along with the existing Basel I standards. In January 2009, the Basel Committee proposed to reconsider regulatory-capital standards, supervisory and risk-management requirements and additional disclosures to further strengthen the Basel II framework in response to recent worldwide developments. First California is not required to comply with Basel II. First California elected not to apply the Basel II requirements when they became effective.

Prompt Corrective Action and Other General Enforcement Authority. The Federal Deposit Insurance Corporation Improvement Act, or FDICIA, requires each federal banking agency to take prompt corrective action to resolve the problems of insured depository institutions, including but not limited to those that fall below one or more prescribed minimum capital ratios. The federal banking agencies possess broad powers to take prompt corrective action to resolve the problems of insured banks. Each federal banking agency has issued regulations defining five capital categories: “well capitalized,” “adequately capitalized,” “undercapitalized,” “significantly undercapitalized,” and “critically undercapitalized.” Under the regulations, a bank shall be deemed to be:

•

“well capitalized” if it has a total risk-based capital ratio of 10.0% or more, has a Tier 1 risk-based capital ratio of 6.0% or more, has a leverage capital ratio of 5.0% or more, and is not subject to specified requirements to meet and maintain a specific capital level for any capital measure;

•

“adequately capitalized” if it has a total risk-based capital ratio of 8.0% or more, a Tier 1 risk-based capital ratio of 4.0% or more, and a leverage capital ratio of 4.0% or more (3.0% under certain circumstances) and does not meet the definition of “well capitalized”;

•

“undercapitalized” if it has a total risk-based capital ratio that is less than 8.0%, a Tier 1 risk-based capital ratio that is less than 4.0%, or a leverage capital ratio that is less than 4.0% (3.0% under certain circumstances);

•

“significantly undercapitalized” if it has a total risk-based capital ratio that is less than 6.0%, a Tier 1 risk-based capital ratio that is less than 3.0% or a leverage capital ratio that is less than 3.0%; and

•	“critically undercapitalized” if it has a ratio of tangible equity to total assets that is equal to or less than 2.0%.

Banks are prohibited from paying dividends or management fees to controlling persons or entities if, after making the payment, the bank would be “undercapitalized,” that is, the bank fails to meet the required minimum level for any relevant capital measure. Asset growth and branching restrictions apply to “undercapitalized” banks. Banks classified as “undercapitalized” are required to submit acceptable capital plans guaranteed by its holding company, if any. Broad regulatory authority was granted with respect to “significantly undercapitalized” banks, including forced mergers, growth restrictions, ordering new elections for directors, forcing divestiture by its holding company, if any, requiring management changes, and prohibiting the payment of bonuses to senior management. Even more severe restrictions are applicable to “critically undercapitalized” banks, those with capital at or less than 2%. Restrictions for these banks include the appointment of a receiver or conservator. All of the federal banking agencies have promulgated substantially similar regulations to implement this system of prompt corrective action.

A bank, based upon its capital levels, that is classified as “well capitalized,” “adequately capitalized” or “undercapitalized” may be treated as though it were in the next lower capital category if the appropriate federal banking agency, after notice and opportunity for a hearing, determines that an unsafe or unsound condition, or an unsafe or unsound practice, warrants such treatment. At each successive lower capital category, an insured bank is subject to more restrictions. The federal banking agencies, however, may not treat an institution as “critically undercapitalized” unless its capital ratios actually warrant such treatment.

In addition to measures taken under the prompt corrective action provisions, insured banks may be subject to potential enforcement actions by the federal banking agencies for unsafe or unsound practices in conducting their businesses or for violations of any law, rule, regulation or any condition imposed in writing by the agency or any written agreement with the agency. Enforcement actions may include the imposition of a conservator or receiver, the issuance of a cease-and-desist order that can be judicially enforced, the termination of insurance of deposits (in the case of a depository institution), the imposition of civil money penalties, the issuance of directives to increase capital, the issuance of formal and informal agreements, the issuance of removal and prohibition orders against institution-affiliated parties. The enforcement of such actions through injunctions or restraining orders may be based upon a judicial determination that the agency would be harmed if such equitable relief was not granted.

The DFI, as the primary regulator for California state-chartered banks, also has a broad range of enforcement measures, from cease and desist powers and the imposition of monetary penalties to the ability to take possession of a bank, including causing its liquidation.

Safety and Soundness Standards. The federal banking agencies have adopted guidelines designed to assist the federal banking agencies in identifying and addressing potential safety and soundness concerns before capital becomes impaired. The guidelines set forth operational and managerial standards relating to (1) internal controls, information systems and internal audit systems; (2) loan documentation; (3) credit underwriting; (4) asset growth; (5) earnings; and (6) compensation, fees and benefits.

In addition, the federal banking agencies have also adopted safety and soundness guidelines with respect to asset quality and for evaluating and monitoring earnings to ensure that earnings are sufficient for the maintenance of adequate capital and reserves. These guidelines provide six standards for establishing and maintaining a system to identify problem assets and prevent those assets from deteriorating. Under these standards, an insured depository institution should (1) conduct periodic asset quality reviews to identify problem assets; (2) estimate the inherent losses in problem assets and establish reserves that are sufficient to absorb estimated losses; (3) compare problem asset totals to capital; (4) take appropriate corrective action to resolve problem assets; (5) consider the size and potential risks of material asset concentrations; and (6) provide periodic asset quality reports with adequate information for management and the board of directors to assess the level of asset risk.

Transactions with Affiliates. Under Sections 23A and 23B of the Federal Reserve Act and the FRB’s Regulation W, loans by the Bank to affiliates, investments by them in affiliates’ stock, and taking affiliates’ stock as collateral for loans to any borrower is limited to 10% of the Bank’s capital, in the case of any one affiliate, and is limited to 20% of the Bank’s capital, in the case of all affiliates. The Bank’s holding company and any subsidiaries it may purchase or organize are deemed to be affiliates of the Bank within the meaning of Section 23A and 23B and Regulation W. In addition, transactions between the Bank and other affiliates must be on terms and conditions that are consistent with safe and sound banking practices; in particular, a bank and its subsidiaries generally may not purchase from an affiliate a low-quality asset, as defined in the Federal Reserve Act. These restrictions also prevent a bank holding company and its other affiliates from borrowing from a banking subsidiary of the bank holding company unless the loans are secured by marketable collateral of designated amounts. The Company or its successors and the Bank are also subject to certain restrictions with respect to engaging in the underwriting, public sale and distribution of securities.

Loans to Insiders. Extensions of credit by the Bank to insiders of both the Bank and First California are subject to prohibitions and other restrictions imposed by federal regulations. For purposes of these limits, “insiders” include directors, executive officers and principal shareholders of the Bank or First California and their related interests. The term “related interest” means a company controlled by a director, executive officer or principal shareholder of the Bank or First California. The Bank may not extend credit to an insider of the Bank or First California unless the loan is made on substantially the same terms as, and subject to credit underwriting procedures that are no less stringent than, those prevailing at the time for comparable transactions with non-insiders. Under federal banking regulations, the Bank may not extend a loan to insiders in an amount greater than $500,000 without prior board approval (with any interested person abstaining from participating directly or indirectly in the voting). The federal regulations place additional restrictions on loans to executive officers, and generally prohibit loans to executive officers other than for certain specified purposes. The Bank is required to maintain records regarding insiders and extensions of credit to them.

Federal Deposit Insurance. The FDIC insures our customer deposits through the Deposit Insurance Fund (“DIF”) up to prescribed limits for each depositor. Pursuant to the EESA, the basic limit on federal deposit insurance coverage was temporarily raised from $100,000 to $250,000 per depositor. The legislation provides that this $250,000 limit will be in effect until December 31, 2013.

The FDIC utilizes a risk-based assessment system that imposes insurance premiums based upon a risk matrix that takes into account a bank’s capital level and supervisory rating. Effective February 2009, the FDIC adopted a rule to uniformly increase 2009 FDIC deposit assessment rates by 7 to 9 cents for every $100 of domestic deposits. For banks in Risk Category I, the deposit assessment is now 12 to 16 cents for total qualified deposits compared to 5 to 7 cents in the prior two years. On May 22, 2009, the FDIC adopted a final rule levying a five basis point special assessment on each insured depository institution’s assets minus its Tier 1 capital as of June 30, 2009. The final rule permits the FDIC to levy up to two additional special assessments of up to five basis points each during 2009 if it estimates that the Deposit Insurance Fund reserve ratio will fall to a level that the FDIC’s board of directors believes would adversely affect public confidence or to a level that will be close to or below zero.

On October 16, 2008, the FDIC announced the TLGP. The final rule was adopted on November 26, 2008. The FDIC stated that its purpose is to strengthen confidence and encourage liquidity in the banking system through two limited guarantee programs: the Debt Guarantee Program, or DGP, and the Transaction Account Guarantee Program. Insured depository institutions and most U.S. bank holding companies are eligible to participate. Participation in both programs is voluntary and the Bank elected to participate in both parts of the TLGP. The DGP guarantees newly issued senior unsecured debt that is issued on or before June 30, 2009 and matures before June 12, 2012. Institutions participating in the DGP are charged a fee of 50 to 100 basis points for new unsecured issuances based on the term to maturity of the newly issued debt. As of the date of this prospectus, the Bank has not issued any new debt under the DGP. The Transaction Account Guarantee Program guarantees the entire balance of non-interest bearing deposit transaction accounts (defined as transaction accounts bearing interest rates of 50 basis points or less), through December 31, 2009. Although the program has been extended through June 30, 2010, the Bank elected to opt out of this extension. Institutions participating in the Transaction Account Guarantee Program are charged a 10-basis point fee on the balance of non-interest bearing deposit transaction accounts exceeding the existing deposit insurance limit of $250,000.

The FDIC recently decided to require depository institutions to prepay deposit insurance premiums. On November 12, 2009, the FDIC issued a final rule requiring all insured depository institutions to prepay on December 30, 2009 their estimated assessments for the fourth quarter of 2009, and for all of 2010, 2011 and 2012. Under the rule, the assessment rate for the fourth quarter of 2009 and for 2010 will be based on each institution’s total base assessment rate for the third quarter of 2009, and the assessment rate for 2011 and 2012 will be equal to the third quarter assessment rate plus an additional 3 basis points. In addition, each institution’s base assessment rate for each period will be calculated using its third quarter assessment base, adjusted quarterly for an estimated 5% annual growth rate in the assessment base through the end of 2012. Based on our FDIC quarterly invoice for September 30, 2009, we estimate that our prepayment amount should not exceed $10 million.

Money Laundering and Currency Controls. Various federal statutory and regulatory provisions are designed to enhance record-keeping and reporting of currency, foreign transactions and suspicious transactions. Pursuant to the Bank Secrecy Act, financial institutions must report high levels of currency transactions or face the imposition of civil monetary penalties for reporting violations. The Money Laundering Control Act imposes sanctions, including revocation of federal deposit insurance, for institutions convicted of money laundering.

The International Money Laundering Abatement and Financial Anti-Terrorism Act of 2001 (“IMLAFATA”), a part of the USA Patriot Act, authorizes the Secretary of the Treasury, in consultation with the heads of other government agencies, to adopt special measures applicable to banks and other financial institutions to enhance record-keeping and reporting requirements for certain financial transactions that are of primary money laundering concern. Among its other provisions, IMLAFATA requires each financial institution to: (1) establish an anti-money laundering program; (2) establish due diligence policies, procedures and controls with respect to its private banking accounts and correspondent banking accounts involving individuals and certain foreign banks; and (3) avoid establishing, maintaining, administering, or managing correspondent accounts in the United States for, or on behalf of, a foreign bank that does not have a physical presence in any country. In addition, IMLAFATA contains a provision encouraging cooperation among financial institutions, regulatory authorities and law enforcement authorities with respect to individuals, entities and organizations engaged in, or reasonably suspected of engaging in, terrorist acts or money laundering activities.

The U.S. Treasury’s regulations implementing IMLAFATA mandate that federally-insured banks and other financial institutions establish customer identification programs designed to verify the identity of persons opening new accounts, maintain the records used for verification, and determine whether the person appears on any list of known or suspected terrorists or terrorist organizations.

Community Reinvestment Act and Fair Lending. The Bank is subject to certain fair lending requirements and reporting obligations involving home mortgage lending operations and Community Reinvestment Act, or CRA, activities. The CRA is intended to encourage insured depository institutions, while operating safely and soundly, to help meet the credit needs of their communities. The CRA specifically directs the federal bank regulatory agencies, in examining insured depository institutions, to assess their record of helping to meet the credit needs of their entire community, including low-and moderate-income neighborhoods, consistent with safe and sound banking practices. The CRA further requires the agencies to take a financial institution’s record of meeting its community credit needs into account when evaluating applications for, among other things, domestic branches, consummating mergers or acquisitions, or holding company formations. The Bank’s compliance with the CRA is reviewed and evaluated by the FDIC, which assigns the Bank a publicly available CRA rating at the conclusion of the examination.

The federal banking agencies have adopted regulations which measure a bank’s compliance with its CRA obligations on a performance-based evaluation system. This system bases CRA ratings on an institution’s actual lending service and investment performance rather than the extent to which the institution conducts needs assessments, documents community outreach or complies with other procedural requirements. In connection with its assessment of CRA performance, the FDIC assigns a rating of “outstanding”, “satisfactory”, “needs to improve” or “substantial noncompliance”. Failure of an institution to receive at least a “Satisfactory” rating could inhibit such institution or its holding company from undertaking certain activities, including acquisitions.

The Bank had a CRA rating of “Satisfactory” as of its most recent regulatory examination.

Sarbanes-Oxley Act. On July 30, 2002, the President signed into law the Sarbanes-Oxley Act of 2002. The Sarbanes-Oxley Act aims to restore the credibility lost as a result of high profile corporate scandals by addressing, among other issues, corporate governance, auditing and accounting, executive compensation and enhanced and timely disclosure of corporate information. The NASDAQ Stock Market has adopted corporate governance rules intended to allow shareholders to more easily and effectively monitor the performance of companies and directors. The principal provisions of the Sarbanes-Oxley Act, many of which have been interpreted through regulations released in 2003, provide for and include, among other things: (1) the creation of the Public Company Accounting Oversight Board; (2) auditor independence provisions that restrict non-audit services that accountants may provide to their audit clients; (3) additional corporate governance and responsibility measures, including the requirement that the chief executive officer and chief financial officer of a public company certify financial statements; (4) the forfeiture of bonuses or other incentive-based compensation and profits from the sale of an issuer’s securities by directors and senior officers in the twelve month period following initial publication of any financial statements that later require restatement; (5) an increase in the oversight of, and enhancement of certain requirements relating to, audit committees of public companies and how they interact with that company’s independent auditors; (6) requirements that audit committee members must be independent and are barred from accepting consulting, advisory or other compensatory fees from the issuer; (7) requirements that companies disclose whether at least one member of the audit committee is a “financial expert’ (as such term is defined by the SEC and if not disclosed, why the audit committee does not have a financial expert; (8) expanded disclosure requirements for corporate insiders, including accelerated reporting of stock transactions by insiders and a prohibition on insider trading during pension blackout periods; (9) a prohibition on personal loans to directors and officers, except certain loans made by insured financial institutions on non-preferential terms and in compliance with other bank regulatory requirements; (10) disclosure of a code of ethics and filing a Form 8-K for a change or waiver of such code; (11) a range of enhanced penalties for fraud and other violations; and (12) expanded disclosure and certification relating to an issuer’s disclosure controls and procedures and internal controls over financial reporting.

As a result of the Sarbanes-Oxley Act, and its implementing regulations, we have incurred substantial costs to interpret and ensure compliance with the law and its regulations. Future changes in the laws, regulation, or policies that impact us cannot necessarily be predicted and may have a material effect on our business and earnings.

Environmental Regulation. Federal, state and local laws and regulations regarding the discharge of harmful materials into the environment may have an impact on the Bank. Since the Bank is not involved in any business that manufactures, uses or transports chemicals, waste, pollutants or toxins that might have a material adverse effect on the environment, the Bank’s primary exposure to environmental laws is through its lending activities and through properties or businesses the Bank may own, lease or acquire. Based on a general survey of the Bank’s loan portfolio, conversations with local appraisers and the type of lending currently and historically done by the Bank, management is not aware of any potential liability for hazardous waste contamination that would be reasonably likely to have a material adverse effect on the Company or its successors as of the date of this prospectus.

Safeguarding of Customer Information and Privacy. In 1970, the Federal Fair Credit Reporting Act (the FCRA) was enacted to insure the confidentiality, accuracy, relevancy and proper utilization of consumer credit report information. The FCRA affirmatively preempts state law in a number of areas, including the ability of entities affiliated by common ownership to share and exchange information freely, and the requirements on credit bureaus to reinvestigate the contents of reports in response to consumer complaints, among others.

The FACT Act, (Fair and Accurate Credit Transaction Act) became law in 2003, effectively extending and amending provisions of the Fair Credit Reporting Act (FCRA). The FACT Act created many new responsibilities for consumer reporting agencies and users of consumer reports. It contains many new consumer disclosure requirements as well as provisions to address identity theft.

The FRB and other bank regulatory agencies have adopted guidelines for safeguarding confidential, personal customer information. These guidelines require financial institutions to create, implement and maintain a comprehensive written information security program designed to ensure the security and confidentiality of customer information, protect against any anticipated threats or hazard to the security or integrity of such information and protect against unauthorized access to or use of such information that could result in substantial harm or inconvenience to any customer. The Bank has adopted a customer information security program to comply with such requirements.

Federal banking rules also limit the ability of banks and other financial institutions to disclose non-public information about consumers. Pursuant to these rules, financial institutions must provide: (1) initial notices to customers about their privacy policies, describing the conditions under which they may disclose nonpublic personal information to nonaffiliated third parties and affiliates; (2) annual notices of their privacy policies to current customers; and (3) a reasonable method for customers to “opt out” of disclosures to nonaffiliated third parties. These privacy provisions affect how consumer information is transmitted through diversified financial companies and conveyed to outside vendors. We have implemented our privacy policies in accordance with the law.

In recent years, a number of states have implemented their own versions of privacy laws. For example, in 2003, California adopted standards that are more restrictive than federal law, allowing bank customers the opportunity to bar financial companies from sharing information with their affiliates. More specifically, the California Financial Information Privacy Act requires a financial institution to provide specific information to a consumer related to the sharing of that consumer’s nonpublic personal information. The Act allows a consumer to direct the financial institution not to share his or her nonpublic personal information with affiliated or nonaffiliated companies with which a financial institution has contracted to provide financial products and services, and requires that permission from each such consumer be acquired by a financial institution prior to sharing such information.

Patriot Act. On October 26, 2001, the President signed into law comprehensive anti-terrorism legislation, the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, known as the USA Patriot Act. The USA Patriot Act was designed to deny terrorists and others the ability to obtain access to the United States financial system, and has significant implications for depository institutions and other businesses involved in the transfer of money. The USA Patriot Act, as implemented by various federal regulatory agencies, requires financial institutions, including the Bank, to implement new policies and procedures or amend existing policies and procedures with respect to, among other matters, anti-money laundering, compliance, suspicious activity and currency transaction reporting and due diligence on customers. The USA Patriot Act and its underlying regulations also permit information sharing for counter-terrorist purposes between federal law enforcement agencies and financial institutions, as well as among financial institutions, subject to certain conditions, and require the FRB and other federal banking agencies to evaluate the effectiveness of an applicant in combating money laundering activities when considering applications filed under Section 3 of the BHCA or the Bank Merger Act. The Bank has adopted comprehensive policies and procedures to address the requirements of the USA Patriot Act. The Bank believes that the ongoing cost of compliance with the USA Patriot Act is not likely to be material to the Bank.

Other Aspects of Banking Law. The Bank is also subject to federal statutory and regulatory provisions covering, among other things, security procedures, insider and affiliated party transactions, management interlocks, electronic funds transfers, funds availability, and truth-in-savings. There are also a variety of federal statutes which regulate acquisitions of control and the formation of bank holding companies.

Impact of Monetary Policies

Banking is a business that depends on rate differentials. In general, the difference between the interest rate paid by a bank on its deposits and its other borrowings and the interest rate earned on its loans, securities and other interest-earning assets comprises the major source of a Bank’s earnings. These rates are highly sensitive to many factors which are beyond the Bank’s control and, accordingly, the earnings and growth of the Bank are subject to the influence of economic conditions generally, both domestic and foreign, including inflation, recession, and unemployment; and also to the influence of monetary and fiscal policies of the United States and its agencies, particularly the FRB. The FRB implements national monetary policy, such as seeking to curb inflation and combat recession, by:

•	Open-market dealings in United States government securities;

•	Adjusting the required level of reserves for financial institutions subject to reserve requirements; and

•	Adjusting the discount rate applicable to borrowings by banks which are members of the Federal Reserve System.

The actions of the FRB in these areas influence the growth of bank loans, investments, and deposits and also affect interest rates. The nature and timing of any future changes in the FRB’s policies and their impact on the Company and its successors and the Bank cannot be predicted; however, depending on the degree to which our interest-earning assets and interest-bearing liabilities are rate sensitive, increases in rates would have a temporary effect of increasing our net interest margin, while decreases in interest rates would have the opposite effect. In addition, adverse economic conditions could make a higher provision for loan losses a prudent course and could cause higher loan charge-offs, thus adversely affecting our net income or other operating costs.

Properties

The Bank owns its former executive offices located at 1100 Paseo Camarillo, Camarillo, California. The building has approximately 5,100 square feet of space and adequate parking facilities.

The Bank also leases approximately 13,880 square feet of space for administrative functions which are located at 1880 Century Park East, Los Angeles, California. The lease term expires in April 2014. Approximately half of this space is sublet through the lease expiration in 2014.

The Bank leases approximately 21,901 square feet of space at Westlake Park Place, 3027 Townsgate Road, Westlake Village, California to serve as the Company’s administrative headquarters. The lease term expires in 2018.

The Bank owns its main branch located at 1150 Paseo Camarillo, Camarillo, California. The building has approximately 9,032 square feet of space and adequate parking facilities.

The Bank owns its Irvine Branch Office located at 19752 MacArthur Blvd., Irvine, California 92612. The building has approximately 21,000 square feet of space and adequate parking facilities.

The Bank also owns its Torrance Branch located at 2200 Sepulveda Blvd., Torrance, California.

The Bank leases approximately 1,880 square feet of space for its Century City Branch Office located at 1880 Century Park East, Los Angeles, California. The lease will expire in June 2014.

The Bank leases approximately 3,100 square feet of space for its former El Segundo Branch Office located at 1960 E. Grand Avenue, El Segundo, California. This location was closed in 2008 and the Bank is attempting to sublease this space. The lease term expires in February 2011.

The Bank leases approximately 1,650 square feet of space for its Encino Branch Office located at 16661 Ventura Boulevard, Encino, California. The lease term will expire in May 2010.

The Bank leases approximately 3,000 square feet of space for its Glendale Branch Office located at 505 North Brand Boulevard, Glendale, California. The lease has an initial term of five years and will expire in November, 2013.

The Bank also leases approximately 1,672 square feet of space for its Oxnard Branch Office located at 300 Esplanade Drive, Suite 102, Oxnard, California. The lease will expire in April, 2010.

The Bank also leases approximately 3,478 square feet of space for its former Sherman Oaks Loan Production Office located at 13245 Riverside Dr. Suite 540, Sherman Oaks, California. The lease term is for five years and commenced on March 1, 2006. This Bank vacated this facility upon the opening of the new company headquarters in the third quarter of 2008.

The Bank also leases approximately 5,000 square feet of space for its Simi Valley Branch Office located at Simi Valley Towne Center, Simi Valley, California. The lease term commenced in January 2006 and is for 20 years.

The Bank also leases approximately 3,850 square feet of space for its Thousand Oaks Branch Office located at 11 E. Hillcrest Drive, Suite A, Thousand Oaks, California. The lease term commenced in October 2003 and is for 10 years with two 5-year renewal options.

The Bank also leases approximately 4,000 square feet of space for its Westlake Village Branch Office located at 32111 Agoura Road, Westlake Village, California. The lease term will expire in September 2014.

The Bank leases approximately 4,560 square feet of space for its Irwindale Branch Office located at 15622 Arrow Highway, Irwindale, California. The lease term will expire in May 2014.

The Bank leases approximately 7,000 square feet of space for its Escondido Branch Office located at 355 West Grand Avenue, Escondido, California. The lease term will expire in December 2009.

The Bank leases approximately 5,000 square feet of space for its Temecula Branch Office located at 27645 Jefferson Avenue, Temecula, California. The lease term will expire in May 2012.

The Bank leases approximately 5,100 square feet of space for its Brea Branch Office located at 10 Pointe Drive, Suite 130, Brea, California. The lease term will expire in May 2014.

The Bank leases approximately 4,500 square feet of space for its Palm Desert Branch Office located at 78-000 Fred Waring Drive, Suite 100, Palm Desert, California. The lease term will expire in June 2014.

The Bank leases approximately 8,500 square feet of space for its Redlands Branch Office located at 218 East State Street, Redlands, California. The lease term will expire in July 2014.

The Bank believes that its premises will be adequate for present and anticipated needs. The Bank also believes that it has adequate insurance to cover its premises.

Legal Proceedings

The nature of First California’s business causes it to be involved in ordinary routine legal proceedings from time to time. Although the ultimate outcome and amount of liability, if any, with respect to these legal proceedings to which we are currently a party cannot presently be ascertained with certainty, in the opinion of management, based upon information currently available to us, any resulting liability is not likely to have a material adverse affect on the Company’s consolidated financial condition, results of operations or cash flow.

MANAGEMENT

Directors

Richard D. Aldridge Director since 2007 Age 62	Mr. Aldridge served as the Vice Chairman of the Board of FCB from October 2005 until the completion of the mergers, and was a director from 1993 until the completion of the mergers. He was employed for 19 years by Weyerhaeuser Company in Longview, Washington, where he was a business manager. For the past 17 years, Mr. Aldridge has been the President and CEO of B & R Supply, Inc., an industrial tool distributor. Since 1990, he has held investments in multiple community banks and real estate in Ventura County. Mr. Aldridge also served as interim Chairman of the Board of FCB from 1998 to 1999. Mr. Aldridge is the brother-in-law of John W. Birchfield.

Donald E. Benson Director since 2006 Age 79	Mr. Benson served as a director of National Mercantile from 1998 until the completion of the mergers. Mr. Benson is Executive Vice President and a director of Marquette Financial Companies, Minneapolis, Minnesota, a financial services holding company (formerly Marquette Bancshares, Inc.). He has served in that position since 1992. Mr. Benson is also a director of MAIR Holdings, Inc., a commuter airline, Mass Mutual Corporate Investors, a mutual fund, and Mass Mutual Participation Investors, a mutual fund.

John W. Birchfield Director since 2007 Age 58	Mr. Birchfield served as the Chairman of the Board of FCB from October 2005 until the completion of the mergers, and was a director from 1993 until the completion of the mergers. Since 1995, Mr. Birchfield has served as the Chairman of the Board at B & R Supply Inc. He is also the managing partner of Ralston Properties LP, a privately held real estate management company. Mr. Birchfield is the brother-in-law of Richard D. Aldridge. Mr. Birchfield currently serves as the Chairman of the Board for First California Bank.

Joseph N. Cohen Director since 2006 Age 62	Mr. Cohen served as a director of National Mercantile from 1998 until the completion of the mergers. Mr. Cohen has been President of American Entertainment Investors, Inc., a media financing and consulting firm, since February 1996, a Principal of Abel’s Hill Capital Corp., an investment banking firm, since October 1996, and a Principal of EFS Advisors, LLC, which co-manages an entertainment investment fund, since June 2006.

Robert E. Gipson Director since 2007 Age 63	Mr. Gipson served as a director of National Mercantile from 1996 until the completion of the mergers, and was Chairman of National Mercantile from June 1997 until the completion of the mergers, and was Chairman of Mercantile National Bank from June 1997 to December 1998. Mr. Gipson is President of Alpha Analytics Investment Group, LLC, a registered investment advisor, and has served in that capacity since its organization in 1998. Mr. Gipson is Of Counsel to the law firm of Gipson Hoffman & Pancione and has been a lawyer with that firm since 1982. Mr. Gipson is also President of Corporate Management Group, Inc., a financial management company, since 1988. Mr. Gipson currently serves as Chairman of the Board for First California.

Antoinette T. Hubenette, M.D. Director since 2006 Age 60	Dr. Hubenette served as a director of National Mercantile from 1998 until the completion of the mergers. Dr. Hubenette was President and a director of Cedars-Sinai Medical Group, Beverly Hills, California (formerly Medical Group of Beverly Hills), a physicians’ medical practice group, from 1994 to 2000. She has been a practicing physician since 1982. She continues in part-time practice of general internal medicine.

C. G. Kum Director since 2007 Age 55

Mr. Kum began his banking career in 1977 as a corporate banking trainee with Bank of California in San Francisco, California. He served as Regional Vice President and Manager of Asset Quality Administration for United Banks of Colorado from 1984 until 1987. Mr. Kum then served as Vice President and Division Manager of Special Projects Division for Colorado National Bank from 1987 until 1993. Mr. Kum moved to California in 1993 and served as Executive Vice President and Chief Credit Officer of City Commerce Bank from 1993 until 1999.

Mr. Kum was appointed to his position as the President and the Chief Executive Officer of First California Bank (formerly known as Camarillo Community Bank) on September 1, 1999. Under his leadership, the Bank grew from total assets of $100 million and two branches in 1999, to total combined assets of over $1.4 billion and 18 branches of First California as of March 31, 2009. He is a graduate of the University of California at Berkeley and received his Masters Degree in Business Administration from Pepperdine University. Mr. Kum also is a graduate of Stonier Graduate School of Banking. He was President of the Board of Directors of Community Bankers of California, an association of California community bank presidents, for the fiscal year 2005-06.

Syble R. Roberts Director since 2007 Age 72	Ms. Roberts was a director of FCB (formerly known as Camarillo Community Bank) from 1989, until the completion of the mergers, and served as chairman of the personnel committee. Ms. Roberts was also a Founding Director of City Commerce Bank, Santa Barbara, opened in 1978 and now owned by Rabobank, N.A. Ms. Roberts’ background is in the legal, title insurance and escrow, and real estate investment fields. Ms. Roberts became a specialist in the escrow field of multiple tax-deferred exchanges and long order leasehold estates and was involved in the start-ups of a title insurance company and several escrow and mortgage banking companies.

Sung Won Sohn, Ph.D Director since 2009 Age 66	Effective November 2, 2009, Sung Won Sohn, Ph.D., joined the Board of Directors of First California and its operating subsidiary, First California Bank. Previously, Dr. Sohn was President and Chief Executive Officer of Hanmi Financial Corporation from 2005 through 2007. He joined Norwest Bank Minneapolis in 1974 and held various positions of increasing responsibility focusing on macro-economic forecasting, monetary policy, asset-liability management and regulatory matters in relation to financial institutions. Dr. Sohn was later named senior vice president at the parent company, Norwest Corporation. After the acquisition of Wells Fargo by Norwest Corporation, Dr. Sohn was appointed Chief Economic Officer of the combined entity now known as Wells Fargo & Company. Dr. Sohn is currently the Martin V. Smith Professor at California State University, Channel Islands. He also serves as Vice Chairman of the board at Forever 21, a leading, multi-national apparel retailer, and sits on the board of directors for Claremont Graduate University and the Music Center in Los Angeles.

Thomas Tignino Director since 2007 Age 62	Mr. Tignino served as a director of FCB from January 2006 until the completion of the mergers. Mr. Tignino is the founder and President of Thomas Tignino & Associates, a multi-service accountancy firm established in 1980. His firm specializes in tax planning and compliance, estate planning and investment review.

Executive Officers

The table below sets forth our current executive officers, their ages as of December 4, 2009, and their positions.

Name	Age	Position
C. G. Kum	55	Director, President and Chief Executive Officer of the Company and the Bank
Romolo Santarosa	53	Executive Vice President and Chief Financial Officer of the Company and the Bank
Cheryl Knight	56	Executive Vice President and Chief Risk Officer of the Bank
Donald Macaulay	60	Executive Vice President and Manager of the Business Banking Division of the Bank
Edmond Sahakian	46	Senior Vice President and Manager of the Retail Banking Division of the Bank
William Schack	47	Senior Vice President and Chief Credit Officer of the Bank

As used throughout this prospectus, the term “executive officer” means our President and Chief Executive Officer, our Senior Vice President and Manager of the Retail Banking Division, our Executive Vice President and Chief Financial Officer, our Executive Vice President and Chief Risk Officer, and our Executive Vice President, Manager of the Business Banking Division. Our Chairman of the Board, Corporate Secretary and other Vice Presidents are not executive officers.

Biographical Information Regarding Our Executive Officers

C. G. Kum, Director, President and Chief Executive Officer. Mr. Kum began his banking career in 1977 as a corporate banking trainee with Bank of California in San Francisco, California. He served as Regional Vice President and Manager of Asset Quality Administration for United Banks of Colorado from 1984 until 1987. Mr. Kum then served as Vice President and Division Manager of Special Projects Division for Colorado National Bank from 1987 until 1993. Mr. Kum moved to California in 1993 and served as Executive Vice President and Chief Credit Officer of City Commerce Bank from 1993 until 1999.

Mr. Kum was appointed to his position as the President and the Chief Executive Officer of First California Bank (formerly known as Camarillo Community Bank) on September 1, 1999. Under his leadership, the Bank grew from total assets of $100 million and two branches in 1999, to total combined assets of over $1.4 billion and 18 branches as of March 31, 2009. He is a graduate of the University of California at Berkeley and received his Masters Degree in Business Administration from Pepperdine University. Mr. Kum also is a graduate of Stonier Graduate School of Banking. He was President of the Board of Directors of Community Bankers of California, an association of California community bank presidents, for the fiscal year 2005-06.

Romolo Santarosa, Executive Vice President and Chief Financial Officer. Mr. Santarosa began his banking career in 1991 with Shawmut National Corporation in Hartford, Connecticut as its Controller. In 1995, Mr. Santarosa moved to Los Angeles and joined Sanwa Bank California, serving as Controller until 1997. He then served as Chief Financial Officer of Southern Pacific Bank from 1997 until 2000, of Eldorado Bancshares, Inc. from 2000 to 2001, and of Treasury Bank, N.A. from 2001 to 2002.

Mr. Santarosa joined First California Bank in November 2002 as a member of Executive Management responsible for finance, accounting, investor relations, technology and bank operations. Mr. Santarosa has been an integral part of the Bank’s growth and success in the past seven years.

A native of western New York, Mr. Santarosa graduated from Ithaca College in 1978 and joined the Buffalo office of Price Waterhouse to begin his career in public accounting with a focus in banking, insurance and venture capital clients. He subsequently transferred to the Hartford office of Price Waterhouse in 1985. Mr. Santarosa is a certified public accountant in New York and Connecticut. In addition, he is a member of the

American Institute of CPA’s, the California State Society of CPA’s, a former chairman of the Finance and Accounting Commission of the Bank Administration Institute and a Director of Data Center, Inc., a full-service bank technology company.

Cheryl Knight, Executive Vice President and Chief Risk Officer. Ms. Knight began her banking career in 1972 at Union Bank in construction loan administration. Ms. Knight worked for several small- to mid-sized financial institutions until 1996 when she joined Deloitte & Touche LLP in Los Angeles as Managing Consultant in their Financial Institutions Advisory Group. During her time at Deloitte, she assisted various financial institutions in complying with regulatory agreements, enhancing the credit process, and consulting on risk management programs. In 1998, Ms. Knight joined Montecito Bank & Trust as Senior Vice President and Chief Credit Officer, and was promoted to Executive Vice President and appointed Chief Risk Officer in 2005. Ms. Knight left Montecito Bank & Trust to join First California Bank in March 2007 as Executive Vice President and Chief Risk Officer to implement an enterprise-wide risk management program and direct compliance activities.

Ms. Knight has also served on the Board of Directors of California Community Reinvestment Group since 2005 and is currently Vice Chair and a member of its Executive Committee. California Community Reinvestment Group is not affiliated with First California Bank. Their mission is consistent with the Community Reinvestment Act in creating affordable housing throughout California through innovative financing and investment programs.

Donald W. Macaulay, Executive Vice President and Manager of the Business Banking Division. Mr. Macaulay began his banking career in 1976 at Cape Cod Bank and Trust in Massachusetts, where he assumed positions of increasing responsibilities, including regional loan manager, overseeing ten loan offices. He was also an area president managing the west coast region of Florida for SouthTrust Bank, which was acquired by Wachovia Corporation. Mr. Macaulay also served as an area president at First Community Bancshares, responsible for the Virginia and North Carolina markets. Most recently, from 2003 through 2005, he held management positions with Union Bank of California and from 2005 until joining First California Bank, he served as senior vice president/business banking manager at Community West Bank, both in the Southern California area. Mr. Macaulay joined First California Bank in January 2009 as Executive Vice President and Manager of the Business Banking Division.

Mr. Macaulay received his bachelor’s degree in business administration from Bryant University in Rhode Island and is a graduate of Williams College School of Banking.

Edmond Sahakian, Senior Vice President and Manager of the Retail Banking Division. Mr. Sahakian began his banking career with Home Savings of America in 1986 where he progressed to the position of Vice President Retail Banking Manager until 1997. Mr. Sahakian held management positions with California Federal Bank and Countrywide Home Loans from 1997 to 2001. In 2001, Mr. Sahakian rejoined California Federal Bank and served as a Vice President during their subsequent acquisition in 2002 by Citibank. Mr. Sahakian led the successful integration efforts for the Central Coast Region for Citibank. In 2004, Mr. Sahakian joined First California Bank as Senior Vice President, Manager of the Retail Banking Division.

Mr. Sahakian received his bachelor’s degree from California State University, Northridge and is currently enrolled at Pacific Coast Banking School at the University of Washington with an anticipated graduation date of September 2009.

William Schack, Senior Vice President and Chief Credit Officer of the Bank. Mr. Schack began his banking career in 1984 as an internal auditor for Crocker National Bank, followed by several years as a senior examiner for the Office of Thrift Supervision. Mr. Schack held various other management positions at First Los Angeles Bank and at Western Federal Savings Bank with responsibilities in special assets and credit administration. Mr. Schack joined First Bank of Beverly Hills in 1997 as senior vice president and chief credit officer and was subsequently promoted to chief operating officer and chief financial officer. From 2001 to 2005, Mr. Schack served as managing director and deputy chief credit officer of Imperial Capital Bank. In 2005, Mr. Schack joined First California Bank as Senior Vice President of Credit Administration.

Mr. Schack received his bachelor’s degree from the University of California, Los Angeles, and his MBA from the University of Southern California.

CORPORATE GOVERNANCE; BOARD COMMITTEES

Director Independence

First California has identified as independent directors the following individuals currently serving on its Board of Directors: directors Aldridge, Benson, Birchfield, Cohen, Gipson, Hubenette, Roberts, Sohn and Tignino. In making this determination, First California applied Rule 4200(a)(15) of the Nasdaq Marketplace Rules. First California’s Board of Directors has an audit committee and compensation committee. It did not have a nominating committee until March 2009. Prior to such time, the entire Board effectively functioned as a nominating committee. First California has determined that the independent directors identified above also qualify as independent members of its audit, compensation and governance and nominating committees and fulfill the independence requirements in connection with the nomination of directors in accordance with Rule 4350 of the Nasdaq Marketplace Rules. Mr. Kum is also a member of the Board of Directors of First California but, as the president and chief executive officer of First California, he is not “independent.”

In making these determinations of independence, First California considered applicable Nasdaq Marketplace Rules and, with respect to members of its audit committee, SEC rules. In addition, with respect to Mr. Benson, First California considered employment relationships with affiliates of First California’s largest stockholders.

Board and Board Committees; Meetings

The Board of Directors met 15 times during fiscal year 2008. All directors attended at least 75% of all meetings of the Board of Directors and Board Committees on which he or she served in 2008.

The following information is provided regarding certain standing Committees of the Board of Directors during 2008.

Audit Committee

The Audit Committee of the Board of Directors was formed on March 12, 2007 upon completion of the mergers. The Audit Committee’s current charter was approved by the Board of Directors on January 28, 2009. The Audit Committee charter is available on our website at www.fcalgroup.com. The Audit Committee consists of directors Birchfield (Chair), Cohen, Gipson, Roberts and Tignino. The Board of Directors has determined that all of the members of the Audit Committee are “independent” in accordance with applicable Nasdaq Marketplace Rules and SEC rules. The Board of Directors has also determined that Thomas Tignino is an “audit committee financial expert” as that term is defined in SEC Regulation S-K.

First California’s Audit Committee is responsible for providing assistance to the Board of Directors in fulfilling its legal and fiduciary obligations with respect to matters involving the accounting, auditing, financial reporting, internal control and legal compliance function, as well as those of First California’s subsidiaries.

The Audit Committee held nine meetings during 2008.

Compensation Committee

The Compensation Committee of the Board of Directors was formed on March 12, 2007 upon completion of the mergers. The Compensation Committee’s current charter was approved by the Board of Directors on December 17, 2008. The Compensation Committee charter is available on our website at www.fcalgroup.com. The members of the Compensation Committee are: directors Aldridge, Benson (Chair), Hubenette and Roberts, none of whom are executive officers of First California. The Board of Directors has determined that all members of the Compensation Committee are “independent” under the listing standards of the Nasdaq Stock Market, Inc.

The Compensation Committee recommends to the Board of Directors all elements of compensation for the executive officers and exercises the Board of Directors’ authority with respect to the implementation and administration of the executive compensation programs and policies of First California. The Compensation Committee also administers the restricted stock and stock option plans of First California. The Compensation Committee retained Amalfi Consulting, LLC as its independent compensation consultant for 2008 to advise on all matters related to compensation and general compensation programs and to improve the links between executive and senior officer compensation and performance. Additionally, the Compensation Committee consults with C. G. Kum, First California’s President and Chief Executive Officer, on compensation matters.

The Compensation Committee may, in its discretion, delegate all or a portion of its duties and responsibilities to a subcommittee of the Compensation Committee.

The Compensation Committee held five meetings during 2008.

Governance and Nominating Committee

The Governance and Nominating Committee (the “GNC”) of the Board of Directors was formed in March 2009. Accordingly, the Board of Directors did not have a standing nominating committee during 2008. The members of the GNC are: directors Cohen, Hubenette (Chair), Roberts and Tignino, none of whom are executive officers of First California. The Board of Directors has determined that all members of the GNC are “independent” under the listing standards of the Nasdaq Stock Market, Inc.

Nominations Process

The GNC considers and develops governance standards for First California and establishes the requirements and qualifications for members of the Board. The GNC, in consultation with the Chief Executive Officer and the Chairman, also recommends candidates for nomination and election to the Board of Directors of First California and to the Board of Directors of First California Bank. The GNC operates under a charter which was approved by the Board of Directors on March 18, 2009, a copy of which was attached to the Proxy Statement, filed with the SEC, dated April 20, 2009.

In identifying and recommending nominees for positions on the Board of Directors, the GNC places primary emphasis on the criteria set forth under “Selection of Directors—Criteria” in our Corporate Governance Guidelines, namely: (1) personal qualities and characteristics, accomplishments and professional reputation; (2) current knowledge and contacts in the communities in which the Company does business and in the Company’s industry or other industries relevant to the Company’s business; (3) ability and willingness to commit adequate time to Board and committee matters; (4) the fit of the individual’s skills and personality with those of other directors and potential directors in building a Board that is effective, collegial and responsive to the needs of the Company; (5) diversity of viewpoints, backgrounds and experience; and (6) the ability and skill set required and other relevant experience.

The GNC does not set specific, minimum qualifications that nominees must meet in order for the GNC to recommend them to the Board of Directors, but rather believes that each nominee should be evaluated based on his or her individual merits, taking into account the needs of First California and the composition of the Board of Directors. Members of the GNC may seek input from other members of the Board in identifying possible candidates, and may, in its discretion, engage one or more search firms to assist in the recruitment of director candidates.

First California’s by-laws state that nominations for the election of individuals to the Board of Directors may be made by the Board of Directors or by any holder of our voting stock. Nominations, other than those made by the Board of Directors, must be made in writing. If a stockholder wishes to make such nominations, notice must be received by the Corporate Secretary of First California no less than 90 nor more than 120 days prior to the first anniversary date of the Annual Meeting for the preceding year. Any stockholders wishing to make a nomination to the Board of Directors must deliver a statement in writing setting forth the name of the person or persons to be nominated, the number and class of all shares of each class of our stock owned by each proposed nominee, as reported to the nominating stockholders by such nominee(s), the information regarding each such nominee required by paragraphs (a), (e) and (f) of Item 401 of Regulation S-K adopted by the Securities and Exchange Commission, each such nominee’s signed consent to serve as a director of the Company if elected, and the nominating stockholders’ name and address and the number and class of all shares of each class of First California’s stock owned by the nominating stockholder. The Board may require any proposed nominee to furnish such other information as the Board may reasonably require to determine whether the proposed nominee(s) would be considered “independent” under the various rules and standards applicable to First California. If nominations to the Board of Directors are not made as outlined above, the Chairman of the meeting may disregard the nominations and instruct the inspectors of election to disregard all votes cast for such nominees.

Director Attendance at Annual Meetings

The Board’s policy regarding director attendance at annual meetings of stockholders is that directors are required to attend. First California does not reimburse directors for expenses related to attendance at annual meetings of stockholders.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

There are no existing or proposed material transactions between the Company and any of our directors, executive officers or beneficial owners of 5% or more of our Common Stock, or the immediate family or associates of any of the foregoing persons exceeding $120,000 between January 1, 2007 and December 31, 2008, except as indicated below.

Some of our directors and executive officers and their immediate families, as well as the companies with which they are associated, are customers of, and have had banking transactions with, us in the ordinary course of our business, and we expect to have banking transactions with such persons in the future. In our opinion, all loans and commitments to lend since January 1, 2007 (by First California, National Mercantile or FCB) were made in compliance with applicable laws, on substantially the same terms, including interest rates and collateral, as those prevailing for comparable contemporaneous transactions with other persons of similar creditworthiness, and did not involve more than a normal risk of collectability or present other unfavorable features. As of December 31, 2008, deposits of related parties held by the Company amounted to approximately $1,649,000. As of December 31, 2008, there was one extension of credit to our directors, officers or principal shareholders, or their associates. The balance of this extension of credit was $2,000 at December 31, 2008.

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table contains summary compensation information for the fiscal years ended December 31, 2008 and 2007 with respect to (1) C. G. Kum, our current President and Chief Executive Officer, and (2) Romolo Santarosa and Cheryl Knight, our two other most highly compensated executive officers for the year ended December 31, 2008. Such executive officers are referred to in this item as the named executive officers.

First California was formed in June 2006 for the purpose of holding the bank subsidiaries of National Mercantile and FCB following completion of the mergers on March 12, 2007. Accordingly, the compensation contained in the table below includes all compensation paid to the named executive officers by the Company, and, with respect to compensation earned during 2007 but prior to completion of the mergers, with National Mercantile or FCB.

Summary Compensation Table

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards ($)(3)	Non-equity Incentive Plan Compensation ($)(4)	Nonqualified Deferred Compensation Earnings ($)(5)	All Other Compensation ($)(6)	Total ($)
C. G. Kum, President and Chief Executive Officer(1)	2008	$410,938	—	—	$255,625	$160,000	—	$93,564	$920,127
	2007	$351,975	—	—	$120,748	$168,000	—	$86,708	$727,431

Romolo Santarosa, Executive Vice President and Chief Financial Officer(1)	2008	$234,703	—	—	$81,907	$56,800	—	$53,982	$427,392
	2007	$212,637	—	—	$34,461	$67,000	—	$46,081	$360,179

Cheryl Knight, Executive Vice President and Chief Risk Officer(2)	2008	$177,331	—	—	$23,200	$40,000	—	$17,458	$257,989
	2007	$140,468	—	—	$4,299	$34,000	—	$8,495	$187,262

(1)	Prior to completion of the mergers, the executive officer also served in such position with FCB.

(2)	Ms. Knight was employed by the Bank effective March 2007.

(3)	The 2008 amounts represent the compensation cost of option awards granted in and prior to 2008, except that these amounts do not include any estimate of forfeitures. The grant date fair value of option awards granted was determined in accordance with Statement of Financial Accounting Standards No. 123R (SFAS 123R) and is recognized as compensation cost over the requisite service period. The terms of each stock option plan are described in “—Holdings of Previously Awarded Equity” below. Furthermore, the amount recognized for these awards was calculated based on the lattice option pricing model using the assumptions described in this prospectus. These notes also describe the determination of fair value and compensation cost recognized for these option awards. In particular, an estimate of the number of awards that ultimately will be earned is made at the grant date. Those estimates may be revised each period.

(4)	The 2008 amounts represent short-term annual performance cash bonuses paid under the Company’s incentive compensation program. For Mr. Kum, the non-equity incentive plan awards were determined as a percentage of the Company’s net profit. For Mr. Santarosa and Ms. Knight, the non-equity incentive plan awards were determined as a percentage of base salary. See “—Description of Non-equity Incentive Plan” below.

(5)	This column represents the interest earnings and distributions for the fiscal year on compensation that is deferred on a basis that is not tax-qualified.

(6)	The 2008 amounts reflect for each named executive officer (1) matching contributions made by the Company pursuant to its 401(k) Plan, (2) the economic benefit reported as income to each named executive officer attributable to the split-dollar life insurance policies owned by the Company with respect to such named executive officer, (3) premiums associated with group term life insurance and health insurance policies, and (4) the incremental cost of perquisites including the value of the monthly amounts paid to the named executive officers for the use of personally owned automobiles and cellular phones and the amounts paid by the Company on behalf of each named executive officer with respect to club memberships and overnight lodging. This column also includes the total change from December 31, 2007 through December 31, 2008, in the accrued liability balance established with respect to the benefit obligation associated with the post-retirement salary continuation agreement of each named executive officer and accrued for in accordance with Accounting Principles Board Opinion No. 12. For 2008, these amounts were: C. G. Kum, $50,936; and Romolo Santarosa, $23,198. See “—Employment Agreements and Other Factors Affecting 2008 Compensation” below for more information on the salary continuation agreements.

Employment Agreements and Other Factors Affecting 2008 Compensation

Modification of Compensation Arrangements as a Result of CPP

In connection with the Company’s participation in CPP, the Company’s named executive officers have entered into written agreements with the Company pursuant to which they have agreed to certain modifications to compensation, bonus, incentive and other benefit plans, arrangements and agreements, including severance and employment agreements (“Benefit Plans”). The modification to the Benefit Plans are intended to comply with the requirements for executive compensation set forth in the EESA pursuant to which CPP was authorized. These agreements modify Benefit Plans in the following ways: (1) the payment of golden parachutes to the named executive officers is prohibited; (2) any bonus and incentive compensation paid to a named executive officer is subject to recovery or “clawback” by the Company if the payments were based on materially inaccurate financial statements or any other materially inaccurate performance metric criteria; and (3) compensation incentives for named executive officers to take unnecessary and excessive risks that threaten the value of the Company are prohibited.

In addition, EESA, as subsequently amended by ARRA in February 2009, imposes additional limitations on executive compensation which will apply for so long as any obligation arising from the Company’s participation in CPP remains outstanding. The following are some key features of the new executive compensation restrictions in ARRA and the Treasury Regulations issued thereunder:

•

ARRA prohibits bonus and similar payments to top employees. ARRA prohibits the payment of any “bonus, retention award, or incentive compensation” to the Company’s “most highly-compensated employee” for so long as any obligation arising from the Company’s participation in CPP remains outstanding. The prohibition does not apply to certain long term restricted stock grants or bonuses payable pursuant to “employment agreements” in effect prior to February 11, 2009. The “most highly-compensated employee” is identified in accordance with the SEC proxy disclosure rules.

•

Limited amount of restricted stock excluded from bonus prohibition. “Long-term” restricted stock is excluded from ARRA’s bonus prohibition, but only to the extent the value of the stock does not exceed one-third of the total amount of annual compensation of the employee receiving the stock, the stock does not “fully vest” until after all CPP-related obligations have been satisfied, and any other conditions which the U.S. Treasury may specify have been met.

•

Shareholder “say-on-pay” vote required. ARRA requires every company receiving CPP assistance to permit a non-binding shareholder vote to approve the compensation of executives as disclosed in the Company’s Proxy Statement. ARRA directs the SEC to adopt regulations within 1 year to implement say-on-pay. The Company has included a say-on-pay proposal as Proposal 2 in its Proxy Statement, filed with the SEC on April 30, 2009.

•

Stricter restrictions on “golden parachute” payments. EESA generally limited “golden parachute” payments to senior executives to three times the executives’ base compensation. ARRA prohibits any payment to a senior executive officer or any of the next five most highly-compensated employees upon termination of employment for any reason or due to a change in control for as long as any CPP-related obligations remain outstanding.

•

Broader bonus clawback requirements. EESA required CPP-participating companies to recover any bonus or other incentive payment paid to a senior executive officer on the basis of materially inaccurate financial or other performance criteria. ARRA extends this recovery requirement to the next 20 most highly-compensated employees in addition to the senior executive officers.

•

Prohibition on compensation plans that “encourage” earnings manipulation. ARRA prohibits CPP participants from implementing any compensation plan that would encourage manipulation of the reported earnings to enhance the compensation of any of its employees.

•

Board compensation committee required. ARRA requires CPP participants to establish a board compensation committee and requires the committee to meet at least semiannually to discuss and evaluate employee compensation plans in light of an assessment of any risk to us posed by such plans.

•

New reporting and certification requirements. ARRA requires the CEO and CFO of any publicly-traded CPP-participating company to provide a written certification of compliance with the executive compensation restrictions in ARRA in the Company’s annual filings with the SEC (i.e. in its Annual Report on Form 10-K or Proxy Statement).

•

Policy on luxury expenditures. ARRA requires each CPP-participating company to implement a company-wide policy regarding excessive or luxury expenditures, including excessive expenditures on entertainment or events, office and facility renovations, aviation or other transportation services.

•

Treasury review of prior payments. ARRA directs the U.S. Treasury to review bonuses, retention awards and other compensation paid to the senior executive officers and the next 20 most highly-compensated employees of each company receiving CPP assistance before ARRA was enacted, and to “seek to negotiate” with the CPP recipient and affected employees for reimbursement if it finds any such payments were inconsistent with CPP or otherwise in conflict with the public interest.

In addition to the above requirements, ARRA adopts and continues two requirements from EESA essentially unchanged:

•	$500,000 annual deduction limit. Like EESA, ARRA prohibits CPP participants from deducting annual compensation paid to senior executive officers in excess of $500,000.

•

No excessive risks. Like EESA, ARRA requires the U.S. Treasury to implement limits on compensation that exclude incentives for senior executive officers of a CPP-participating company to take unnecessary and excessive risks that threaten the value of the company for as long as any CPP-related obligation remains outstanding. ARRA requires semi-annual compensation committee review and certification of the risk characteristics of a company’s incentive compensation arrangements.

The Company has already implemented the requirements of EESA and ARRA.

Employment Arrangements with C. G. Kum

The following is a description of all written employment arrangements between the Company and C. G. Kum. All such written agreements entered into prior to June 2006 were assumed by First California in connection with the mergers.

Salary Continuation Agreement with C. G. Kum. In March 2003, First California Bank entered into a salary continuation agreement with Mr. Kum, which was subsequently amended in December 2008. Upon retirement at or after age 65 for reasons other than death, the agreement provides for a maximum annual benefit of $160,471 paid in equal monthly installments, which will be paid over the lesser of 17 years or such shorter period of time based upon the number of years that Mr. Kum is employed by the Bank prior to normal retirement. If Mr. Kum leaves the Bank’s employ by virtue of early voluntary retirement (prior to attaining age 65) or is terminated “for cause” (as defined in the agreement), he will not be eligible for a benefit under the agreement. In the event Mr. Kum leaves the Company’s employ by virtue of death (either prior or subsequent to retirement), involuntary termination (without cause), disability or, under certain circumstances, a change in control, he will receive partial benefits under the agreement. The amount to be paid under the agreement to Mr. Kum in the event of early involuntary termination is determined based on the year in which termination occurs, and is to be paid in one lump sum by the Company within 30 days following the termination of employment. Upon Mr. Kum’s termination of employment due to disability, Mr. Kum will receive a specified amount determined based on the year in which the disability occurs, which is to be paid as an annual benefit for a period of 17 years. Upon a change in control, followed within 12 months by Mr. Kum’s termination of employment for reasons other than death, disability or retirement, Mr. Kum will receive a lump sum amount of $1,488,723 within 30 days following the termination of employment.

The salary continuation agreement is an unfunded arrangement, which means that Mr. Kum has no rights under the agreement beyond those of a general creditor of the Company, and there are no specific assets set aside by the Company in connection with the establishment of the agreement. The salary continuation agreement is not an employment contract. While receiving benefits under the agreement, Mr. Kum may not serve as an employee, officer or director of, or serve as a consultant or advisor to, any financial institution that has its headquarters or any branch office within the County of Ventura or the County of Santa Barbara, California.

Split Dollar Agreement with C. G. Kum. First California Bank also entered into split-dollar life insurance agreements with Mr. Kum in March 2003, which was subsequently amended in December 2008. In connection with that agreement, First California Bank acquired life insurance policies with respect to Mr. Kum. Pursuant to the terms of that agreement, the Company owns the insurance policy, is entitled to the cash value of the policy and is responsible for paying the associated premiums. Upon Mr. Kum’s death while employed by the Company, or after termination of employment by reason of retirement at age 65 or subsequent to a change-in-control, a beneficiary designated by Mr. Kum is entitled to receive $1.5 million of the total proceeds, with the Company entitled to the balance. The Bank paid an aggregate premium in 2002 amounting to $1.4 million for this policy.

Employment Agreement with C. G. Kum. Concurrently with execution of the merger agreement on June 15, 2006, First California and Mr. Kum entered into an employment agreement that provides that Mr. Kum would serve First California as Chief Executive Officer commencing with the closing of the mergers. Pursuant to the employment agreement, Mr. Kum receives an annual base salary of $375,000 (subject to review and increase commencing in 2008) and a bonus based on First California’s net earnings, with the total bonus not to exceed 150% of the base salary. Additionally, Mr. Kum was granted an option to purchase 100,000 shares of First California Common Stock on Mr. Kum’s start date with an exercise price equal to the fair market value on the date of grant. Either First California or Mr. Kum may terminate his employment at any time with or without “cause” (as defined in the employment agreement). If First California terminates his employment without cause, Mr. Kum will be entitled to 18 months of health insurance coverage and severance, as follows: (1) if the termination is on or before March 1, 2009, the severance will be twice his then current salary; (2) if the termination is after March 1, 2009, the severance will be 50% of his then current salary if at least 70% of the Board members vote for such termination; if less than 70% of the Board members vote for such termination, the severance will be 150% of his then current salary plus 150% of the average of his bonuses for the two preceding years. If within 18 months following a change in control, Mr. Kum’s employment is terminated without cause or he terminates his employment for “good reason” (as defined in the employment agreement), Mr. Kum will receive the greater of two times his then current salary or 2.99 times his average salary and bonus over the prior five years, provided that in no event can the payment exceed the golden parachute limitation under Section 280G of the Internal Revenue Code.

Employment Arrangements for Romolo Santarosa

The following is a description of all written employment arrangements between the Company and Romolo Santarosa. All such written agreements entered into prior to June 2006 were assumed by First California in connection with the mergers.

Salary Continuation Agreement with Romolo Santarosa. In May 2006, First California Bank entered into a salary continuation agreement with Mr. Santarosa, which was subsequently amended in December 2008. Upon retirement at or after age 65 for reasons other than death, the agreement provides for an annual benefit of $85,000, which will be paid over the lesser of 15 years or such shorter period of time based upon the number of years that Mr. Santarosa is employed by the Bank prior to normal retirement. If Mr. Santarosa leaves the Company’s employ by virtue of early voluntary retirement (prior to attaining age 65) or is terminated “for cause” (as defined in the agreement), he will not be eligible for a benefit under the agreement. In the event Mr. Santarosa leaves the Company’s employ by virtue of death (either prior or subsequent to retirement), involuntary termination (without cause), disability or, under certain circumstances, a change in control, he will receive partial benefits under the agreement. The amount to be paid under the agreement to Mr. Santarosa in the event of early involuntary termination is determined based on the year in which termination occurs, and is to be paid in one lump sum by the Company within 30 days following the termination of employment. Upon Mr. Santarosa’s termination of employment due to disability, Mr. Santarosa will receive a specified amount determined based on the year in which the disability occurs, which is to be paid as an annual benefit for a period of 15 years. Upon a change in control, followed within 12 months by Mr. Santarosa’s termination of employment for reasons other than death, disability or retirement, Mr. Santarosa will receive a lump sum amount of $792,660 within 30 days following the termination of employment.

The salary continuation agreement is an unfunded arrangement, which means that Mr. Santarosa has no rights under the agreement beyond those of a general creditor of the Company, and there are no specified assets set aside by the Company in connection with the establishment of the agreement. The salary continuation agreement is not an employment contract. While receiving benefits under the agreement, Mr. Santarosa may not serve as an employee, officer or director of, or serve as a consultant or advisor to, any financial institution that has its headquarters or any branch office within the County of Ventura or the County of Santa Barbara, California.

Split Dollar Agreement with Romolo Santarosa. First California Bank also entered into split-dollar life insurance agreements with Mr. Santarosa in July 2003 and May 2006, which was subsequently amended in December 2008. In connection with these agreements, First California Bank acquired life insurance policies with respect to Mr. Santarosa. Pursuant to the terms of those agreements, the Company owns the insurance policies, is entitled to the cash value of the policies and is responsible for paying the associated premiums. Pursuant to the terms of one of the split-dollar life insurance agreements, upon Mr. Santarosa’s death while employed by the Company, or after termination of employment by reason of retirement at age 65 or subsequent to a change-in-control, a beneficiary designated by Mr. Santarosa is entitled to receive $850,000 of the total proceeds, with the Company entitled to the balance. Under the other split-dollar life insurance agreement, a beneficiary designated by Mr. Santarosa will receive $400,000 upon Mr. Santarosa’s death while employed by the Company, with a reduced death benefit upon termination of Mr. Santarosa’s employment with the Company by any reason other than disability. The Bank paid aggregate premiums in 2002 and 2006 amounting to $673,000 for these policies.

Employment Arrangements for Cheryl Knight

Ms. Knight has no similar employment agreements.

Holdings of Previously Awarded Equity

Outstanding Equity Awards at Fiscal Year End

Prior to the mergers, National Mercantile had three outstanding equity incentive plans: the National Mercantile Bancorp 2005 Stock Incentive Plan, the Amended 1996 Stock Incentive Plan and the 1994 Stock Option Plan. Prior to the mergers, FCB had the FCB Bancorp 2005 Stock Option Plan. Equity awards held immediately prior to the completion of the mergers by Mr. Kum and Mr. Santarosa were issued under the FCB Bancorp 2005 Stock Option Plan. The plans are described below. All outstanding equity incentive plans were assumed by First California in connection with the mergers. At the effective time of the mergers, each outstanding option to purchase shares of National Mercantile, vested or unvested, was converted into an option to acquire an equal number of shares of First California Common Stock at an exercise price per share equal to the exercise price per share of such National Mercantile option, and each outstanding option to purchase shares of FCB Bancorp, vested or unvested, was converted into an option to acquire a number of shares of First California Common Stock equal to the product of (1) the number of shares of FCB Bancorp common stock subject to the FCB Bancorp option plan immediately prior to the effective time of the mergers and (2) the exchange ratio of 1.7904 at an exercise price per share adjusted by the exchange ratio.

At December 31, 2008, the only outstanding awards under these plans consisted of stock options. At December 31, 2008, the number of shares of Common Stock to be issued upon exercise of outstanding options granted pursuant to these plans was 501,797 shares, and the number of shares of Common Stock remaining available for future issuance under these plans was 249,471 shares.

The following table sets forth the outstanding equity awards consisting solely of stock options to purchase shares of First California held by each of the named executive officers as of December 31, 2008. None of the named executive officers have been granted restricted stock at any time during or prior to 2008.

2008 Outstanding Equity Awards at Fiscal Year-End

Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)		Expiration Date
C. G. Kum	0 0 0 0 17,904 5,968	22,500 100,000 17,904 16,114 0 11,936	(7) (1) (2) (3) (5)	$ $ $ $ $ $	6.75 9.00 11.73 11.32 6.29 11.73	6/18/2016 3/12/2015 3/1/2014 4/23/2012 6/19/2011 4/14/2011

Romolo Santarosa	0 4,000 0 0 1,791 2,984	10,000 16,000 8,952 8,057 0 5,968	(7) (6) (2) (3) (5)	$ $ $ $ $ $	6.75 9.00 11.73 11.32 6.29 11.73	6/18/2016 6/6/2015 3/1/2014 4/23/2012 6/19/2011 4/14/2011

Cheryl Knight	0 2,000	7,500 8,000	(7) (4)	$ $	6.75 9.00	6/18/2016 9/19/2015

(1)	Stock option vests in three equal annual installments beginning on March 12, 2010. This stock option was repriced on June 18, 2008 from an exercise price of $13.10 per share to $9.00 per share; all other terms of the stock option remained the same. The closing price of the Common Stock on June 18, 2008 was $7.90 per share.

(2)	Stock option vests in three equal annual installments beginning on March 1, 2009.

(3)	Stock option vested on April 23, 2009.

(4)	Stock option vests in five equal annual installments beginning on September 19, 2008. This stock option was repriced on May 28, 2008 from an exercise price of $12.27 per share to $9.00 per share; all other terms of the stock option remained the same. The closing price of the Common Stock on May 28, 2008 was $7.90 per share.

(5)	Stock option vests in three equal annual installments beginning on April 14, 2008.

(6)	Stock option vests in five equal annual installments beginning on June 6, 2008. This stock option was repriced on June 18, 2008 from an exercise price of $12.27 per share to $9.00 per share; all other terms of the stock option remained the same. The closing price of the Common Stock on June 18, 2008 was $7.90 per share.

(7)	Stock option vests in five equal annual installments beginning on June 18, 2009.

Description of Stock Incentive Plans

The following is a description of First California’s stock incentive plans for which stock options and restricted stock granted under such plans were outstanding at December 31, 2008. All awards that have been issued during 2008 have been issued pursuant to the First California 2007 Omnibus Equity Incentive Plan.

First California 2007 Omnibus Equity Incentive Plan

In June 2007, the Board of Directors and the Company’s stockholders approved the First California 2007 Omnibus Equity Incentive Plan, or First California Plan. The First California Plan authorizes the issuance of awards for up to 1,000,000 shares of the Company’s Common Stock in the form of incentive stock options, non-statutory stock options, stock appreciation rights, restricted stock, restricted stock units and other stock-based awards. The First California Plan is administered and interpreted by the Compensation Committee. The Compensation Committee selects the officers and other employees to receive awards, determines the types of awards and number of shares to be awarded to them and sets the terms, conditions and provisions of the awards consistent with the terms of the First California Plan. The Compensation Committee may establish rules for the administration of the First California Plan. All actions, interpretations and determinations made by the Compensation Committee shall be final and conclusive and binding.

At December 31, 2008, outstanding awards under the First California Plan consisted of both stock options and restricted stock. Restricted stock granted to non-employee directors vests over three years in three equal annual installments. Restricted stock granted to employees generally vests over five years in five equal annual installments. Stock options granted to Key Persons (as defined in the First California Plan) may be either incentive stock options, or ISOs, under the provisions of Section 422 of the Internal Revenue Code, or the Code, or options that are not subject to the provisions of Section 422 of the Code, or Nonqualified Options. Options entitle the recipient to purchase shares of Common Stock at the exercise price specified in the award agreement. The Compensation Committee at its discretion determines the number of option shares, the term of the option, the exercise price, vesting schedule and any other terms and conditions. The exercise price per share of Common Stock covered by an option will not be less than the fair market value of a share of Common Stock on the date of grant. The Compensation Committee will determine the periods during which the options will be exercisable. However, no ISO will be exercisable more than 10 years after the date of grant. The Compensation Committee may impose restrictions, as it deems advisable on the shares acquired pursuant to the exercise of an option, including but not limited to requiring the recipient to hold the shares acquired pursuant to the exercise for a specified period of time.

The Board or the Compensation Committee may amend or terminate the First California Plan, provided that no amendment that requires stockholder approval under Delaware law, the listing requirements of The Nasdaq

Stock Market, Inc., or in order for the First California Plan to continue to comply with Rule 16b-3 of the Securities Exchange Act of 1934, as amended, or Section 162(m) of the Code shall be effective unless it is approved by the requisite vote of stockholders. No amendment shall adversely affect any of the rights of any holder of any award without the holder’s consent. Absent such early termination by the Board or the Compensation Committee, the First California Plan will terminate in 2017.

At December 31, 2008, the number of shares of Common Stock to be issued upon exercise of outstanding options granted pursuant to the First California Plan was 140,000 shares, and the number of shares of Common Stock remaining available for future issuance under the First California Plan was 831,099 shares. At December 31, 2008, the number of shares of Common Stock issued as restricted stock awards granted under these plans and not yet vested was 26,812.

First California Financial Group, Inc. 2005 NMB Stock Incentive Plan (formerly known as the National Mercantile Bancorp 2005 Stock Incentive Plan)

The National Mercantile Bancorp 2005 Stock Incentive Plan, or the NMB Plan, was assumed by First California in connection with the mergers and renamed the First California Financial Group, Inc. 2005 NMB Stock Incentive Plan. Each outstanding option to purchase shares of National Mercantile common stock was converted into an equal number of options to acquire a number of shares of First California Common Stock.

At December 31, 2008, the number of shares of Common Stock issuable upon exercise of outstanding options granted pursuant to the NMB Plan was 38,664 shares, and the number of shares of Common Stock remaining available for future issuance under the NMB Plan was 120,088 shares. The NMB Plan will terminate on March 24, 2015, except as to awards then outstanding, which awards will remain in effect until they have been exercised, the restrictions have lapsed or the awards have expired or been forfeited. The Company does not intend to issue any additional awards pursuant to this plan.

First California Financial Group, Inc. Amended 1996 NMB Stock Incentive Plan (formerly known as the National Mercantile Bancorp Amended 1996 Stock Incentive Plan)

The National Mercantile Bancorp Amended 1996 Stock Incentive Plan, or the 1996 Plan, as amended on June 6, 2002 and which terminated in April 2005, was assumed by First California in connection with the mergers and renamed the First California Financial Group, Inc. Amended 1996 NMB Stock Incentive Plan. The 1996 Plan provided for the grant of either incentive stock options or non-qualified stock options covering up to an aggregate of 835,638 shares of National Mercantile common stock. Each outstanding option to purchase shares of National Mercantile common stock was converted into an equal number of options to acquire a number of shares of First California Common Stock.

At December 31, 2008, the number of shares of Common Stock issuable upon exercise of outstanding options granted pursuant to the 1996 Plan was 125,877 shares, and the number of shares of Common Stock remaining available for future issuance under the 1996 Plan was 0 shares.

First California Financial Group, Inc. FCB 2005 Stock Option Plan (formerly known as the FCB Bancorp 2005 Stock Option Plan)

The FCB Bancorp 2005 Stock Option Plan, or the FCB Bancorp Plan, was assumed by First California in connection with the mergers and renamed the First California Financial Group, Inc. FCB 2005 Stock Option Plan. At the effective time of the mergers, each outstanding option to purchase shares of FCB common stock, vested or unvested, was converted into an option to acquire a number of shares of First California Common Stock equal to the product of (1) the number of shares of FCB common stock subject to the FCB Bancorp Plan immediately prior to the effective time and (2) the exchange ratio of 1.7904 at an exercise price per share adjusted by the exchange ratio.

At December 31, 2008, the number of shares of Common Stock issuable upon exercise of outstanding options granted pursuant to the FCB Bancorp Plan was 337,256 shares, and the number of shares of Common Stock remaining available for future issuance under the FCB Bancorp Plan was 96,196 shares. The FCB Bancorp Plan will terminate on May 19, 2015. The Company does not intend to issue any additional awards pursuant to this plan.

Securities Authorized for Issuance Under Equity Compensation Plans

The following table sets forth as of December 31, 2008 information regarding outstanding options and the number of shares available for future option grants under all of our equity compensation plans. All equity plans of FCB Bancorp, in addition to those of National Mercantile Bancorp and all outstanding option awards were assumed by First California in connection with the Mergers.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
	(a)	(b)	(c)
Equity compensation plans approved by shareholders (1)	641,797	$8.89	907,287
Equity compensation plans not approved by shareholders	N/A	N/A	N/A

Total	641,797	$8.89	907,287

(1)	Includes the First California 2007 Omnibus Equity Incentive Plan, FCFG FCB 2005 Stock Option Plan, FCFG 2005 NMB Stock Incentive Plan, FCFG Amended 1996 NMB Stock Incentive Plan, FCFG 1994 NMB Stock Option Plan.

Non-Qualified Deferred Compensation

National Mercantile Deferred Compensation Plan

Prior to the mergers, National Mercantile’s Deferred Compensation Plan sought to provide specified benefits to a select group of management or highly compensated employees who contributed materially to the growth, development and future business of the company. The plan allowed eligible participants to select a certain amount of their annual compensation to be set aside in an interest-bearing account at an annual rate equal to prime plus 150 basis points with a maximum rate of 9% and a minimum rate of 5%. Upon the participant’s termination of employment and subject to a six month delay in distributions under Internal Revenue Code Section 409A, National Mercantile would pay the participant the sum of all amounts and interest accrued in monthly installments for up to five years or in one lump sum payment, to be selected by the participant. If, however, the participant was terminated for cause, all interest accrued would be eliminated and the participant would receive only the amount of compensation deferred. We suspended participation and contributions to this plan in 2007.

Description of Non-equity Incentive Plan

The Company awards annual cash incentive bonuses to certain of its employees, including the named executive officers, under the Company’s incentive compensation program. In paying annual cash bonuses, the Company seeks to align the compensation of the named executive officers and other employees with performance. Accordingly, the payment of the annual cash bonus depends on the achievement of the Company’s net profit target, as approved by the Board of Directors for a given year. The Board of Directors sets the net profit target after taking into account, among other things, expected growth in loans, deposits and total assets. Under the incentive compensation program, an employee in good standing is eligible to receive a bonus calculated as a percentage of salary and as a percentage of net profit for the chief executive officer. A threshold cash bonus amount occurs when the Company achieves 85% of the net profit goal with an upper limit of 115%. The threshold cash bonus amount is deducted from the net profit goal before measuring the percentage achievement. The Board of Directors, under the incentive compensation program, has the discretion to award a lower cash bonus than may have been received in respect of any particular year. The payment of annual cash bonuses generally occurs in March of each year in respect of achievements of the prior fiscal year.

Compensation of Directors

First California’s non-employee directors are paid for attendance at Board meetings at the rate of $18,000 per year. In addition, the Chairman of the Board receives an additional $16,000 per year. The Company’s non-employee directors are paid for attendance at Audit Committee, Loan Committee, Balance Sheet Committee and Compensation Committee meetings at the rate of $7,000 per year for each respective committee. The Chairman of the Audit Committee receives an additional $7,000 per year and the Chairs of the other Board committees receive an additional $5,000 per year. The designated financial expert on the Audit Committee receives an additional $2,000 per year.

In July 2006, First California Bank entered into split-dollar life insurance agreements with Richard Aldridge and John Birchfield in connection with which First California Bank purchased life insurance policies for such directors. Pursuant to the terms of those agreements, First California Bank owns the life insurance policies, is entitled to the cash value of the policies and is responsible for paying the associated premiums. Under the plan, a beneficiary designated by the director is entitled to receive $250,000 of the total proceeds upon the director’s death, with First California Bank entitled to the balance. In 2008, no additional discretionary compensation was awarded to any non-employee director.

The following table sets forth information concerning the compensation paid by First California during 2008 to each of its non-employee directors.

Name(1)	Fees Earned or Paid in Cash ($)	Stock Awards(2) ($)	Option Awards(3) ($)	All Other Compensation(4) ($)	Total ($)
Richard Aldridge	$37,000	$7,640	$12,208	$1,778	$58,626
Donald E. Benson	$37,000	$7,640	$0	$0	$44,640
John W. Birchfield	$46,000	$7,640	$12,208	$1,300	$67,148
Joseph N. Cohen	$37,000	$7,640	$0	$0 0	$44,640
Robert E. Gipson	$41,000	$7,640	$0	$0 0	$48,640
W. Douglas Hile	$39,000	$7,640	$0	$0 0	$46,640
Antoinette T. Hubenette, M.D.	$32,000	$7,640	$0	$0 0	$39,640
Syble R. Roberts	$32,000	$7,640	$12,208	$0 0	$51,848
Thomas Tignino	$34,000	$7,640	$0	$0 0	$41,640

(1)	C. G. Kum did not receive any additional compensation for his service as a director during 2008.
(2)	The non-employee directors received restricted share awards in 2008. The amounts included in this column represent the dollar amount recognized for financial statement reporting purposes for the fiscal year ended December 31, 2008, in accordance with SFAS 123R. The number of restricted shares outstanding as of December 31, 2008 held by each director is 1,765. Restricted stock granted to non-employee directors vests in three equal annual installments.
(3)

No stock options were awarded to non-employee directors in 2008. The amounts included in this column represent the dollar amount recognized for financial statement reporting purposes for the fiscal year ended December 31, 2008, in accordance with SFAS 123R, of stock options granted in and prior to 2006 under National Mercantile Bancorp’s Amended 1996 and the 2005 Stock Incentive Plans. National Mercantile’s

directors named above do not have any options outstanding under the 1994 Stock Option Plan. The 1996 and 2005 plans are described in “—Holdings of Previously Awarded Equity.” Furthermore, the amount recognized for these awards was calculated based on the lattice option pricing model using the assumptions described in Note 14 of the Company’s audited financial statements for the year ended on December 31, 2008 included elsewhere in this prospectus. The number of options outstanding as of December 31, 2008 held by each director is: 17,009 (Aldridge), 0 (Benson), 17,009 (Birchfield), 3,750 (Cohen), 3,750 (Gipson), 2,500 (Hile), 3,750 (Hubenette), and 17,009 (Roberts).

(4)	The amounts in this column reflect the economic value attributed to directors Aldridge and Birchfield of the life insurance benefit to such directors in 2008 with respect to life insurance policies owned by the Company.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT AND RELATED STOCKHOLDER MATTERS

The following table provides information as of December 4, 2009 regarding our Common Stock and our Series A Convertible Perpetual Preferred Stock, or “Series A Preferred Stock,” owned by: (1) each person we know to beneficially own more than 5% of the outstanding Common Stock or outstanding Series A Preferred Stock; (2) each of our directors; (3) each of our executive officers named in the Summary Compensation Table included in this Proxy Statement; and (4) all of our executive officers and directors as a group. Except as may be indicated in the footnotes to the table and subject to applicable community property laws, to our knowledge each person identified in the table has sole voting and investment power with respect to the shares shown as beneficially owned. The Series A Preferred Stock is included in the table below; however, the Series A Preferred Stock is not entitled to vote at the Annual Meeting.

The Company also has issued and outstanding 25,000 shares of Fixed Rate Cumulative Perpetual Preferred Stock, Series B, or “Series B Preferred Stock”. All of the Series B Preferred Stock was issued to the U.S. Treasury on December 19, 2008 in connection with the Company’s participation in the Treasury’s CPP. The Treasury is the beneficial owner of 100% of the issued and outstanding shares of Series B Preferred Stock, and therefore, no further disclosure with respect to the Series B Preferred Stock is contained in the table below. The Series B Preferred Stock is not entitled to vote at the Annual Meeting.

The address of each person listed below is c/o First California Financial Group, Inc., 3027 Townsgate Road, Suite 300, Westlake Village, California 91361.

Name of Beneficial Owners	Amount of Beneficial Ownership of Common Stock(1)	Approximate Percentage of Outstanding Shares	Amount of Beneficial Ownership of Series A Preferred Stock(17)	Approximate Percentage of Outstanding Series A Preferred Stock(17)
Directors and Executive Officers:
C. G. Kum(2)	155,101	1.33%	0	*
Romolo Santarosa(3)	38,070	*	0	*
Cheryl Knight(4)	9,645	*	0	*
Richard D. Aldridge(5)(6)	1,425,154	12.26%	0	*
Donald E. Benson(7)	85,248	*	0	*
John W. Birchfield(6)(8)	1,475,490	12.69%	0	*
Joseph N. Cohen(9)	7,310	*	0	*
Robert E. Gipson(9)	47,780	*	0	*
Antoinette T. Hubenette, M.D.(9)	12,497	*	0	*
Syble R. Roberts(10)	427,746	3.68%	0	*
Thomas Tignino(11)	12,867	*	0	*
Sung Won Sohn, Ph.D.	—	*	0	*
William A. Schack(12)	12,645	*	0	*
Donald W. Macaulay(13)	1,000	*	0	*
All directors and executive officers as a group (14 persons)(14)	2,841,898	24.44%	0	*

Greater than 5% stockholders not listed above:
James O. Pohlad(15)	936,942	8.06%	334	33.4%
Robert C. Pohlad(15)	936,941	8.06%	333	33.3%
William M. Pohlad(15)	936,942	8.06%	333	33.3%
Carl R. Pohlad(15)(16)	387,498	3.33%	0	*
Total Pohlad Family	3,198,323	27.51%	1,000	100%

*	Represents less than 1%.

(1)	Shares of Common Stock subject to options currently exercisable, or exercisable within 60 days of March 31, 2009 and shares of restricted Common Stock are deemed outstanding for computing the ownership percentage of the person holding such options or warrants, but are not deemed outstanding for computing the ownership percentage of any other person. Unless otherwise noted in a footnote to this table, the number of shares reflected in the table includes shares held by or with such person’s spouse (except where legally separated) and minor children; shares held by any other relative of such person who has the same home; shares held by a family trust as to which such person is a trustee with sole voting and investment power (or shares power with a spouse); shares held as custodian for minor children; or shares held in an Individual Retirement Account or pension plan as to which such person has pass-through voting rights and investment power.

(2)	Includes 89,755 shares that may be acquired within 60 days of December 4, 2009 upon exercise of stock options and 13,805 shares of restricted Common Stock which vest in five equal annual installments beginning on February 25, 2010.

(3)	Includes 28,800 shares that may be acquired within 60 days of December 4, 2009 upon exercise of stock options and 5,485 shares of restricted Common Stock which vest in five equal annual installments beginning on February 25, 2010.

(4)	Includes 5,500 shares that may be acquired within 60 days of December 4, 2009 upon exercise of stock options and 4,145 shares of restricted Common Stock which vest in five equal annual installments beginning on February 25, 2010.

(5)	This figure includes 52,469 shares held by the Brian J. Aldridge 1991 Trust and 70,180 shares held by the Tenisha M. Aldridge 1991 Trust, of which Lynda J. Aldridge, the spouse of Richard Aldridge, is the sole trustee. Includes 14,682 shares that may be acquired within 60 days of December 4, 2009 upon exercise of stock options, 1,765 shares of restricted Common Stock which vest in three equal annual installments beginning on March 19, 2009, and 3,045 shares which vest in three equal installments beginning on February 25, 2010.

(6)	This figure includes 868,655 shares held in trusts for which Richard D. Aldridge and John W. Birchfield are co-trustees, each having full voting rights over the entire block of shares. The 868,655 shares are held as follows: 679,531 shares are held in the James O. Birchfield 1995 Trust, 47,281 shares are held in the James O. Birchfield 1995 Trust FBO Shane O. Birchfield, 47,281 shares are held in the James O. Birchfield 1995 Trust FBO Garrett W. Birchfield, 47,281 shares are held in the James O. Birchfield 1995 Trust FBO Tenisha M. Fitzgerald, and 47,281 shares are held in the James O. Birchfield 1995 Trust FBO Brian J. Aldridge.

(7)	This figure includes 1,765 shares of restricted Common Stock which vest in three equal annual installments beginning on March 19, 2009, and 3,045 shares which vest in three equal installments beginning on February 25, 2010. 64,187 of these shares have been pledged as security in a Merrill Lynch Margin Account.

(8)	This figure includes 66,234 shares held by the Shane O. Birchfield Trust and 43,893 shares held by the Garrett W. Birchfield Trust, of which John W. Birchfield is the sole trustee. This figure also includes 14,682 shares that may be acquired within 60 days of December 4, 2009 upon exercise of stock options, 1,765 shares of restricted Common Stock which vest in three equal annual installments beginning on March 19, 2009, and 3,045 shares which vest in three equal installments beginning on February 25, 2010.

(9)	Includes 2,500 shares that may be acquired within 60 days of December 4, 2009 upon exercise of stock options, and 1,765 shares of restricted Common Stock which vest in three equal annual installments beginning on March 19, 2009, and 3,045 shares which vest in three equal installments beginning on February 25, 2010.

(10)	Includes 14,682 shares that may be acquired within 60 days of December 4, 2009 upon exercise of stock options, and 1,765 shares of restricted Common Stock which vest in three equal annual installments beginning on March 19, 2009, and 3,045 shares which vest in three equal installments beginning on February 25, 2010.

(11)	Includes 1,765 shares of restricted Common Stock which vest in three equal annual installments beginning on March 19, 2009, and 3,045 shares which vest in three equal installments beginning on February 25, 2010.

(12)	Includes 1,000 shares that may be acquired within 60 days of December 4, 2009 upon exercise of stock options and 3,165 shares of restricted Common Stock which vest in five equal annual installments beginning on February 15, 2010 and 8,480 shares which vest in five equal installments beginning on February 25, 2010.

(13)	Includes 1,000 shares that may be acquired within 60 days of December 4, 2009 upon exercise of stock options.

(14)	The 868,655 shares beneficially owned by each of Richard D. Aldridge and John W. Birchfield, in their capacities as co-trustees of the James O. Birchfield trusts discussed in footnote (6) above, are included only once for purposes of this figure.

(15)	The business address is 60 South Sixth Street, Suite 3800, Minneapolis, Minnesota 55402.

(16)	Owned in two separate revocable trusts.

(17)	Each share of Series A Preferred Stock is convertible into a number of shares of Common Stock equal to the liquidation preference of $1,000 and any accumulated dividends thereon, divided by 5.63.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires the Company’s directors and executive officers, and persons who own more than 10% of a registered class of the Company’s equity securities, to file reports of ownership of, and transactions in, the Company’s equity securities with the SEC. Such directors, executive officers and 10% stockholders are also required to furnish the Company with copies of all Section 16(a) reports that they file. Based solely on a review of the copies of such reports received by the Company, the Company believes that all Section 16(a) filing requirements applicable to its directors, executive officers and 10% stockholders were complied with and filed in a timely manner during 2008, except as follows: Edmond Sahakian’s Form 3 was not timely filed during 2008.

DESCRIPTION OF CAPITAL STOCK

The following is a brief description of the terms of our capital stock. This summary does not purport to be complete in all respects. This description is subject to and qualified in its entirety by reference to the Delaware General Corporation Law, federal law, our amended and restated certificate of incorporation, and our amended and restated by-laws, copies of which have been filed with the SEC and are also available upon request from us.

Common Stock

General

Our amended and restated certificate of incorporation provides the authority to issue 25,000,000 shares of common stock, par value $0.01 per share. At December 4, 2009, there were 11,627,008 shares of common stock issued and outstanding, held of record by approximately 479 stockholders. In addition, at December 4, 2009, 1,299,948 shares of our common stock were issuable under our stock compensation plans, and 297,965 shares of our common stock were issuable upon conversion of our Series A Preferred Stock. Our common stock is listed on the NASDAQ Global Market under the symbol “FCAL.” Outstanding shares of our common stock are validly issued, fully paid and non-assessable.

Each share of our common stock has the same relative rights and is identical in all respects to each other share of our common stock. The common stock has no preemptive, conversion or redemption rights or sinking fund provisions.

Voting Rights

Each holder of common stock is entitled to one vote for each share held of record on all matters submitted to a vote of the stockholders except with respect to votes in elections of directors for which they are authorized to use cumulative voting. Cumulative voting for directors entitles the stockholder to cast a number of votes equivalent to their total shares of common stock owned multiplied by the number of directors to be elected. The stockholder may cast all of such votes for a single director or may distribute them among the number to be voted for, or for any two or more of them as such holder may see fit.

Liquidation Rights

In the event of First California’s liquidation, dissolution or winding up, holders of common stock are entitled to share ratably in all First California’s assets remaining after payment of liabilities and the liquidation preference of any then outstanding preferred stock.

Dividends

Holders of our common stock are entitled to receive ratably such dividends as may be declared by our Board of Directors out of funds legally available therefor. The ability of our Board of Directors to declare and pay dividends on our common stock is subject to the terms of applicable banking regulations and the terms of the Series A Preferred Stock and Series B Preferred Stock described herein. In addition, we cannot declare or pay a dividend on our common stock without the consent of the U.S. Treasury until the third anniversary of the date of the CPP investment, or December 19, 2011, unless prior to such third anniversary the Series B Preferred Stock is redeemed in whole or the U.S. Treasury has transferred all of the Series B Preferred Stock to third parties. We also may not pay dividends on our capital stock if we are in default or have elected to defer payments of interest under our junior subordinated debentures. The declaration and payment of future dividends to holders of our common stock will also depend upon our earnings and financial condition, the capital requirements of our subsidiaries, regulatory conditions and other factors as our Board of Directors may deem relevant.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is Registrar and Transfer Company.

Restrictions on Ownership

The Bank Holding Company Act requires any “bank holding company,” as defined in the Bank Holding Company Act, to obtain the approval of the Federal Reserve Board before acquiring 5% or more of our common stock. Any person, other than a bank holding company, is required to obtain the approval of the Federal Reserve Board before acquiring 10% or more of our common stock under the Change in Bank Control Act. Any holder of 25% or more of our common stock, or a holder of 5% or more if such holder otherwise exercises a “controlling influence” over us, is subject to regulation as a bank holding company under the Bank Holding Company Act.

Preferred Stock

Our amended and restated certificate of incorporation provides the authority to issue 2,500,000 shares of preferred stock, par value $0.01 per share. Of the 2,500,000 shares of preferred stock, we have issued 1,000 shares of Series A Convertible Perpetual Preferred Stock, or Series A Preferred Stock, and 25,000 shares of Fixed Rate Cumulative Perpetual Preferred Stock, Series B, or Series B Preferred Stock.

Our amended and restated certificate of incorporation, subject to certain limitations, authorizes our Board of Directors, from time to time by resolution and without further stockholder action, to provide for the issuance of shares of preferred stock, in one or more series, and to fix the designation, powers, preferences and other rights of the shares and to fix the qualifications, limitations and restrictions thereof. As a result of its discretion with respect to the creation and issuance of preferred stock without stockholder approval, our Board of Directors could adversely affect the voting power of the holders of common stock and, by issuing shares of preferred stock with certain voting, conversion and/or redemption rights, could discourage any attempt to obtain control of us.

Series A Preferred Stock

In connection with the mergers, each of the 1,000 outstanding shares of National Mercantile Series B Convertible Perpetual Preferred Stock was converted into the right to receive one share of our Series A Preferred Stock.

Voting Rights

The holders of Series A Preferred Stock do not have the right to vote on any matter submitted to the stockholders except:

•

authorizing, creating or issuing any additional shares of Series A Preferred Stock or shares of any class or series of stock having any preference or priority superior to or on parity with the Series A Preferred Stock with respect to the payment of distribution of assets upon the dissolution or liquidation, voluntary or involuntary, of First California;

•	declaring or paying any dividend on its common stock or on any other class or series of capital stock of First California ranking junior to the Series A Preferred Stock;

•

repurchase, redeem or otherwise acquire for any consideration any share of its common stock or shares of any other class or series of capital stock of First California ranking junior to the Series A Preferred Stock; or

•

amending, altering or repealing any provisions of the amended and restated certificate of incorporation of First California, amending, altering or repealing any provisions of the certificate of designation of rights, preferences and privileges of Series A Preferred Stock, or adopting, amending, altering, or repealing any certificate of determination of rights and preferences with respect to any class or series of capital stock, in each case, so as to adversely affect the rights, preferences and privileges relating to Series A Preferred Stock or the holders thereof or waive any of the rights granted to the holders of the Series A Preferred Stock.

Liquidation Rights

In the event of a voluntary or involuntary liquidation or dissolution, holders of Series A Preferred Stock are entitled to receive a liquidation preference per share equal to $1,000 plus an amount equal to 8.5% per annum of the $1,000, which is deemed to have commenced accrual on December 10, 2001. This amount is payable out of the assets of First California before any distribution to holders of common stock.

Dividends

Except with respect to their liquidation preference, the holders of Series A Preferred Stock are not entitled to receive any dividends.

Redemption

Redemption of the Series A Preferred Stock is at the Company’s option subject to certain restrictions imposed by our Series B Preferred Stock. The per share redemption amount is equal to $1,000 plus an amount equal to 8.5% per annum of the $1,000, accrued from December 10, 2001 to the date of redemption. In the event that we elect to redeem any shares of Series A Preferred Stock, we must redeem all of the outstanding shares of Series A Preferred Stock.

Conversion

Each holder of Series A Preferred Stock has the right, exercisable at the option of the holder, to convert all or some of such holder’s shares of Series A Preferred Stock into common stock. The number of shares of common stock to be issued upon conversion of each share of Series A Preferred Stock is determined by dividing the sum of each share’s liquidation preference, including unpaid dividends, by the conversion price then in effect. The conversion price as of December 4, 2009 is $5.63 per share. As of December 4, 2009, the number of shares of our common stock that would be issued upon conversion of the Series A Preferred Stock is 297,965.

Series B Preferred Stock

On December 19, 2008, pursuant to the Capital Purchase Program, we issued to the U.S. Treasury 25,000 shares of Fixed Rate Cumulative Perpetual Preferred Stock, Series B, with a liquidation preference of $1,000 per share par value $0.01 per share, for a total purchase price of $25,000,000. The holders of the Series B Preferred Stock have preferential dividend and liquidation rights over holders of our common stock. The Series B Preferred Stock pays cumulative dividends at a rate of 5% per year for the first five years and thereafter at a rate of 9% per year. The Series B Preferred Stock is non-voting, except in limited circumstances. Prior to December 5, 2011, unless we have redeemed all of the Series B Preferred Stock or the U.S. Treasury has transferred all of the Series B Preferred Stock to third parties, the consent of the U.S. Treasury will be required for us to, among other things, repurchase or otherwise acquire any of our shares of common stock or trust preferred securities, subject to certain limited exceptions. In addition, so long as any of our Series B Preferred Stock is outstanding, we may not repurchase or otherwise acquire any of our outstanding common stock unless we are current in our dividend payments on our outstanding Series B Preferred Stock. We may not redeem the Series B Preferred Stock without requisite regulatory approval.

Voting Rights

Except as indicated below or otherwise required by law, the holders of Series B Preferred Stock will not have any voting rights.

Election of Two Directors upon Non-Payment of Dividends.    If the dividends on the Series B Preferred Stock have not been paid for an aggregate of six quarterly dividend periods or more (whether or not consecutive), the holders of Series B Preferred Stock, together with the holders of any outstanding parity stock with like voting rights, referred to as voting parity stock, voting as a single class, will be entitled to elect two members of our Board of Directors, referred to as the preferred stock directors, at the next annual meeting (or at a special meeting called for the purpose of electing the preferred stock directors prior to the next annual meeting) and at each subsequent annual meeting until all accrued and unpaid dividends for all past dividend periods have been paid in full. Our amended and restated by-laws provide that in the event such voting right is triggered, the authorized number of directors on our Board of Directors will be increased by two members. The election of any preferred stock director is subject to the qualification that the election would not cause us to violate the corporate governance requirement of the NASDAQ Global Market (or any other exchange on which our securities may be listed) that listed companies must have a majority of independent directors.

Upon the termination of the right of the holders of Series B Preferred Stock and voting parity stock to vote for preferred stock directors, as described above, the preferred stock directors will immediately cease to be qualified as directors, their term of office will terminate immediately and the number of our authorized directors will be reduced by the number of preferred stock directors that the holders of Series B Preferred Stock and voting parity stock had been entitled to elect. The holders of a majority of shares of Series B Preferred Stock and voting parity stock, voting as a class, may remove any preferred stock director, with or without cause, and the holders of a majority of the shares Series B Preferred Stock and voting parity stock, voting as a class, may fill any vacancy created by the removal of a preferred stock director. If the office of a preferred stock director becomes vacant for any other reason, the remaining preferred stock director may choose a successor to fill such vacancy for the remainder of the unexpired term.

Other Voting Rights.    So long as any shares of Series B Preferred Stock are outstanding, in addition to any other vote or written consent of stockholders required by law or by our amended and restated certificate of incorporation, the vote or written consent of the holders of at least 66 2/3% of the shares of Series B Preferred Stock at the time outstanding, voting separately as a single class, given in person or by proxy, either in writing without a meeting or by vote at any meeting called for the purpose, will be necessary for effecting or validating:

•

any amendment or alteration of the certificate of determination for the Series B Preferred Stock or our amended and restated certificate of incorporation to authorize or create or increase the authorized amount of, or any issuance of, any shares of, or any securities convertible into or exchangeable or exercisable for shares of, any class or series of capital stock ranking senior to the Series B Preferred Stock with respect to payment of dividends and/or distribution of assets on our liquidation, dissolution or winding up;

•

any amendment, alteration or repeal of any provision of the certificate of determination for the Series B Preferred Stock so as to adversely affect the rights, preferences, privileges or voting powers of the Series B Preferred Stock; or

•

any consummation of a binding share exchange or reclassification involving the Series B Preferred Stock or of a merger or consolidation by us with another entity, unless the shares of Series B Preferred Stock remain outstanding following any such transaction or, if we are not the surviving entity, such shares are converted into or exchanged for preference securities and such remaining outstanding shares of Series B Preferred Stock or preference securities have rights, preferences, privileges and voting powers that are not materially less favorable than the rights, preferences, privileges or voting powers of the Series B Preferred Stock, taken as a whole.

To the extent of the voting rights of the Series B Preferred Stock, each holder of Series B Preferred Stock will be entitled to one vote for each share of Series B Preferred Stock held.

The foregoing voting provisions will not apply if, at or prior to the time when the vote or consent would otherwise be required, all outstanding shares of Series B Preferred Stock have been redeemed or called for redemption upon proper notice and sufficient funds have been set aside by us for the benefit of the holders of Series B Preferred Stock to effect the redemption.

Liquidation Rights

If we voluntarily or involuntarily liquidate, dissolve or wind up our affairs, the holders of Series B Preferred Stock will be entitled to receive an amount per share, referred to as the total liquidation amount, equal to the fixed liquidation preference of $1,000 per share, plus any accrued and unpaid dividends, whether or not declared, to the date of payment. Holders of Series B Preferred Stock will be entitled to receive the total liquidation amount out of our assets, if any, that are available for distribution to stockholders, after payment or provision for payment of our debts and other liabilities but before any distribution of assets is made to holders of our common stock or any other shares ranking, as to that distribution, junior to the Series B Preferred Stock.

If our assets are not sufficient to pay the total liquidation amount in full to all holders of Series B Preferred Stock and all holders of other shares of stock ranking equally with the Series B Preferred Stock, the amounts paid to the holders of Series B Preferred Stock and other shares of parity stock will be paid pro rata in accordance with the respective total liquidation amount of those holders. If the total liquidation amount per share of Series B Preferred Stock has been paid in full to all holders of Series B Preferred Stock and other shares of parity stock, the holders of our common stock or any other shares ranking, as to such distribution, junior to the Series B Preferred Stock will be entitled to receive all remaining assets of the Company according to their respective rights and preferences. For purposes of the liquidation rights, neither the sale, conveyance, exchange or transfer of all or substantially all of our property and assets, nor the consolidation or merger by us with or into any other corporation or by another corporation with or into us, will constitute a liquidation, dissolution or winding up of our affairs.

Dividends Payable On Shares of Series B Preferred Stock

The holders of Series B Preferred Stock are entitled to receive, if and when declared by our Board of Directors, out of assets legally available for payment, cumulative cash dividends at a rate per annum of 5% per share on a liquidation preference of $1,000 per share of Series B Preferred Stock with respect to each dividend period during the five year period following December 19, 2008 and are entitled to receive cumulative cash dividends at a rate per annum of 9% per share on (1) the liquidation preference of $1,000 per share of Series B Preferred Stock and (2) the amount of accrued and unpaid dividends for any prior dividend period on such shares, if any, thereafter.

Dividends are payable quarterly in arrears on February 15, May 15, August 15 and November 15 of each year. Dividends payable during any dividend period are computed on the basis of a 360-day year consisting of twelve 30-day months. Dividends payable with respect to the Series B Preferred Stock are payable to the holders of record of shares of Series B Preferred Stock on the date that is 15 calendar days immediately preceding the applicable dividend payment date or such other record date as the Board of Directors determines, so long as such record date is not more than 60 nor less than 10 days prior to the applicable dividend payment date.

Dividends on the Series B Preferred Stock will be cumulative. If for any reason our Board of Directors does not declare a dividend on the Series B Preferred Stock for a particular dividend period, or if the Board of Directors declares less than a full dividend, we will remain obligated to pay the unpaid portion of the dividend for that period and the unpaid dividend will compound on each subsequent dividend date (meaning that dividends for future dividend periods will accrue on any unpaid dividend amounts for prior dividend periods).

We are required to provide written notice to the holders of shares of Series B Preferred Stock prior to the applicable dividend payment date if we determine not to pay any dividend or a full dividend with respect to the Series B Preferred Stock.

We are subject to various regulatory policies and requirements relating to the payment of dividends, including requirements to maintain adequate capital above regulatory minimums. The Federal Reserve Board is authorized to determine, under certain circumstances relating to the financial condition of a bank holding company, that the payment of dividends would be an unsafe or unsound practice and to prohibit payment thereof.

Priority of Dividends

With respect to the payment of dividends and the amounts to be paid upon liquidation, the Series B Preferred Stock will rank (1) senior to our common stock and all other equity securities designated as ranking junior to the Series B Preferred Stock; and (2) at least equally with all other equity securities designated as ranking on a parity with the Series B Preferred Stock, referred to as parity stock, including shares of our Series A Preferred Stock then outstanding, with respect to the payment of dividends and distribution of assets upon any liquidation, dissolution or winding up of the Company.

So long as any share of Series B Preferred Stock remains outstanding, unless all accrued and unpaid dividends for all prior dividend periods have been contemporaneously declared and paid in full, no dividend or distribution may be declared or paid on shares of common stock or any other shares of junior stock, other than a dividend payable solely in shares of common stock. In addition, we may not repurchase, redeem or otherwise acquire for consideration any shares of common stock or other junior stock unless all accrued and unpaid dividends for all past dividend periods on the Series B Preferred Stock are fully paid, other than: (1) redemptions, purchases or other acquisitions of shares of common stock or other junior stock in connection with the administration of our employee benefit plans in the ordinary course of business pursuant to a publicly announced repurchase plan; (2) any dividends or distributions of rights or junior stock in connection with a stockholders’ rights plan or any redemption or repurchase of rights pursuant to any stockholders’ rights plan; (3) the acquisition by the Company of record ownership in junior stock or parity stock for the beneficial ownership of any other persons (other than the Company or any of its subsidiaries), including as trustees or custodians; and (4) the exchange or conversion of junior stock for or into other junior stock or of parity stock for or into other parity stock or junior stock, but only to the extent that such acquisition is required pursuant to binding contractual agreements entered into before December 19, 2008 or any subsequent agreement for the accelerated exercise, settlement or exchange thereof for common stock.

On any dividend payment date for which full dividends on the Series B Preferred Stock and any other parity stock are not paid, or declared and funds set aside therefor, all dividends paid or declared with respect to the Series B Preferred Stock and any other parity stock will be declared ratably among the holders of any such shares who have the right to receive dividends, in proportion to the respective amounts of the undeclared and unpaid dividends relating to the dividend period.

Subject to the foregoing, such dividends (payable in cash, securities or other property) as may be determined by the Board of Directors may be declared and paid on our common stock and any other stock ranking equally with or junior to the Series B Preferred Stock, from time to time out of any funds legally available for such payment, and the holders of Series B Preferred Stock will not be entitled to participate in any such dividends.

Redemption

The Series B Preferred Stock may not be redeemed prior to February 15, 2012, except with the proceeds from one or more “qualified equity offerings” which results in aggregate gross proceeds to the Company of not less than $6,250,000, which equals 25% of the aggregate liquidation amount of the Series B Preferred Stock on the date of issuance. A “qualified equity offering” means the sale and issuance by the Company to persons other than the Company or any of its subsidiaries after December 19, 2008 of Tier 1 qualifying perpetual preferred stock or common stock for cash. Qualified equity offerings do not include sales and issuances made pursuant to agreements or arrangements entered into, or pursuant to financing plans that were publicly announced, on or prior to October 13, 2008. In such a case, we may redeem the Series B Preferred Stock, subject to the approval of the appropriate federal banking agency, in whole or in part, at any time and from time to time, upon notice as described below, up to a maximum amount equal to the aggregate net cash proceeds received by us from such qualified equity offerings.

On or after February 15, 2012, the Series B Preferred Stock may be redeemed, in whole or in part, at any time and from time to time, at the Company’s option. All such redemptions will be at 100% of its issue price, plus any accrued and unpaid dividends, and will be subject to the approval of the appropriate federal banking agency. Following any such redemption by the Company, we will have the right to repurchase any of our other equity securities held by the U.S. Treasury at fair market value. In connection with the adoption of the ARRA, subject to the approval of the U.S. Treasury and the appropriate federal banking agency, we may repurchase the Series B Preferred Stock at any time regardless of whether or not we have replaced such funds from any other source.

The Series B Preferred Stock is not subject to any mandatory redemption, sinking fund or similar provisions. Holders of shares of Series B Preferred Stock have no right to require the redemption or repurchase of the Series B Preferred Stock.

If fewer than all of the outstanding shares of Series B Preferred Stock are to be redeemed, the shares to be redeemed will be selected either pro rata or in such other manner as the Board of Directors may determine to be fair and equitable.

We will mail notice of any redemption of Series B Preferred Stock by first class mail, postage prepaid, addressed to the holders of record of the shares of Series B Preferred Stock to be redeemed at their respective last addresses appearing on our books. This mailing must be at least 30 days and not more than 60 days before the date fixed for redemption. Any notice mailed or otherwise given as described in this paragraph will be conclusively presumed to have been duly given, whether or not the holder receives such notice, but failure duly to give such notice by mail, or any defect in such notice or in the mailing or provision of the notice, to any holder of shares of Series B Preferred Stock designated for redemption will not affect the redemption of any other Series B Preferred Stock. Each notice of redemption will set forth the applicable redemption date, the redemption price, the place where shares of Series B Preferred Stock are to be redeemed, and the number of shares of Series B Preferred Stock to be redeemed (and, if less than all the shares held by such holder are to be redeemed, the number of such shares to be redeemed from the holder).

Shares of Series B Preferred Stock that are redeemed, repurchased or otherwise acquired by the Company will revert to authorized but unissued shares of our preferred stock.

Treasury Warrant

In connection with the U.S. Treasury’s purchase of our Series B Preferred Stock, we issued to the U.S. Treasury, or the warrantholder, a warrant exercisable for 599,042 shares of our common stock (subject to adjustment as described below) at an initial exercise price of $6.26 per share, referred to as the Warrant. The Warrant may be exercised at any time on or before 5:00 p.m., New York City time, on December 19, 2018 by surrender of the Warrant and a completed notice of exercise attached as an annex to the Warrant together with payment of the exercise price for the shares of common stock for which the Warrant is being exercised. The exercise price may be paid either by our withholding of such number of shares of common stock issuable upon exercise of the Warrant equal to the value of the aggregate exercise price of the Warrant determined by reference to the market price of our common stock on the trading day on which the Warrant is exercised or, if agreed to by us and the warrantholder, by the payment of cash equal to the aggregate exercise price.

If we complete one or more qualified equity offerings on or prior to December 31, 2009 that result in our receipt of aggregate gross proceeds of at least $25,000,000, which is equal to 100% of the aggregate liquidation preference of the Series B Preferred Stock, the number of shares of common stock underlying the Warrant then held by the warrantholder will be reduced by an amount equal to one-half of the number of shares initially covered by the Warrant.

Rights as a Stockholder

The warrantholder will have no rights or privileges of the holders of our common stock, including any voting rights, until (and then only to the extent) the Warrant has been exercised.

Transferability

The warrantholder may not transfer a portion of the Warrant with respect to more than 299,521 shares of common stock until the earlier of (1) the date on which the Company has received aggregate gross proceeds of not less than $25,000,000 from one or more qualified equity offerings and (2) December 31, 2009. The Warrant, and all rights under the Warrant, are otherwise transferable.

Adjustments to the Warrant

Adjustments in Connection with Stock Splits, Subdivisions, Reclassifications and Combinations.    The number of shares for which the Warrant may be exercised, and the exercise price of the Warrant, will be proportionately adjusted in the event we pay dividends or make distributions of our common stock, subdivide, combine or reclassify outstanding shares of our common stock.

Anti-dilution Adjustment.    Until the earlier of December 19, 2011 and the date the initial warrantholder no longer holds the Warrant (and other than in certain permitted transactions described below), if we issue any shares of common stock (or securities convertible or exercisable into common stock) for less than 90% of the market price of the common stock on the last trading day prior to pricing such shares, then the number of shares of common stock into which the Warrant is exercisable and the exercise price will be adjusted. Permitted transactions include issuances: (1) as consideration for or to fund the acquisition of businesses and/or related assets; (2) in connection with employee benefit plans and compensation related arrangements in the ordinary course and consistent with past practice approved by our Board of Directors; (3) in connection with public or broadly marketed offerings and sales of common stock or convertible securities for cash conducted by us or our affiliates pursuant to registration under the Securities Act or Rule 144A thereunder on a basis consistent with capital-raising transactions by comparable financial institutions; and (4) in connection with the exercise of preemptive rights on terms existing as of December 19, 2008.

Other Distributions.    If we declare any dividends or distributions other than our historical, ordinary cash dividends, the exercise price of the Warrant will be adjusted to reflect such a distribution.

Certain Repurchases.    If we effect a pro rata repurchase of common stock, then both the number of shares issuable upon exercise of the Warrant and the exercise price will be adjusted.

Business Combinations.    In the event of a merger, consolidation or similar transaction involving the Company and requiring stockholder approval, the warrantholder’s right to receive shares of our common stock upon exercise of the Warrant will convert into the right to exercise the Warrant for the consideration that would have been payable to the warrantholder with respect to the shares of common stock for which the Warrant may be exercised, as if the Warrant had been exercised prior to such merger, consolidation or similar transaction.

Anti-Takeover Effects of Certain Provisions of Our Charter Documents and Law

The following is a summary of certain provisions of law and our amended and restated certificate of incorporation and amended and restated by-laws that may have the effect of discouraging, delaying or preventing a change of control, change in management or an unsolicited acquisition proposal that a stockholder might consider favorable, including proposals that might result in the payment of a premium over the market price for the shares held by our stockholders. This summary does not purport to be complete and is qualified in its entirety by reference to the laws and documents referenced.

With respect to our charter documents, while such provisions might be deemed to have some “anti-takeover” effect, the principal effect of these provisions is to protect our stockholders generally and to provide our Board of Directors and stockholders a reasonable opportunity to evaluate and respond to such unsolicited acquisition proposals.

Charter Documents

Our authorized shares of common stock or preferred stock may be used by our Board of Directors consistent with its fiduciary duty to deter future attempts to gain control of us. Our Board of Directors also has sole authority to determine the terms of any one or more series of preferred stock, including voting rights, conversion rates and liquidation preferences. As a result of the ability to fix voting rights for a series of preferred stock, our Board of Directors has the power, to the extent consistent with its fiduciary duty, to issue a series of preferred stock to persons friendly to management in order to attempt to block a post-tender offer merger or other transaction by which a third party seeks control, and thereby assist management to retain its position. Our amended and restated by-laws impose certain notice and information requirements in connection with the nomination by stockholders of candidates for election to our Board of Directors or the proposal by stockholders of business to be acted upon at any annual or special meeting of stockholders.

California and Federal Banking Law and Delaware Law

The following discussion is a summary of certain provisions of California and federal law and regulations and the DGCL which may be deemed to have “anti-takeover” effects. The description of these provisions is necessarily general and reference should be made to the actual law and regulations.

Federal law prohibits a person or group of persons “acting in concert” from acquiring “control” of a bank holding company unless the Federal Reserve Board has been given 60 days prior written notice of such proposed acquisition and within that time period the Federal Reserve has not issued a notice disapproving the proposed acquisition or extending for up to another 30 days the period during which such a disapproval may be issued. An acquisition may be made prior to the expiration of the disapproval period if the Federal Reserve issues written notice of its intent not to disapprove the action. Under a rebuttable presumption established by the Federal Reserve, the acquisition of 10% or more of a class of voting stock of a bank or bank holding company with a class of securities registered under Section 12 of the Exchange Act would, under the circumstances set forth in the presumption, constitute the acquisition of control. In addition, any “company” would be required to obtain the approval of the Federal Reserve under the Bank Holding Company Act before acquiring 25% (5% in the case of an acquiror that is, or is deemed to be, a bank holding company) or more of any class of voting stock, or such lesser number of shares as may constitute control.

Under the California Financial Code, no person shall, directly or indirectly, acquire control of a California state bank or its holding company unless the Department of Financial Institutions has approved such acquisition of control. A person would be deemed to have acquired control of First California Bank if such person, directly or indirectly, has the power (1) to vote 25% or more of the voting power of First California Bank, or (2) to direct or cause the direction of the management and policies of First California Bank. For purposes of this law, a person who directly or indirectly owns or controls 10% or more of our outstanding common stock would be presumed to control First California Bank.

We are a Delaware corporation that is subject to Section 203 of the DGCL. Section 203 provides that, subject to certain exceptions specified in the law, a Delaware corporation shall not engage in certain “business combinations” with any “interested stockholder” for a three-year period following the time that the stockholder became an interested stockholder unless:

•	prior to such time, our Board of Directors approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder;

•

upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the corporation’s voting stock outstanding at the time the transaction commenced, excluding certain shares; or

•

at or subsequent to that time, the business combination is approved by the Board of Directors of the corporation and authorized at an annual or special meeting, and not by written consent, by the affirmative vote of holders of at least 66 2/3% of the outstanding voting stock that is not owned by the interested stockholder.

A “business combination” includes certain mergers, asset or stock sales and other transactions involving the interested stockholder. Subject to certain exceptions, an “interested stockholder” is any entity or person that, together with that entity’s or person’s affiliates and associates, owns (or within the previous three years did own) 15% or more of our outstanding voting stock and any entity or person affiliated with or controlling or controlled by such entity or person. Section 203 could prohibit or delay a merger or other takeover attempt and, accordingly, may discourage attempts to acquire us.

U.S. FEDERAL INCOME TAX CONSEQUENCES FOR NON-UNITED STATES HOLDERS

The following is a discussion of the material United States federal income tax consequences of an investment in our common stock by a holder that, for United States federal income tax purposes, is not a “United States person” (as defined below) (a “Non-United States Holder”). This discussion is based upon existing United States federal income tax law, which is subject to differing interpretations or change, possibly with retroactive effect. This discussion does not address all aspects of United States federal income taxation which may be important to particular investors in light of their individual investment circumstances, such as common stock held by investors subject to special tax rules (e.g., financial institutions, insurance companies, broker-dealers, partnerships, and tax-exempt organizations) or to persons that will hold our common stock as part of a straddle, hedge, conversion, constructive sale, or other integrated security transaction for United States federal income tax purposes, all of whom may be subject to tax rules that differ significantly from those discussed below. In addition, this discussion does not address any (i) United States federal income tax consequences to a Non-United States Holder that (A) is engaged in the conduct of a United States trade or business and acquires our common stock in connection therewith, or (B) is a nonresident alien individual and such holder is present in the United States for 183 or more days during the taxable year, and (ii) state, local, or foreign tax considerations. This discussion assumes that an investor will hold our common stock as a “capital asset” (generally, property held for investment) under the Internal Revenue Code. Prospective investors are urged to consult their tax advisors regarding the United States federal, state, local, and foreign income tax considerations of an investment in our common stock.

For purposes of this discussion, a “United States person” is, for United States federal income tax purposes, (i) an individual who is a citizen or resident of the United States, (ii) a corporation, or other entity taxable as corporation for United States federal income tax purposes, created in, or organized under the law of, the United States or any state or political subdivision thereof, (iii) an estate the income of which is includible in gross income for United States federal income tax purposes regardless of its source, or (iv) a trust (A) the administration of which is subject to the primary supervision of a United States court and which has one or more United States persons who have the authority to control all substantial decisions of the trust or (B) that has otherwise elected to be treated as a United States person under the Internal Revenue Code.

If a partnership is a beneficial owner of our common stock, the tax treatment of a partner in the partnership will generally depend upon the status of the partner and the activities of the partnership.

Dividends

Dividends paid in cash to a Non-United States Holder will generally be subject to withholding of United States federal income tax at the rate of 30%. Non-United States Holders should consult any applicable income tax treaties that may provide for a reduction in, or exemption from, withholding taxes. A Non-United States Holder may be required to satisfy certain certification requirements in order to claim such treaty benefits.

Gain on Sale, Exchange or other Disposition

A Non-United States Holder will generally not be subject to United States federal income tax on gain realized on a sale, exchange or other disposition of our common stock unless we are or have been a “United States real property holding corporation” at any time within the shorter of the five-year period ending on the date of such sale, exchange or other disposition or the period that such Non-United States Holder held our common stock and either (a) our common stock was not regularly traded on an established securities market at any time during the calendar year in which the sale, exchange or other disposition occurs, or (b) the Non-United States Holder owns or owned (actually or constructively) more than five percent of our common stock at any time during the preceding five years. We believe that we are not a United States real property holding corporation, and we do not anticipate becoming a United States real property holding corporation.

Backup Withholding and Information Reporting

In general, backup withholding will not apply to dividends on our common stock paid by us or our paying agents, in their capacities as such, to a Non-United States Holder if the holder has provided the required certification that such holder is a Non-United States Holder and neither we nor our paying agents have actual knowledge or reason to know otherwise. In addition, backup withholding will generally not apply to proceeds derived from the sale of common stock paid to a Non-United States Holder if the holder has provided the required certification that such holder is a Non-United States Holder and the paying agent does not have actual knowledge or reason to know otherwise.

Generally, we must report to the Internal Revenue Service the amount of dividends paid, the name and the address of the recipient, and the amount, if any, of tax withheld. This information reporting requirement will apply even if no tax was required to be withheld.

Any amounts withheld under the backup withholding rules from a payment to a Non-United States Holder may be refunded, or credited against the holder’s United States federal income tax liability, provided that certain required information is provided to the Internal Revenue Service.

Proposed Legislation

President Obama and members of Congress have made proposals that, if enacted in their current form, would substantially revise some of the rules discussed above, including with respect to certification requirements and information reporting. In the event of non-compliance with the revised certification requirements, withholding tax could be imposed on payments to U.S. holders who own notes through foreign accounts or foreign intermediaries or certain Non-United States Holders of interest or sales proceeds. It cannot be predicted whether, or in what form, these proposals will be enacted. Prospective investors should consult their own tax advisers regarding these proposals.

UNDERWRITING

We are offering the shares of our common stock described in this prospectus through Keefe, Bruyette & Woods, Inc., as sole underwriter. We have entered into an underwriting agreement with Keefe, Bruyette & Woods, dated                     , 2009, or the Underwriting Agreement. Subject to the terms and conditions of the Underwriting Agreement, the underwriter has agreed to purchase 7,500,000 shares of common stock from us.

Our common stock is offered subject to a number of conditions, including receipt and acceptance of the common stock by the underwriter.

In connection with this offering, the underwriter or securities dealers may distribute prospectuses electronically.

Over-allotment option

We have granted the underwriter an option to buy 1,125,000 additional shares of our common stock. The underwriter may exercise this option solely for the purpose of covering over-allotments, if any, made in connection with this offering. The underwriter has 30 days from the date of this prospectus to exercise this option.

Commissions and discounts

Shares of common stock sold by the underwriter to the public will initially be offered at the offering price set forth on the cover of this prospectus. Any shares of common stock sold by the underwriter to securities dealers may be sold at a discount of up to $             per share from the public offering price. Any of these securities dealers may resell any shares of common stock purchased from the underwriter to other brokers or dealers at a discount of up to $             per share from the public offering price. If all the shares of common stock are not sold at the public offering price, the underwriter may change the offering price and the other selling terms. Sales of shares of common stock made outside of the United States may be made by affiliates of the underwriter.

The following table shows the per share and total underwriting discounts and commissions we will pay to the underwriter, assuming both no exercise and full exercise of the underwriter’s option to purchase an additional 1,125,000 shares of common stock:

	No Exercise	Full Exercise
Per Share Total	$	$
Total	$	$

We estimate that the total expenses of this offering payable by us, not including the underwriting discounts and commissions but including our reimbursement of certain expenses of the underwriter, will be approximately $500,000.

No sales of similar securities

We and our executive officers, directors and 5% or greater stockholders have entered into lock-up agreements with the underwriter. Under these agreements, we and each of these persons may not, without the prior written approval of the underwriter, subject to limited exceptions, offer, sell, contract to sell or otherwise dispose of or hedge our common stock or securities convertible into or exercisable or exchangeable for our common stock. These restrictions will be in effect for a period of 90 days after the date of this prospectus. At any time and without public notice, the underwriter may, in its sole discretion, release all or some of the securities from these lock-up agreements.

The 90-day restricted period described above is subject to extension under limited circumstances. In the event that either (1) during the period that begins on the date that is 15 calendar days plus 3 business days before the last day of the 90-day restricted period and ends on the last day of the 90-day restricted period, we issue an earnings release or material news or a material event relating to us occurs; or (2) prior to the expiration of the 90-day restricted period, we announce that we will release earnings results during the 16-day period beginning on the last day of the 90-day restricted period, then the restricted period will continue to apply until the expiration of the date that is 15 calendar days plus 3 business days after the date on which the earnings release is issued or the material news or material event relating to us occurs.

Indemnification and contribution

We have agreed to indemnify the underwriter and its affiliates and controlling persons against certain liabilities. If we are unable to provide this indemnification, we will contribute to the payments the underwriter and its affiliates and controlling persons may be required to make in respect of those liabilities.

NASDAQ Global Market quotation

Our common stock is listed on the NASDAQ Global Market under the symbol “FCAL.”

Price stabilization, short positions and passive market making

In connection with this offering, the underwriter may engage in activities that stabilize, maintain or otherwise affect the price of our common stock, including:

•	stabilizing transactions;

•	short sales;

•	purchases to cover positions created by short sales;

•	imposition of penalty bids;

•	syndicate covering transactions; and

•	passive market making.

Stabilizing transactions consist of bids or purchases made for the purpose of preventing or retarding a decline in the market price of our common stock while this offering is in progress. These transactions may also include making short sales of our common stock, which involve the sale by the underwriter of a greater number of shares of common stock than it is required to purchase in this offering. Short sales may be “covered short sales,” which are short positions in an amount not greater than the underwriter’s over-allotment option referred to above, or may be “naked short sales,” which are short positions in excess of that amount.

The underwriter may close out any covered short position either by exercising its over-allotment option, in whole or in part, or by purchasing shares in the open market. In making this determination, the underwriter will consider, among other things, the price of shares available for purchase in the open market compared to the price at which may purchase shares through the over-allotment option. The underwriter must close out any naked short position by purchasing shares in the open market. A naked short position is more likely to be created if the underwriter is concerned that there may be downward pressure on the price of the common stock in the open market that could adversely affect investors who purchased in this offering.

As a result of these activities, the price of our common stock may be higher than the price that otherwise might exist in the open market. If these activities are commenced, they may be discontinued by the underwriter at any time. The underwriter may carry out these transactions on NASDAQ, in the over-the-counter market or otherwise.

In addition, in connection with this offering the underwriter may engage in passive market making transactions in our common stock on NASDAQ prior to the pricing and completion of this offering. Passive market making consists of displaying bids on NASDAQ no higher than the bid prices of independent market makers and making purchases at prices no higher than these independent bids and effected in response to order flow. Net purchases by a passive market maker on each day are generally limited to a specified percentage of the passive market maker’s average daily trading volume in the common stock during a specified period and must be discontinued when such limit is reached. Passive market making may cause the price of our common stock to be higher than the price that otherwise would exist in the open market in the absence of these transactions. If passive market making is commenced, it may be discontinued at any time.

Affiliations

The underwriter and its affiliates have provided and may continue to provide certain commercial banking, financial advisory and investment banking services for us for which they receive fees.

The underwriter and its affiliates may from time to time in the future engage in transactions with us and perform services for us in the ordinary course of their business.

Selling Restrictions

European Economic Area

In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a Relevant Member State), the underwriter has represented and agreed that with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State (the Relevant Implementation Date) it has not made and will not make an offer of shares to the public in that Relevant Member State prior to the publication of a prospectus in relation to the shares which has been approved by the competent authority in that Relevant Member State or, where appropriate, approved in another Relevant Member State and notified to the competent authority in that Relevant Member State, all in accordance with the Prospectus Directive, except that it may, with effect from and including the Relevant Implementation Date, make an offer of shares to the public in that Relevant Member State at any time:

(a) to legal entities which are authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities;

(b) to any legal entity which has two or more of (1) an average of at least 250 employees during the last financial year; (2) a total balance sheet of more than €43,000,000 and (3) an annual net turnover of more than €50,000,000, as shown in its last annual or consolidated accounts;

(c) to fewer than 100 natural or legal persons (other than qualified investors as defined in the Prospectus Directive) subject to obtaining the prior consent of the underwriter for any such offer; or

(d) in any other circumstances which do not require the publication by the Company of a prospectus pursuant to Article 3 of the Prospectus Directive.

For the purposes of this provision, the expression an “offer of shares to the public” in relation to any shares in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the shares to be offered so as to enable an investor to decide to purchase or subscribe for the shares, as the same may be varied in that Relevant Member State by any measure implementing the Prospectus Directive in that Relevant Member State, and the expression Prospectus Directive means Directive 2003/71/EC and includes any relevant implementing measure in each Relevant Member State.

United Kingdom

The underwriter has represented and agreed that:

(a) it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the Financial Services and Markets Act 2000, as amended (the “FSMA”)) received by it in connection with the issue or sale of the shares in circumstances in which Section 21(1) of the FSMA does not apply to the Company; and

(b) it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the shares in, from or otherwise involving the United Kingdom.

LEGAL MATTERS

The validity of the shares of common stock offered by this prospectus will be passed upon for us by Skadden, Arps, Slate, Meagher & Flom LLP, Los Angeles, California. The validity of the shares of common stock offered by this prospectus will be passed upon for the underwriter by Sullivan & Cromwell LLP, Los Angeles, California.

EXPERTS

The consolidated financial statements of First California appearing in this prospectus, have been audited by Moss Adams LLP, independent registered public accounting firm, as set forth in their report which is included in this prospectus. Such consolidated financial statements as of December 31, 2008 and 2007 and for each of the years in the two-year period ended December 31, 2008 have been included in this prospectus in reliance upon the report of Moss Adams LLP given on their authority as experts in accounting and auditing.

Report of Independent Registered Public Accounting Firm

To the Shareholders and Board of Directors of First California Financial Group, Inc. and Subsidiaries:

We have audited the accompanying consolidated balance sheets of First California Financial Group, Inc. and Subsidiaries (the Company) as of December 31, 2008 and 2007 and the related consolidated statements of operations, comprehensive income (loss), changes in shareholders’ equity and cash flows for each of the years in the two-year period ended December 31, 2008. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of First California Financial Group, Inc. and Subsidiaries as of December 31, 2008 and 2007, and the consolidated results of their operations and their cash flows for each of the years in the two-year period ended December 31, 2008, in conformity with accounting principles generally accepted in the United States of America.

/S/    MOSS ADAMS LLP

Los Angeles, CA

March 30, 2009

FIRST CALIFORNIA FINANCIAL GROUP, INC. AND SUBSIDIARIES

Consolidated Balance Sheets

	December 31, 2008	December 31, 2007
	(in thousands, except share data)
ASSETS
Cash and due from banks	$13,712	$17,413
Federal funds sold	35,415	255
Securities available-for-sale, at fair value	202,462	231,095
Loans held-for-sale	31,401	11,454
Loans, net	780,373	738,351
Premises and equipment, net	20,693	18,626
Goodwill	50,098	50,216
Other intangibles, net	8,452	9,642
Deferred tax assets, net	2,572	—
Cash surrender value of life insurance	11,355	10,931
Accrued interest receivable and other assets	21,512	20,859

Total assets	$1,178,045	$1,108,842

LIABILITIES AND SHAREHOLDERS’ EQUITY
Noninterest checking	$189,011	$197,262
Interest checking	22,577	53,312
Savings and money market	198,606	229,236
Certificates of deposit, under $100,000	191,888	76,513
Certificates of deposit, $100,000 and over	215,513	204,757

Total deposits	817,595	761,080
Securities sold under agreements to repurchase	45,000	45,000
Federal Home Loan Bank advances	122,000	123,901
Junior subordinated debentures	26,701	26,648
Deferred tax liabilities, net	—	2,535
Accrued interest payable and other liabilities	7,826	12,811

Total liabilities	1,019,122	971,975

Commitments and Contingencies (Note 19)
Perpetual preferred stock – authorized 2,500,000 shares
Series A—$0.01 par value, 1,000 shares issued and outstanding as of December 31, 2008 and 2007	1,000	1,000
Series B—$0.01 par value, 25,000 shares issued and outstanding as of December 31, 2008 and none at December 31, 2007	22,713	—
Common stock, $0.01 par value; authorized 25,000,000 shares; 11,807,624 shares issued at December 31, 2008 and 11,768,999 at December 31, 2007; 11,462,964 and 11,507,020 shares outstanding as of December 31, 2008 and 2007	118	118
Additional paid-in capital	135,603	132,543
Treasury stock, 344,660 and 261,979 shares at cost at December 31, 2008 and 2007	(3,050)	(2,374)
Retained earnings	11,559	5,350
Accumulated other comprehensive income (loss)	(9,020)	230

Total shareholders’ equity	158,923	136,867

Total liabilities and shareholders’ equity	$1,178,045	$1,108,842

See accompanying notes to consolidated financial statements.

FIRST CALIFORNIA FINANCIAL GROUP, INC. AND SUBSIDIARIES

Consolidated Statements of Operations

	For the Year Ended December 31,
	2008	2007
	(in thousands, except per share data)
Interest income:
Interest and fees on loans	$51,521	$56,388
Taxable interest on securities	11,010	8,011
Nontaxable interest on securities	674	1,226
Interest on federal funds sold	30	125

Total interest income	63,235	65,750
Interest expense:
Interest on deposits	13,397	18,321
Interest on borrowings	7,301	5,509
Interest on junior subordinated debt	1,755	1,676

Total interest expense	22,453	25,506

Net interest income before provision for loan losses	40,782	40,244
Provision for loan losses	1,150	—

Net interest income after provision for loan losses	39,632	40,244
Noninterest income:
Service charges on deposit accounts	2,756	1,557
Earnings on cash surrender value of life insurance	424	343
Commissions on brokered loans	277	409
Net gain on sale of loans	175	1,790
Net gain (loss) on sale of securities	(22)	89
Gain on sale of bank charters	—	2,375
Trading gains on non-hedge derivatives	1,042	224
Other income	729	1,260

Total noninterest income	5,381	8,047
Noninterest expense:
Salaries and employee benefits	18,526	17,514
Premises and equipment	4,813	4,040
Data processing	1,313	1,047
Legal, audit, and other professional services	1,962	1,353
Printing, stationary, and supplies	691	490
Telephone	752	532
Directors’ fees	434	514
Advertising and marketing	1,324	1,029
Postage	199	159
Loss on early termination of debt	—	1,564
Integration and conversion expenses	—	5,443
Amortization of intangible assets	1,190	1,029
Other expenses	3,901	2,331

Total noninterest expense	35,105	37,045

Income before provision for income taxes	9,908	11,246
Provision for income taxes	3,542	4,158

Net income	$6,366	$7,088

Earnings per share:
Basic	$0.56	$0.68

Diluted	$0.54	$0.66

See accompanying notes to consolidated financial statements.

FIRST CALIFORNIA FINANCIAL GROUP, INC. AND SUBSIDIARIES

Consolidated Statements of Comprehensive Income (Loss)

	For the Year Ended December 31,
	2008	2007
	(in thousands)
Comprehensive income (loss)
Unrealized holding gains (losses) on securities available-for-sale and derivative financial instruments arising during the period	$(14,807)	$2,166
Reclassification adjustments for losses included in net income	135	24

Other comprehensive income (loss), before taxes	(14,672)	2,190
Income tax (expense) benefit related to items of other comprehensive income	5,422	(800)

Other comprehensive income (loss), net of tax	(9,250)	1,390
Net income	6,366	7,088

Total comprehensive income (loss)	$(2,884)	$8,478

See accompanying notes to consolidated financial statements.

FIRST CALIFORNIA FINANCIAL GROUP, INC. AND SUBSIDIARIES

Consolidated Statements of Changes in Shareholders’ Equity

	Preferred Stock Series A		Preferred Stock Series B		Common Stock, no par value		Common Stock, $.01 par value		Additional Paid in Capital	Treasury Stock		Retained Earnings	Accumulated Other Comprehensive Income (Loss)	Total
	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount		Shares	Amount
	(in thousands, except share data)
Balance at December 31, 2006	—	$—	1,000	$1,000	5,650,147	$46,967	—	$—	$—	—	$—	$(1,738)	$(1,160)	$45,069
Stock options exercised							243,766	2	1,842					1,844
Exchange of stock as a result of merger	1,000	$1,000	(1,000)	$(1,000)	(5,650,147)	(46,967)	5,650,147	57	46,910			—		—
Common stock issued in connection with FCB Bancorp							5,868,586	59	83,527					83,586
Stock-based compensation cost									264					264
Issuance of restricted stock							6,500	—						—
Purchase of treasury stock							(261,979)			261,979	(2,374)			(2,374)
Comprehensive income:
Unrealized holding gain during the period, net													1,390	1,390
Net income												7,088		7,088

Comprehensive income														8,478

Balance at December 31, 2007	1,000	$1,000	—	$—	—	$—	11,507,020	$118	$132,543	261,979	$(2,374)	$5,350	$230	$136,867
Stock options exercised							15,063	—	86					86
Issuance of restricted stock							23,562	—						—
Issuance of preferred stock and warrant			25,000	22,713					2,287			—		25,000
Adjustment to reflect change in accounting principle for post-retirement benefits									(46)			(157)		(203)
Stock-based compensation cost									733					733
Purchase of treasury stock							(82,681)			82,681	(676)			(676)
Comprehensive loss:
Unrealized holding loss during the period, net													(9,250)	(9,250)
Net income												6,366		6,366

Comprehensive loss														(2,884)

Balance at December 31, 2008	1,000	$1,000	25,000	$22,713	—	$—	11,462,964	$118	$135,603	344,660	$(3,050)	$11,559	$(9,020)	$158,923

See accompanying notes to consolidated financial statements.

FIRST CALIFORNIA FINANCIAL GROUP, INC. AND SUBSIDIARIES

Consolidated Statements of Cash Flows

	For the Year Ended December 31,
	2008	2007
	(in thousands)
Net income	$6,366	$7,088
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation and amortization of premises and equipment	1,425	1,450
Provision for loan losses	1,150	—
Stock-based compensation costs	733	264
Realized net gains on sales of securities and loans	(153)	—
(Gain) loss on settlement of derivatives	113	(224)
Accretion of net discounts on securities available-for-sale	(311)	(734)
FHLB stock dividends	(410)	(259)
Amortization of core deposit intangibles and trade name	1,190	1,029
Loss on disposal of premises and equipment	172	—
Gain on sale of bank charters	—	(2,375)
Gain on sale of other real estate owned	(10)	—
Loss on early termination of debt	—	1,564
Amortization of premium on loans purchased	—	30
Origination of loans held for sale	(42,955)	(80,393)
Proceeds from sale and payments received from loans held for sale	23,183	68,939
Increase in cash surrender value of life insurance	(424)	(343)
(Increase) decrease in deferred tax assets/liabilities, net	(5,107)	4,198
(Increase) decrease in accrued interest receivable and other assets	4,071	(1,526)
Increase (decrease) in accrued interest payable and other liabilities	(2,680)	2,118

Net cash provided by (used in) operating activities	(13,647)	826

Purchases of securities available-for-sale	(30,758)	(82,623)
Proceeds from repayments, sales and maturities of securities available-for-sale	45,197	37,704
Proceeds from redemption of Federal Home Loan Bank stock	1,581	4,935
Purchases of Federal Home Loan Bank and other restricted stock	(4,136)	(3,511)
Net change in federal funds sold	(35,160)	(525)
Loan originations and principal collections, net	(42,580)	(15,323)
Proceeds received for sale of bank charters	—	2,375
Purchases of premises and equipment	(3,493)	(631)
Proceeds from sale of other real estate owned	218	—
Net cash and cash equivalents received in acquisition	—	6,760

Net cash used in investing activities	(69,131)	(50,839)

Net increase (decrease) in noninterest-bearing deposits	(8,251)	3,175
Net increase (decrease) in interest-bearing deposits	64,766	(17,509)
Net increase (decrease) in FHLB advances and other borrowings	(1,848)	68,981
Issuance of Junior Subordinated Debentures	—	16,495
Redemption of Junior Subordinated Debentures	—	(16,624)
Proceeds from exercise of stock options	86	1,844
Purchases of treasury stock	(676)	(2,374)
Issuance of preferred stock and warrant	25,000	—

Net cash provided by financing activities	79,077	53,988

Change in cash and due from banks	(3,701)	3,975
Cash and due from banks, beginning of period	17,413	13,438

Cash and due from banks, end of period	$13,712	$17,413

Supplemental cash flow information:
Cash paid for interest	$19,472	$25,575
Cash paid for income taxes	7,218	608
Supplemental disclosure of noncash items:
Unrealized gain (loss) on securities available-for-sale, net of tax effect	$(9,250)	$662
Loans transferred to other real estate owned	338	—
Unrealized gain on cash flow hedges, net of tax effect	—	606
Issuance of common stock for purchase accounting acquisition	—	82,982

See accompanying notes to consolidated financial statements.

FIRST CALIFORNIA FINANCIAL GROUP, INC.

Notes to Consolidated Financial Statements

NOTE 1—ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Organization and nature of operations—First California Financial Group, Inc., or First California or the Company, was incorporated under the laws of the State of Delaware on June 7, 2006. The Company was formed as a wholly-owned subsidiary of National Mercantile Bancorp, a California corporation, or National Mercantile, for the purposes of effecting the merger and capital stock exchange with National Mercantile and acquisition of FCB Bancorp, a California corporation, or FCB.

On June 15, 2006, First California, FCB and National Mercantile entered into an Agreement and Plan of Merger, or the Merger Agreement, providing for the merger of National Mercantile and FCB with and into the newly formed holding company, First California, and the conversion of each share of National Mercantile common stock into the right to receive one share of First California common stock and the conversion of each share of FCB common stock into the right to receive 1.7904 shares of First California common stock. In addition, the Merger Agreement provided for the conversion of each share of National Mercantile series B convertible perpetual preferred stock into the right to receive one share of series A convertible perpetual preferred stock, $0.01 par value per share, or First California Preferred Stock, of First California. The merger and acquisition were approved by both National Mercantile and FCB shareholders and regulators.

On March 12, 2007, First California completed the merger and capital stock exchange with National Mercantile and acquisition of FCB pursuant to the Merger Agreement as described above. Concurrent with the merger and acquisition, the number of common shares authorized of First California was increased to 25,000,000 shares and First California authorized the issuance of 2,500,000 shares of preferred stock of which 1,000 shares were designated as series A convertible perpetual preferred stock. In addition, each share of National Mercantile series B convertible perpetual preferred stock was exchanged for one share of series A convertible perpetual preferred stock of First California. As a result of these transactions, First California issued an aggregate of 11,518,733 shares of First California common stock to former National Mercantile and FCB shareholders and 1,000 shares of First California preferred stock to former shareholders of National Mercantile series B convertible preferred stock. First California paid cash of $1,800 in lieu of fractional shares of First California common stock issued in connection with the acquisition of FCB.

Upon completion of the merger of National Mercantile into its wholly-owned subsidiary First California and the acquisition of FCB by First California, the separate corporate existence of National Mercantile and FCB ceased, and First California succeeded and assumed all the rights and obligations of National Mercantile and FCB. First California assumed all rights and obligations of National Mercantile, whose principal assets were the capital stock of two bank subsidiaries: Mercantile National Bank, or Mercantile, and South Bay Bank, N.A., or South Bay. As a result of the acquisition of FCB, First California acquired all the rights and obligations of FCB, whose principal assets consisted of the capital stock of First California Bank, or the Bank.

On June 19, 2007, First California completed the integration of Mercantile, South Bay and First California Bank. As contemplated by the Merger Agreement, the Bank purchased substantially all the assets and assumed substantially all the liabilities of Mercantile and South Bay, sold the bank charters of Mercantile and South Bay to United Central Bank and The Independent Bankers Bank, respectively, and recognized a gain of $2.4 million during the second quarter of 2007.

Subsequent to year-end, on January 23, 2009, the Bank assumed the insured, non-brokered deposits of 1st Centennial Bank, totaling approximately $270 million, from the FDIC. The Bank also purchased approximately $164 million in cash and cash equivalents, $89 million in investment securities and $2 million in consumer loans related to the transaction. The addition of 1st Centennial’s six branches expanded the Bank’s operations to 18 full-service branches throughout Southern California. The Bank also received the exclusive option for 30 days to (i) purchase loans at book value, (ii) put back to the FDIC certain assets purchased and/or liabilities assumed and (iii) for 90 days received the exclusive option to purchase/lease the branch locations and related furniture and equipment of 1st Centennial Bank at fair market value.

The Company serves the comprehensive banking needs of businesses and consumers in Los Angeles, Orange, Ventura, San Diego, Riverside and San Bernardino counties through traditional business and consumer banking to construction finance, SBA lending, entertainment finance and commercial real estate lending via 18 full-service branch locations.

Basis of presentation and consolidation—The accompanying consolidated financial statements are prepared in accordance with accounting principles generally accepted in the United States of America and general practices within the banking industry. The consolidated financial statements include, in conformity with generally accepted accounting principles, the accounts of the Company, its bank subsidiary and SC Financial. SC Financial is an inactive subsidiary of First California. The Company has not consolidated the accounts of the First California Capital Trust I and FCB Statutory Trust I in its consolidated financial statements in accordance with FASB Interpretation No. 46R. As a result, the junior subordinated debentures issued by the Company to the Trusts are reflected on the Company’s consolidated balance sheet as junior subordinated debentures. Results of operations for the twelve months ended December 31, 2007 includes operations of FCB from the date of acquisition. The Company’s historical balance sheet and results of operations before the merger and acquisition are the same as the historical information of National Mercantile. All material intercompany transactions have been eliminated.

Reclassifications—Certain reclassifications have been made to the 2007 consolidated financial statements to conform with current year presentation.

Management’s estimates and assumptions—The preparation of the consolidated financial statements, in conformity with generally accepted accounting principles, requires us to make estimates and assumptions that affect the reported amounts of assets and liabilities as of the date of the balance sheets, and revenues and expenses for the reporting periods. Actual results could differ significantly from those estimates. Significant estimations made by us primarily involve the calculation of the allowance for loan losses, the carrying amount of deferred tax assets, the assessments of impairment related to goodwill and investment securities and the effectiveness of derivative instruments in offsetting changes in fair value or cash flows of hedged items.

Cash and due from banks—Cash and due from banks include amounts the Company is required to maintain to meet certain average reserve and compensating balance requirements of the Federal Reserve Bank of San Francisco. As of December 31, 2008 and 2007, the Company had met all reserve requirements. At December 31, 2008, the Company had cash deposits at other financial institutions in excess of FDIC insured limits. However, as the Company places these deposits with large, well-capitalized financial institutions, management believes the risk of loss to be minimal.

Securities—Securities are classified as available-for-sale if the instrument may be sold in response to such factors as (1) changes in market interest rates and related changes in the prepayment risk, (2) need for liquidity, (3) changes in the availability of and the yield on alternative instruments, and (4) changes in funding sources and terms. Unrealized holding gains and losses, net of taxes, on securities available-for-sale are reported as other comprehensive income and carried as accumulated comprehensive income or loss within shareholders’ equity until realized. Fair values for securities are based on quoted market prices. Realized gains and losses on the sale of securities available-for-sale are determined using the specific-identification method.

Premiums and discounts on available-for-sale securities are recognized in interest income using the effective interest method over the period to maturity.

The fair values of securities are evaluated according to SFAS No. 157, Fair Value Measurements. Declines in the fair value of individual securities available-for-sale below their cost that are other-than-temporary result in write-downs of the individual securities to their fair value. The related write-downs are included in earnings as realized losses. At each financial statement date, management assesses each security to determine if securities are temporarily impaired or if the impairment is other-than-temporary based upon the positive and negative evidence available. Evidence evaluated includes, but is not limited to, industry analyst reports, credit market conditions, and interest rate trends.

Loans, net of allowance for loan losses and net deferred loan fees/costs—Loans are stated at the amount of unpaid principal, reduced by an allowance for loan losses and net deferred loan fees/costs. Interest on loans is calculated by the simple-interest method on daily balances of the principal amount outstanding. Loan origination fees net of certain direct origination costs are capitalized and recognized as an adjustment of the yield over the life of the related loan.

The Company does not accrue interest on loans for which payment in full of principal and interest is not expected, or which payment of principal or interest has been in default 90 days or more, unless the loan is well-secured and in the process of collection. Nonaccrual loans are considered impaired loans. Impaired loans are carried at the present value of expected future cash flows discounted at the loan’s effective interest rate, the loan’s market price, or the fair value of collateral if the loan is collateral dependent. When it is doubtful the full principal and interest due on a loan will be collected, interest accrual is discontinued. Interest income is subsequently recognized only to the extent cash payments are received or when the loan is removed from nonaccrual status. Large groups of smaller balance, homogeneous loans are collectively evaluated for impairment. Accordingly, the Company does not separately identify individual consumer and residential loans for evaluation of impairment.

The allowance for loan losses is established through a provision charged to expense. Loans are charged against the allowance when management believes that the collectibility of principal is unlikely. The allowance is an amount that management believes will be adequate to absorb probable losses on existing loans that may become uncollectible, based on evaluations of the collectibility of loans and prior loan loss experience. The evaluations take into consideration such factors as changes in the nature and volume of the loan portfolio, overall portfolio quality, review of specific problem loans, and current economic conditions that may affect the borrower’s ability to pay. Various regulatory agencies, as a regular part of their examination process, periodically review the Company’s allowance for loan losses. Such agencies may require the Company to recognize additions to the allowance based on their judgment of information available to them at the time of their examinations.

Premises and equipment—Premises and equipment are stated at cost, less accumulated depreciation. Depreciation is computed by the straight-line and accelerated methods over the estimated useful lives of the assets, which range from 3 to 7 years for furniture and equipment, and 10 to 39 years for building premises. Leasehold improvements are amortized over the estimated life of the lease or life of the asset, whichever is shorter. Maintenance and repairs are expensed as incurred, while major additions and improvements are capitalized. Gains and losses on dispositions are included in current operations.

Goodwill and other intangible assets—The Company has goodwill, which represents the excess of purchase price over the fair value of net assets acquired in business combinations. In accordance with generally accepted accounting principles, goodwill is not amortized and is reviewed for impairment on an annual basis or on an interim basis if an event occurs or circumstances change that would reduce the fair value of the acquired business below its carrying value. Other intangible assets consist of tradename and core deposit intangibles. Tradename, which represents the fair value of the First California Bank name, is amortized using the straight-line method over a period of ten years. Core deposit intangibles, which represent the fair value of depositor relationships resulting from deposit liabilities assumed in acquisitions, are amortized using the straight-line method over the projected useful lives of the deposits. Core deposit and trade name intangibles are reviewed for impairment whenever events or changes in circumstances indicate that the carrying value may not be recoverable. Impairment of goodwill and other intangibles is permanently recognized by writing down the asset to the extent that the carrying value exceeds the estimated fair value.

Other real estate owned and repossessed assets—Other real estate owned and repossessed assets, acquired through foreclosure, deeds in lieu of foreclosure or repossession, is carried at the lower of cost or estimated net realizable value. When property is acquired, any excess of the loan balance over its estimated net realizable value is charged to the allowance for loan losses. Subsequent write-downs to net realizable value, if any, or any disposition gains or losses are included in noninterest income and expense in the statements of income. The Company possessed other real estate owned and repossessed assets of $327,000 and $197,000 at December 31, 2008 and 2007, respectively.

Federal funds purchased and securities sold under repurchase agreements—The Company borrows federal funds purchased as part of its short-term financing strategy. Federal funds purchased are generally overnight borrowings and mature within one to three business days from the transaction date.

The Company sells securities under repurchase agreements. These transactions are accounted for as collateralized financing transactions and recorded at the amounts at which the securities were sold. The Company has provided collateral related to these agreements and may have to provide additional collateral to the counterparty, as necessary, if the fair value of the collateral fluctuates below required levels.

Federal Home Loan Bank stock and other non-marketable securities—Federal Home Loan Bank stock represents the Company’s investment in the Federal Home Loan Bank San Francisco (“FHLB”) stock and is carried at cost because it can only be redeemed at par value. The Company’s investment in FHLB stock is included in accrued interest receivable and other assets in the consolidated balance sheets and was $8,421,000 and $6,034,000 at December 31, 2008 and 2007, respectively. As a member of the FHLB system, the Company is required to maintain a minimum level of investment in FHLB stock based on specific percentages of its outstanding mortgages, total assets or FHLB advances. The Company may request redemption at par value of any stock in excess of the minimum required investment. Stock redemptions are at the discretion of the FHLB. The Company also has stock investments in other companies for CRA and other bank-related purposes. These stock investments were $1,354,000 at December 31, 2008 and $776,000 at December 31, 2007 and are carried at par value which reasonably approximates its fair value. The Company reviews our investments accounted for under the cost method at least quarterly for possible other-than-temporary impairment. This review typically includes an analysis of facts and circumstances of each investment, the expectations of the investment’s future cash flows and capital needs, and trends in the investment’s business and cash flows. The Company reduces the investment value when declines in value are considered to be other-than-temporary. The Company recognizes the estimated loss as a loss on investment securities, a component of noninterest income.

Junior subordinated debentures—The Company has two statutory business trusts that are wholly-owned subsidiaries of the Company. In private placement transactions, the trusts issued fixed rate capital securities representing undivided preferred beneficial interests in the assets of the trusts. The Company is the owner of all the beneficial interests represented by the common securities of the trusts. The purpose of issuing the capital securities was to provide the Company with a cost-effective means of obtaining Tier I capital under regulatory capital rules.

Income taxes—The Company adopted the provisions of FASB Interpretation No. 48, Accounting for Uncertainty in Income Taxes (“FIN 48”), on January 1, 2007. FIN 48 prescribes a comprehensive model and provides guidance for accounting and disclosure for uncertainty in tax provisions and for the recognition and measurement related to the accounting for income taxes. FIN 48 clarifies the accounting for income taxes by prescribing a minimum recognition threshold a tax position is required to meet before being recognized in the financial statements. The Company had no unrecognized tax benefits or uncertain tax positions which required an adjustment to the January 1, 2007 beginning balance of retained earnings. The Company had no unrecognized tax benefits or uncertain tax positions at December 31, 2008 and December 31, 2007.

The Company recognizes interest accrued and penalties related to unrecognized tax benefits in income tax expense. During the years ended December 31, 2008 and 2007, the Company recognized no interest and penalties in income tax expense. The Company files income tax returns in the U.S. federal jurisdiction and in California. The Company is no longer subject to U.S. federal and California income tax examinations by tax authorities for years before 2005 and 2004, respectively.

Deferred income tax assets and liabilities are determined based on the tax effects of the differences between the book and tax basis of the various balance sheet assets and liabilities. Deferred tax assets and liabilities are reflected at currently enacted income tax rates applicable to the period in which the deferred tax assets or liabilities are expected to be realized or settled. As changes in tax laws or rates are enacted, deferred tax assets and liabilities are adjusted through the provision for income taxes. Deferred tax assets are recognized subject to management’s judgment that realization is more-likely-than-not. An estimate of probable income tax benefits that will not be realized in future years is required in determining the necessity for a valuation allowance for deferred tax assets. There was no valuation allowance at December 31, 2008 or December 31, 2007.

Derivative instruments and hedging—An estimate of the effectiveness of derivative instruments in off-setting changes in fair value or cash flows of hedged items is required to determine the extent to which earnings are affected. A portion of the Company’s interest rate swap instruments were deemed effective during 2008 and 2007, thus income was booked, to the extent determined to be ineffective, to the income statement as required under hedge accounting. At December 31, 2008 and 2007, there were no gains and gains of $629,000, respectively, recorded in accumulated other comprehensive income. During 2008 and 2007 the interest rate floor was deemed to be ineffective and the net gains of $1,042,000 and $165,000 were recognized in earnings as required by hedge accounting. At December 31, 2008 there were no remaining derivative instruments as the final contract expired in December 2008.

Off-balance sheet financial instruments—In the ordinary course of business, the Company enters into off-balance sheet financial instruments consisting of commitments to extend credit, commitments under credit card arrangements, commercial letters of credit, and standby letters of credit. These financial instruments are recorded in the financial statements when they are funded or related fees are incurred or received. The Company maintains a reserve for off-balance sheet items, included as an accrued liability. The reserve is an amount that management believes will be adequate to absorb possible losses associated with off-balance sheet credit risk. The evaluations take into consideration such factors as changes in the nature and volume of the commitments to extend credit and undisbursed balances of existing lines of credit and letters of credit.

Stock-based compensation—Stock-based compensation generally includes grants of stock options and restricted stock to employees and nonemployee directors. We account for stock-based payments, including stock options, in accordance with SFAS No. 123(R), Share-Based Payment, and recognize them in the statement of income based on their fair values. The fair value of stock options are being measured using a lattice option pricing model while the fair value of restricted stock awards are based on the quoted price of our common stock on the date of grant. See Note 15—Stock-Based Compensation for additional information.

Advertising—Advertising costs are charged to expense during the year in which they are incurred. Advertising expenses were $256,000 and $148,000 for the years ended December 31, 2008 and 2007, respectively.

Earnings per share—Basic earnings per common share is computed by dividing net income available to shareholders by the weighted average number of common shares outstanding (excluding unvested restricted stock) during the period, after giving retroactive effect to stock dividends and splits. Diluted earnings per common share is calculated by adjusting net earnings and average outstanding common shares, assuming conversion of all potentially dilutive common stock equivalents, which include stock options and restricted shares using the treasury stock method. Diluted earnings per common share exclude common stock equivalents whose effect is antidilutive.

Fair value of financial instruments—Estimated fair value amounts have been determined using available market information and appropriate valuation methodologies. Considerable judgment is required to interpret market data and to develop the estimates of fair value. Accordingly, the estimates of fair value in the financial statements are not necessarily indicative of the amounts the Company could realize in a current market exchange. The use of different market assumptions and estimation methodologies may have a material effect on the estimated fair value amounts.

Recently issued accounting pronouncements—In September 2006, the Financial Accounting Standards Board (“FASB”) issued SFAS No. 157, Fair Value Measurements, which provides a single definition of fair value, establishes a framework for measuring fair value in generally accepted accounting principles and expands required disclosures about fair value measurements. We adopted SFAS No. 157 effective January 1, 2008 on a prospective basis. The adoption of SFAS No. 157 had no impact on either the Company’s financial condition or operating results.

SFAS No. 159, The Fair Value Option for Financial Assets and Financial Liabilities—including an amendment of FASB Statement No. 115, was effective for us on January 1, 2008. SFAS No. 159 would allow the Company a one-time irrevocable election to measure certain financial assets and liabilities on the balance sheet at fair value and report the unrealized gains and losses on the elected items in earnings at each subsequent reporting date. Upon adoption, we did not choose to measure any of our financial instruments at fair value and accordingly SFAS No. 159 had no impact on either the Company’s financial condition or operating results.

In December 2007, SFAS No. 141R, Business Combinations, was issued and is effective for us on January 1, 2009. SFAS No. 141R changes the way acquisitions are accounted for in the following ways: (1) the measurement date for consideration transferred, including equity securities, is the date when control is obtained, generally the closing date; previously, equity securities issued in a business combination were measured at the combination’s announcement date; (2) acquisition and restructuring costs are generally expensed as incurred rather than being considered part of the cost of the business combination; (3) contractual contingencies are measured on the closing date at fair value with adjustments to such fair value recorded in earnings when new information is obtained; and (4) contingent consideration is measured at its fair value on the closing date with subsequent adjustments based on changes in fair value. Management is currently evaluating the impact this Statement may have on the Company’s financial statements as they relate to future acquisitions.

In December 2007, SFAS No. 160, Accounting and Reporting of Noncontrolling Interests in Consolidated Financial Statements – an amendment of ARB No. 51 was issued. SFAS No. 160 requires entities to report noncontrolling (minority) interests as a component of shareholders’ equity on the balance sheet; include all earnings of a consolidated subsidiary in consolidated results of operations; and treat all transactions between an entity and noncontrolling interest as equity transactions between the parties. SFAS No. 160 is effective for the Company’s fiscal year beginning 2009 and adoption is prospective only; however, presentation and disclosure requirements described above must be applied retrospectively. The Company does not currently have any noncontrolling (minority) interests and does not expect this Statement to have an impact on either the Company’s financial condition or operating results.

In June 2008, the FASB issued FSP EITF 03-6-1, Determining Whether Instruments Granted in Share-Based Payment Transactions Are Participating Securities, or FSP EITF 03-6-1. FSP EITF 03-6-1 clarified that all outstanding unvested share-based payment awards that contain rights to nonforfeitable dividends are considered participating securities and are included in the two-class method of computing basic and diluted earnings per share. We are currently assessing the impact this FSP may have, if any, on earnings per share amounts and disclosures.

NOTE 2—MERGER

On March 12, 2007, First California completed the acquisition of 100% of the outstanding common stock of FCB for a purchase price of $84.9 million pursuant to the Merger Agreement as described in Note 1 above. FCB was the parent company of the Bank. At the date of acquisition, the Bank became a wholly-owned subsidiary of the Company. As provided by the Merger Agreement, each share of the then issued and outstanding shares of common stock of FCB was exchanged for 1.7904 shares of the Company’s common stock. Upon completion of the acquisition, the Company issued approximately 5.9 million shares of common stock to former shareholders of FCB representing an approximate 49.9% interest in the Company. The fair value of $14.14 for each of the Company’s common shares issued to complete the acquisition of FCB on March 12, 2007 was based on the average of the quoted market price per share of National Mercantile’s common stock for a period of three days before, the day of and three days after the announcement of the merger and acquisition on June 15, 2006.

In addition, FCB had 160,100 employee stock options outstanding at the acquisition date. On the acquisition date, the Company exchanged the FCB stock options for options to purchase shares of the Company’s common stock which resulted in the Company granting a total of 286,643 stock options with a weighted average exercise price of $10.33 per share to former FCB employees and executives. The fair value of the stock options of $1.4 million is included in the purchase price.

Under the purchase method of accounting, the assets and liabilities of FCB were recorded at their respective fair values at March 12, 2007. The Company has based the allocation of purchase price above on an estimate of the fair values of the assets acquired and the liabilities assumed. Valuations of certain assets and liabilities of FCB were performed with the assistance of independent valuation consultants. Based on the ending FCB tangible equity of $32.3 million and an aggregate purchase price of $84.9 million, the merger resulted in total intangible assets of $56.5 million. Of the total intangible assets $5.5 million was allocated to core deposit intangibles, $4.0 million to tradename and $47.0 million to goodwill. None of the intangible assets are tax deductible; however, deferred income tax liabilities of $3.8 million were recorded as a result of the acquisition. The deferred income tax liabilities will be reflected as an income tax benefit in the consolidated statement of income in proportion to and over the amortization periods of the related core deposit intangible and tradename assets. The core deposit intangible asset and tradename are being amortized over an estimated useful life of 10 years. The statement of net assets acquired at fair value on March 12, 2007, and the computation of the purchase price and goodwill related to the acquisition of FCB are presented below.

Statement of Net Assets Acquired at Fair Value

(in thousands)
Assets Acquired
Cash and due from banks	$8,148
Federal funds sold	780
Securities	83,853
Loans, net	362,482
Premises and equipment, net	10,284
Goodwill	47,019
Other assets	31,890

Total assets acquired	544,456

Liabilities Assumed
Deposits	394,800
Borrowings	44,657
Junior subordinated debt	10,110
Other liabilities	9,965

Total liabilities assumed	459,532

Net Assets Acquired over Liabilities Assumed	$84,924

Purchase Price and Goodwill

	(in thousands, except share and per share amounts)
Purchase Price
Number of shares of Company stock issued for FCB stock	5,868,586
Price of the Company’s stock on the date of Merger Agreement	$14.14
Total stock consideration		$82,982
Fair value of FCB’s stock options converted to Company stock options at acquisition date		1,408
Less: Fair value of unvested options related to future service periods		(804)

Total common stock issued and stock options assumed		83,586
Direct costs of the acquisition		1,338

Total purchase price and acquisition costs		84,924
Allocation of Purchase Price
FCB’s equity	$49,444
Less: Intangible assets derecognized	(17,152)
Adjustments to reflect assets acquired and liabilities assumed at fair value:
Loans	(2,489)
Core deposit intangibles	5,488
Other assets	6,983
Deferred tax liabilities	(3,508)
Deposits	(624)
Borrowings	(37)
Subordinated debt	(200)

Fair value of net assets acquired		37,905

Estimated goodwill arising from acquisition		$47,019

The results of operations for FCB have been included in the Company’s consolidated financial statements as of the acquisition date.

NOTE 3—SECURITIES

The amortized cost, unrealized gains, unrealized losses and estimated fair values of securities available-for-sale at December 31, 2008 and 2007, are summarized as follows:

	For the year ended December 31, 2008
	Amortized Cost	Unrealized Gains	Unrealized Losses	Estimated Fair Value
	(in thousands)
U.S. government agency notes	$2,000	$20	$—	$2,020
U.S. government agency mortgage-backed securities	129,060	3,197	(46)	132,211
Collateralized mortgage obligations	63,118	278	(15,498)	47,898
Municipal securities	17,327	220	(123)	17,424
Other domestic debt securities	4,941	—	(2,032)	2,909

Securities available-for-sale	$216,446	$3,715	$(17,699)	$202,462

	For the year ended December 31, 2007
	Amortized Cost	Unrealized Gains	Unrealized Losses	Estimated Fair Value
	(in thousands)
U.S. Treasury notes	$526	$3	$—	$529
U.S. government agency notes	14,499	137	(1)	14,635
U.S. government agency mortgage-backed securities	121,155	626	(258)	121,523
Collateralized mortgage obligations	70,910	377	(518)	70,769
Municipal securities	18,598	105	(14)	18,689
Other domestic debt securities	4,963	—	(13)	4,950

Securities available-for-sale	$230,651	$1,248	$(804)	$231,095

At December 31, 2008, and December 31, 2007, there were no securities held-to-maturity.

Securities available-for-sale that were in an unrealized loss position at December 31, 2008 and 2007 are presented in the following tables aggregated by investment category and length of time the individual securities have been in an unrealized loss position. In the opinion of management, these securities are considered only temporarily impaired due to the fluctuation in market interest rates since purchase and temporary disruption in the credit markets as well as the Company’s intent and ability to hold them until fair values recover.

	At December 31, 2008
	Less Than 12 Months		Greater Than 12 Months		Total
	Amortized Cost	Unrealized Losses	Amortized Cost	Unrealized Losses	Amortized Cost	Unrealized Losses
	(in thousands)
U.S. agency mortgage-backed securities	$3,611	$(46)	$—	$—	$3,611	$(46)
Collateralized mortgage obligations	52,583	(15,210)	3,078	(288)	55,661	(15,498)
Municipal securities	7,360	(121)	173	(2)	7,533	(123)
Other domestic debt securities	—	—	4,941	(2,032)	4,941	(2,032)

	$63,554	$(15,377)	$8,192	$(2,322)	$71,746	$(17,699)

	At December 31, 2007
	Less Than 12 Months		Greater Than 12 Months		Total
	Amortized Cost	Unrealized Losses	Amortized Cost	Unrealized Losses	Amortized Cost	Unrealized Losses
	(in thousands)
U.S. agency notes	$1,999	$(1)	$—	$—	$1,999	$(1)
U.S. agency mortgage-backed securities	12,643	(106)	15,956	(152)	28,599	(258)
Collateralized mortgage obligations	26,672	(330)	12,153	(188)	38,825	(518)
Municipal securities	2,670	(14)	—	—	2,670	(14)
Other domestic debt securities	4,950	(13)	—	—	4,950	(13)

	$48,934	$(464)	$28,109	$(340)	$77,043	$(804)

At December 31, 2008, there were four securities that have been in a continuous unrealized loss position for 12 months or more and fifty-six securities that have been in a continuous unrealized loss position for less than 12 months. At December 31, 2007, there were thirty-eight securities that have been in a continuous unrealized loss position for 12 months or more and two securities that have been in a continuous unrealized loss position for less than 12 months.

Regular analyses are performed on the securities available-for-sale portfolio to determine if any securities are other-than-temporarily impaired. If it is probable that we will be unable to collect all amounts due according to the contractual terms of the debt security not impaired at acquisition, an other-than-temporary impairment is considered to have occurred. When an other-than-temporary impairment occurs, the cost basis of the security is written down to its fair value (as the new cost basis) and the write down is accounted for as a realized loss. Other-than-temporary declines in fair value are assessed based on the duration the security has been in a continuous unrealized loss position, the severity of the decline in value, the rating of the security, the long-term financial outlook of the issuer and our ability and intent on holding the securities until the fair values recover. Management concluded that there were no securities with an other-than-temporay impairment at December 31, 2008. We will continue to evaluate our securities portfolio for other-than-temporary impairment at each reporting date and we can provide no assurance that there will not be an other-than-temporary impairment in future periods.

Proceeds from the sale of securities and realized losses for the year ended December 31, 2008 amounted to $1,007,000 and $22,000, respectively. Proceeds from sale of securities and realized gains for the year ended December 31, 2007 amounted to $6,157,000 and $89,000, respectively.

The amortized cost and estimated fair value of securities by contractual maturities are shown below. Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

	At December 31, 2008
	Amortized Cost	Fair Value
	(in thousands)
Due in one year or less	$2,567	$2,589
Due after one year through five years	93,462	89,910
Due after five years through ten years	72,286	72,179
Due after ten years	48,131	37,784

	$216,446	$202,462

For the purpose of the maturity table, mortgage-backed securities, which are not due at a single maturity date, have been allocated over maturity groupings based on the weighted average contractual maturities of underlying collateral. Mortgage-backed securities may mature earlier than their weighted average contractual maturities because of principal prepayments.

As of December 31, 2008, securities with an estimated fair value of $192.7 million have been pledged to secure public and other deposits, as required by law, and to secure borrowing facilities with the FHLB and the Federal Reserve Bank of San Francisco.

NOTE 4—LOANS AND ALLOWANCE FOR LOAN LOSSES

The loan portfolio consists of the following:

	At December 31,
	2008	2007
	(in thousands)
Commercial mortgage	$302,016	$295,496
Commercial loans and lines of credit	228,958	189,638
Construction and land development	133,054	148,101
Multifamily mortgage	51,607	34,198
Home mortgage	45,202	46,193
Home equity loans and lines of credit	22,568	22,519
Installment and credit card	5,016	10,034

Total loans	788,421	746,179
Allowance for loan losses	(8,048)	(7,828)

Loans, net	$780,373	$738,351

Loans held-for-sale	$31,401	$11,454

As of December 31, 2008, loans with a carrying value of $354.0 million were pledged to secure FHLB advances. Loan balances include net deferred loan fees and costs of $1,772,000 and $2,656,000 as of December 31, 2008 and 2007, respectively.

Most of the Company’s lending activity is with customers located in Los Angeles, Orange and Ventura Counties and most loans are secured by or dependent on real estate. Although the Company has no significant exposure to any individual customer, the economic condition, particularly the recent decline in real estate values in Southern California could adversely affect customers and their ability to satisfy their obligations under their loan agreements.

Nonaccrual loans are those loans for which management has discontinued accrual of interest because reasonable doubt exists as to the full and timely collection of either principal or interest. There were seven nonaccrual loans totaling $8.5 million at December 31, 2008. There was one nonaccrual loan of $5.7 million as of December 31, 2007. The allowance for loan losses maintained for nonaccrual loans was $0.6 million and none at December 31, 2008 and 2007, respectively. Had these loans performed according to their original terms, additional interest income of $543,000 and $339,000 would have been recognized in 2008 and 2007, respectively.

Due to the small average loan size and nature of our loan portfolio, impaired loans are determined by periodic evaluation on an individual loan basis. The average investment in impaired loans was $16.6 million and $4.1 million in 2008 and 2007, respectively. Impaired loans were $34.5 million and $8.2 million at December 31, 2008 and 2007, respectively. Of the $34.5 million of impaired loans at December 31, 2008, $2.0 million had specific reserves totaling $0.6 million.

Changes in the allowance for loan losses were as follows:

	For the Years Ended December 31,
	2008	2007
	(in thousands)
Beginning balance	$7,828	$4,740
Balance acquired in purchase	—	3,554
Provision for loan losses	1,150	—
Loans charged-off	(1,075)	(567)
Recoveries on loans previously charged-off	145	101

Ending balance	$8,048	$7,828

NOTE 5—PREMISES AND EQUIPMENT

The major classifications of premises and equipment are summarized as follows:

	2008	2007
	(Dollars in thousands)
Land	$4,792	$4,792
Buildings	11,973	11,784
Leasehold improvements	5,879	4,079
Furniture, fixtures and equipment	15,176	13,673

	37,820	34,328
Less accumulated amortization and depreciation	(17,127)	(15,702)

	$20,693	$18,626

Depreciation and amortization expense was $1,425,000 and $1,450,000 in 2008 and 2007, respectively.

NOTE 6—GOODWILL AND OTHER INTANGIBLE ASSETS

Goodwill of $50.1 million at December 31, 2008 includes $46.9 million, representing the excess of the purchase price over the fair values of assets acquired and liabilities assumed in the acquisition of FCB. At December 31, 2007, goodwill was $50.2 million. The decrease in goodwill of $117,000 was the result of final purchase price allocations recorded in the first quarter of 2008. No impairment loss was recognized for the periods ended December 31, 2008 and December 31, 2007.

Other intangible assets and related accumulated amortization is as follows:

	For the year ended December 31,
	2008	2007
	(in thousands)
Core deposit intangibles	$7,788	$7,788
Trade name	4,000	4,000

	11,788	11,788
Less accumulated amortization	(3,336)	(2,146)

	$8,452	$9,642

Core deposit intangibles, net of accumulated amortization, were $5.2 million at December 31, 2008 and $6.0 million at December 31, 2007. Amortization expense was $790,000 and $708,000 for the years ended December 31, 2008 and 2007, respectively.

Trade name, net of accumulated amortization, was $3.3 million at December 31, 2008 and $3.7 million at December 31, 2007 representing the fair value of the Bank name recorded as part of the acquisition of FCB. Amortization expense for the years ended December 31, 2008 and 2007 was $400,000 and $321,000, respectively.

Amortization expense of other intangibles for 2008 and 2007 was $1,190,000 and $1,029,000, respectively. Estimated amortization expense for the next 5 years and thereafter is expected to be as follows:

Year	Amount
(in thousands)
2009	$1,190
2010	1,190
2011	1,190
2012	1,190
2013	1,190
Thereafter	2,502

$8,452

NOTE 7—CERTIFICATES OF DEPOSIT

At December 31, 2008, the scheduled maturities for all certificates of deposit are as follows:

Year	Under $100,000	$100,000 and Over	Total
	(in thousands)
2009	$159,051	$196,529	$355,580
2010	29,676	13,397	43,073
2011	1,427	2,451	3,878
2012	316	1,865	2,181
2013 and later	1,418	1,271	2,689

	$191,888	$215,513	$407,401

NOTE 8—LINES OF CREDIT AND BORROWED FUNDS

The Bank has lines of credit with three financial institutions providing for federal funds facilities up to a maximum of $31.0 million. The lines of credit support short-term liquidity and cannot be used for more than 30 consecutive business days, depending on the lending institution. These lines are unsecured, have no formal maturity date, and can be revoked at any time by the granting institution. There were no borrowings outstanding under these agreements at December 31, 2008 and 2007.

As a state nonmember bank, the Bank also has a secured borrowing facility of $10.2 million with the Federal Reserve Bank of San Francisco. At December 31, 2008 and 2007, there were no borrowings outstanding under these agreements.

The Bank, as a member of the FHLB, has entered into credit arrangements with the FHLB, with maximum available borrowings of approximately $214.5 million at December 31, 2008. Borrowings under the credit arrangements are collateralized by FHLB stock as well as loans or other instruments which may be pledged. The Bank’s borrowing capacity is determined based on the estimated market value of certain eligible loans and securities pledged as collateral, however, the FHLB has a blanket lien against the Bank’s entire loan portfolio as collateral for borrowings. As of December 31, 2008, borrowings outstanding with the FHLB were as follows:

	Amount	Maturity Year	Weighted Average Interest Rate
	(in thousands)
Overnight advances	$—	—	—
Term advances	28,500	2009	3.72%
Term advances	40,000	2010	3.82%
Term advances	11,000	2011	3.42%
Term advances	17,500	2012	4.12%
Term advances	17,500	2014	4.24%
Term advances	7,500	2017	4.07%

	$122,000

As of December 31, 2008, $7.5 million of our FHLB advances are ten-year putable advances with a weighted average rate of 4.1%, $17.5 million are seven-year putable advances with a weighted average rate of 4.2%, $17.5 million are five-year putable advances with a weighted average rate of 4.1%, and $17.5 million are three-year putable advances with a weighted average rate of 4.1%.

The following tables show other borrowed funds for the dates and periods shown (in thousands):

	2008
	Year-end		Average
	Balance	Rate	Balance	Rate
Securities sold under repurchase agreements	$45,000	3.64%	$45,000	3.77%

	2007
	Year-end		Average
	Balance	Rate	Balance	Rate
Securities sold under repurchase agreements	$45,000	3.97%	$45,000	5.57%

The maximum amount of overnight borrowings outstanding at any month-end during 2008 and 2007 was $59.6 million and $53.5 million, respectively.

The Company had $56.0 million of unused borrowing capacity from the FHLB at December 31, 2008 based upon pledged securities and loans.

NOTE 9—JUNIOR SUBORDINATED DEBENTURES

In December 2005 and January 2007 the Company, or an acquired company, issued junior subordinated debentures to the Trusts. These junior subordinated debentures are effectively subordinated to all of our borrowings. The Company also owns the common stock of each of the Trusts. The balance of the equity of the Trusts is comprised of mandatorily redeemable preferred securities and is included in “accrued interest receivable and other assets” on our Consolidated Balance Sheets.

As of December 31, 2008 and 2007 we had $26.8 million in junior subordinated debentures outstanding from two issuances of trust preferred securities. Junior subordinated debentures as of December 31, 2008 consisted of the following:

			As of December 31, 2008
	Interest Rate	Maturity Date	Effective Interest Rate	Balance
FCB Statutory Trust I	Fixed until Dec. 2010	December 15, 2035	6.15%	$10,310
First California Capital Trust I	Fixed until Jan. 2012	March 15, 2037	6.80%	16,495

			6.55%	$26,805

The book balance of FCB Statutory Trust I, net of purchase accounting adjustment, is $10,206,000 at December 31, 2008, and the total junior subordinated debt on the consolidated balance sheet is $26,701,000 at December 31, 2008.

Under FIN 46(R), the Company does not consolidate the Trusts into the consolidated financial statements. Prior to the issuance of FIN 46(R), holding companies typically consolidated these entities.

On March 1, 2005, the FRB adopted a final rule that allows the continued inclusion of trust preferred securities in the Tier 1 capital of holding companies, subject to stricter quantitative limits and qualitative standards. Under the final ruling, qualifying mandatory preferred securities may be included in Tier 1 capital, subject to a limit of 25 percent of all core capital. Amounts of restricted core capital elements in excess of this limit generally may be included in Tier 2 capital. The qualitative limits become effective March 31, 2011, after a six-year transition period. As of December 31, 2008, junior subordinated debentures are included in Tier 1 capital for regulatory capital purposes. There is no expected impact to regulatory capital upon the effective date of this ruling.

NOTE 10—DERIVATIVES

The Company holds fixed rate and variable rate financial assets that are funded by fixed rate and variable rate liabilities. Consequently, they are subject to the effects of changes in interest rates. In response to this, the Company has developed an interest rate risk management policy with the objective of mitigating financial exposure to changing interest rates. These exposures are managed, in part, with the use of derivatives but only to the extent necessary to meet the overall goal of minimizing interest rate risk.

Derivatives are accounted for according to SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities, as amended. This standard requires that all derivative instruments be recognized in the financial statements and measured at fair value regardless of the purpose or intent for holding them. To qualify for hedge accounting, the details of the hedging relationship must be formally documented at inception of the arrangement, including the risk management objective, hedging strategy, hedged item, specific risks that are being hedged, the derivative instrument and how effectiveness is being assessed. The derivative must be highly effective in offsetting either changes in fair value or cash flows, as appropriate, for the risk being hedged. Effectiveness is evaluated on a retrospective and prospective basis. If a hedge relationship becomes ineffective or the forecasted transaction becomes no longer probable, it no longer qualifies as a hedge. Any excess gains or losses attributable to such ineffectiveness, as well as subsequent changes in the fair value of the derivative, are recognized in earnings.

A summary of our derivative instruments at December 31, 2008 and 2007 follows:

Derivative Financial Instruments and Hedging Activities

	December 31, 2008		December 31, 2007
	Notional Amount	Fair Value	Notional Amount	Fair Value
	(Dollars in thousands)
Cash flow hedges:
Interest rate swaps	$—	$—	$50,000	$180
Non-hedge derivatives:
Interest rate floors	$—	$—	$50,000	$124

Cash flow hedges use derivatives that are entered into to manage the risk associated with the variability of expected future cash flows of variable-rate loans. The Company’s cash flow hedges include certain interest rate swaps used to manage the interest rate risk associated with its significant volume of adjustable rate loans. At December 31, 2008 and 2007, zero and gains of $629,000, respectively, were recorded in accumulated other comprehensive income. During 2007, a portion of the interest rate swap was deemed to be ineffective and the related net gain of $165,000 was reclassified from accumulated other comprehensive income and recognized in earnings as required by hedge accounting. During 2008, income of $1.0 million was recognized in earnings related to the ineffective portion of the interest rate swap. All remaining interest rate swap contracts were terminated in 2008.

Non-hedge derivatives are interest rate floors that do not meet the strict criteria for hedge accounting treatment. The Company uses derivatives to hedge exposures when it makes economic sense to do so, including circumstances in which the hedging relationship does not qualify for hedge accounting. Derivatives not designated as hedges are marked-to-market through earnings. The last remaining interest rate floor contract expired in December 2008.

NOTE 11—INCOME TAXES

The components of the provision for income taxes consisted of the following for the years shown:

	2008	2007
	(Dollars in thousands)
Current taxes:
Federal	$2,399	$3,125
State	809	1,087

Total current taxes	3,208	4,212
Deferred taxes:
Federal	154	(101)
State	180	47

Total deferred taxes	334	(54)

Total provision for income taxes	$3,542	$4,158

A reconciliation of the amounts computed by applying the federal statutory rate of 35% for 2008 and 34% for 2007 to the income before the provision for income taxes and the effective tax rate are as follows:

	2008		2007
	Amount	Rate	Amount	Rate
	(Dollars in thousands)
Provision for income taxes at statutory rate	$3,468	35.0%	$3,823	34.0%
Increase (reduction) in taxes resulting from:
State taxes, net of federal tax benefit	660	6.7%	742	6.6%
Permanent differences	(196)	(2.0)%	(338)	(3.0)%
Other	(390)	(3.9)%	(69)	(0.6)%

	$3,542	35.8%	$4,158	37.0%

The major components of the net deferred tax asset (liabilities) at December 31, 2008 and 2007 are as follows:

	2008	2007
	(Dollars in thousands)
Deferred tax assets:
Securities available-for-sale	$5,880	$439
Accrued expenses	1,441	610
Nonaccrual interest	342	22
Loan fees	—	255
Allowance for loan losses	1,428	2,008
Securities acquired in business combination	—	51
State taxes	356	320
Integration and conversion costs	—	1,558
Other	757	611

Total deferred tax assets	10,204	5,874

Deferred tax liabilities:
Depreciation	(2,084)	(2,030)
FHLB stock dividend	(571)	(400)
Loan premium amortization	(11)	(44)
Deferred loan costs	(1,260)	(677)
Core deposit intangibles	(2,180)	(2,038)
Trade name	(1,374)	(1,644)
Acquisition and reorganization costs	—	(220)
Other	(152)	(1,356)

Total deferred tax liabilities	(7,632)	(8,409)

Net deferred tax asset (liability)	$2,572	$(2,535)

The Company establishes a valuation allowance if, based on the weight of available evidence, it is more likely than not that some portion or all of the deferred tax assets will not be realized. As of December 31, 2008 and 2007, the Company believes that it is more-likely-than-not that we will have sufficient taxable earnings to realize its deferred tax assets and has not provided an allowance.

NOTE 12—SHAREHOLDERS’ EQUITY

The Company has 1,000 issued shares of preferred stock series A, $0.01 par value, with a liquidation preference of $1,000 per share. Redemption of the preferred stock series A is at the Company’s option subject to certain restrictions imposed by our preferred stock series B. The redemption amount is computed at the per share liquidation preference plus unpaid dividends at a rate of 8.5%. Each holder of preferred stock series A has the right, exercisable at the option of the holder, to convert all or some of such holder’s series A shares into common stock. The number of shares of common stock to be issued upon conversion of each share of preferred stock series A shall be determined by dividing the sum of each share’s liquidation preference plus unpaid dividend by the conversion factor of 5.63 per share. As of December 31, 2008, the number of common shares which would be issued upon conversion of the preferred stock series A is 280,450.

On December 19, 2008, the Company participated in the U.S. Treasury Capital Purchase Program (CPP), under which the Company received $25 million in exchange for issuing 25,000 preferred stock series B shares and a warrant to purchase common stock to the Treasury. As a participant in CPP, the Company is subject to various restrictions and requirements, such as restrictions on stock repurchases and payment of dividends, and other requirements relating to executive compensation and corporate governance practices. Moreover, under legislation such as the American Recovery and Reinvestment Act of 2009, the Company may early redeem the shares issued to the Treasury under the CPP without any early penalty or requirement to raise new capital, as previously required under the original terms of the CPP. The preferred stock series B qualifies as Tier 1 capital, and holders are entitled to receive cumulative cash dividends at a rate of 5 percent per year for the first five years and 9 percent per year thereafter, on a liquidation preference of $1,000 per share. Dividends are payable quarterly in arrears on each of February 15, May 15, August 15, and November 15, if, as and when declared by the Company’s Board of Directors, out of assets legally available for payment. The common stock warrant entitles the Treasury to purchase 599,042 shares of our common stock at an initial exercise price of $6.26 for a term of ten years. The Company recorded the total $25 million of the preferred stock series B and the warrant at their relative fair values of $22.7 million and $2.3 million, respectively. The difference from the par amount of the preferred shares is accreted to preferred stock over five years using the interest method.

On November 7, 2007, the Company’s Board of Directors authorized a new stock repurchase program to buy back up to $5.0 million of the Company’s common stock until November 2008. The stock repurchase program was cancelled by the board of directors on August 31, 2008 due to current market conditions. During 2008, we repurchased 81,520 shares at a weighted average per share cost of $8.37. During the fourth quarter of 2007, the Company repurchased 261,979 shares at a weighted average per share cost of $9.00.

NOTE 13—EARNINGS PER SHARE

The number of shares outstanding at December 31, 2008 and 2007 was 11,462,964 and 11,507,020, respectively. On March 12, 2007, the number of shares of First California common stock outstanding increased by 5,868,586 as a result of the merger. Basic earnings per share excludes dilution and is computed by dividing income available to common shareholders by the weighted average number of common shares outstanding for the period. Diluted earnings per share reflect the potential dilution that could occur if common shares were issued pursuant to the exercise of common stock options under the Company’s stock option plans. The dilutive calculation excludes 532,861 and 105,833 weighted average options outstanding for the years ended December 31, 2008 and 2007, respectively, for which the exercise price exceeded the average market price of the Company’s common stock during these periods.

The following table illustrates the computations of basic and diluted earnings per share for the periods indicated:

	Net Income	Weighted Average Shares	Per Share Amount
	(Dollars in thousands, except share and per share data)
For the year ended December 31, 2008:
Basic earnings per share	$6,366	11,457,231	$0.56

Effect of dilutive securities:
Warrants		3,516
Restricted stock		4,135
Options		106,287
Convertible preferred stock		272,880

Diluted earnings per share	$6,366	11,844,049	$0.54

For the year ended December 31, 2007:
Basic earnings per share	$7,088	10,467,619	$0.68

Effect of dilutive securities:
Convertible preferred stock		264,075

Diluted earnings per share	$7,088	10,731,694	$0.66

NOTE 14—EMPLOYEE BENEFITS

The Company has adopted a 401(k) savings investment plan which allows employees to defer certain amounts of compensation for income tax purposes under Section 401(k) of the Internal Revenue Code. Essentially all eligible employees may elect to defer and contribute up to statutory limits. The Company may, at its discretion, make matching contributions, the total of which may not exceed 15% of eligible compensation. For the years ending December 31, 2008 and 2007, the Company made matching contributions of approximately $259,000 and $243,000, respectively, to the plan.

As part of the merger and acquisition, the Company acquired life insurance to support life insurance benefits for several key employees and salary continuation benefits for certain executives. As of December 31, 2008 and 2007, the cash surrender value of the life insurance was $11.4 million and $10.9 million, respectively. As of December 31, 2008 and 2007, the Company recognized a liability for salary continuation benefits of $384,000 and $559,000, respectively. Payments under the salary continuation plan commence when the respective executive reaches the age of 65 and continue for a period up to 20 years. For the years ending December 31, 2008 and 2007, salary continuation expense was approximately ($175,000) and $123,000, respectively. The 2008 expense reflects the reversal of a previously accrued liability for an executive who terminated their employment prior to vesting in the salary continuation benefit.

The Company has entered into deferred compensation agreements with several of its key employees. Under the agreement, benefits are to be paid in a lump sum or equal monthly installments for a period up to five years upon the employee’s termination with the Company or within 30 days of the employee’s death. The Company also has deferred compensation arising through deferred severance payments to two former executives. As of December 31, 2008 and 2007, a liability of $1,814,000 and $2,409,000, respectively, for deferred compensation, including deferred severance was included in other liabilities in the accompanying consolidated balance sheets.

The Company has established and sponsors an irrevocable trust commonly referred to as a “Rabbi Trust” related to severance payments due to a former executive. The trust assets are consolidated in the Company’s balance sheets in other assets and the associated liability is included in other liabilities. The asset and liability balances related to this trust as of December 31, 2008 and 2007 were $972,000 and $1,237,000, respectively.

NOTE 15—STOCK-BASED COMPENSATION

Stock Incentive Plans—In June 2007, the Company’s board of directors approved the First California 2007 Omnibus Equity Incentive Plan, or the Plan. The Plan authorizes the issuance of awards for up to 1,000,000 shares of the Company’s common stock in the form of incentive stock options, non-statutory stock options, stock appreciation rights, restricted stock, restricted stock units and other stock-based awards.

The Company issues restricted stock to employees and directors under share-based compensation plans. For the years ended December 31, 2008 and 2007, stock-based compensation expense relating to restricted stock awards was $124,000 and $26,000, respectively. A summary of non-vested restricted stock shares as of December 31, 2007 and changes during the year ended December 31, 2008, is presented below:

Non-Vested Shares	No. of Shares	Weighted Average Price
Outstanding, December 31, 2007	6,500	$11.00
Granted	23,562	8.02
Vested	(3,250)	11.00
Forfeited	—	—
Expired	—	—

Outstanding, December 31, 2008	26,812	$8.38

Of the total shares of restricted stock granted in 2008, 17,062 shares were granted to outside directors. The weighted average fair values of restricted stock awards granted during the years ended December 31, 2008 and 2007 were $8.02 and $11.00, respectively. As of December 31, 2008 and 2007, total unrecognized compensation cost related to restricted stock awards amounted to $114,000 and $57,000, respectively. This cost is expected to be recognized over a remaining period of 2.2 years.

The activity of stock options for the year ended December 31, 2008 is as shown:

	No. of Shares	Weighted Average Exercise Price	Weighted Average Remaining Contractual Term (years)	Aggregate Intrinsic Value
				(Dollars in thousands)
Outstanding, December 31, 2007	628,706	$10.40	5.55	$2,310
Granted	180,000	7.35
Exercised	(15,063)	5.78
Forfeited/Expired	(151,846)	9.67

Outstanding, December 31, 2008	641,797	8.89	5.25	2,463

Exercisable, December 31, 2008	228,026	$8.11	4.28	$542

The activity of stock options for the year, net of merger and acquisition activity and assumption of existing option plans, ended December 31, 2007 is as shown:

	No. of Shares	Weighted Average Exercise Price	Weighted Average Remaining Contractual Term	Aggregate Intrinsic Value
				(Dollars in thousands)
Outstanding, December 31, 2006	492,355	$8.28	6.0	$2,691
Granted/Assumed	395,399	11.32
Exercised	(243,766)	7.56
Forfeited/Expired	(15,282)	10.70

Outstanding, December 31, 2007	628,706	10.40	5.55	2,310

Exercisable, December 31, 2007	229,662	$8.77	5.85	$812

The estimated per share weighted average grant date fair value of options granted during the year ended December 31, 2008 and 2007 was $3.14 and $4.35, respectively. The total proceeds from options exercised during the year ended December 31, 2008 was $86,000 and the total fair value of the shares granted during 2008 was $564,000. At December 31, 2008, there was $1,089,160 of total unrecognized compensation cost related to nonvested share-based compensation awards granted under the share-based compensation plans. The cost is expected to be recognized over a weighted-average period of 3.4 years.

Under the fair value method, stock option compensation expense is measured on the date of grant using an option-pricing model. Upon adoption of SFAS No. 123R, the fair values of the stock options were estimated using a lattice option pricing model. For the years ended December 31, 2008 and 2007, share-based compensation expense was $733,000 and $264,000, respectively.

The Company uses the lattice binomial model formula to determine the fair value of stock options using the following estimates and assumptions. The expected volatility assumption used in the lattice option pricing model is based upon the weekly historical volatility of the Company’s stock price using a blend of the unweighted standard deviation of closing price with a weighted mean reversion formula. The risk-free interest rate assumption for the expected term of the share options and is based upon the U.S. Treasury implied forward yield curve at the time of the grant. The dividend yield assumption is based upon the Company’s capital planning model. The fair value of the option at the grant date also follows.

	2008 Grants	2007 Grants
Expected option term	7.1 years	7.5 years
Expected volatility	33.0%	31.8%
Expected dividend yield	0%	0%
Risk-free interest rate	4.35%	4.05%
Stock option fair value	$3.14	$4.35

NOTE 16—TRANSACTIONS WITH RELATED PARTIES

Certain directors, executive officers, and principal shareholders are customers of and have had banking transactions with the Company, and the Company expects to have such transactions in the future. All loans and commitments to loan included in such transactions were made in compliance with applicable laws on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons and do not involve more than the normal risk of collectibility or present any other unfavorable features. There is one extension of credit to a related party at December 31, 2008 and 2007.

The outstanding balance of the loan to the related party was $2,000 and $32,000 at December 31, 2008 and 2007, respectively. Deposits of related parties held by the Company at December 31, 2008 amounted to approximately $1,649,000.

NOTE 17—CONCENTRATIONS OF CREDIT RISK

The Company maintains balances in correspondent bank accounts which may at times exceed federally insured limits. Management believes that its risk of loss associated with such balances is minimal due to financial strength of correspondent banks. The Company has not experienced any losses in such accounts.

Substantially all of the Company’s loans, commitments, and commercial and standby letters of credit have been granted to customers in the Company’s market areas, primarily Ventura, Orange and Los Angeles County, California. Many of such customers are also depositors of the Company. The concentrations of credit by type of loan are set forth in Note 4. The distribution of commitments to extend credit approximates the distribution of loans outstanding. Commercial and standby letters of credit were granted primarily to commercial borrowers as of December 31, 2008. The Company’s loan policies require the extension of credit to any single borrower or group of related borrowers between $2.0 million and $5.0 million to be approved by the officer loan committee and credit in excess of $5.0 million to be approved by the director loan committee.

The Bank’s investment in municipal securities of $17.4 million, or 8.6% of our securities portfolio, represents general obligations and revenue bonds of local agencies mainly within the state of California.

NOTE 18—FINANCIAL INSTRUMENTS WITH OFF-BALANCE SHEET RISK

In the normal course of business to meet the financing needs of its customers, the Company is a party to financial instruments with off-balance sheet risk. These financial instruments include commitments to extend credit and the issuance of letters of credit. These instruments involve, to varying degrees, elements of credit risk in excess of the amounts recognized in the balance sheets. The contract amounts of those instruments reflect the extent of involvement the Company has in particular classes of financial instruments.

The Company’s exposure to credit loss, in the event of nonperformance by the other party to the financial instrument for commitments to extend credit and letters of credit written, is represented by the contractual amount of those instruments. The Company uses the same credit policies in making commitments and conditional obligations as it does for on-balance sheet instruments. The Company may or may not require collateral or other security to support financial instruments with credit risk, depending on its loan underwriting guidelines.

The following summarizes the Company’s outstanding commitments:

	2008	2007
	(in thousands)
Financial instruments whose contract amounts contain credit risk:
Commitments to extend credit	$153,077	$198,657
Commercial and standby letters of credit	444	2,501

	$153,521	$201,158

Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments are expected to expire without being drawn upon, total commitment amounts do not necessarily represent future cash requirements. The amount of collateral obtained, if deemed necessary by the Company upon an extension of credit, is based on management’s credit evaluation of the counterparty. Collateral held varies but may include accounts receivable, inventory, property and equipment, and income-producing properties.

Letters of credit written are conditional commitments issued by the Company to guarantee the performance of a customer to a third party. Those guarantees are primarily issued to support public and private borrowing arrangements, including commercial paper, bond financing, and similar transactions. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers. The Company holds cash, marketable securities, or real estate as collateral supporting those commitments for which collateral is deemed necessary.

As of December 31, 2008 and 2007, the Company maintained a reserve for unfunded commitments of $102,000 and $99,000, respectively. The reserve is included in accrued interest payable and other liabilities on the balance sheets.

Guarantees—As successor to all the rights and obligations of National Mercantile and FCB, the Company has unconditionally guaranteed, on a subordinated basis, all distributions and payments under the First California Trust’s and FCB Statutory Trust I’s capital securities upon liquidation, redemption, or otherwise, but only to the extent either the First California Trust or the FCB Statutory Trust I, as the case may be, fails to pay such distributions under the fixed/floating rate deferrable interest debentures such trust holds from the Company. See “Junior Subordinated Debentures” under Note 9 above.

NOTE 19—COMMITMENTS AND CONTINGENCIES

In the normal course of business, we make commitments to extend credit or issue letters of credit to customers. We generally do not recognize these commitments in our balance sheet. These commitments do involve, to varying degrees, elements of credit risk; however, we use the same credit policies and procedures as we do for on-balance sheet credit facilities. Commitments to extend credit were $153.1 million at December 31, 2008 compared with $198.7 million at December 31, 2007. Commercial and stand-by letters of credit were $0.4 million and $2.5 million at December 31, 2008 and December 31, 2007, respectively.

The Company has entered into deferred compensation agreements with several of its key employees. Under the agreement, benefits are to be paid in a lump sum or equal monthly installments for a period up to five years upon the employee’s termination with the Company or within 30 days of the employee’s death. The Company also has deferred compensation arising through deferred severance payments to two former executives.

Rental expense on operating leases included in occupancy expense in the consolidated statements of operations was $1,660,000 in 2008 and $1,432,000 in 2007. Estimated operating lease commitments for the next 5 years and thereafter is as follows:

Year	Amount
(in thousands)
2009	$1,728
2010	1,644
2011	1,600
2012	1,579
2013	1,534
Thereafter	6,742

$14,827

NOTE 20—REGULATORY MATTERS

The Company is subject to various regulatory capital requirements administered by the federal and state banking agencies. Failure to meet minimum requirements can initiate certain mandatory—and possibly additional discretionary—actions by regulators that, if undertaken, could have a direct material effect on a company’s financial statements. Under capital adequacy guidelines, bank holding companies must meet specific capital guidelines that involve quantitative measures of the company’s assets, liabilities, and certain off-balance sheet items as calculated under regulatory accounting practices. Capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

Quantitative measures established by regulation to ensure capital adequacy require the Company to maintain minimum amounts and ratios (set forth in the following table) of Total and Tier 1 capital (as defined in the regulations) to risk-weighted assets (as defined), and of Tier 1 capital to average assets (as defined). Management believes, as of December 31, 2008, that the Company meets all capital adequacy requirements to which it is subject.

As discussed further in Note 12, the preferred shares and warrant to purchase common stock issued to the U.S. Treasury under the CPP qualify as Tier 1 capital.

The following tables present the capital amounts and ratios of the Company with a comparison to the minimum ratios for the periods indicated:

	Actual		For Capital Adequacy Purposes
	Amount	Ratio	Amount	Ratio
	(in thousands)
December 31, 2008
Total capital	$147,680	16.62%	$71,102	≥	8.00%
(to risk weighted assets)
Tier I capital	$139,530	15.70%	$35,551	≥	4.00%
(to risk weighted assets)
Tier I capital	$139,530	12.77%	$43,699	≥	4.00%
(to average assets)

	Actual		For Capital Adequacy Purposes
	Amount	Ratio	Amount	Ratio
	(in thousands)
December 31, 2007
Total capital	$115,387	13.35%	$69,167	≥	8.00%
(to risk weighted assets)
Tier I capital	$107,460	12.43%	$34,583	≥	4.00%
(to risk weighted assets)
Tier I capital	$107,460	10.42%	$41,248	≥	4.00%
(to average assets)

Common stockholders are entitled to receive dividends when and as declared by the Board of Directors, out of funds legally available therefore, subject to the restrictions set forth in the Delaware General Corporation Law, or the DGCL. The DGCL provides that a corporation may declare and pay dividends out of any surplus, and, if it has no surplus, out of any net profits for the fiscal year in which the dividend was declared or for the preceding fiscal year (provided that the payment will not reduce capital to an amount less than the aggregate amount of the capital represented by the issued and outstanding stock of all classes having a preference upon the distribution of assets). In addition, First California may not pay dividends on its capital stock if it is in default or has elected to defer payments of interest under its junior subordinated debentures. The Company cannot declare or pay a dividend on its common stock without the consent of the Treasury until the third anniversary of the date of the CPP investment, or December 19, 2011, unless prior to such third anniversary the senior preferred stock series B is redeemed in whole or the Treasury has transferred all of the senior preferred stock series B to third parties.

The Bank, and its predecessors, South Bay Bank and Mercantile National Bank were also subject to various regulatory capital requirements administered by the federal and state banking agencies. Failure to meet minimum requirements can initiate certain mandatory—and possibly additional discretionary—actions by regulators that, if undertaken, could have a direct material effect on a company’s financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, banks must meet specific capital guidelines that involve quantitative measures of the Bank’s assets, liabilities, and certain off-balance sheet items as calculated under regulatory accounting practices. Capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and ratios (set forth in the following table) of Total and Tier 1 capital (as defined in the regulations) to risk-weighted assets (as defined), and of Tier 1 capital to average assets (as defined). Management believes, as of December 31, 2008, that the Bank meets all capital adequacy requirements to which it is subject.

As of December 31, 2008, the Bank was categorized as well-capitalized under the regulatory framework for prompt corrective action. To be categorized as well-capitalized, the Bank must maintain minimum Total risk-based capital, Tier 1 risk-based capital, and Tier 1 leverage capital ratios as set forth in the table below. There are no conditions or events since December 31, 2008 that management believes may have changed the Bank’s category.

The following tables present the capital amounts and ratios of the Bank with a comparison to the minimum ratios for the periods indicated:

	Actual		For Capital Adequacy Purposes			To be Well Capitalized Under Prompt Corrective Action Provision
	Amount	Ratio	Amount	Ratio		Amount	Ratio
	(in thousands)
December 31, 2008
Total capital	$109,022	12.27%	$71,110	≥	8.00%	$88,888	≥	10.00%
(to risk weighted assets)
Tier I capital	$100,873	11.35%	$35,555	≥	4.00%	$53,333	≥	6.00%
(to risk weighted assets)
Tier I capital	$100,873	9.26%	$43,568	≥	4.00%	$54,460	≥	5.00%
(to average assets)
	Actual		For Capital Adequacy Purposes			To be Well Capitalized Under Prompt Corrective Action Provision
	Amount	Ratio	Amount	Ratio		Amount	Ratio
	(in thousands)
December 31, 2007
Total capital	$102,826	11.98%	$68,687	≥	8.00%	$85,858	≥	10.00%
(to risk weighted assets)
Tier I capital	$94,899	11.05%	$34,343	≥	4.00%	$51,515	≥	6.00%
(to risk weighted assets)
Tier I capital	$94,899	9.24%	$41,065	≥	4.00%	$51,332	≥	5.00%
(to average assets)

The Bank is subject to various federal or state statutory and regulatory restrictions on its ability to pay dividends and capital distributions to its shareholder.

Under California law, banks may declare a cash dividend out of their net profits up to the lesser of retained earnings or the net income for the last three fiscal years (less any distributions made to shareholders during such period), or with the prior written approval of the DFI, in an amount not exceeding the greatest of (i) the retained earnings of the Bank, (ii) the net income of the Bank for its last fiscal year or (iii) the net income of the Bank for its current fiscal year. In addition, under federal law, banks are prohibited from paying any dividends if after making such payment they would fail to meet any of the minimum regulatory capital requirements. The federal regulators also have the authority to prohibit state banks from engaging in any business practices which are considered to be unsafe or unsound, and in some circumstances the regulators might prohibit the payment of dividends on that basis even though such payments would otherwise be permissible.

The Bank may from time to time be permitted to make additional capital distributions to its shareholder with the consent of the DFI. It is not anticipated that such consent could be obtained unless the distributing bank were to remain “well capitalized” following such distribution.

NOTE 21—FAIR VALUE OF FINANCIAL INSTRUMENTS

The Company adopted SFAS No. 157 effective January 1, 2008. SFAS No. 157 defines fair value, establishes a framework for measuring fair value under GAAP, and expands disclosures about fair value measurement. This standard applies to all financial assets and liabilities that are being measured and reported at fair value on a recurring and non-recurring basis. Upon adoption of SFAS No. 157, there was no cumulative effect adjustment to beginning retained earnings and no impact on the financial statements in the first quarter of 2008.

As defined in SFAS No. 157, fair value is the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. The following table presents information about the Company’s assets and liabilities measured at fair value on a recurring and non-recurring basis as of December 31, 2008 and indicates the fair value hierarchy of the valuation techniques utilized by the Company to determine such fair value. In general, fair values determined by Level 1 inputs utilize quoted prices (unadjusted) for identical instruments that are highly liquid, observable and actively traded in over-the-counter markets. Fair values determined by Level 2 inputs utilize inputs other than quoted prices included in Level 1 that are observable for the asset or liability, either directly or indirectly. Level 2 inputs include quoted prices for similar instruments in active markets, quoted prices for identical or similar instruments in markets that are not active and model-derived valuations whose inputs are observable and can be corroborated by market data. Level 3 inputs are unobservable inputs that are supported by little or no market activity and that are significant to the fair value of the assets or liabilities. In certain cases, the inputs used to measure fair value may fall into different levels of the fair value hierarchy. In such cases, the level in the fair value hierarchy within which the fair value measurement in its entirety falls has been determined based on the lowest level input that is significant to the fair value measurement in its entirety. The Company’s assessment of the significance of a particular input to the fair value measurement in its entirety requires judgment, and considers factors specific to the asset or liability.

The Company uses fair value to measure certain assets and liabilities on a recurring basis when fair value is the primary measure for accounting. This is done primarily for available-for-sale securities and derivatives. Fair value is used on a nonrecurring basis to measure certain assets when applying lower of cost or market accounting or when adjusting carrying values, such as for loans held-for-sale, impaired loans, and other real estate owned. Fair value is also used when evaluating impairment on certain assets, including securities, goodwill, core deposit and other intangibles, and for annual disclosures required by SFAS No. 107, Disclosures about Fair Value of Financial Instruments.

The following tables present information on the assets measured and recorded at fair value on a recurring and nonrecurring basis at and for the year ended December 31, 2008.

		Financial Assets Measured at Fair Value on a Recurring Basis at December 31, 2008, Using
	Fair value at December 31, 2008	Quoted prices in active markets for identical assets (Level 1)	Other observable inputs (Level 2)	Significant unobservable inputs (Level 3)
	(in thousands)
Available-for-sale securities	$202,462	$—	$202,462	$—

Total assets measured at fair value	$202,462	$—	$202,462	$—

		Financial Assets Measured at Fair Value on a Non-Recurring Basis at December 31, 2008, Using
	Fair value at December 31, 2008	Quoted prices in active markets for identical assets (Level 1)	Other observable inputs (Level 2)	Significant unobservable inputs (Level 3)
	(in thousands)
Impaired loans	$1,438	$—	$—	$1,438

Total assets measured at fair value	$1,438	$—	$—	$1,438

The following methods were used to estimate the fair value of each class of financial instrument above:

Available for sale securities—Fair values for investment securities are obtained from a third-party pricing service for identical or comparable assets. The market valuations include observable market inputs and are therefore considered Level 2 inputs for purposes of determining the fair value.

Impaired loans—Impaired loans are measured and recorded at fair value on a nonrecurring basis. The impaired loans shown are collateral dependent and, accordingly, we measure impaired loans based on the fair value of such collateral. The fair value of each loan’s collateral is generally based on estimated market prices from an independently prepared appraisal, which is then adjusted for the cost related to liquidating such collateral; such valuation inputs result in a nonrecurring fair value measurement that is categorized as a Level 3 measurement.

SFAS No. 107, Disclosures about Fair Value of Financial Instruments (“SFAS No. 107”), requires that we disclose estimated fair values for our financial instruments. Fair value estimates, methods and assumptions, set forth below for our financial instruments, are made solely to comply with the requirements of SFAS No. 107. The following describes the methods and assumptions used in estimating the fair values of financial instruments, excluding financial instruments already recorded at fair value as described above in our SFAS No. 157 disclosures.

Cash and cash equivalents—The carrying amounts of cash and federal funds sold approximate their fair value.

Loans—Loans are not measured at fair value on a recurring basis. Therefore, the following valuation discussion relates to estimating the fair value to be disclosed under SFAS No. 107. Fair values are estimated for portfolios of loans with similar financial characteristics. Loans are segregated by type and further segmented into fixed and adjustable rate interest terms and by credit risk categories. The fair values of loans is then estimated by discounting scheduled cash flows through the estimated maturity using estimated market prepayment speeds and estimated market discount rates that reflect the credit and interest rate risk inherent in the loans. Loans, other than those held-for-sale, are not normally purchased and sold by the Company, and there are no active trading markets for much of this portfolio.

Deposits—The fair values disclosed for demand deposits are, by definition, equal to the amount payable on demand at the reporting date (that is, their carrying amounts). The carrying amounts of variable-rate money market accounts and fixed-term certificates of deposit (CDs) approximate their fair values at the reporting date. Fair values for fixed-rate CDs are estimated using a discounted cash flow calculation that applies interest rates currently being offered on certificates to a schedule of aggregated expected monthly maturities on time deposits.

Federal Home Loan Bank advances and other borrowings—The fair value of the FHLB advances and other borrowings is estimated using a discounted cash flow analysis based on the Company’s current incremental borrowing rates for similar types of borrowing arrangements.

Junior subordinated debentures—The fair value of the debentures is estimated using a discounted cash flow analysis based on current incremental borrowing rates for similar types of borrowing arrangements.

Off-balance sheet instruments—Off-balance sheet instruments include unfunded commitments to extend credit and standby letters of credit. The fair value of these instruments is not considered practicable to estimate because of the lack of quoted market prices and the inability to estimate fair value without incurring excessive costs.

The following table estimates fair values and the related carrying amounts of the Company’s financial instruments:

	For the years ended December 31,
	2008		2007
	Carrying Amount	Estimated Fair Value	Carrying Amount	Estimated Fair Value
	(Dollars in thousands)
Financial assets:
Cash, due from banks, and federal funds sold	$49,127	$49,127	$17,668	$17,668
Securities available-for-sale	202,462	202,462	231,095	231,095
FHLB and other stock	9,775	9,775	6,810	6,810
Loans, net	780,373	726,605	738,351	755,203
Interest rate swaps	—	—	180	180
Non-hedge derivatives	—	—	124	124
Financial liabilities:
Demand deposits, money market and savings	$410,194	$410,194	$479,810	$479,810
Time certificates of deposit	407,401	411,107	281,270	281,144
FHLB advances and other borrowings	167,000	171,064	168,901	166,166
Junior subordinated debentures	26,701	12,042	26,648	22,611

These fair value disclosures represent the Company’s best estimates based on relevant market information and information about the financial instruments. Fair value estimates are based on judgments regarding future expected loss experience, current economic conditions, risk characteristics of the various instruments, and other factors. These estimates are subjective in nature and involve uncertainties and matters of significant judgment and therefore cannot be determined with precision. Changes in the above methodologies and assumptions could significantly affect the estimates.

NOTE 22—SUBSEQUENT EVENTS

On January 16, 2009, the Company filed a universal shelf registration statement on Form S-3 with the SEC. On March 2, 2009, the Company filed Amendment No. 1 to the universal shelf registration statement on Form S-3 filed with the SEC on January 16, 2009. The shelf registration statement was declared effective March 3, 2009. The Company filed the shelf registration statement on Form S-3 with the SEC to register shares of the Company’s common stock issuable under the warrant related to the Company’s participation in the CPP and to register an indeterminate number of shares of our common stock that may be issued by us at various times and at indeterminate prices, with a total offering price not to exceed $25 million.

On January 23, 2009, the Bank assumed the insured, non-brokered deposits of 1st Centennial Bank, totaling approximately $270 million, from the FDIC. The Bank also purchased approximately $164 million in cash and cash equivalents, $89 million in investment securities and $2 million in consumer loans related to the transaction. In January 2009, the parent company contributed $15 million of capital to the Bank who in turn paid approximately that sum to the FDIC for the assumption of those deposits and purchase of those assets. The addition of 1st Centennial’s six branches expanded First California Bank’s operations to 18 full-service branches throughout Southern California and increased total assets to greater than $1.4 billion.

On February 17, 2009, the Company paid $0.2 million in Series B Preferred Stock cash dividends. The dividend was declared by the Company’s Board of Directors on January 28, 2009 and was payable to shareholders of record as of January 28, 2009.

On February 27, 2009, the FDIC adopted an interim rule setting a special assessment of 20 basis points for every $100 of domestic deposits to restore the DIF reserves. This special assessment, as proposed, would be assessed in June 2009 and payable in September 2009. If this interim rule is adopted as currently proposed, this would significantly increase the Company’s noninterest expense in 2009.

NOTE 23—PARENT COMPANY ONLY FINANCIAL INFORMATION

The following financial information presents the condensed balance sheet of the Company on a parent-only basis as of December 31, 2008 and 2007, and the related condensed statements of operations and cash flows for each of the years in the two-year period ended December 31, 2008.

Balance Sheet

	December 31,
	2008	2007
	(Dollars in thousands)
Cash and due from banks	$36,684	$6,765
Investment in subsidiary bank	146,967	150,904
Other assets	5,707	10,308

Total assets	$189,358	$167,977

Junior subordinated debentures	$26,701	$26,648
Other liabilities	3,734	4,462

Total liabilities	30,435	31,110
Shareholders’ equity:
Preferred stock	23,713	1,000
Common stock	118	118
Additional paid-in-capital	135,603	132,543
Treasury stock	(3,050)	(2,374)
Retained earnings	11,559	5,350
Accumulated other comprehensive income (loss)	(9,020)	230

Total shareholders’ equity	158,923	136,867

Total liabilities and shareholders’ equity	$189,358	$167,977

Statements of Operations

	Year ended December 31,
	2008	2007
	(Dollars in thousands)
Interest income	$248	$320
Interest expense	1,755	1,680

Net interest expense	(1,507)	(1,360)
Other operating income	—	(2,554)
Other operating expense	2,299	5,459

Loss before equity in net income of subsidiaries	(3,806)	(4,265)
Equity in net income of subsidiaries	8,469	9,442

Income before income tax benefit	4,663	5,177
Income tax benefit	(1,703)	(1,911)

Net income	$6,366	$7,088

Statements of Cash Flow

	Year ended December 31,
	2008	2007
	(Dollars in thousands)
Cash flows from operating activities:
Net income	$6,366	$7,088
Adjustment to reconcile net income to net cash provided by operating activities:
Equity in net income of subsidiaries, net	(8,469)	(9,442)
Stock-based compensation costs	733	264
Loss on early termination of debt	—	1,564
Gain from sale of charters	—	(2,374)
Net (decrease) increase in other assets and other liabilities	3,879	(5,851)

Net cash provided (used) in operations	2,509	(8,751)
Cash flows from investing activities:
Net cash and cash equivalents received in acquisition	—	6,760
Proceeds received for sale of Bank charters	—	2,375
Sales and maturities of available-for-sale securities	—	1,950

Net cash provided by (used in) investing activities	—	11,085
Cash flows from financing activities:
Distribution from subsidiaries	3,000	3,000
Proceeds from exercise of stock options	86	1,844
Issuance of Junior Subordinated Debentures	—	16,495
Redemption of Junior Subordinated Debentures	—	(16,624)
Issuance of preferred stock and warrants	25,000	—
Purchases of treasury stock	(676)	(2,374)

Net cash provided by financing activities	27,410	2,341

Net increase in cash and cash equivalents	29,919	4,675
Cash and cash equivalents, beginning of the year	6,765	2,090

Cash and cash equivalents, end of the year	$36,684	$6,765

Supplemental disclosures of cash flow information:
Cash paid for interest	$1,755	$1,373
Cash (received) paid for income taxes, net	$(7,816)	$608

NOTE 24 — QUARTERLY FINANCIAL DATA (Unaudited)

The following tables present the unaudited quarterly financial data for the years ended December 31, 2008 and 2007:

	2008 Quarters				2007 Quarters
	4th	3rd	2nd	1st	4th	3rd	2nd	1st
	(in thousands, except per share data)
Net interest income	$9,836	$10,348	$10,335	$10,263	$10,658	$10,954	$11,710	$6,922
Service charges, fees & other income	1,332	1,042	536	2,043	886	858	824	680
Loan commissions & sales	69	143	185	54	586	540	816	257
Gains (loss) on sales of securities	(9)	(13)	—	—	224	—	—	—
Operating expenses	9,696	8,339	8,757	8,314	8,217	8,601	7,499	10,351
Provision for loan losses	200	300	200	450	—	—	—	—

Income (loss) before income tax	1,332	2,881	2,099	3,596	4,137	3,751	5,851	(2,492)
Income tax provision (benefit)	200	1,120	815	1,407	1,475	1,340	2,741	(1,397)

Net income (loss)	$1,132	$1,761	$1,284	$2,189	$2,662	$2,411	$3,110	$(1,095)

Net earnings (loss) per share:
Basic	$0.10	$0.15	$0.11	$0.19	$0.23	$0.21	$0.27	$(0.16)
Diluted	$0.10	$0.15	$0.11	$0.19	$0.22	$0.20	$0.25	$(0.15)

FIRST CALIFORNIA FINANCIAL GROUP, INC. AND SUBSIDIARIES

Consolidated Balance Sheets (unaudited)

(in thousands)	September 30, 2009	December 31, 2008
Cash and due from banks	$42,753	$13,712
Federal funds sold	61,395	35,415
Securities available-for-sale, at fair value	302,378	202,462
Loans held-for-sale	—	31,401
Loans, net	928,714	780,373
Premises and equipment, net	20,702	20,693
Goodwill	60,720	50,098
Other intangibles, net	11,997	8,452
Deferred tax assets, net	514	2,572
Cash surrender value of life insurance	11,682	11,355
Foreclosed property	6,120	327
Accrued interest receivable and other assets	22,653	21,185

Total assets	$1,469,628	$1,178,045

Non-interest checking	$297,995	$189,011
Interest checking	83,717	22,577
Money market and savings	320,816	198,606
Certificates of deposit, under $100,000	140,122	191,888
Certificates of deposit, $100,000 and over	282,381	215,513

Total deposits	1,125,031	817,595
Securities sold under agreements to repurchase	45,000	45,000
Federal Home Loan Bank advances	104,000	122,000
Junior subordinated debentures	26,740	26,701
Accrued interest payable and other liabilities	7,799	7,826

Total liabilities	1,308,570	1,019,122

Perpetual preferred stock; authorized 2,500,000 shares
Series A—$0.01 par value, 1,000 shares issued and outstanding as of September 30, 2009 and December 31, 2008	1,000	1,000
Series B—$0.01 par value, 25,000 shares issued and outstanding as of September 30, 2009 and December 31, 2008	23,056	22,713
Common stock, $0.01 par value; authorized 25,000,000 shares; 11,972,034 shares issued at September 30, 2009 and 11,807,624 shares issued at December 31, 2008; 11,625,633 and 11,462,964 shares outstanding at September 30, 2009 and December 31, 2008	118	118
Additional paid-in capital	136,389	135,603
Treasury stock, 346,401 shares at cost at September 30, 2009 and 344,660 shares at December 31, 2008	(3,061)	(3,050)
Retained earnings	8,600	11,559
Accumulated other comprehensive loss	(5,044)	(9,020)

Total shareholders’ equity	161,058	158,923

Total liabilities and shareholders’ equity	$1,469,628	$1,178,045

See accompanying notes to consolidated financial statements.

FIRST CALIFORNIA FINANCIAL GROUP, INC. AND SUBSIDIARIES

Consolidated Statements of Operations (unaudited)

	Three months ended Sept. 30,		Nine months ended Sept. 30,
(in thousands, except per share data)	2009	2008	2009	2008
Interest and fees on loans	$13,331	$12,674	$39,144	$39,391
Interest on securities	2,819	2,870	9,847	8,827
Interest on federal funds sold and interest bearing deposits	78	4	368	18

Total interest income	16,228	15,548	49,359	48,236
Interest on deposits	2,938	2,960	9,519	10,375
Interest on borrowings	1,455	1,801	4,512	5,599
Interest on junior subordinated debentures	439	439	1,365	1,316

Total interest expense	4,832	5,200	15,396	17,290

Net interest income before provision for loan losses	11,396	10,348	33,963	30,946
Provision for loan losses	4,117	300	10,296	950

Net interest income after provision for loan losses	7,279	10,048	23,667	29,996
Service charges on deposit accounts	1,111	729	3,199	1,885
Loan sales and commissions	22	143	76	382
Net gain on sale of securities	1,639	—	4,310	—
Net gain (loss) on derivatives	—	(1)	—	857
Impairment loss on securities	—	—	(565)	—
Other income	158	146	565	865

Total noninterest income	2,930	1,017	7,585	3,989
Salaries and employee benefits	5,011	4,076	16,032	13,423
Premises and equipment	1,558	1,117	4,871	3,322
Data processing	862	293	1,812	1,008
Legal, audit and other professional services	541	530	1,758	1,386
Printing, stationery and supplies	197	160	600	492
Telephone	237	203	764	540
Directors’ expense	142	112	398	322
Advertising, marketing and business development	245	286	1,144	939
Postage	39	36	190	151
Insurance and regulatory assessments	849	364	2,504	932
Loss on and expense of foreclosed property	193	—	442	—
Amortization of intangible assets	417	298	1,210	893
Market value loss on loans held-for-sale	—	—	709	—
Other expenses	1,003	709	2,513	2,001

Total noninterest expense	11,294	8,184	34,947	25,409

Income (loss) before provision for income taxes	(1,085)	2,881	(3,695)	8,576
Provision (benefit) for income taxes	(949)	1,120	(1,898)	3,342

Net income (loss)	$(136)	$1,761	$(1,797)	$5,234

Earnings (loss) per common share:
Basic	$(0.04)	$0.15	$(0.23)	$0.46
Diluted	$(0.04)	$0.15	$(0.23)	$0.45

See accompanying notes to consolidated financial statements.

FIRST CALIFORNIA FINANCIAL GROUP, INC. AND SUBSIDIARIES

Consolidated Statements of Cash Flows (unaudited)

	Nine Months Ended Sept. 30,
(in thousands)	2009	2008
Net income (loss)	$(1,797)	$5,234
Adjustments to reconcile net income (loss) to net cash from operating activities:
Provision for loan losses	10,296	950
Stock-based compensation costs	774	415
Gain on sales of securities and loans	(4,310)	(162)
Gain on settlement of derivatives	—	(857)
Loss on sale of foreclosed property	72	—
Market value loss on loans held-for-sale	709	—
Impairment loss on securities	565	—
Amortization (accretion) of net premiums (discounts) on securities available-for-sale	578	(254)
Depreciation and amortization of premises and equipment	1,194	1,087
Amortization of core deposit and trade name intangibles	1,210	893
FHLB stock dividends	—	(324)
Origination of loans held-for-sale	—	(13,277)
Proceeds from sale of, and payments received from, loans held-for-sale	181	24,908
Increase in cash surrender value of life insurance	(327)	(317)
Decrease in deferred tax assets	2,058	—
Increase in accrued interest receivable and other assets, net of effects from acquisition	(446)	(3,983)
Decrease in accrued interest payable and other liabilities, net of effects from acquisition	(427)	(5,913)

Net cash provided by operating activities	10,330	8,400

Purchases of securities available-for-sale, net of effects from acquisition	(171,273)	(25,748)
Proceeds from repayment and maturities of securities available-for-sale	48,567	33,318
Proceeds from sales of securities available-for-sale	120,483	—
Proceeds from redemption of Federal Home Loan Bank stock	—	1,581
Purchases of Federal Home Loan Bank and other stock	(54)	(4,257)
Net change in federal funds sold, net of effects from acquisition	87,110	(725)
Loan originations and principal collections, net of effects from acquisition	(35,082)	(28,262)
Purchases of premises and equipment, net of effects from acquisition	(1,039)	(3,547)
Proceeds from sale of foreclosed property	949	42
Net cash paid in acquisition	(48,790)	—

Net cash provided (used) in investing activities	871	(27,598)

Net increase (decrease) in noninterest-bearing deposits, net of effects of acquisition	14,737	(2,740)
Net increase (decrease) in interest-bearing deposits, net of effects of acquisition	21,885	(573)
Net increase (decrease) in FHLB advances and other borrowings	(17,961)	25,659
Dividends paid on preferred stock	(819)	—
Purchases of treasury stock	(11)	(666)
Proceeds from exercise of stock options	9	86

Net cash (used) provided by financing activities	17,840	21,766

Change in cash and due from banks	29,041	2,568
Cash and due from banks, beginning of period	13,712	17,413

Cash and due from banks, end of period	$42,753	$19,981

Supplemental cash flow information:
Cash paid for interest	$13,953	$15,813
Cash paid for income taxes	$950	$6,188
Supplemental disclosure of noncash items:
Net change in unrealized (loss) gain on securities available-for-sale	$5,520	$(4,957)
Net change in unrealized loss on cash flow hedges	$—	$(95)
Transfer of loans to foreclosed property	$6,893	$—
Transfer of loans held-for-sale to loans	$31,221	$—

See accompanying notes to consolidated financial statements.

NOTE 1 – NATURE OF OPERATIONS AND BASIS OF PRESENTATION

Organization and nature of operations – First California Financial Group, Inc., or First California, or the Company, is a bank holding company incorporated under the laws of the State of Delaware and headquartered in Westlake Village, California. The principal asset of the Company is the capital stock of First California Bank, or the Bank. The Bank is a full-service commercial bank headquartered in Westlake Village, California, chartered under the laws of the State of California and subject to supervision by the California Commissioner of Financial Institutions and the Federal Deposit Insurance Corporation, or the FDIC. The FDIC insures the Bank’s deposits up to the maximum legal limit.

On January 23, 2009, the Bank assumed the insured, non-brokered deposits of 1st Centennial Bank, totaling approximately $270 million from the FDIC. The Bank also purchased from the FDIC approximately $178 million in cash and cash equivalents, $89 million in securities and $101 million in loans related to 1st Centennial Bank. The assumption of deposits and purchase of assets from the FDIC, or the FDIC-assisted 1st Centennial Bank transaction, was an all-cash transaction with an aggregate transaction value of $48.8 million. The Bank recorded $10.6 million in goodwill in connection with this transaction. All six of the former 1st Centennial Bank branches have been fully integrated into the Bank’s full-service branch network.

The Bank serves the comprehensive financial needs of businesses and consumers in Los Angeles, Orange, Riverside, San Diego, San Bernardino and Ventura counties through 17 full-service branch locations.

Consolidation – The accompanying condensed consolidated financial statements include, in conformity with generally accepted accounting principles in the United States of America, the accounts of the Company, the Bank and SC Financial, an inactive subsidiary of First California. The Company does not consolidate the accounts of FCB Statutory Trust I and First California Statutory Trust I, or the Trusts, in the consolidated financial statements. The Company does include however the junior subordinated debentures issued by the Company to the Trusts on the consolidated balance sheets. Results of operations for the nine months ended September 30, 2009 include the effects of the FDIC-assisted 1st Centennial Bank transaction from the date of the transaction. All material intercompany transactions have been eliminated.

Basis of presentation – The unaudited condensed consolidated financial statements have been prepared in accordance with the instructions to Form 10-Q and Article 8-03 of Regulation S-X as promulgated by the Securities and Exchange Commission. Accordingly, they do not include all of the information and footnote disclosures normally required by generally accepted accounting principles for complete financial statements. In our opinion, all normal recurring adjustments necessary for a fair presentation are reflected in the unaudited condensed consolidated financial statements. Operating results for the period ended September 30, 2009 are not necessarily indicative of the results of operations that may be expected for any other interim period or for the year ending December 31, 2009. The unaudited condensed consolidated financial statements should be read in conjunction with the audited consolidated financial statements and notes thereto included in the Company’s 2008 Annual Report on Form 10-K. In preparing these financial statements, the Company has evaluated events and transactions for potential recognition or disclosure through November 13, 2009, the date the financial statements were available to be issued.

Reclassifications – Certain reclassifications have been made to the 2008 consolidated financial statements to conform to the current year presentation.

Management’s estimates and assumptions – The preparation of the consolidated financial statements, in conformity with generally accepted accounting principles, requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities as of the date of the financial statements and the reported revenues and expenses for the reporting periods. Actual results could differ significantly from those estimates. Significant estimations made by management primarily involve the calculation of the allowance for loan losses, the carrying amount of deferred tax assets, the assessments for impairment related to goodwill and securities, the estimated fair value of financial instruments and the effectiveness of derivative instruments in offsetting changes in fair value or cash flows of hedged items.

Allowance for loan losses – The allowance for loan losses is established through a provision charged to expense. Loans are charged against the allowance when management believes that the collectability of principal is unlikely. The allowance is an amount that management believes will be adequate to absorb probable losses on existing loans that may become uncollectible, based on evaluations of the collectability of loans and prior loan loss experience. The evaluation includes an assessment of the following factors: any external loan review and any regulatory examination, estimated probable loss exposure on each pool of loans, concentrations of credit, value of collateral, the level of delinquency and nonaccruals, trends in the portfolio volume, effects of any changes in the lending policies and procedures, changes in lending personnel, present economic conditions at the local, state and national level, the amount of undisbursed off-balance sheet commitments, and a migration analysis of historical losses and recoveries for the prior eight quarters. Various regulatory agencies, as a regular part of their examination process, periodically review the Company’s allowance for loan losses. Such agencies may require the Company to recognize additions to the allowance based on their judgment of information available to them at the time of their examinations. The allowance for loan losses was $12.1 million at September 30, 2009 and $8.0 million at December 31, 2008.

Deferred income taxes – Deferred income tax assets and liabilities represent the tax effects of the differences between the book and tax basis of the various balance sheet assets and liabilities. Deferred tax assets and liabilities are reflected at currently enacted income tax rates applicable to the period in which the deferred tax assets or liabilities are expected to be realized or settled. As changes in tax laws or rates are enacted, deferred tax assets and liabilities are adjusted through the provision for income taxes. An estimate of probable income tax benefits that will not be realized in future years is required in determining the necessity for a valuation allowance for deferred tax assets. There was no valuation allowance at September 30, 2009 or December 31, 2008. There were net deferred tax assets of $0.5 million at September 30, 2009 and $2.6 million at December 31, 2008.

Derivative instruments and hedging – The Company assesses the effectiveness of derivative instruments designated in cash flow hedging relationships in off-setting changes in the overall cash flows of designated hedged transactions on a quarterly basis. During 2008, the effectiveness assessments indicated that the instruments were partially effective. To the extent the transactions were not effective the unrealized gains or losses on those instruments were reflected directly in current period earnings. During 2008, the Company also owned an interest rate floor, which was not designated in a hedging relationship. Accordingly, all changes in fair value of the floor were recognized directly in current period earnings. The Company owned no derivative instruments in 2009.

Assessments of impairment – Goodwill is assessed for impairment on an annual basis or at interim periods if an event occurs or circumstances change which may indicate a change in the implied fair value of the goodwill. Impairment exists when the carrying amount of goodwill exceeds its implied fair value. First California uses independent data where possible in determining the fair value of the Company and in determining appropriate market factors used in the fair value calculations. At December 31, 2008, the annual assessment resulted in the conclusion that goodwill was not impaired. At September 30, 2009, because of the net loss for the first nine months of 2009, an interim assessment was performed and resulted in the conclusion that goodwill was not impaired.

An impairment assessment is performed regularly on the securities available-for-sale portfolio in accordance with Financial Accounting Standards Board, or FASB, accounting standards codification guidance related to the consideration of impairment related to certain debt and equity securities . All of the securities classified as available-for-sale are debt securities.

If the Company does not intend to sell, and it is more likely than not that the entity is not required to sell, a debt security before recovery of its cost basis, other-than-temporary impairment should be separated into (a) the amount representing credit loss and (b) the amount related to other factors. The amount of the other-than-temporary impairment related to credit loss is recognized in earnings and other-than-temporary impairment related to other factors is recognized in other comprehensive income (loss). Other-than-temporary declines in fair value are assessed based on the duration the security has been in a continuous unrealized loss position, the severity of the decline in value, the rating of the security, the long-term financial outlook of the issuer, and the expected future cash flows from the security. The Company concluded that there was one security with an other-than-temporary impairment of $565,000 at June 30, 2009. There were no additional other-than-temporary impairments recorded at September 30, 2009. Please see the “Securities” section of Management’s Discussion and Analysis in this document for a detailed explanation of the impairment analysis process. The Company will continue to evaluate the securities portfolio for other-than-temporary impairment at each reporting date and can provide no assurance there will not be an other-than-temporary impairment in future periods.

NOTE 2 – RECENTLY ISSUED ACCOUNTING PRONOUNCEMENTS

In December 2007, the FASB issued an accounting standard codification update related to business combinations which was effective on January 1, 2009. This accounting guidance changes the way acquisitions are accounted for in the following ways: (1) the measurement date for consideration transferred, including equity securities, is the date when control is obtained, generally the closing date; previously, equity securities issued in a business combination were measured at the combination’s announcement date; (2) acquisition and restructuring costs are generally expensed as incurred rather than being considered part of the cost of the business combination; (3) contractual contingencies are measured on the closing date at fair value with adjustments to such fair value recorded in earnings when new information is obtained; and (4) contingent consideration is measured at its fair value on the closing date with subsequent adjustments based on changes in fair value. The Company adopted this accounting standards update effective January 1, 2009, and applied this new standard to the FDIC-assisted 1st Centennial Bank transaction.

In June 2008, the FASB issued accounting guidance related to determining whether instruments granted in share-based payment transactions are participating securities. This accounting standards update clarified that all outstanding unvested share-based payment awards that contain rights to nonforfeitable dividends are considered participating securities and are included in the two-class method of computing basic and diluted earnings per share. The Company adopted this accounting guidance update effective January 1, 2009 and this did not have a material impact on the Company’s financial condition, operating results or earnings (loss) per share amounts and disclosures.

In April 2009, the FASB issued the following three accounting standards updates intended to provide additional guidance and enhance disclosures regarding fair value measurements and impairment of securities:

The first accounting standards update related to fair value measurements provides additional guidance for estimating fair value for an asset or liability when the volume and level of activity for the asset or liability have decreased significantly in relation to normal market activity. This accounting standard update also provides guidance on identifying circumstances that indicate a transaction was not orderly. The provisions of this accounting standards update were effective for the Company’s interim period ended on June 30, 2009. The adoption of this accounting standards update did not have a material impact on the Company’s results of operations, financial condition, or cash flows.

The second accounting standards update related to fair value measurements requires disclosures about fair value of financial instruments in interim reporting periods of publicly traded companies that were previously only required to be disclosed in annual financial statements. The provisions of this accounting standards update were effective for the Company’s interim period ended on June 30, 2009. These accounting standards updates related to fair value measurements amend only the disclosure requirements about fair value of financial instruments in interim periods. The adoption of this accounting standards update did not affect the Company’s financial position or results of operations and only resulted in increased financial statement disclosures.

The third accounting standards update related to fair value measurements amends current other-than-temporary impairment guidance in generally accepted accounting principles for debt securities to make the guidance more operational and to improve the presentation and disclosure of other-than-temporary impairments on debt and equity securities in the financial statements. This accounting standards update does not amend existing recognition and measurement guidance related to other-than-temporary impairments of equity securities. However, it does change the presentation of other-than-temporary impairments in the financial statements. Under this accounting standards update, only credit-related losses will be realized through the income statement. Interest rate and other market-related losses will be recorded in other comprehensive income on the balance sheet and will not affect the cost basis of the security. The provisions of this accounting standards update was effective for the Company’s interim period ended on June 30, 2009. The adoption of the provisions of this accounting standards update did not have a material effect on the Company’s results of operations, financial condition, or cash flows because the Company had not previously incurred any other-than-temporary impairment charges. The adoption of this accounting standards update also increased financial statement disclosures.

NOTE 3 – ACQUISITION

On January 23, 2009, or the Transaction Date, the Bank assumed the insured, non-brokered deposits of 1st Centennial Bank from the FDIC, acting in its capacity as receiver of 1st Centennial Bank. Under the terms of the purchase and assumption agreement between the Bank and the FDIC, the Bank also purchased certain assets from the FDIC at the close of the transaction. The Bank paid cash consideration of $48.8 million to the FDIC for the assets acquired and liabilities assumed. The Bank continues to operate the former 1st Centennial Bank’s six branch locations as part of the Bank’s seventeen branch locations. The Company desired this transaction to enter into new markets and to assume a diversified deposit portfolio with a large percentage of stable core deposits.

Under the acquisition method of accounting, the Bank recorded the assets acquired and liabilities assumed based on their estimated fair values as of the Transaction Date. Results of operations for the nine months ended September 30, 2009 include the effects of the assumption of deposits and purchase of assets from the FDIC from the Transaction Date. The excess of the purchase price over the estimated fair values of the underlying assets acquired, the identified intangible assets, and liabilities assumed was allocated to goodwill. Thus, goodwill represents intangible assets that do not qualify for separate recognition.

The following table summarizes the preliminary estimated fair values of the assets acquired and liabilities assumed as of the Transaction Date.

(Dollars in thousands)
Assets Acquired:
Federal Funds sold	$113,090
Securities	88,969
Loans	101,217
Goodwill	10,606
Core deposit intangible	4,755
Other assets	1,365

Total assets acquired	320,002

Liabilities Assumed:
Deposits	269,688
Other liabilities	1,524

Total liabilities assumed	271,212

Total cash consideration paid to FDIC	$48,790

The Bank based the allocation of the purchase price above on the fair values of the assets acquired and the liabilities assumed. All of the resulting goodwill is expected to be deductible for tax purposes.

The following information presents the pro forma results of operations for the nine months ended September 30, 2009, as though the transaction had occurred on January 1, 2009. The pro forma data was derived by combining the historical consolidated financial information of First California and the results of operations from the assets purchased and liabilities assumed from the FDIC using the acquisition method of accounting for business combinations. The pro forma results do not necessarily indicate results that would have been obtained had the transaction actually occurred on January 1, 2009 or the results that may be achieved in the future.

(in thousands, except per share data)	Pro forma Nine months ended September 30, 2009
Net interest income	$34,569
Noninterest income	7,672
Noninterest expense	35,169
Provision for loan losses	10,296

Loss before provision for income taxes	(3,224)
Income tax benefit	(1,656)

Net loss	$(1,568)

Pro forma loss per common share:
Basic	$(0.14)
Diluted	$(0.14)
Pro forma weighted average shares:
Basic	11,598
Diluted	11,598

The amount of net revenue from the assets acquired and liabilities assumed since the Transaction Date included in the consolidated statement of operations is $6.5 million. The net income included in the consolidated statement of operations from the assets acquired and liabilities assumed since the Transaction Date is $836,000.

The assets purchased and liabilities assumed were comprised mainly of specific securities, loans and deposit accounts. It is impractical to present comparative pro forma results as if the acquisition occurred at the beginning of the period ended September 30, 2008 as the balances and rates of the individual assets and liabilities is in some cases not applicable (did not exist in prior period) or the individual account balance and/or rate during the prior period is not known.

Per the terms of the purchase and assumption agreement, the Bank was given the exclusive option to purchase 1st Centennial Bank loans at par from the FDIC during the 30-day period subsequent to the Transaction Date. The Bank purchased $101 million of loans at par from the FDIC under this option and recorded these loans at fair value, which materially approximates the amortized cost of the loans, given that the loans were performing in accordance with the loan contracts at interest rates that approximate market rates at the time of acquisition.

The following table presents the composition of the 1st Centennial loans purchased from the FDIC (in millions):

Commercial mortgage	$42.9
Commercial loans and lines	40.9
Residential 1-4 mortgages	10.0
Multifamily mortgages	4.9
Construction	2.0
Home equity & consumer	0.5

Total	$101.2

In June 2009, the Bank exercised its option to purchase approximately $400,000 of furniture, fixtures and equipment related to the six branch locations at fair value from the FDIC. The Bank also negotiated and executed new leases approximating current market rents for the six branch locations. Other settlements are still pending with the FDIC, and once settled, may result in adjustments to the above amounts, including goodwill.

NOTE 4 – SECURITIES

The amortized cost, unrealized gains, unrealized losses and estimated fair values of securities available-for-sale at September 30, 2009 and December 31, 2008 are summarized as follows:

	September 30, 2009
(in thousands)	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Estimated Fair Value
U.S. Treasury notes	$31,025	$30	$(3)	$31,052
U.S. government agency notes	50,002	1,054	—	51,056
U.S. government agency collateralized mortgage obligations	49,528	69	(29)	49,568
U.S. government agency mortgage-backed securities	105,609	970	(38)	106,541
Private label collateralized mortgage obligations	46,219	21	(9,436)	36,804
Municipal securities	23,593	1,511	(2)	25,102
Other domestic debt securities	4,867	—	(2,612)	2,255

Securities available-for-sale	$310,843	$3,655	$(12,120)	$302,378

	December 31, 2008
(in thousands)	AmortizedCost	GrossUnrealizedGains	GrossUnrealizedLosses	EstimatedFairValue
U.S. government agency notes	$2,000	$20	$—	$2,020
U.S. government agency collateralized mortgage obligations	8,934	278	(5)	9,207
U.S. government agency mortgage-backed securities	129,060	3,197	(46)	132,211
Private label collateralized mortgage obligations	54,184	—	(15,493)	38,691
Municipal securities	17,327	220	(123)	17,424
Other domestic debt securities	4,941	—	(2,032)	2,909

Securities available-for-sale	$216,446	$3,715	$(17,699)	$202,462

The Company performs regular impairment analyses on the securities available-for-sale portfolio in accordance with FASB accounting standards codification guidance related to the consideration of impairment related to certain debt and equity securities . If it is probable that the Company will be unable to collect all amounts due according to the contractual terms of the debt security not impaired at acquisition, an other-than-temporary impairment is considered to have occurred. When an other-than-temporary impairment occurs, the cost basis of the security is written down to its fair value (as the new cost basis) and the write-down is accounted for as a realized loss if it is credit related. Other-than-temporary declines in fair value are assessed based on the duration the security has been in a continuous unrealized loss position, the severity of the decline in value, the rating of the security, the long-term financial outlook of the issuer, the expected future cash flows and our ability and intent on holding the securities until the fair values recover.

The following table shows the gross unrealized losses and amortized cost of the Company’s securities with unrealized losses that are not deemed to be other-than-temporarily impaired, aggregated by investment category and length of time that individual securities have been in a continuous unrealized loss position at September 30, 2009 and December 31, 2008. This table excludes the one security with an other-than-temporary impairment at September 30, 2009.

	At September 30, 2009
	Less Than 12 Months		Greater Than 12 Months		Total
(in thousands)	Amortized Cost	Unrealized Losses	Amortized Cost	Unrealized Losses	Amortized Cost	Unrealized Losses
U.S. Treasury notes	$7,739	$(3)	$—	$—	$7,739	$(3)
U.S. government agency mortgage-backed securities	9,632	(38)	—	—	9,632	(38)
U.S. government agency collateralized mortgage obligations	5,045	(29)	—	—	5,045	(29)
Private-label collateralized mortgage obligations	3,959	(155)	32,138	(7,302)	36,097	(7,457)
Municipal securities	—	—	173	(2)	173	(2)
Other domestic debt securities	—	—	4,867	(2,612)	4,867	(2,612)

	$26,375	$(225)	$37,178	$(9,916)	$63,553	$(10,141)

	At December 31, 2008
	Less Than 12 Months		Greater Than 12 Months		Total
(in thousands)	Amortized Cost	Unrealized Losses	Amortized Cost	Unrealized Losses	Amortized Cost	Unrealized Losses
U.S. government agency mortgage-backed securities	$3,611	$(46)	$—	$—	$3,611	$(46)
U.S. government agency collateralized mortgage obligations	1,476	(5)	—	—	1,476	(5)
Private-label collateralized mortgage obligations	51,107	(15,205)	3,078	(288)	54,185	(15,493)
Municipal securities	7,360	(121)	173	(2)	7,533	(123)
Other domestic debt securities	—	—	4,941	(2,032)	4,941	(2,032)

	$63,554	$(15,377)	$8,192	$(2,322)	$71,746	$(17,699)

The Company performed discounted cash flow analyses for our private-label collateralized mortgage obligations rated less than investment grade at September 30, 2009. These analyses used the current month, last three month and last twelve month historical prepayment speeds, the cumulative default rates and the loss severity rates to determine if there was an other-than-temporary impairment at September 30, 2009. One security with an amortized cost basis of $6.3 million and an unrealized loss of $1.9 million was deemed to be other-than-temporarily impaired at September 30, 2009. The Company recognized an other-than-temporary impairment loss of $565,000 on this security at June 30, 2009 and did not recognize any additional other-than-temporary impairment loss in the third quarter of 2009. As of December 31, 2008, the Company did not identify any securities that were other-than-temporarily impaired. Please see the “Securities” section of Management’s Discussion and Analysis in this document for a detailed explanation of the impairment analysis process. The Company will continue to evaluate the securities portfolio for other-than-temporary impairment at each reporting date and can provide no assurance there will not be an other-than-temporary impairment in future periods.

The following table presents the other-than-temporary impairment activity related to credit loss, which is recognized in earnings, and the other-than-temporary impairment activity related to all other factors, which are recognized in other comprehensive income.

	Three Months Ended September 30, 2009
(in thousands)	Impairment Related to Credit Loss	Impairment Related to Other Factors	Total Impairment
Recognized as of beginning of period	$565	$—	$565
Charges on securities for which OTTI was not previously recognized	—	—	—

Recognized as of end of period	$565	$—	$565

The amortized cost and estimated fair value of securities by contractual maturities are shown below. Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

	At September 30, 2009
	Amortized Cost	Fair Value
	(in thousands)
Due in one year or less	$15,379	$15,384
Due after one year through five years	69,484	69,783
Due after five years through ten years	46,950	47,772
Due after ten years	179,030	169,439

Total	$310,843	$302,378

The Company has a $8.4 million investment in Federal Home Loan Bank of San Francisco (FHLB) stock. The FHLB stock is carried at cost at September 30, 2009, as the stock can only be redeemed at par. The Company considered the long-term nature of the investment and our intent and ability to hold this investment for a period of time sufficient to recover our recorded investment and determined it was not impaired at September 30, 2009.

NOTE 5 – LOANS AND ALLOWANCE FOR LOAN LOSSES

The loan portfolio by type consists of the following:

(in thousands)	At September 30, 2009	At December 31, 2008
Commercial mortgage	$365,540	$302,016
Commercial loans and lines of credit	250,422	228,958
Multifamily mortgage	134,096	51,607
Construction and land development	94,721	133,054
Home mortgage	51,747	45,202
Home equity loans and lines of credit	38,638	22,568
Installment and credit card	5,687	5,016

Total loans	940,851	788,421
Allowance for loan losses	(12,137)	(8,048)

Loans, net	$928,714	$780,373

Loans held-for-sale	$—	$31,401

Loans held-for-sale at December 31, 2008 represented performing multifamily residential loans originated from January 2008 to December 2008 at interest rates which approximated market rates. In the first quarter of 2009, the Company identified two prospective buyers for these loans and they undertook their purchase due diligence shortly after year-end. The Company accepted a bid from one of these buyers in March subject to completion of due diligence. This prospective buyer aggregates loans and re-sells them to the Federal National Mortgage Association (or FNMA). Subsequent to accepting the bid, FNMA changed its underwriting and documentation standards and, while the Company did work with the prospective buyer and our borrowers to meet these new standards, the Company ultimately determined not to pursue the sale and returned these performing, multifamily mortgage loans to the regular loan portfolio. A market loss of $709,000 was recognized in noninterest expense for the second quarter of 2009 to write down these loans to the lower of cost or market value.

At September 30, 2009, loans with a balance of $516.1 million were pledged as security for Federal Home Loan Bank, or FHLB, advances. Loan balances include net deferred fees of $1.5 million and $1.8 million at September 30, 2009 and December 31, 2008, respectively.

Most of the Company’s lending activity is with customers located in the six Southern California counties where our branches are located. The Company has no significant credit exposure to any individual customer; however, the economic condition in Southern California could adversely affect customers. A significant portion of our loans are collateralized by real estate. Changes in the economic condition in Southern California could adversely affect the value of real estate.

Changes in the allowance for loan losses were as follows:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2009	2008	2009	2008
	(Dollars in thousands )
Beginning balance	$11,955	$7,893	$8,048	$7,828
Provision for loan losses	4,117	300	10,296	950
Loans charged-off	(4,079)	(206)	(6,590)	(917)
Recoveries on loans charged-off	144	12	383	138

Ending balance	$12,137	$7,999	$12,137	$7,999

Allowance to gross loans	1.29%	1.02%	1.29%	1.02%

Past due loans and foreclosed assets consist of the following:

(dollars in thousands)	At September 30, 2009	At December 31, 2008
Accruing loans past due 30—89 days	$7,314	$2,644
Accruing loans past due 90 days or more	$2,970	$429
Nonaccrual loans	$39,330	$8,475
Foreclosed assets	$6,120	$327

There were $39.3 million and $8.5 million of nonaccrual loans at September 30, 2009 and December 31, 2008, respectively. Had these loans performed according to their original terms, additional interest income of approximately $676,000 and $162,000 would have been recognized in the three months ended September 30, 2009 and September 30, 2008, respectively. Had these loans performed according to their original terms, additional interest income of approximately $1,317,000 and $400,000 would have been recognized in the nine months ended September 30, 2009 and September 30, 2008, respectively.

The Company considers a loan to be impaired when, based on current information and events, the Company does not expect to be able to collect all amounts due according to the loan contract, including scheduled interest payments. Due to the size and nature of the loan portfolio, impaired loans are determined by periodic evaluation on an individual loan basis. The average balance of impaired loans was $32.7 million for the nine months ended September 30, 2009 and $10.6 million for the nine months ended September 30, 2008. Impaired loans were $41.4 million at September 30, 2009 and $34.5 million at December 31, 2008. Loan loss allowances for individually impaired loans are computed in accordance with FASB accounting standards related to accounting by creditors for impairment of a loan and are based on either the estimated collateral value less estimated selling costs (if the loan is a collateral-dependent loan), or the present value of expected future cash flows discounted at the loan’s effective interest rate. Of the $41.4 million of impaired loans at September 30, 2009, $3.7 million had specific allowances of $0.6 million. Of the $34.5 million of impaired loans at December 31, 2008, $2.0 million had specific allowances of $0.6 million.

NOTE 6 – GOODWILL AND OTHER INTANGIBLE ASSETS

Goodwill was $60.7 million at September 30, 2009 and $50.1 million at December 31, 2008. The $10.6 million increase in goodwill represents the goodwill recognized from the purchase of certain assets and the assumption of certain deposit liabilities from the FDIC in its capacity as receiver of 1st Centennial Bank. No impairment loss was recognized for the periods ended September 30, 2009 and December 31, 2008.

Core deposit intangibles, net of accumulated amortization, were $9.0 million at September 30, 2009 and $5.2 million at December 31, 2008. The increase in core deposit intangibles is due to the $4.7 million core deposit intangible recognized from the assumption of certain deposit liabilities from the FDIC in its capacity as receiver of 1st Centennial Bank. Amortization expense for the three months ended September 30, 2009 and 2008 was $316,000 and $198,000, respectively. Amortization expense for the nine months ended September 30, 2009 and 2008 was $910,000 and $593,000, respectively.

Trade name intangible, net of accumulated amortization, was $3.0 million at September 30, 2009 and $3.3 million at December 31, 2008. Amortization expense for the three months ended September 30, 2009 and 2008 was $100,000 in each period. Amortization expense for the nine months ended September 30, 2009 and 2008 was $300,000 in each period.

NOTE 7 – EARNINGS (LOSS) PER SHARE

Basic earnings (loss) per share, or EPS, excludes dilution and is computed by dividing income (loss) available to common shareholders by the weighted average number of common shares outstanding for the period. Diluted EPS reflect the potential dilution that could occur if common shares were issued pursuant to the exercise of common stock options under the Company’s stock option plans and if common shares were issued from the conversion of the convertible preferred stock.

The following table illustrates the computations of basic and diluted EPS for the periods indicated:

	Three months ended September 30,				Nine months ended September 30,
	2009		2008		2009		2008
(in thousands, except per share data)	Diluted	Basic	Diluted	Basic	Diluted	Basic	Diluted	Basic
Net income (loss) as reported	$(136)	$(136)	$1,761	$1,761	$(1,797)	$(1,797)	$5,234	$5,234
Less preferred stock dividend declared	(313)	(313)	—	—	(819)	(819)	—	—

Income (loss) available to common shareholders	$(449)	$(449)	$1,761	$1,761	$(2,616)	$(2,616)	$5,234	$5,234

Weighted average common shares outstanding	11,631	11,631	11,466	11,466	11,598	11,598	11,478	11,478
Restricted stock	—	—	—	—	—	—	—	—
Convertible preferred stock	—	—	278	—	—	—	276	—

Net effect of dilutive securities	—	—	278	—	—	—	276	—
Weighted average common shares outstanding (1)	11,631	11,631	11,744	11,466	11,598	11,598	11,754	11,478

Earnings (loss) per common share	$(0.04)	$(0.04)	$0.15	$0.15	$(0.23)	$(0.23)	$0.45	$0.46

(1)	In accordance with FASB accounting standards related to earnings per share, due to the net loss for the three and nine months ended September 30, 2009, the impact of securities convertible to common stock is not included as its effect would be anti-dilutive.

NOTE 8 – COMPREHENSIVE INCOME (LOSS)

Comprehensive income (loss) is the change in equity during a period from transactions and other events and circumstances from non-owner sources. Total comprehensive income (loss) was as follows:

	Three months ended Sept. 30,		Nine months ended Sept. 30,
(dollars in thousands)	2009	2008	2009	2008
Other comprehensive income (loss):
Unrealized loss on interest rate swaps used in cash flow hedges	$—	$—	$—	$(226)
Unrealized gain (loss) on securities available-for-sale	5,271	(1,999)	9,830	(7,849)
Reclassification adjustment for gains included in net income (loss)	(1,639)	—	(4,310)	—

Other comprehensive income (loss), before tax	3,632	(1,999)	5,520	(8,075)
Income tax benefit (expense) related to items of other comprehensive income (loss)	(1,479)	678	(1,544)	3,023

Other comprehensive income (loss)	2,153	(1,321)	3,976	(5,052)
Net income (loss)	(136)	1,761	(1,797)	5,234

Comprehensive income	$2,017	$440	$2,179	$182

NOTE 9 – FAIR VALUE MEASUREMENT

FASB accounting standards codification related to fair value measurements defines fair value, establishes a framework for measuring fair value under generally accepted accounting principles, and expands disclosures about fair value measurement. This standard applies to all financial assets and liabilities that are being measured and reported at fair value on a recurring and non-recurring basis. Upon adoption of this accounting standard update, there was no cumulative effect adjustment to beginning retained earnings and no impact on the financial statements in the first quarter of 2008.

As defined in the FASB accounting standards codification, fair value is the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. The following table presents information about the Company’s assets and liabilities measured at fair value on a recurring and non-recurring basis as of September 30, 2009 and indicates the fair value hierarchy of the valuation techniques utilized by the Company to determine such fair value. In general, fair values determined by Level 1 inputs utilize quoted prices (unadjusted) for identical instruments that are highly liquid, observable and actively traded in over-the-counter markets. Fair values determined by Level 2 inputs utilize inputs other than quoted prices included in Level 1 that are observable for the asset or liability, either directly or indirectly. Level 2 inputs include quoted prices for similar instruments in active markets, quoted prices for identical or similar instruments in markets that are not active and model-derived valuations whose inputs are observable and can be corroborated by market data. Level 3 inputs are unobservable inputs that are supported by little or no market activity and that are significant to the fair value of the assets or liabilities. In certain cases, the inputs used to measure fair value may fall into different levels of the fair value hierarchy. In such cases, the level in the fair value hierarchy within which the fair value measurement in its entirety falls has been determined based on the lowest level input that is significant to the fair value measurement in its entirety. The Company’s assessment of the significance of a particular input to the fair value measurement in its entirety requires judgment, and considers factors specific to the asset or liability.

The Company uses fair value to measure certain assets and liabilities on a recurring basis when fair value is the primary measure for accounting. This is done primarily for available-for-sale securities and derivatives. Fair value is used on a nonrecurring basis to measure certain assets when applying lower of cost or market accounting or when adjusting carrying values, such as for loans held-for-sale, collateral dependent impaired loans, and foreclosed property. Fair value is also used when evaluating impairment on certain assets, including securities, goodwill, core deposit and other intangibles, for valuing assets and liabilities acquired in a business combination and for disclosures of financial instruments as required by FASB accounting standards codification related to fair value disclosure reporting .

The following tables present information on the assets measured and recorded at fair value on a recurring and nonrecurring basis at September 30, 2009.

(in thousands)	Fair value at Sept. 30, 2009	Financial Assets Measured at Fair Value on a Recurring Basis as of September 30, 2009, Using
		Quoted prices in active markets for identical assets (Level 1)	Other observable inputs (Level 2)	Significant unobservable inputs (Level 3)
Available-for-sale securities	$302,378	$—	$302,378	$—

Total assets measured at fair value on a recurring basis	$302,378	$—	$302,378	$—

	Fair value at Sept. 30, 2009	Assets Measured at Fair Value on a Non-Recurring Basis as of September 30, 2009, Using
(in thousands)		Quoted prices in active markets for identical assets (Level 1)	Other observable inputs (Level 2)	Significant unobservable inputs (Level 3)
Collateral dependent impaired loans	$3,745	$—	$—	$3,745
Foreclosed property	6,120	—	—	6,120

Total assets measured at fair value on a non-recurring basis	$9,865	$—	$—	$9,865

The following methods were used to estimate the fair value of each class of financial instrument above:

Securities – Fair values for securities are obtained from a third-party pricing service for identical or comparable assets. The market valuations include observable market inputs and are therefore considered Level 2 inputs for purposes of determining the fair value.

Collateral dependent impaired loans – Impaired loans are measured and recorded at the lower of cost basis or the fair value of the underlying collateral credit support on a nonrecurring basis. The impaired loans shown are collateral dependent and, accordingly, are measured based on the fair value of such collateral. The fair value of each loan’s collateral is generally based on estimated market prices from an independently prepared appraisal, which is then adjusted for the cost related to liquidating such collateral; such valuation inputs result in a nonrecurring fair value measurement that is categorized as a Level 3 measurement.

Foreclosed assets – Foreclosed assets are measured and recorded at the lower of cost basis or fair value on a nonrecurring basis. The foreclosed assets shown are collateral dependent and, accordingly, are measured based on the fair value of such collateral. The fair value of each asset’s collateral is generally based on estimated market prices from an independently prepared appraisal, which is then adjusted for the cost related to liquidating such collateral; such valuation inputs result in a nonrecurring fair value measurement that is categorized as a Level 3 measurement.

FASB accounting standards codification requires that the Company disclose estimated fair values for its financial instruments during annual and interim reporting periods. Fair value estimates, methods and assumptions, set forth below for our financial instruments, are made solely to comply with the requirements of the disclosures regarding fair value of financial instruments. The following describes the methods and assumptions used in estimating the fair values of financial instruments, excluding financial instruments already recorded at fair value as described above in our SFAS No. 157 disclosures.

Cash and cash equivalents – The carrying amounts of cash and federal funds sold approximate their fair value.

Loans – Loans are not measured at fair value on a recurring basis. Therefore, the following valuation discussion relates to estimating the fair value to be disclosed under fair value disclosure requirements. Fair values are estimated for portfolios of loans with similar financial characteristics. Loans are segregated by type and further segmented into fixed and adjustable rate interest terms and by credit risk categories. The fair values of loans is then estimated by discounting scheduled cash flows through the estimated maturity using estimated market prepayment speeds and estimated market discount rates that reflect the credit and interest rate risk inherent in the loans. Loans, other than those held-for-sale, are not normally purchased and sold by the Company, and there are no active trading markets for much of this portfolio.

Deposits – The fair values disclosed for demand deposits are, by definition, equal to the amount payable on demand at the reporting date (that is, their carrying amounts). The carrying amounts of variable-rate money market accounts and fixed-term certificates of deposit (CDs) approximate their fair values at the reporting date. Fair values for fixed-rate CDs are estimated using a discounted cash flow calculation that applies interest rates currently being offered on certificates to a schedule of aggregated expected monthly maturities on time deposits.

Federal Home Loan Bank advances and other borrowings – The fair value of the FHLB advances and other borrowings is estimated using a discounted cash flow analysis based on the Company’s current incremental borrowing rates for similar types of borrowing arrangements.

Junior subordinated debentures – The fair value of the debentures is estimated using a discounted cash flow analysis based on current incremental borrowing rates for similar types of borrowing arrangements.

Off-balance sheet instruments – Off-balance sheet instruments include unfunded commitments to extend credit and standby letters of credit. The fair value of these instruments is not considered practicable to estimate because of the lack of quoted market prices and the inability to estimate fair value without incurring excessive costs.

The following table estimates fair values and the related carrying amounts of the Company’s financial instruments:

	At September 30, 2009
(in thousands)	Carrying Amount	Estimated Fair Value
Financial assets:
Cash, due from banks and federal funds sold	$104,148	$104,148
Securities available-for-sale	302,378	302,378
FHLB and other stock	9,829	9,829
Loans, net	928,714	864,725
Financial liabilities:
Demand deposits, money market and savings	$702,528	$702,528
Time certificates of deposit	422,503	426,348
FHLB advances and other borrowings	149,000	155,216
Junior subordinated debentures	26,740	12,060

These fair value disclosures represent the Company’s best estimates based on relevant market information and information about the financial instruments. Fair value estimates are based on judgments regarding future expected loss experience, current economic conditions, risk characteristics of the various instruments, and other factors. These estimates are subjective in nature and involve uncertainties and matters of significant judgment and therefore cannot be determined with precision. Changes in the above methodologies and assumptions could significantly affect the estimates.

7,500,000 Shares

Common Stock

Keefe, Bruyette & Woods

                    , 2009

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.	Other Expenses of Issuance and Distribution.

The following table sets forth the various expenses to be incurred in connection with the sale and distribution of the Securities being registered hereby, all of which will be borne by us (except any underwriting discounts and commissions and expenses incurred for brokerage, accounting, tax or legal services or any other expenses incurred in disposing of the shares). All amounts shown are estimates except the SEC registration fee.

SEC registration fee	$1,926
FINRA filing fee	$3,950
Legal fees and expenses	$250,000
Accounting fees and expenses	$100,000
Printing fees and expenses	$100,000
Miscellaneous expenses	$44,124

Total Expenses	$500,000

Item 14.	Indemnification of Directors and Officers.

Section 145(a) of the Delaware General Corporation Law (the “DGCL”) provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by that person in connection with such action, suit or proceeding if that person acted in good faith and in a manner that person reasonably believes to be in or not opposed to the best interests of the corporation, and with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that the person’s conduct was unlawful.

Section 145(b) of the DGCL provides that a corporation may indemnify any person who was or is a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

Section 145(c) of the DGCL provides that to the extent that a present or former director or officer of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections (a) and (b) of Section 145, or in defense of any claim, issue or matter therein, he shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by that person in connection therewith.

Section 145(d) of the DGCL provides that any indemnification under subsections (a) and (b) of Section 145 (unless ordered by a court) shall be made by the corporation only as authorized in the specific case upon a determination that indemnification of the present or former director, officer, employee or agent is proper in the circumstances because that person has met the standard of conduct set forth in subsections (a) and (b) of Section 145. Such determination shall be made, with respect to a person who is a director or officer at the time of such determination, (1) by a majority vote of the directors who were not parties to such action, suit or proceeding, even though less than a quorum, or (2) by a committee of such directors designated by majority vote of such directors, even though less than a quorum, or (3) if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion, or (4) by the stockholders.

Section 145(e) of the DGCL provides that expenses (including attorneys’ fees) incurred by an officer or director in defending any civil, criminal, administrative or investigative action, suit or proceeding may be paid by the corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that such person is not entitled to be indemnified by the corporation as authorized in Section 145. Such expenses (including attorneys’ fees) incurred by former directors and officers or other employees and agents may be so paid upon such terms and conditions, if any, as the corporation deems appropriate.

Article VI of First California’s amended and restated by-laws contains provisions that required us to indemnify our directors, officers and employees to the fullest extent permitted by Delaware law.

Item 15.	Recent Sale of Unregistered Securities

On December 19, 2008, the Company sold and issued 25,000 shares of its Fixed Rate Cumulative Perpetual Preferred Stock, Series B, with a liquidation preference of $1,000 per share and a ten-year Warrant to purchase initially up to 599,042 shares of the Company’s common stock to the U.S. Treasury, for a total purchase price of $25,000,000. The securities were sold in a private placement exempt from registration pursuant to Section 4(2) of the Securities Act.

In connection with the mergers, holders of National Mercantile Series B Convertible Perpetual Preferred Stock became entitled to receive one share of First California Preferred Series A Preferred Stock for each share of National Mercantile Series B Convertible Perpetual Preferred Stock held at the completion of the mergers on March 12, 2007. Accordingly, on March 12, 2007, each of the 1,000 outstanding shares of National Mercantile Series B Convertible Perpetual Preferred Stock was converted into the right to receive one share of our Series A Preferred Stock. The First California Series A Preferred Stock was issued in a private placement exempt from registration pursuant to Section 4(2) of the Securities Act.

Item 16.	Exhibits

The agreements included as exhibits to this registration statement contain representations and warranties by each of the parties to the applicable agreement. These representations and warranties have been made solely for the benefit of the other parties to the applicable agreement and:

•	should not in all instances be treated as categorical statements of fact, but rather as a way of allocating the risk to one of the parties if those statements prove to be inaccurate;

•	have been qualified by disclosures that were made to the other party in connection with the negotiation of the applicable agreement, which disclosures are not necessarily reflected in the agreement;

•	may apply standards of materiality in a way that is different from what may be viewed as material to you or other investors; and

•	were made only as of the date of the applicable agreement or such other date or dates as may be specified in the agreement and are subject to more recent developments.

Accordingly, these representations and warranties may not describe the actual state of affairs as of the date they were made or at any other time. First California acknowledges that, notwithstanding the inclusion of the foregoing cautionary statements, it is responsible for considering whether additional specific disclosures of material information regarding material contractual provisions are required to make the statements in this registration statement not misleading. Additional information about First California may be found elsewhere in this registration statement and First California’s other public filings, which are available without charge through the SEC’s website at http://www.sec.gov. See “Where You Can Find More Information” in the prospectus that forms a part of this registration statement.

EXHIBIT NUMBER	DESCRIPTION
1.1	Form of Underwriting Agreement

2.1	Agreement and Plan of Merger, dated as of June 15, 2006, by and among First California Financial Group, Inc., FCB Bancorp and National Mercantile Bancorp (Appendix A to the Joint Proxy Statement-Prospectus filed on February 21, 2007 by First California Financial Group, Inc. and incorporated herein by this reference).

2.2	Purchase and Assumption Agreement, dated as of January 23, 2009, by and among the Federal Deposit Insurance Corporation, as Receiver of 1st Centennial Bank, First California Bank and the Federal Deposit Insurance Corporation.

3.1	Amended and Restated Certificate of Incorporation of First California Financial Group, Inc. (Exhibit 3.1 to Form 10-Q filed on August 13, 2007 by First California Financial Group, Inc. and incorporated herein by this reference).

3.2	Amended and Restated By-Laws of First California Financial Group, Inc. (Exhibit 3.2 to Form 10-Q filed on August 13, 2007 by First California Financial Group, Inc. and incorporated herein by this reference).

3.3	Certificate of Designations with respect to the Series A Preferred Stock (included in Exhibit 3.1).

3.4	Certificate of Designations with respect to the Series B Preferred Stock (Exhibit 3.1 to Form 8-K filed on December 22, 2008 by First California Financial Group, Inc. and incorporated herein by this reference).

4.1	First Supplemental Indenture, dated as of March 12, 2007, by and between First California Financial Group, Inc., as Successor to FCB Bancorp, and Wilmington Trust Company, as Trustee (Exhibit 4.3 to Form 10-K filed on April 2, 2007 by First California Financial Group, Inc. and incorporated herein by this reference).

4.2	Indenture, dated as of January 25, 2007, governing Fixed/Floating Rate Junior Subordinated Deferrable Interest Debentures due 2037, between National Mercantile Bancorp and Wilmington Trust Company, as Trustee (Exhibit 10.4 to Form 8-K filed on January 30, 2007 by National Mercantile and incorporated herein by this reference).

EXHIBIT NUMBER	DESCRIPTION
4.3	First Supplemental Indenture, dated as of March 12, 2007, by and between First California Financial Group, Inc., as Successor to National Mercantile, and Wilmington Trust Company, as Trustee (Exhibit 4.5 to Form 10-K filed on April 2, 2007 by First California Financial Group, Inc. and incorporated herein by this reference).

4.4	Specimen of Common Stock Certificate. (Exhibit 4.3 to Form S-8 filed on March 19, 2007 by First California Financial Group, Inc. and incorporated herein by this reference).

4.5	Form of Capital Security Certificate evidencing the capital securities of First California Capital Trust I (Exhibit 4.1 to Form 8-K filed on January 30, 2007 by National Mercantile and incorporated herein by this reference).

4.6	Form of Common Security Certificate evidencing common securities of First California Capital Trust I (Exhibit 4.3 to Form 8-K filed on January 30, 2007 by National Mercantile and incorporated herein by this reference).

4.7	Form of National Mercantile Bancorp Fixed/Floating Rate Junior Subordinated Deferrable Interest Debenture due 2037 (Exhibit 4.2 to Form 8-K filed on January 30, 2007 by National Mercantile and incorporated herein by this reference).

4.8	Warrant to purchase up to 599,042 shares of Common Stock, issued on December 19, 2008 (Exhibit 4.2 to Form 8-K filed on December 22, 2008 by First California Financial Group, Inc. and incorporated herein by this reference).

4.9	Form of Certificate for the Fixed Rate Cumulative Perpetual Preferred Stock, Series B (Exhibit 4.3 to the Registration Statement on Form S-3 filed on January 16, 2009 by First California Financial Group, Inc. and incorporated herein by this reference).

5.1	Opinion of Skadden, Arps, Slate, Meagher & Flom LLP regarding validity of the common stock being registered.

10.1*	Employment Agreement, dated January 1, 1999, between National Mercantile Bancorp and Scott A. Montgomery (Exhibit 10.1 to Form S-4/A filed on December 5, 2006 by First California Financial Group, Inc. and incorporated herein by this reference).

10.2*	Letter dated June 15, 2006 amending Employment Agreement between National Mercantile Bancorp and Scott A. Montgomery (Exhibit 10.1 to Form 8-K filed on June 21, 2006 by National Mercantile and incorporated herein by this reference).

10.3*	Employment Agreement, dated June 15, 2006, between First California Financial Group, Inc. and C. G. Kum (Exhibit 99.2 to Form 8-K filed on June 21, 2006 by FCB Bancorp and incorporated herein by this reference).

10.4*	First California Financial Group, Inc. 2005 NMB Stock Incentive Plan (formerly known as the National Mercantile Bancorp 2005 Stock Incentive Plan) (Exhibit 4.1 to Form S-8 filed on May 25, 2005 by National Mercantile and incorporated herein by this reference).

10.5*	Amendment No. 1 to First California Financial Group, Inc. 2005 NMB Stock Incentive Plan (formerly known as the National Mercantile Bancorp 2005 Stock Incentive Plan) (Exhibit 10.7 to Form S-8 filed on March 19, 2007 by First California Financial Group, Inc. and incorporated herein by this reference).

10.6*	Form of Stock Option Agreement under First California Financial Group, Inc. 2005 NMB Stock Incentive Plan (formerly known as the National Mercantile 2005 Stock Incentive Plan) (Exhibit 10.1 to Form S-8 filed on May 25, 2005 by National Mercantile and incorporated herein by this reference).

EXHIBIT NUMBER	DESCRIPTION
10.7*	Form of Non-Qualified Stock Option Agreement under the First California Financial Group, Inc. 2005 NMB Stock Incentive Plan (formerly known as the National Mercantile 2005 Stock Incentive Plan) (Exhibit 10.2 to Form S-8 filed on May 25, 2005 by National Mercantile and incorporated herein by this reference).

10.8*	First California Financial Group, Inc. 1994 NMB Stock Option Plan (formerly known as National Mercantile Bancorp 1994 Stock Option Plan) (Exhibit 10.7 to Form S-4 filed on October 23, 2006 by First California Financial Group, Inc. and incorporated herein by this reference).

10.9*	Amendment No. 1 to First California Financial Group, Inc. 1994 NMB Stock Option Plan (formerly known as the National Mercantile Bancorp 1994 Stock Option Plan) (Exhibit 10.4 to Form S-8 filed on March 19, 2007 by First California Financial Group, Inc. and incorporated herein by this reference).

10.10*	Form of Stock Option Agreement under the First California Financial Group, Inc. 1994 NMB Stock Option Plan (formerly known as the National Mercantile Bancorp 1994 Stock Option Plan) (Exhibit 10.8 to Form S-4 filed on October 23, 2006 by First California Financial Group, Inc. and incorporated herein by this reference).

10.11*	First California Financial Group, Inc. FCB 2005 Stock Option Plan (formerly known as the FCB Bancorp 2005 Stock Option Plan) (Exhibit 10.1 to Form S-4/A filed on September 1, 2005 by FCB Bancorp and incorporated herein by this reference).

10.12*	Amendment No. 1 to First California Financial Group, Inc. FCB 2005 Stock Option Plan (formerly known as the FCB Bancorp 2005 Stock Option Plan) (Exhibit 10.2 to Form S-8 filed on March 19, 2007 by First California Financial Group, Inc. and incorporated herein by this reference).

10.13*	First California 2007 Omnibus Equity Incentive Plan (Appendix B to the Proxy Statement filed on May 30, 2007 in connection with the 2007 annual meeting of stockholders and incorporated herein by this reference).

10.14	Registration Rights Agreement, dated June 15, 2006, by and between First California Financial Group, Inc. and the Stockholders party thereto (Exhibit 10.10 to Form S-4 filed on October 23, 2006 by First California Financial Group, Inc. and incorporated herein by this reference).

10.15	Amended and Restated Declaration of Trust of National Mercantile Capital Trust I, dated as of June 27, 2001 (Exhibit 10.11 to Form S-4/A filed on January 11, 2007 by First California Financial Group, Inc. and incorporated herein by this reference).

10.16	Guarantee Agreement of National Mercantile Bancorp for trust preferred securities dated July 16, 2001 (Exhibit 10.12 to Form S-4/A filed on January 11, 2007 by First California Financial Group, Inc. and incorporated herein by this reference).

10.17	Lease, dated as of November 12, 2003, between Century Park and Mercantile National Bank relating to Suite 800 offices at 1880 Century Park East, Los Angeles, California (Exhibit 10.10 to Form 10-KSB filed on March 30, 2004 by National Mercantile and incorporated herein by this reference).

10.18	Lease, dated as of September 19, 2003, between Metropolitan Life Insurance Company and Mercantile National Bank relating to offices at 3070 Bristol Street, Costa Mesa, California (Exhibit 10.11 to Form 10-KSB filed on March 31, 2005 by National Mercantile and incorporated herein by this reference).

10.19	Lease, dated as of November 12, 2003, between Century Park and Mercantile National Bank relating to ground floor offices at 1880 Century Park East, Los Angeles, California (Exhibit 10.12 to Form 10-KSB filed on March 31, 2005 by National Mercantile and incorporated herein by this reference).

EXHIBIT NUMBER	DESCRIPTION
10.20	Lease, dated as of March 30, 2005, between Brighton Enterprises, LLC and Mercantile National Bank relating to offices at 9601 Wilshire Boulevard, Beverly Hills, California (Exhibit 10.13 to Form 10-KSB filed on March 31, 2005 by National Mercantile and incorporated herein by this reference).

10.21	Lease, dated as of September 10, 2004, between Encino Corporate Plaza, LP and Mercantile National Bank relating to offices at 16661 Ventura Boulevard, Encino, California (Exhibit 10.14 to Form 10-KSB filed on March 31, 2005 by National Mercantile and incorporated herein by this reference).

10.22*	Mercantile National Bank Deferred Compensation Plan and Form of Agreement (Exhibit 10.15 to Form 10-KSB filed on March 31, 2005 by National Mercantile and incorporated herein by this reference).

10.23*	Salary Continuation Agreement, dated March 27, 2003, with Chong Guk Kum (Exhibit 10.4 to Form S-4/A filed on September 1, 2005 by FCB Bancorp and incorporated herein by reference).

10.24*	Split Dollar Agreement, dated March 27, 2003, with Chong Guk Kum (Exhibit 10.5 to Form S-4/A filed on September 1, 2005 by FCB Bancorp and incorporated herein by reference).

10.25*	Salary Continuation Agreement, dated May 11, 2006, with Romolo Santarosa (Exhibit 10.13 to Form 10-Q filed on May 15, 2006 by FCB Bancorp and incorporated herein by reference).

10.26*	Split Dollar Agreement, dated May 11, 2006, with Romolo Santarosa (Exhibit 10.14 to Form 10-Q filed on May 15, 2006 by FCB Bancorp and incorporated herein by reference).

10.27*	Salary Continuation Agreement, dated March 27, 2003, with Thomas E. Anthony (Exhibit 10.6 to Form S-4/A filed on September 1, 2005 by FCB Bancorp and incorporated herein by reference).

10.28*	Split Dollar Agreement, dated March 27, 2003, with Thomas E. Anthony (Exhibit 10.7 to Form S-4/A filed on September 1, 2005 by FCB Bancorp and incorporated herein by reference).

10.29*	First California Bank Split Dollar Agreement, dated July 31, 2006, with John W. Birchfield (Exhibit 99.1 to Form 8-K filed on August 2, 2006 by FCB Bancorp and incorporated herein by reference).

10.30*	First California Bank Split Dollar Agreement, dated July 31, 2006, with Richard D. Aldridge (Exhibit 99.2 to Form 8-K filed on August 2, 2006 by FCB Bancorp and incorporated herein by reference).

10.31*	409A Amendment to the First California Bank Salary Continuation Agreement for Chong Guk Kum (Exhibit 99.1 to Form 8-K filed on June 7, 2006 by FCB Bancorp and incorporated herein by this reference).

10.32*	409A Amendment to the First California Bank Salary Continuation Agreement for Thomas E. Anthony (Exhibit 99.2 to Form 8-K filed on June 7, 2006 by FCB Bancorp and incorporated herein by this reference).

10.33	Placement Agreement, dated January 24, 2007, among National Mercantile Bancorp, First California Capital Trust I, FTN Financial Capital Markets and Keefe, Bruyette & Woods, Inc. (Exhibit 10.1 to Form 8-K filed on January 30, 2007 by National Mercantile and incorporated herein by this reference).

10.34	Amended and Restated Declaration of Trust among National Mercantile Bancorp, as sponsor, the Administrators named therein, and Wilmington Trust Company, as institutional and Delaware trustee (Exhibit 10.2 to Form 8-K filed on January 30, 2007 by National Mercantile and incorporated herein by this reference).

EXHIBIT NUMBER	DESCRIPTION
10.35	Guarantee Agreement between National Mercantile Bancorp and Wilmington Trust Company, as guarantee trustee (Exhibit 10.3 to Form 8-K filed on January 30, 2007 by National Mercantile and incorporated herein by this reference).

10.36	Amended and Restated Declaration of Trust, dated as of September 30, 2005, by and among Wilmington Trust Company, as Delaware Trustee and as Institutional Trustee, FCB Bancorp, as Sponsor, and C. G. Kum and Romolo Santarosa, as Administrators (Exhibit 4.2 to Form 8-K filed on October 27, 2005 by FCB Bancorp and incorporated herein by this reference).

10.37*	First California Financial Group, Inc. Amended 1996 NMB Stock Incentive Plan (formerly known as the National Mercantile Bancorp Amended 1996 Stock Incentive Plan) (Exhibit 10.6 to Form 10-KSB filed on April 15, 2003 by National Mercantile Bancorp and incorporated herein by this reference).

10.38*	Amendment No. 1 to First California Financial Group, Inc. Amended 1996 NMB Stock Incentive Plan (formerly known as the National Mercantile Bancorp Amended 1996 Stock Incentive Plan) (Exhibit 10.6 to Form S-8 filed on March 19, 2007 by First California Financial Group, Inc. and incorporated herein by this reference).

10.39*	Form of Stock Option Agreement under the First California Financial Group, Inc. Amended 1996 NMB Stock Incentive Plan (formerly known as the National Mercantile Bancorp Amended 1996 Stock Incentive Plan) (Exhibit 10.4 to Form 10-KSB filed on March 31, 2005 by National Mercantile and incorporated herein by this reference).

10.40	Letter Agreement, dated December 19, 2008, including the Securities Purchase Agreement – Standard Terms incorporated by reference therein, between the Company and the U.S. Treasury (Exhibit 10.1 to Form 8-K filed on December 22, 2008 by First California Financial Group, Inc. and incorporated herein by this reference).

10.41*	409A Amendment to the First California Bank Salary Continuation Agreement and Split Dollar Agreement between the Bank and C. G. Kum, dated December 29, 2008 (filed as Exhibit 10.46 to Form 10-K filed on March 31, 2009 by First California Financial Group, Inc. and incorporated herein by this reference).

10.42*	409A Amendment to the First California Bank Salary Continuation Agreement and Split Dollar Agreement between the Bank and Romolo Santarosa, dated December 29, 2008 (filed as Exhibit 10.47 to Form 10-K filed on March 31, 2009 by First California Financial Group, Inc. and incorporated herein by this reference).

10.43*	409A Amendment to the First California Bank Salary Continuation Agreement and Split Dollar Agreement between the Bank and Richard Glass, dated December 29, 2008 (filed as Exhibit 10.48 to Form 10-K filed on March 31, 2009 by First California Financial Group, Inc. and incorporated herein by this reference).

10.44	Lease, dated as of November 23, 2007, between Westlake Plaza Center East, LLC and First California Bank relating to Suite 300 offices at 3027 Townsgate Road, Westlake Village, California (filed as Exhibit 10.49 to Form 10-K filed on March 31, 2009 by First California Financial Group, Inc. and incorporated herein by this reference).

21	List of Subsidiaries of First California Financial Group, Inc. (filed as Exhibit 21 to Form 10-K filed on March 31, 2009 by First California Financial Group, Inc. and incorporated herein by this reference).

23.1	Consent of Moss Adams LLP.

23.2	Consent of Skadden, Arps, Slate, Meagher & Flom LLP (included in Exhibit 5.1).

24.1**	Power of Attorney.

*	Indicates a management contract or compensatory plan or arrangement.
**	Previously filed with the Registration Statement on Form S-1 filed by the Registrant on July 27, 2009.

Item 17.	Undertakings.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the indemnification provisions described herein, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

The undersigned registrant hereby undertakes that:

(1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus as filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act of 1933 shall be deemed to be part of this registration statement as of the time it was declared effective.

(2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused Amendment No. 1 to this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Westlake Village, State of California, on December 8, 2009.

FIRST CALIFORNIA FINANCIAL GROUP, INC.

By:	/s/ ROMOLO SANTAROSA
Romolo Santarosa Executive Vice President and Chief Financial Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this Amendment No. 1 to Registration Statement has been signed by the following persons in the capacities on this December 8, 2009.

Signature	Title

* C.G. Kum	Director, President and Chief Executive Officer (Principal Executive Officer)

/s/ ROMOLO SANTAROSA Romolo Santarosa	Executive Vice President and Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)

* Robert E. Gipson	Chairman of the Board of Directors

* Richard D. Aldridge	Director

* John W. Birchfield	Director

* Joseph N. Cohen	Director

* Antoinette T. Hubenette, M.D.	Director

* Syble R. Roberts	Director

Sung Won Sohn, Ph.D.	Director

* Thomas Tignino	Director

* By:	/s/ ROMOLO SANTAROSA
Romolo Santarosa
Attorney-In-Fact

EXHIBIT INDEX

EXHIBIT NUMBER	DESCRIPTION
1.1	Form of Underwriting Agreement

2.1	Agreement and Plan of Merger, dated as of June 15, 2006, by and among First California Financial Group, Inc., FCB Bancorp and National Mercantile Bancorp (Appendix A to the Joint Proxy Statement-Prospectus filed on February 21, 2007 by First California Financial Group, Inc. and incorporated herein by this reference).

2.2	Purchase and Assumption Agreement, dated as of January 23, 2009, by and among the Federal Deposit Insurance Corporation, as Receiver of 1st Centennial Bank, First California Bank and the Federal Deposit Insurance Corporation.

3.1	Amended and Restated Certificate of Incorporation of First California Financial Group, Inc. (Exhibit 3.1 to Form 10-Q filed on August 13, 2007 by First California Financial Group, Inc. and incorporated herein by this reference).

3.2	Amended and Restated By-Laws of First California Financial Group, Inc. (Exhibit 3.2 to Form 10-Q filed on August 13, 2007 by First California Financial Group, Inc. and incorporated herein by this reference).

3.3	Certificate of Designations with respect to the Series A Preferred Stock (included in Exhibit 3.1).

3.4	Certificate of Designations with respect to the Series B Preferred Stock (Exhibit 3.1 to Form 8-K filed on December 22, 2008 by First California Financial Group, Inc. and incorporated herein by this reference).

4.1	First Supplemental Indenture, dated as of March 12, 2007, by and between First California Financial Group, Inc., as Successor to FCB Bancorp, and Wilmington Trust Company, as Trustee (Exhibit 4.3 to Form 10-K filed on April 2, 2007 by First California Financial Group, Inc. and incorporated herein by this reference).

4.2	Indenture, dated as of January 25, 2007, governing Fixed/Floating Rate Junior Subordinated Deferrable Interest Debentures due 2037, between National Mercantile Bancorp, and Wilmington Trust Company, as Trustee (Exhibit 10.4 to Form 8-K filed on January 30, 2007 by National Mercantile and incorporated herein by this reference).

4.3	First Supplemental Indenture, dated as of March 12, 2007, by and between First California Financial Group, Inc., as Successor to National Mercantile, and Wilmington Trust Company, as Trustee (Exhibit 4.5 to Form 10-K filed on April 2, 2007 by First California Financial Group, Inc. and incorporated herein by this reference).

4.4	Specimen of Common Stock Certificate. (Exhibit 4.3 to Form S-8 filed on March 19, 2007 by First California Financial Group, Inc. and incorporated herein by this reference).

4.5	Form of Capital Security Certificate evidencing the capital securities of First California Capital Trust I (Exhibit 4.1 to Form 8-K filed on January 30, 2007 by National Mercantile and incorporated herein by this reference).

4.6	Form of Common Security Certificate evidencing common securities of First California Capital Trust I (Exhibit 4.3 to Form 8-K filed on January 30, 2007 by National Mercantile and incorporated herein by this reference).

4.7	Form of National Mercantile Bancorp Fixed/Floating Rate Junior Subordinated Deferrable Interest Debenture due 2037 (Exhibit 4.2 to Form 8-K filed on January 30, 2007 by National Mercantile and incorporated herein by this reference).

4.8	Warrant to purchase up to 599,042 shares of Common Stock, issued on December 19, 2008 (Exhibit 4.2 to Form 8-K filed on December 22, 2008 by First California Financial Group, Inc. and incorporated herein by this reference).

4.9	Form of Certificate for the Fixed Rate Cumulative Perpetual Preferred Stock, Series B (Exhibit 4.3 to the Registration Statement on Form S-3 filed on January 16, 2009 by First California Financial Group, Inc. and incorporated herein by this reference).

EXHIBIT NUMBER	DESCRIPTION
5.1	Opinion of Skadden, Arps, Slate, Meagher & Flom LLP regarding validity of the common stock being registered.

10.1*	Employment Agreement, dated January 1, 1999, between National Mercantile Bancorp and Scott A. Montgomery (Exhibit 10.1 to Form S-4/A filed on December 5, 2006 by First California Financial Group, Inc. and incorporated herein by this reference).

10.2*	Letter dated June 15, 2006 amending Employment Agreement between National Mercantile Bancorp and Scott A. Montgomery (Exhibit 10.1 to Form 8-K filed on June 21, 2006 by National Mercantile and incorporated herein by this reference).

10.3*	Employment Agreement, dated June 15, 2006, between First California Financial Group, Inc. and C. G. Kum (Exhibit 99.2 to Form 8-K filed on June 21, 2006 by FCB Bancorp and incorporated herein by this reference).

10.4*	First California Financial Group, Inc. 2005 NMB Stock Incentive Plan (formerly known as the National Mercantile Bancorp 2005 Stock Incentive Plan) (Exhibit 4.1 to Form S-8 filed on May 25, 2005 by National Mercantile and incorporated herein by this reference).

10.5*	Amendment No. 1 to First California Financial Group, Inc. 2005 NMB Stock Incentive Plan (formerly known as the National Mercantile Bancorp 2005 Stock Incentive Plan) (Exhibit 10.7 to Form S-8 filed on March 19, 2007 by First California Financial Group, Inc. and incorporated herein by this reference).

10.6*	Form of Stock Option Agreement under First California Financial Group, Inc. 2005 NMB Stock Incentive Plan (formerly known as the National Mercantile 2005 Stock Incentive Plan) (Exhibit 10.1 to Form S-8 filed on May 25, 2005 by National Mercantile and incorporated herein by this reference).

10.7*	Form of Non-Qualified Stock Option Agreement under the First California Financial Group, Inc. 2005 NMB Stock Incentive Plan (formerly known as the National Mercantile 2005 Stock Incentive Plan) (Exhibit 10.2 to Form S-8 filed on May 25, 2005 by National Mercantile and incorporated herein by this reference).

10.8*	First California Financial Group, Inc. 1994 NMB Stock Option Plan (formerly known as National Mercantile Bancorp 1994 Stock Option Plan) (Exhibit 10.7 to Form S-4 filed on October 23, 2006 by First California Financial Group, Inc. and incorporated herein by this reference).

10.9*	Amendment No. 1 to First California Financial Group, Inc. 1994 NMB Stock Option Plan (formerly known as the National Mercantile Bancorp 1994 Stock Option Plan) (Exhibit 10.4 to Form S-8 filed on March 19, 2007 by First California Financial Group, Inc. and incorporated herein by this reference).

10.10*	Form of Stock Option Agreement under the First California Financial Group, Inc. 1994 NMB Stock Option Plan (formerly known as the National Mercantile Bancorp 1994 Stock Option Plan) (Exhibit 10.8 to Form S-4 filed on October 23, 2006 by First California Financial Group, Inc. and incorporated herein by this reference).

10.11*	First California Financial Group, Inc. FCB 2005 Stock Option Plan (formerly known as the FCB Bancorp 2005 Stock Option Plan) (Exhibit 10.1 to Form S-4/A filed on September 1, 2005 by FCB Bancorp and incorporated herein by this reference).

10.12*	Amendment No. 1 to First California Financial Group, Inc. FCB 2005 Stock Option Plan (formerly known as the FCB Bancorp 2005 Stock Option Plan) (Exhibit 10.2 to Form S-8 filed on March 19, 2007 by First California Financial Group, Inc. and incorporated herein by this reference).

10.13*	First California 2007 Omnibus Equity Incentive Plan (Appendix B to the Proxy Statement filed on May 30, 2007 in connection with the 2007 annual meeting of stockholders and incorporated herein by this reference).

EXHIBIT NUMBER	DESCRIPTION
10.14	Registration Rights Agreement, dated June 15, 2006, by and between First California Financial Group, Inc. and the Stockholders party thereto (Exhibit 10.10 to Form S-4 filed on October 23, 2006 by First California Financial Group, Inc. and incorporated herein by this reference).

10.15	Amended and Restated Declaration of Trust of National Mercantile Capital Trust I, dated as of June 27, 2001 (Exhibit 10.11 to Form S-4/A filed on January 11, 2007 by First California Financial Group, Inc. and incorporated herein by this reference).

10.16	Guarantee Agreement of National Mercantile Bancorp for trust preferred securities dated July 16, 2001 (Exhibit 10.12 to Form S-4/A filed on January 11, 2007 by First California Financial Group, Inc. and incorporated herein by this reference).

10.17	Lease, dated as of November 12, 2003, between Century Park and Mercantile National Bank relating to Suite 800 offices at 1880 Century Park East, Los Angeles, California (Exhibit 10.10 to Form 10-KSB filed on March 30, 2004 by National Mercantile and incorporated herein by this reference).

10.18	Lease, dated as of September 19, 2003, between Metropolitan Life Insurance Company and Mercantile National Bank relating to offices at 3070 Bristol Street, Costa Mesa, California (Exhibit 10.11 to Form 10-KSB filed on March 31, 2005 by National Mercantile and incorporated herein by this reference).

10.19	Lease, dated as of November 12, 2003, between Century Park and Mercantile National Bank relating to ground floor offices at 1880 Century Park East, Los Angeles, California (Exhibit 10.12 to Form 10-KSB filed on March 31, 2005 by National Mercantile and incorporated herein by this reference).

10.20	Lease, dated as of March 30, 2005, between Brighton Enterprises, LLC and Mercantile National Bank relating to offices at 9601 Wilshire Boulevard, Beverly Hills, California (Exhibit 10.13 to Form 10-KSB filed on March 31, 2005 by National Mercantile and incorporated herein by this reference).

10.21	Lease, dated as of September 10, 2004, between Encino Corporate Plaza, LP and Mercantile National Bank relating to offices at 16661 Ventura Boulevard, Encino, California (Exhibit 10.14 to Form 10-KSB filed on March 31, 2005 by National Mercantile and incorporated herein by this reference).

10.22*	Mercantile National Bank Deferred Compensation Plan and Form of Agreement (Exhibit 10.15 to Form 10-KSB filed on March 31, 2005 by National Mercantile and incorporated herein by this reference).

10.23*	Salary Continuation Agreement, dated March 27, 2003, with Chong Guk Kum (Exhibit 10.4 to Form S-4/A filed on September 1, 2005 by FCB Bancorp and incorporated herein by reference).

10.24*	Split Dollar Agreement, dated March 27, 2003, with Chong Guk Kum (Exhibit 10.5 to Form S-4/A filed on September 1, 2005 by FCB Bancorp and incorporated herein by reference).

10.25*	Salary Continuation Agreement, dated May 11, 2006, with Romolo Santarosa (Exhibit 10.13 to Form 10-Q filed on May 15, 2006 by FCB Bancorp and incorporated herein by reference).

10.26*	Split Dollar Agreement, dated May 11, 2006, with Romolo Santarosa (Exhibit 10.14 to Form 10-Q filed on May 15, 2006 by FCB Bancorp and incorporated herein by reference).

10.27*	Salary Continuation Agreement, dated March 27, 2003, with Thomas E. Anthony (Exhibit 10.6 to Form S-4/A filed on September 1, 2005 by FCB Bancorp and incorporated herein by reference).

10.28*	Split Dollar Agreement, dated March 27, 2003, with Thomas E. Anthony (Exhibit 10.7 to Form S-4/A filed on September 1, 2005 by FCB Bancorp and incorporated herein by reference).

EXHIBIT NUMBER	DESCRIPTION
10.29*	First California Bank Split Dollar Agreement, dated July 31, 2006, with John W. Birchfield (Exhibit 99.1 to Form 8-K filed on August 2, 2006 by FCB Bancorp and incorporated herein by reference).

10.30*	First California Bank Split Dollar Agreement, dated July 31, 2006, with Richard D. Aldridge (Exhibit 99.2 to Form 8-K filed on August 2, 2006 by FCB Bancorp and incorporated herein by reference).

10.31*	409A Amendment to the First California Bank Salary Continuation Agreement for Chong Guk Kum (Exhibit 99.1 to Form 8-K filed on June 7, 2006 by FCB Bancorp and incorporated herein by this reference).

10.32*	409A Amendment to the First California Bank Salary Continuation Agreement for Thomas E. Anthony (Exhibit 99.2 to Form 8-K filed on June 7, 2006 by FCB Bancorp and incorporated herein by this reference).

10.33	Placement Agreement, dated January 24, 2007, among National Mercantile Bancorp, First California Capital Trust I, FTN Financial Capital Markets and Keefe, Bruyette & Woods, Inc. (Exhibit 10.1 to Form 8-K filed on January 30, 2007 by National Mercantile and incorporated herein by this reference).

10.34	Amended and Restated Declaration of Trust among National Mercantile Bancorp, as sponsor, the Administrators named therein, and Wilmington Trust Company, as institutional and Delaware trustee (Exhibit 10.2 to Form 8-K filed on January 30, 2007 by National Mercantile and incorporated herein by this reference).

10.35	Guarantee Agreement between National Mercantile Bancorp and Wilmington Trust Company, as guarantee trustee (Exhibit 10.3 to Form 8-K filed on January 30, 2007 by National Mercantile and incorporated herein by this reference).

10.36	Amended and Restated Declaration of Trust, dated as of September 30, 2005, by and among Wilmington Trust Company, as Delaware Trustee and as Institutional Trustee, FCB Bancorp, as Sponsor, and C. G. Kum and Romolo Santarosa, as Administrators (Exhibit 4.2 to Form 8-K filed on October 27, 2005 by FCB Bancorp and incorporated herein by this reference).

10.37*	First California Financial Group, Inc. Amended 1996 NMB Stock Incentive Plan (formerly known as the National Mercantile Bancorp Amended 1996 Stock Incentive Plan) (Exhibit 10.6 to Form 10-KSB filed on April 15, 2003 by National Mercantile Bancorp and incorporated herein by this reference).

10.38*	Amendment No. 1 to First California Financial Group, Inc. Amended 1996 NMB Stock Incentive Plan (formerly known as the National Mercantile Bancorp Amended 1996 Stock Incentive Plan) (Exhibit 10.6 to Form S-8 filed on March 19, 2007 by First California Financial Group, Inc. and incorporated herein by this reference).

10.39*	Form of Stock Option Agreement under the First California Financial Group, Inc. Amended 1996 NMB Stock Incentive Plan (formerly known as the National Mercantile Bancorp Amended 1996 Stock Incentive Plan) (Exhibit 10.4 to Form 10-KSB filed on March 31, 2005 by National Mercantile and incorporated herein by this reference).

10.40	Letter Agreement, dated December 19, 2008, including the Securities Purchase Agreement – Standard Terms incorporated by reference therein, between the Company and the U.S. Treasury (Exhibit 10.1 to Form 8-K filed on December 22, 2008 by First California Financial Group, Inc. and incorporated herein by this reference).

10.41*	409A Amendment to the First California Bank Salary Continuation Agreement and Split Dollar Agreement between the Bank and C. G. Kum, dated December 29, 2008 (filed as Exhibit 10.46 to Form 10-K filed on March 31, 2009 by First California Financial Group, Inc. and incorporated herein by this reference).

EXHIBIT NUMBER	DESCRIPTION
10.42*	409A Amendment to the First California Bank Salary Continuation Agreement and Split Dollar Agreement between the Bank and Romolo Santarosa, dated December 29, 2008 (filed as Exhibit 10.47 to Form 10-K filed on March 31, 2009 by First California Financial Group, Inc. and incorporated herein by this reference).

10.43*	409A Amendment to the First California Bank Salary Continuation Agreement and Split Dollar Agreement between the Bank and Richard Glass, dated December 29, 2008 (filed as Exhibit 10.48 to Form 10-K filed on March 31, 2009 by First California Financial Group, Inc. and incorporated herein by this reference).

10.44	Lease, dated as of November 23, 2007, between Westlake Plaza Center East, LLC and First California Bank relating to Suite 300 offices at 3027 Townsgate Road, Westlake Village, California (filed as Exhibit 10.49 to Form 10-K filed on March 31, 2009 by First California Financial Group, Inc. and incorporated herein by this reference).

21	List of Subsidiaries of First California Financial Group, Inc. (filed as Exhibit 21 to Form 10-K filed on March 31, 2009 by First California Financial Group, Inc. and incorporated herein by this reference).

23.1	Consent of Moss Adams LLP.

23.2	Consent of Skadden, Arps, Slate, Meagher & Flom LLP (included in Exhibit 5.1).

24.1**	Power of Attorney.

*	Indicates a management contract or compensatory plan or arrangement.
**	Previously filed with the Registration Statement on Form S-1 filed by the Registrant on July 27, 2009.